    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996

                                                     REGISTRATION NO. 333-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933

                            ------------------------

                      DIGITAL SYSTEMS INTERNATIONAL, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            WASHINGTON                           3661                           91-1273645
     (STATE OF INCORPORATION)        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
                                     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                                                                               PATRICK S. HOWARD, PRESIDENT
              6464 185TH AVENUE N.E.                                              6464 185TH AVENUE N.E.
             REDMOND, WASHINGTON 98052                                           REDMOND, WASHINGTON 98052
                  (203) 881-7544                                                      (203) 881-7544
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S                     (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR
           PRINCIPAL EXECUTIVE OFFICES)                                                  SERVICE)



                            ------------------------


                                   COPIES TO:


                EVELYN CRUZ SROUFE                                   ROBERT B. JACK
                   PERKINS COIE                          WILSON SONSINI GOODRICH & ROSATI, P.C.
           1201 THIRD AVENUE, 40TH FLOOR                            650 PAGEMILL ROAD
          SEATTLE, WASHINGTON 98101-3099                    PALO ALTO, CALIFORNIA 94304-1050
                  (206) 583-8502                                     (415) 493-9300


                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and the effective time of the merger (the "Merger") of Vision Merger Corporation, a wholly-owned subsidiary of Digital Systems International, Inc. ("Digital") with and into ViewStar Corporation ("ViewStar"), as described in the Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), attached as Annex I to the Proxy Statement/Prospectus forming a part of this Registration Statement.

                            ------------------------


     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------


                        CALCULATION OF REGISTRATION FEE



- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED MAXIMUM
                                                          PROPOSED MAXIMUM    AGGREGATE
TITLE OF EACH CLASS                        AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
OF SECURITIES TO BE REGISTERED              REGISTERED       PER SHARE          PRICE       REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
Common Stock par value $.01 per share...   4,330,826(1)         N/A              N/A            $100(2)
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------



(1) Based upon the product of (a) 6,249,388, the number of outstanding shares of ViewStar Common Stock and the number of shares of ViewStar Common Stock into which all issued and outstanding ViewStar Preferred Stock is convertible, assuming exercise of all ViewStar stock options and warrants (whether or not currently exercisable) and (b) .693, the Exchange Ratio as defined in the Merger Agreement, less the fractional shares of Digital Common Stock for which cash will be issued pursuant to the Merger Agreement.



(2) The minimum registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), is payable as it is greater than the fee payable pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $100 is offset by the filling fee of $125 previously paid by Digital in connection with the filing of the preliminary proxy materials on October 18, 1996. Accordingly, no fee is payable upon the filing of this Registration Statement.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          [DIGITAL SYSTEMS LETTERHEAD]

                                                               November   , 1996

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Digital Special Meeting") of Digital Systems International, Inc. ("Digital"), which will be held on Monday, December 30, 1996, at 9:00 a.m., local time, at Digital's offices located at 6464 185th Avenue N.E., Redmond, Washington.


     At the Digital Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance (the "Issuance") of shares of common stock of Digital (the "Digital Common Shares") to the shareholders of ViewStar Corporation ("ViewStar") in connection with an Agreement and Plan of Merger (the "Merger Agreement") among ViewStar, Digital and Vision Merger Corporation, a wholly-owned subsidiary of Digital ("Merger Sub"), which provides for the merger of Merger Sub into ViewStar (the "Merger"). In the Merger, (i) Digital will issue approximately 3,735,000 Digital Common Shares in exchange for the outstanding shares of common and preferred stock of ViewStar, and (ii) Merger Sub will merge with and into ViewStar. Shareholders of ViewStar will receive cash in lieu of any fractional Digital Common Shares. At the Digital Special Meeting, you also will be asked to consider and vote upon the adoption of the Digital Systems International, Inc. 1996 Stock Incentive Compensation Plan (the "Digital Stock Incentive Plan"), which reserves 1,500,000 Digital Common Shares for issuance to directors, officers, employees and other persons providing services to Digital for compensation and other general corporate purposes and to enable the replacement of outstanding options to purchase ViewStar Stock (the "ViewStar Options") with options to purchase Digital Common Shares as contemplated by the Merger Agreement. In the event the Digital Stock Incentive Plan is not approved, Digital will assume the ViewStar Options and will treat all ViewStar Options as options to purchase Digital Common Shares.


     The affirmative vote of the holders of shares representing a majority of the Digital Common Shares present or represented by proxy at the Digital Special Meeting is necessary to approve the Issuance and the Digital Stock Incentive Plan. Pursuant to a separate agreement, the directors and executive officers of Digital, who own approximately 1.6% of the outstanding Digital Common Shares, have agreed to vote in favor of the Issuance.

     DIGITAL'S BOARD OF DIRECTORS BELIEVES THE ISSUANCE AND THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF DIGITAL AND ITS SHAREHOLDERS, HAS APPROVED THE ISSUANCE AND THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE. DIGITAL'S BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE DIGITAL STOCK INCENTIVE PLAN.

     You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus for details of the Merger, the Digital Stock Incentive Plan and additional related information.

     Whether or not you plan to attend the Digital Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Digital Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. Your prompt response will be greatly appreciated.

                                          Sincerely,

                                          PATRICK S. HOWARD
                                          President and Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                                DIGITAL SYSTEMS
                              INTERNATIONAL, INC.

                             6464 185TH AVENUE N.E.
                           REDMOND, WASHINGTON 98052

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 30, 1996

TO THE SHAREHOLDERS OF DIGITAL SYSTEMS INTERNATIONAL, INC.:

     The Special Meeting of Shareholders (the "Digital Special Meeting") of Digital Systems International, Inc., a Washington corporation ("Digital"), will be held on Monday, December 30, 1996, at 9:00 a.m., local time, at Digital's offices located at 6464 185th Avenue N.E., Redmond, Washington, for the following purposes:


          1. To consider and vote upon a proposal to approve the issuance (the "Issuance") of shares of common stock, par value $.01 per share, of Digital (the "Digital Common Shares") to the shareholders of ViewStar Corporation, a California corporation ("ViewStar"), in connection with an Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), among ViewStar, Digital and Vision Merger Corporation, a Washington corporation and a wholly-owned subsidiary of Digital ("Merger Sub"), which provides for the merger of Merger Sub into ViewStar (the "Merger"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into ViewStar, and shares of common and preferred stock of ViewStar, issued and outstanding immediately prior to the Merger will be converted into approximately 3,735,000 Digital Common Shares. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX I THERETO.



          2. To consider and vote upon the adoption of the Digital Systems International, Inc. 1996 Stock Incentive Compensation Plan (the "Digital Stock Incentive Plan").


          3. To transact such other business as properly may come before the Digital Special Meeting or any adjournments or postponements thereof.


     Only holders of record of Digital Common Shares at the close of business on November 15, 1996, the record date for the Digital Special Meeting, are entitled to notice of, and to vote at, the Digital Special Meeting and any adjournments or postponements thereof.



     The affirmative vote of the holders of shares representing a majority of the Digital Common Shares present or represented by proxy at the Digital Special Meeting and entitled to vote is necessary to approve the Issuance. Pursuant to a separate agreement, the directors and certain executive officers of Digital, who hold an aggregate of approximately 1.6% of the voting power of the outstanding Digital Common Shares, have agreed to vote in favor of the Issuance. Holders of Digital Common Shares will not be entitled to dissenters' rights as a result of the Merger because Digital is not a constituent corporation in the Merger.


     The affirmative vote of the holders of shares representing a majority of the Digital Common Shares present or represented by proxy at the Digital Special Meeting is necessary to approve the adoption of the Digital Stock Incentive Plan.

     WHETHER OR NOT YOU PLAN TO ATTEND THE DIGITAL SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF DIGITAL A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE DIGITAL SPECIAL MEETING.

                                          DIGITAL SYSTEMS INTERNATIONAL, INC.

                                          JOHN J. FLAVIO
                                          Secretary

Redmond, Washington
November   , 1996

                             [VIEWSTAR LETTERHEAD]

                                                               November   , 1996

Dear Shareholder:


     The Board of Directors of ViewStar Corporation ("ViewStar") has approved the merger of ViewStar with a subsidiary of Digital Systems International, Inc. ("Digital"). As a result of the merger, ViewStar will become a wholly-owned subsidiary of Digital. The terms of the merger provide for each outstanding share of the ViewStar Common Stock to be converted into .693 shares of Common Stock of Digital ("Digital Common Shares"). The conversion ratio reflects a recent 1-for-3.5 reverse split of the ViewStar Common Stock that occurred in anticipation of a public offering. As a result of the ViewStar Common Stock reverse split, each share of ViewStar Preferred Stock is convertible into 1/3.5 of a share of Common Stock, so that each 3.5 shares of ViewStar Preferred Stock will convert in the merger into .693 Digital Common Shares. Digital Common Shares are traded on the Nasdaq National Market (symbol DGTL). The closing price
of the Digital Common Shares on November   , 1996 was $          .



     Although ViewStar had planned an initial public offering of ViewStar Common Stock and considered it an attractive opportunity for the ViewStar shareholders, the Board of Directors has concluded that the anticipated benefits of the proposed merger with Digital provide a better opportunity for the shareholders to realize the full value of their investment.


     The consent of the holders of a majority of all outstanding shares of ViewStar Common Stock and a majority of all outstanding shares of ViewStar Preferred Stock is necessary to approve the merger. Pursuant to a separate agreement with Digital, certain ViewStar shareholders who hold approximately 72.4% of the outstanding ViewStar Common Stock and approximately 94.9% of the outstanding ViewStar Preferred Stock have agreed to give their written consent to the merger.

     THE VIEWSTAR BOARD OF DIRECTORS BELIEVES THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF VIEWSTAR AND ITS SHAREHOLDERS. ACCORDINGLY, THE VIEWSTAR BOARD RECOMMENDS THAT THE VIEWSTAR SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

     You should read carefully the accompanying Proxy Statement/Prospectus for details of the merger and additional related information.

     Please complete, sign and date the enclosed form of consent and return it promptly in the enclosed postage-prepaid envelope. Your prompt response will be greatly appreciated.

                                          Sincerely,

                                          KAMRAN KHEIROLOMOOM
                                          President and Chief Executive Officer

      PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF CONSENT.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996*


                      DIGITAL SYSTEMS INTERNATIONAL, INC.
                                PROXY STATEMENT

                            ------------------------

                              VIEWSTAR CORPORATION
                              CONSENT SOLICITATION

                            ------------------------

                      DIGITAL SYSTEMS INTERNATIONAL, INC.
                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to holders of shares of common stock, par value $.01 per share (the "Digital Common Shares"), of Digital Systems International, Inc., a Washington corporation ("Digital"), in connection with the solicitation of proxies by Digital's Board of Directors (the "Digital Board") for use at the Special Meeting of Shareholders (the "Digital Special Meeting") to be held on Monday, December 30, 1996, at Digital's offices located at 6464 185th Avenue N.E., Redmond, Washington, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

     This Proxy Statement/Prospectus also is being furnished to holders of shares of common stock, par value $.001 per share (the "ViewStar Common Stock"), and to holders of shares of preferred stock, par value $.001 per share (the "ViewStar Preferred Stock" and, together with the ViewStar Common Stock, the "ViewStar Stock"), of ViewStar Corporation, a California corporation ("ViewStar"), in connection with the solicitation of written consents of the shareholders of ViewStar (the "ViewStar Shareholders") by ViewStar's Board of Directors (the "ViewStar Board") with respect to the Merger (the "ViewStar Consent Solicitation").


     This Proxy Statement/Prospectus constitutes the Prospectus of Digital filed as part of a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 3,735,000 Digital Common Shares issuable in connection with the Merger (as hereinafter defined). All information concerning Digital contained in this Proxy Statement/Prospectus has been furnished by Digital, and all information concerning ViewStar contained in this Proxy Statement/Prospectus has been furnished by ViewStar.


     This Proxy Statement/Prospectus and the accompanying form of proxy or consent, as applicable, are first being mailed to shareholders of Digital and of
ViewStar on or about November   , 1996.

THE DIGITAL COMMON SHARES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED
     OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROXY STATEMENT/PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                  OFFENSE.

                            ------------------------

    FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH
                                 THE MERGER AND
   THE RELATED TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, SEE
                                "RISK FACTORS."

                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER   , 1996.

DIGITAL SPECIAL MEETING


     At the Digital Special Meeting, shareholders of record of Digital as of the close of business on November 15, 1996 (the "Digital Shareholders") will consider and vote upon (i) the issuance (the "Issuance") of Digital Common Shares in exchange for shares of ViewStar Common Stock and ViewStar Preferred Stock, and upon the exercise of options and a warrant to purchase shares of ViewStar Stock that are to be converted into options and a warrant to purchase Digital Common Shares, in connection with the Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), among ViewStar, Digital and Vision Merger Corporation, a Washington corporation and a wholly-owned subsidiary of Digital ("Merger Sub"), pursuant to which Merger Sub will be merged with and into ViewStar (the "Merger"), (ii) the adoption of the Digital Systems International, Inc. 1996 Stock Incentive Compensation Plan (the "Digital Stock Incentive Plan"), and (iii) such other business as may properly come before the Digital Special Meeting.


VIEWSTAR CONSENT SOLICITATION


     Written consents of shareholders of record of ViewStar (the "ViewStar Shareholders") as of the close of business on November 15, 1996 (the "ViewStar Record Date") are being solicited to approve the Merger Agreement.


CONSUMMATION OF THE MERGER


     Upon consummation of the Merger, (i) each issued and outstanding share of ViewStar Common Stock will be converted into the right to receive .693 Digital Common Shares (the "Exchange Ratio"), (ii) each issued and outstanding share of ViewStar Preferred Stock will be converted into the right to receive a number of Digital Common Shares equal to the Exchange Ratio multiplied by the number of shares of ViewStar Common Stock into which such share of ViewStar Preferred Stock is convertible (based upon a conversion ratio of one share of ViewStar Common Stock for each 3.5 shares of ViewStar Preferred Stock), (iii) each outstanding option to purchase shares of ViewStar Stock (each, a "ViewStar Option") will convert into an option to purchase that number of Digital Common Shares which is equal to the product of the Exchange Ratio and the number of shares of ViewStar Common Stock subject to such option; provided, that in the event shareholder approval of the Digital Stock Incentive Plan is not obtained, each outstanding option to purchase ViewStar Stock will be assumed by Digital and will be deemed an option to purchase an equivalent number of Digital Common Shares, (iv) each outstanding warrant to purchase shares of ViewStar Stock (other than a warrant held by Comdisco, Inc., which will convert into a warrant to purchase Digital Common Shares) will terminate in accordance with its terms unless exercised prior to the Effective Time (as hereinafter defined), (v) all outstanding shares of restricted stock owned by officers of ViewStar (the "Restricted Stock") outstanding at the Effective Time will convert into .693 Digital Common Shares and will remain subject to the same terms and conditions, including the schedule upon which rights to repurchase such shares will lapse, as were applicable to the Restricted Stock at the Effective Time, and (vi) all shares of ViewStar Stock, except any Dissenting Shares (as hereinafter defined), will no longer be outstanding and will automatically be canceled, and each holder of a certificate representing shares of ViewStar Stock will cease to have any rights as a ViewStar Shareholder with respect thereto, except the right to receive the Digital Common Shares to be issued in consideration therefor upon the surrender of such certificate, without interest. Fractional Digital Common Shares will not be issued in connection with the Merger. ViewStar Shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash, determined as described under "THE MERGER -- Terms of the Merger Agreement -- Fractional Shares."

                             AVAILABLE INFORMATION


     Digital is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Digital can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W. Washington, D.C. 20006. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Digital. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


     ViewStar is not subject to the information and reporting requirements of the Exchange Act.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE SECRETARY, DIGITAL SYSTEMS INTERNATIONAL, INC., 6464 - 185th AVENUE N.E., REDMOND, WASHINGTON 98052, TELEPHONE NUMBER (206) 881-7544. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
BEFORE DECEMBER   , 1996.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents filed by Digital pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Digital Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed. The information relating to Digital contained in this Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS

NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DIGITAL OR VIEWSTAR. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DIGITAL OR VIEWSTAR SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                   TRADEMARKS


     Campaign Director, MOSAIX, The Foresight Report and Intelligent Dialing are registered trademarks of Digital. Analyst, InfoManager, Guide, Coach, Scout, Predictive Blend and Realtime Monitor are trademarks of Digital. ViewStar, Process Architect, Process@Work and InfoStore@Work are trademarks of ViewStar. This Proxy Statement/Prospectus also contains trademarks of companies other than Digital and ViewStar. The use of any such third-party trademark herein is an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trademark.


                          FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus contains statements relating to future results of Digital and ViewStar (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions; demand for and market acceptance of new and existing products; successful development of advanced technologies; and competitive product and pricing pressures, as well as other risks and uncertainties, including, but not limited to, those set forth under "RISK FACTORS" and detailed from time to time in the filings of Digital with the Commission.

     When used in this Proxy Statement/Prospectus with respect to Digital and ViewStar, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Digital and ViewStar do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    CONTENTS


Digital Special Meeting................   ii
ViewStar Consent Solicitation..........   ii
Consummation of the Merger.............   ii
AVAILABLE INFORMATION..................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE............................  iii
TRADEMARKS.............................   iv
FORWARD-LOOKING INFORMATION............   iv
SUMMARY................................    1
  The Companies........................    1
  Digital Special Meeting..............    1
  ViewStar Consent Solicitation........    3
  The Merger...........................    3
  Summary Historical and Pro Forma
     Condensed Combined Financial
     Data..............................    8
  Comparative Per Share Data...........   10
RISK FACTORS...........................   11
STOCK PRICE INFORMATION................   18
  Digital..............................   18
  ViewStar.............................   18
PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS...........................   19
APPROVAL OF SHAREHOLDERS...............   24
  General..............................   24
  Matters to Be Considered at the
     Digital Special Meeting...........   24
  ViewStar Consent Solicitation........   24
  Record Date; Shares Entitled to Vote;
     Vote Required.....................   25
  Proxies/Consents.....................   25
BACKGROUND OF AND REASONS FOR THE
  MERGER...............................   27
  Background...........................   27
  Reasons for the Merger...............   29
     Joint Reasons for the Merger......   29
     Digital's Reasons for the
       Merger..........................   30
     ViewStar's Reasons for the
       Merger..........................   31
  Opinion of Digital's Financial
     Advisor...........................   32
THE MERGER.............................   37
  Terms of the Merger Agreement........   37
  Effective Time of the Merger.........   37
  Exchange of ViewStar Stock...........   38
  Share Consideration Adjustment.......   38
  Replacement of ViewStar Options;
     Warrants..........................   39
  Quotation of the Digital Common
     Shares on Nasdaq National
     Market............................   39
  Representations and Warranties.......   39
  Business of ViewStar Pending the
     Merger............................   40
  Certain Covenants of Digital.........   41
  No Solicitation......................   42
  Conditions; Waivers..................   42
  Amendment; Termination...............   43
  Agreement of Digital Affiliates to
     Vote in Favor of the Issuance.....   44
  Certain Federal Income Tax
     Consequences......................   44
  Resale of Digital Common Shares
     Issued in the Merger;
     Affiliates........................   46
  Accounting Treatment; Sale of
     Shares............................   47
  Appointment of ViewStar
     Representatives to the Digital
     Board.............................   47
  Management and Operations of ViewStar
     After the Merger..................   47
  Expenses and Fees....................   47
  Rights of Dissenting ViewStar
     Shareholders......................   48
  Interests of Certain Persons in the
     Merger............................   49
  Shareholders Agreement...............   50
  Registration Rights Agreement........   51
DESCRIPTION OF DIGITAL CAPITAL STOCK...   52
COMPARATIVE RIGHTS OF VIEWSTAR
  SHAREHOLDERS AND DIGITAL
  SHAREHOLDERS.........................   52
  Size and Classification of the Board
     of Directors......................   52
  Cumulative Voting....................   53
  Removal of Directors.................   53
  Special Meetings of Shareholders.....   53
  Action Without Meeting...............   53
  Amendments to Articles...............   53
  Advance Notice Requirement for
     Shareholder Proposals and
     Nominations.......................   54
  Inspection of Shareholder Lists......   54
  Dividends............................   54
  Amendment of Bylaws..................   55
  Transactions Involving Officers or
     Directors.........................   55
  Filling Vacancies on the Board of
     Directors.........................   55
  Limitation of Liability of Directors
     and Indemnification...............   56
  Provisions Affecting Acquisitions and
     Business Combinations.............   57
  Mergers, Acquisitions and Other
     Transactions......................   57
DIGITAL AND MERGER SUB.................   58
  General..............................   58
  Industry Background..................   58
  Products and Services................   59

     MOSAIX Series Products............   59
     Application Software to Improve
       Teleprofessional
       Effectiveness...................   60
     Client/Server Software for
       Departmental Customer Contact
       Centers.........................   60
  Professional Services................   61
  Customer Support and Services........   61
  Product Development..................   61
  Manufacturing........................   61
  Sales and Marketing..................   62
  Competition..........................   62
  International Operations.............   63
  Seasonality..........................   63
  Significant Customer.................   63
  Regulatory Environment...............   63
  Proprietary Rights...................   65
  Employees............................   65
  Backlog..............................   65
  Facilities...........................   65
SELECTED DIGITAL FINANCIAL DATA........   67
DIGITAL MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS................   68
  Results of Operations................   69
  Liquidity and Capital Resources......   71
  New Accounting Standard..............   72
BENEFICIAL OWNERSHIP OF DIGITAL COMMON
  SHARES...............................   73
  Compliance With Section 16(a) of the
     Securities Exchange Act of 1934...   74
MANAGEMENT OF DIGITAL..................   75
  Executive Officers and Directors.....   75
DIGITAL EXECUTIVE COMPENSATION.........   78
  Compensation Summary.................   78
  Option Grants in 1995................   79
  Option Exercises in 1995 and Year-End
     Value Table.......................   79
  Compensation of the Digital Board....   80
  Employment Agreements, Termination of
     Employment and Change of Control
     Agreements........................   80
  Certain Transactions.................   80
VIEWSTAR...............................   81
  General..............................   81
  Industry.............................   81
  The ViewStar Solution................   82
  Products.............................   83
  Professional and Support Services....   85
  Customers; Sales and Marketing.......   85
  Research and Development.............   86
  Employees............................   86
  Competition..........................   86
  Intellectual Property and Other
     Proprietary Rights................   87
  Property and Facilities..............   88
SELECTED VIEWSTAR FINANCIAL
  DATA.................................   89
VIEWSTAR MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS................   90
  Overview.............................   90
  Results of Operations................   91
  Selected Quarterly Operating
     Results...........................   94
  Liquidity and Capital Resources......   96
BENEFICIAL OWNERSHIP OF VIEWSTAR
  STOCK................................   97
MANAGEMENT OF VIEWSTAR.................  100
  Executive Officers and Directors.....  100
VIEWSTAR EXECUTIVE COMPENSATION........  101
  Compensation Summary.................  101
  Option Grants in Year Ended December
     31, 1995..........................  102
  Aggregate Option Values at
     December 31, 1995.................  103
CERTAIN TRANSACTIONS...................  104
DIGITAL SHAREHOLDER APPROVAL OF DIGITAL
  STOCK INCENTIVE PLAN.................  106
  Proposal to Adopt Digital Stock
     Incentive Plan....................  106
  Summary of Digital Stock Incentive
     Plan..............................  106
     General...........................  106
     Awards............................  107
  Federal Income Tax Consequences of
     Options Granted Under the Digital
     Stock Incentive Plan..............  109
  New Plan Benefits....................  110
LEGAL OPINION..........................  111
TAX OPINION............................  111
EXPERTS................................  111
PROPOSALS BY DIGITAL SHAREHOLDERS......  111
Annex I --   Agreement and Plan and Merger,
             dated as of October 14, 1996,
             among Digital, Merger Sub and
             ViewStar
Annex II --  Shareholders Agreement, dated as
             of October 14, 1996
Annex III -- Opinion of Dain Bosworth
             Incorporated
Annex IV --  Chapter 13 of California
             Corporations Code
Annex V --   Digital Systems International,
             Inc. 1996 Stock Incentive
             Compensation Plan

                                    SUMMARY


     Certain significant matters discussed in this Proxy Statement/Prospectus are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement/Prospectus (including the Annexes hereto). Shareholders are urged to read this Proxy Statement/Prospectus and the accompanying exhibits in their entirety. See "RISK FACTORS" for certain information that should be considered by the shareholders of both Digital and ViewStar.


                                 THE COMPANIES


DIGITAL SYSTEMS
INTERNATIONAL, INC.........  Digital designs, develops, markets and supports call center systems and application software designed to help organizations improve the productivity, quality, effectiveness and profitability of their telephone communications with customers. Digital also offers professional services designed to assist organizations in integrating their telephone systems with computer and data management systems. Digital's products are used in a variety of organizations, including major financial institutions, utilities, telecommunications companies, education, government centers and health care organizations. The mailing address of Digital's principal executive offices is 6464 185th Avenue N.E., Redmond, Washington 98052-6736, and its telephone number is (206) 881-7544. See "DIGITAL AND MERGER SUB."



VISION MERGER
CORPORATION................  Merger Sub, a wholly owned subsidiary of Digital, was formed by Digital for the sole purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is c/o Digital Systems International, Inc., 6464 185th Avenue N.E., Redmond, Washington 98052-6736, and its telephone number is (206) 881-7544. See "DIGITAL AND MERGER SUB."



VIEWSTAR CORPORATION.......  ViewStar provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise. The ViewStar Enterprise Document Workflow System (the "ViewStar System") is a family of integrated software modules that together provide a complete framework for designing, developing and deploying enterprise document workflow applications. The ViewStar System allows customers to define and change work content, work flows, business rules and user roles, facilitating the rapid design, development and deployment of business process applications. ViewStar's products are used in a wide variety of applications, including consumer and mortgage lending, claims processing, underwriting, trust management, contract management, accounts payable and customer service. The mailing address of ViewStar's principal executive offices is 1101 Marina Village Parkway, Alameda, California 94501, and its telephone number is (510) 337-2000. See "VIEWSTAR."


                            DIGITAL SPECIAL MEETING

DATE, TIME AND PLACE OF THE
DIGITAL SPECIAL MEETING....  The Digital Special Meeting is to be held on
                             Monday, December 30, 1996, at 9:00 a.m., local time, at Digital's offices located at 6464 185th Avenue N.E., Redmond, Washington.

PURPOSES OF THE DIGITAL
SPECIAL MEETING............  At the Digital Special Meeting, Digital
                             Shareholders will consider and vote upon (i) the issuance of Digital Common Shares in exchange for shares of ViewStar Stock and upon the exercise of currently outstanding options and a warrant exercisable for shares of ViewStar Stock that are to convert to options and a warrant to purchase Digital Common Shares, in connection with the Merger Agreement, (ii) the approval of the Digital Stock Incentive Plan, and (iii) such other business as properly may be brought before the Digital Special Meeting.



                             On October 9, 1996, subject to shareholder approval, the Digital Board adopted and approved the Digital Stock Incentive Plan to provide for the issuance of an aggregate maximum of 1,500,000 Digital Common Shares, which are intended to cover
                             (i) the issuance of up to 600,000 Digital Common Shares upon exercise of replacement options to be issued to ViewStar optionholders pursuant to the Merger Agreement, (ii) the issuance of approximately 300,000 Digital Common Shares upon exercise of options to be granted to officers of ViewStar, (iii) the issuance of approximately 300,000 Digital Common Shares to replace shares that are reserved for issuance under Digital's 1987 Restated Stock Option Plan, which terminates in December 1996, and (iv) additional Digital Common Shares to provide for future grants. The Digital Board believes that the adoption of the Digital Stock Incentive Plan will further its objectives of forging a closer link between the compensation of key employees, consultants and directors and Digital's longer-term financial performance and to better align the interests of employees, nonemployee directors and shareholders by making more shares available for the grant of options and for sales to employees under a stock purchase plan. In addition, the terms of the Digital Stock Incentive Plan are intended to conform to the exemption for performance-based compensation under
                             Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which otherwise imposes a limit on the deductibility for federal income tax purposes of compensation paid to certain executive officers. The Digital Board also believes that the availability of an adequate number of shares for issuance under the Digital Stock Incentive Plan is necessary in order to carry out the plan's purpose of attracting, retaining and motivating key employees and directors essential to the success of Digital.



RECORD DATE................  Only holders of record of Digital Common Shares at the close of business on November 15, 1996 are entitled to notice of and to vote at the Digital
                             Special Meeting. On that date,           Digital
                             Common Shares were outstanding and entitled to vote.


VOTE REQUIRED..............  The affirmative vote of holders of shares representing a majority of the Digital Common Shares, present in person or represented by proxy at the Digital Special Meeting, are required for approval and adoption of the Issuance and for approval of the Digital Stock Incentive Plan. Certain directors and executive officers of Digital, who are beneficial owners of Digital Common Shares holding an aggregate of approximately 1.6% of the outstanding Digital Common Shares, have agreed pursuant to a Shareholders Agreement to vote in favor of the Issuance. See "APPROVAL OF SHAREHOLDERS -- Record Date; Shares Entitled to Vote; Vote Required -- Digital," "THE
                             MERGER -- Agreement of

                             Digital Affiliates to Vote in Favor of the Issuance" and "-- Shareholders Agreement" and "BENEFICIAL OWNERSHIP OF DIGITAL COMMON SHARES."


                         VIEWSTAR CONSENT SOLICITATION

CONSENT SOLICITATION.......  The consent of ViewStar Shareholders to approve the
                             Merger Agreement will be sought beginning on the date of this Proxy Statement/Prospectus.

RECORD DATE................  The record date to determine holders of ViewStar
                             Common Stock and holders of ViewStar Preferred Stock entitled to give written consents is November
                             15, 1996. On that date,           shares of
                             ViewStar Common Stock and           shares of
                             ViewStar Preferred Stock were outstanding.


CONSENTS REQUIRED..........  The consents of holders of a majority of all outstanding shares of ViewStar Common Stock and the consents of holders of a majority of all outstanding shares of ViewStar Preferred Stock are required for approval of the Merger Agreement. Certain officers, directors and principal shareholders of ViewStar (the "ViewStar Affiliates"), who together beneficially own shares of ViewStar Stock representing approximately 72.4% of the voting power of the ViewStar Common Stock and approximately 94.9% of the voting power of the ViewStar Preferred Stock have agreed to give written consents approving the Merger Agreement. Accordingly, approval of the Merger Agreement by the ViewStar Shareholders is assured. See "APPROVAL OF SHAREHOLDERS -- Viewstar Consent Solicitation" and " -- Record Date; Shares Entitled to Vote; Vote Required -- ViewStar," "THE MERGER -- Agreement of Digital Affiliates to Vote in Favor of the Issuance" and "-- Shareholders Agreement" and "BENEFICIAL OWNERSHIP OF VIEWSTAR STOCK."


                                   THE MERGER


GENERAL....................  Upon consummation of the Merger, Merger Sub will merge with ViewStar, which will become a wholly owned subsidiary of Digital. Each share of ViewStar Common Stock issued and outstanding immediately prior to the Merger (except any Dissenting Shares) will be converted into .693 Digital Common Shares (the "Exchange Ratio"), and each share of ViewStar Preferred Stock issued and outstanding immediately prior to the Merger (except any Dissenting Shares) will be converted into a number of Digital Common Shares equal to the product of the Exchange Ratio and the number of shares of ViewStar Common Stock into which such share is convertible (based on a conversion ratio of one share of ViewStar Common Stock for each 3.5 shares of ViewStar Preferred Stock). The Exchange Ratio reflects a 1-for-3.5 reverse split of the ViewStar Common Stock in August 1996. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuation in the price of Digital Common Shares. If the Digital Shareholders approve the Digital Stock Incentive Plan, each outstanding ViewStar Option will be converted into an option (a "Replacement Option") to acquire the number of Digital Common Shares equal to the product of the Exchange Ratio and the number of shares subject to such replaced ViewStar Option. If the Digital Shareholders do not approve the Digital Stock Incentive Plan, each ViewStar Option will be assumed by Digital and treated as an option to purchase Digital Common Shares. Each outstanding warrant to purchase shares of ViewStar Stock (other than a warrant held by Comdisco, Inc., which will convert into a warrant to purchase Digital Common Shares) will terminate in accordance with its terms unless exercised prior to the Effective Time. Based on the capitalization of Digital and ViewStar as of October 10, 1996, and the Exchange Ratio, the ViewStar Shareholders will own as a result of the Merger approximately 27.9% of the outstanding Digital Common Shares immediately following consummation of the Merger (excluding Digital Common Shares, if any, owned by ViewStar Shareholders prior to the Merger, assuming no Dissenting Shares and assuming no exercise of outstanding warrants or options).



SHARE CONSIDERATION
ADJUSTMENT.................  ViewStar has agreed that, subject to certain limitations, the total number of Digital Common Shares issuable in the Merger in exchange for ViewStar Stock (the "Share Consideration") will be reduced by a number of Digital Common Shares equal in value to any losses in excess of $350,000 that may be suffered by Digital, or certain of its affiliates, due to (i) any inaccuracy in certain representations or warranties made by ViewStar or any ViewStar Affiliate or (ii) any failure by ViewStar or any ViewStar Affiliate to perform or comply with certain covenants or agreements.



                             With respect to each ViewStar Shareholder, 10% of the Share Consideration (the "Holdback Shares") will be held by Digital for potential transfer to Digital to effect any reduction in the Share Consideration in satisfaction of Digital claims or for potential transfer to a representative of the holders of the Holdback Shares to reimburse administrative costs and expenses. Any claims against the Holdback Shares must be asserted by Digital not later than six months following the Effective Time. See "THE MERGER -- Exchange of ViewStar Stock" and "-- Share Consideration Adjustment."


FRACTIONAL SHARES..........  No fractional Digital Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of ViewStar Stock who otherwise would be entitled to receive a fractional Digital Common Share pursuant to the Merger will be paid an amount in cash, without interest, determined as described under "THE MERGER--Terms of the Merger Agreement -- Fractional Shares."


RECOMMENDATION OF THE
DIGITAL BOARD; FAIRNESS
OPINION....................  The Digital Board has determined the Merger and the
                             Issuance to be fair to and in the best interests of Digital and the Digital Shareholders and has approved the Merger Agreement and the Issuance. The Digital Board recommends that Digital Shareholders approve the Issuance. The Digital Board's recommendations are based upon a number of factors discussed in this Proxy Statement/Prospectus, including, among other things, the written opinion of Dain Bosworth, Inc. ("Dain Bosworth"), Digital's financial advisor, to the effect that, based upon and subject to the various considerations set forth in such opinion, the Merger consider-ation is fair to Digital from a financial point of view (the "Dain Opinion").



                             A copy of the Dain Opinion, which sets forth the assumptions made, procedures followed, matters considered and scope of their review, is attached to this Proxy Statement/Prospectus as Annex III, and should be read carefully in its entirety. The Merger Agreement does not require that the Dain Opinion be updated prior to the Effective Time. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Digital's Financial Advisor," which also contains a discussion of the fees to be paid to Dain Bosworth and the conditions under which such fees are payable. A portion of the fees to be paid to Dain Bosworth is contingent upon consummation of the Merger. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Digital's Financial Advisor." The Digital Board further recommends that Digital Shareholders vote in favor of the Digital Stock Incentive Plan. Details regarding the terms of the Digital Stock Incentive Plan are discussed in this Proxy Statement/Prospectus. See "DIGITAL SHAREHOLDER APPROVAL OF DIGITAL STOCK INCENTIVE PLAN."


RECOMMENDATION OF THE
VIEWSTAR BOARD.............  The ViewStar Board has determined the Merger to be fair to and in the best interests of ViewStar and its shareholders and has approved the Merger Agreement. The ViewStar Board recommends that ViewStar Shareholders approve the Merger Agreement. The ViewStar Board's recommendations are based upon a number of factors discussed in this Proxy Statement/Prospectus. See "BACKGROUND OF AND REASONS FOR THE MERGER."


CONDITIONS OF THE MERGER...  Consummation of the Merger is subject to the satisfaction of a number of conditions, including, but not limited to: (i) the approval of the Merger Agreement by the ViewStar Shareholders and the approval of the Issuance by the Digital Shareholders, (ii) the absence of any judgment, writ, order or injunction of any court of governmental body enjoining or otherwise preventing the consummation of the Merger, and (iii) the receipt by Digital and ViewStar of certain opinions regarding tax and accounting matters. See "THE MERGER -- Conditions; Waivers."



EFFECTIVE TIME OF THE
MERGER.....................  Following receipt of all required approvals and satisfaction or waiver (where permissible) of the other conditions to the Merger, the Merger will be consummated and become effective at the time (the "Effective Time") at which all documents required to be filed under the Washington Business Corporation Act ("WBCA") and the California Corporations Code ("CCC") to consummate the Merger (the "Merger Documents") are accepted for filing by the appropriate governmental authorities, or such later date and time as may be specified in such Merger Documents. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions; Waivers."


SURRENDER OF
CERTIFICATES...............  If the Merger becomes effective, Digital will mail a letter of transmittal with instructions to all holders of record of ViewStar Stock as of the Effective Time (except holders who have exercised dissenters' rights) for use in surrendering their stock certificates in exchange for certificates representing Digital Common Shares and a cash payment in lieu of fractional shares. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.


TERMINATION................  The Merger Agreement may be terminated and the
                             Merger may be abandoned prior to the Effective Time, notwithstanding approval by the shareholders of Digital or ViewStar, or both (i) by mutual consent of Digital and ViewStar, (ii) by either Digital or ViewStar if the Merger has not been consummated by February 15, 1997, and (iii) under certain other circumstances specified in the Merger Agreement. See "THE MERGER -- Amendment; Termination." If the Merger Agreement is terminated, either Digital or ViewStar may be required to pay a termination fee of $4 million or $6 million, depending on the circumstances, and to reimburse the other party for its expenses. See "THE MERGER -- Expenses and Fees."



SHAREHOLDERS AGREEMENT.....  Concurrently with the execution of the Merger
                             Agreement, the directors and certain executive officers of Digital (the "Digital Affiliates") and the ViewStar Affiliates entered into an agreement with Digital (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, each of the Digital Affiliates has agreed to vote all his or her Digital Common Shares for approval of the Issuance. As of October 10, 1996, the Digital Affiliates had the power to vote shares representing approximately 1.6% of the voting power of the Digital Common Shares. Pursuant to the Shareholders Agreement, each of the ViewStar Affiliates has agreed to give his or her written consent with respect to all shares of ViewStar Stock that such ViewStar Affiliate has the right to vote to approve the Merger Agreement. As of October 14, 1996, the ViewStar Affiliates had the power to vote shares representing approximately 72.4% of the voting power of the ViewStar Common Stock and approximately 94.9% of the voting power of the ViewStar Preferred Stock. See "THE MERGER -- Shareholders Agreement."



CERTAIN FEDERAL INCOME
TAX CONSEQUENCES...........  It is expected that the Merger will constitute a reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized by the ViewStar Shareholders upon the conversion of ViewStar Stock into Digital Common Shares in the Merger (except with respect to any cash received in lieu of a fractional Digital Common Share). It is further expected that no gain or loss will be recognized by ViewStar or Digital as a result of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences." ViewStar Shareholders and holders of ViewStar Options are urged to consult their own tax advisors as to the specific consequences to them of the Merger.


REGULATORY APPROVALS.......  The parties to the Merger are not required to file notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and are not aware of any other regulatory approvals required to consummate the Merger.

ACCOUNTING TREATMENT;
SALE OF SHARES.............  It is expected that the Merger will be accounted for as a pooling-of-interests. It is a condition to the obligation of Digital to consummate the Merger that Digital receive the opinion of KPMG Peat Marwick LLP that the Merger may be accounted for as a pooling-of-interests. Pursuant to the Merger Agreement, Digital has agreed that, if necessary to ensure that the Merger will be accounted for as a pooling-of-interests, it will sell up to 300,000 Digital Common Shares that were purchased by Digital within the last two years.


APPOINTMENT OF VIEWSTAR
REPRESENTATIVES TO THE
DIGITAL
BOARD......................  Digital's Restated Bylaws authorize a range from three to nine directors, and the number of directors on the Digital Board is currently set at seven. Digital has agreed to increase the size of the Digital Board and appoint two representatives of ViewStar to the Digital Board at the Effective Time. Kamran Kheirolomoom, currently President and Chief Executive Officer of ViewStar, and Umang Gupta, a director of ViewStar, will be appointed to the Digital Board.



INTERESTS OF CERTAIN
PERSONS
IN THE MERGER..............  Kamran Kheirolomoom, Robert I. Pender, Jr. and
                             Gayle A. Crowell, each an executive officer of ViewStar, and another Vice President of ViewStar, have entered into employment agreements with Digital, to become effective at the Effective Time, that provide for base salaries, annual bonuses, grants of stock options and, with respect to Mr. Pender, Ms. Crowell and the other Vice President of ViewStar, certain retention incentives. The employment agreements also provide for certain benefits upon termination of employment by Digital. Pursuant to the terms of Restricted Stock Agreements between ViewStar and certain of its officers, immediately upon the Effective Time, one-half of all shares of Restricted Stock that remain unvested will become fully vested, and ViewStar's right to repurchase such shares will lapse. See "THE MERGER -- Terms of the Merger Agreement" and "-- Interests of Certain Persons in the Merger."



DISSENTERS' RIGHTS.........  Holders of ViewStar Common Stock have the right to dissent from the proposed Merger and receive, in lieu of Digital Common Shares, cash equal to the "fair market value" of their shares of ViewStar Stock, subject to certain conditions, as provided in the CCC. Holders of Digital Common Shares will not be entitled to dissenters' rights as a result of the Merger. See "THE MERGER -- Rights of Dissenting ViewStar Shareholders."

                        SUMMARY HISTORICAL AND PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA


     The following summary historical financial data of Digital and ViewStar and the summary pro forma combined financial data have been derived from the historical consolidated financial statements of Digital and of ViewStar. The pro forma combined financial data give effect to the Merger by combining the financial statement data of Digital and ViewStar for each of the years in the three-year period ended December 31, 1995, and at and for the nine-month period ended September 30, 1996, using the pooling-of-interests method of accounting. The pro forma combined financial data have been presented for illustrative purposes only and are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon consummation of the Merger. The Digital historical financial data at and for each of the years in the five-year period ended December 31, 1995 has been extracted from the audited consolidated financial statements of Digital. The Digital historical financial data at September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 has been extracted from unaudited consolidated financial statements of Digital. The ViewStar historical financial data at December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been extracted from the audited consolidated financial statements of ViewStar. The ViewStar historical financial data at December 31, 1991, 1992 and 1993, and for the years ended December 31, 1991 and 1992 and at September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 have been extracted from unaudited consolidated financial statements of ViewStar. In the opinion of each company's management, the unaudited consolidated financial statements for its respective company includes all adjustments (consisting solely of normal, recurring adjustments) necessary for a fair presentation. The summary historical financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of both Digital and ViewStar contained herein. See the Consolidated Financial Statements of Digital, the Consolidated Financial Statements of ViewStar and "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


                       DIGITAL HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        AT OR FOR
                                                                                       NINE-MONTH
                                                                                      PERIOD ENDED
                                         AT OR FOR YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                  -----------------------------------------------   -----------------
                                   1991      1992      1993      1994      1995      1995      1996
                                  -------   -------   -------   -------   -------   -------   -------
OPERATING DATA:
Revenue.........................  $51,761   $56,662   $41,141   $53,278   $68,010   $48,367   $62,501
Operating income (loss).........   12,819     8,531    (5,473)    2,765     9,309     6,067     4,755
Net earnings (loss)(1)..........   (1,190)    5,653    (6,766)    4,780     7,393     4,884     2,584
PER SHARE OPERATING DATA:
Net earnings (loss)(1)..........    (0.13)     0.61     (0.72)     0.48      0.75      0.50      0.26
Weighted average common and
  common equivalent shares
  outstanding...................    9,286     9,321     9,366     9,949     9,836     9,814     9,843
CONSOLIDATED BALANCE SHEET DATA:
Working capital.................   32,920    37,556    32,755    42,251    48,209              47,088
Total assets....................   62,516    72,657    67,575    77,940    81,191              76,700
Long-term obligations...........    3,351     7,219     1,067       168        91                  30
Shareholders' equity............   46,078    52,553    48,185    53,777    57,512              60,271


- ---------------


(1) Net earnings (loss) includes a charge for purchase of in-process research and development of $4,307,000 for the nine-months ended September 30, 1996, income related to litigation settlement of $3,248,000 for the year ended December 31, 1994, a charge related to litigation settlement of $4,095,000 for the year ended December 31, 1993, and loss from discontinued operations of $10,145,000 for the year ended December 31, 1991.

                       VIEWSTAR HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)


                                                                                        AT OR FOR
                                                                                       NINE-MONTH
                                                                                      PERIOD ENDED
                                         AT OR FOR YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                  -----------------------------------------------   -----------------
                                   1991      1992      1993      1994      1995      1995      1996
                                  -------   -------   -------   -------   -------   -------   -------
OPERATING DATA:
Revenue.........................  $12,450   $23,131   $28,096   $22,812   $25,238   $17,155   $23,284
Operating income (loss).........     (893)     (226)   (1,876)  (11,122)   (7,451)   (7,101)    1,068
Net earnings (loss).............     (841)     (412)   (2,315)  (11,262)   (7,956)   (7,440)      938
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit).......    5,119     4,666     5,800    (3,513)  (10,585)             (2,167)
Total assets....................    9,395    15,199    18,581    17,856    12,380              16,962
Long-term obligations...........      304       626       857       955       994               4,715
Stockholders' equity
  (deficit).....................    5,801     5,546     7,175      (978)   (8,829)             (4,436)


             DIGITAL AND VIEWSTAR PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   AT OR FOR
                                                  YEAR ENDED DECEMBER 31,      NINE-MONTH PERIOD
                                                ---------------------------   ENDED SEPTEMBER 30,
                                                 1993      1994      1995            1996
                                                -------   -------   -------   -------------------
    OPERATING DATA:
    Revenue...................................  $69,237   $76,090   $93,248         $85,785
    Operating income (loss)...................   (7,349)   (8,357)    1,858           5,823
    Net earnings (loss).......................   (9,081)   (6,482)     (563)          3,522
    PER SHARE OPERATING DATA:
    Net earnings (loss).......................    (0.81)    (0.55)    (0.05)           0.26
    Weighted average common and common
      equivalent shares outstanding...........   11,250    11,739    11,693          13,392
    CONSOLIDATED BALANCE SHEET DATA:
    Working capital...........................                                      $42,421
    Total assets..............................                                       89,662
    Long-term obligations.....................                                          745
    Shareholders' equity (deficit)............                                       53,335

                           COMPARATIVE PER SHARE DATA


     The following table presents comparative per share data for Digital (on a historical and pro forma basis) and for ViewStar (on a historical and equivalent per share basis) based upon the historical financial statements of Digital and ViewStar. Neither company has paid any cash dividends. The pro forma combined information has been presented for illustrative purposes only and is not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with the Pro Forma Condensed Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus, the separate historical consolidated financial statements and notes thereto of Digital and the separate historical consolidated financial statements and notes thereto of ViewStar contained herein.



                                                                                       AT OR FOR
                                                   YEAR ENDED DECEMBER 31,         NINE-MONTH PERIOD
                                                 ----------------------------     ENDED SEPTEMBER 30,
                                                  1993       1994       1995             1996
                                                 ------     ------     ------     -------------------
DIGITAL:
  Historical:
     Net earnings (loss) per share.............  $(0.72)    $ 0.48     $ 0.75           $  0.26
     Book value per share......................                          6.22              6.38
  Pro Forma(1):
     Net earnings (loss) per share.............   (0.81)     (0.55)     (0.05)             0.26
     Book value per share(3)...................                          3.98              4.07
VIEWSTAR:
  Historical:
     Book value per share......................                         (2.59)            (0.84)
  Pro Forma Equivalent(2):
     Net earnings (loss) per share.............   (0.56)     (0.38)     (0.03)             0.18
     Book value per share(3)...................                          2.76              2.82


- ---------------


(1) The pro forma combined financial data give effect to the Merger by combining the financial statement data of Digital and of ViewStar for each year in the three-year period ended December 31, 1995 and at and for the nine-month period ended September 30, 1996 on the pooling-of-interests method of accounting.



(2) The pro forma equivalent information for ViewStar was calculated by multiplying the combined entity pro forma combined per share amounts by the Exchange Ratio of .693 Digital Common Shares applied to each share of ViewStar Common Stock and each share of ViewStar Common Stock into which shares of ViewStar Preferred Stock are convertible (based on a conversion ratio of one share of ViewStar Common Stock for each 3.5 shares of ViewStar Preferred Stock).



(3) The pro forma combined book value per share at December 31, 1995 and September 30, 1996 gives effect to estimated direct transaction costs of $2,500,000 as if such costs had been incurred as of such dates. The direct transaction costs are not reflected in the pro forma combined net earnings
    (loss) per share.

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, Digital Shareholders and ViewStar Shareholders should carefully consider the following in evaluating the Issuance and the Merger. This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section and elsewhere in this Proxy Statement/Prospectus.


     Uncertainties Relating to Integration of Operations. The combination of ViewStar and Digital will require the dedication of management resources, which will temporarily distract attention from the day-to-day business of both companies. The geographical separation of their respective operations may hinder efforts to integrate operations. There can be no assurance that the combination will be completed without significant disruption of Digital's and ViewStar's businesses. Should Digital and ViewStar not be able to combine their businesses in a timely and coordinated fashion, there could be a material adverse effect on operating results. In addition, anticipation of the combination of the two companies could cause uncertainties, hesitation and possible dissatisfaction among customers and potential customers of Digital and ViewStar. This could cause delays or cancellations of orders which would result in a decline in revenue. Long sales cycles for many of Digital's and ViewStar's products could result in difficulty in finding replacement orders. Because many of Digital's and ViewStar's costs are fixed in nature, reductions in revenue, if any, could result in significant reductions in operating income.



     Limited Operating Efficiencies as a Result of the Merger. Following the Merger, Digital intends to operate ViewStar as a separate business unit. Although some administrative and management functions of the two companies eventually may be combined, potentially resulting in certain efficiencies and reductions in overhead, additional operating efficiencies as a result of the Merger may be limited in the near term or difficult to achieve. The geographical separation of their respective operations may further limit the operating efficiencies. In addition, although the respective Boards of Directors of Digital and ViewStar expect that the companies' complementary technologies, distribution channels and shared market vision may enhance the sales performance of both businesses, there can be no assurance that any synergy will be realized from the combination of Digital and ViewStar. See "BACKGROUND OF AND REASONS FOR THE MERGER."


     ViewStar History of Operating Losses; Accumulated Deficit. ViewStar incurred net losses in each year through 1995, including net losses of $11.3 million in 1994 and $8.0 million in 1995. As of September 30, 1996, ViewStar had an accumulated deficit of $31.5 million. Although ViewStar operated profitably in the first nine months of 1996, there can be no assurance that ViewStar's business will operate profitably in any quarter or on a sustained basis in the future.


     Uncertainty of Future Operating Results; Fluctuations in Operating Results; Seasonality. Digital's product sales and ViewStar's license revenues are difficult to forecast because their respective sales cycles are relatively long and quarterly revenues depend on a relatively few large contracts that are subject to changes in customer budgets and general economic conditions. Because both companies' operating expenses are based on anticipated revenue levels and a high percentage of both companies' expenses are relatively fixed, the timing of revenues from a single contract can cause significant fluctuations in operating results from quarter to quarter and may adversely affect operating results. In addition, both companies historically have operated with little backlog because their products generally are shipped as orders are received. As a result, revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Further, certain contracts may constitute a significant portion of the operating profits for the quarter in which they are signed. Digital's and ViewStar's operating results have fluctuated in the past and are likely to do so in the future, particularly on a quarterly basis. In addition, changes in levels of ViewStar's consulting activity and seasonality in its training revenues have resulted in variability of service revenue from quarter to quarter. Historically, Digital and ViewStar often have recognized a substantial portion of their revenues in the last month of the quarter, with these revenues frequently concentrated in the last week of the quarter. In addition, Digital and ViewStar generally have realized lower revenues from product sales and license fees in the first quarter of the year than in the immediately preceding quarter. Digital and ViewStar believe that this has been due primarily to the structure of their sales commission programs and the concentration by some customers of larger capital purchases in the fourth quarter of the calendar year to avoid end-of-year budgetary limitations, followed by lower purchasing activity during the first quarter of the next calendar year. Further, to the extent that international operations in the future constitute a higher percentage of total revenues, Digital and ViewStar anticipate that they ordinarily will experience relatively weaker demand in the quarter ending September 30 due to reduced customer activity in Europe during the summer months. See "VIEWSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "DIGITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


     As a result of these and other factors, revenues for any quarter are difficult to forecast and subject to significant variation. Moreover, results of operations for any particular period are not necessarily indicative of future performance. In particular, ViewStar does not believe that the revenue growth rate it achieved in the first half of 1996 compared to the first half of 1995 is sustainable. Due to all of the foregoing factors, it is likely that in some future quarter the combined company's operating results will be below the expectations of market analysts and investors.


     Costs of Integration; Transaction Expenses. Digital and ViewStar estimate they will incur direct transaction costs of approximately $2.5 million associated with the Merger, which will be charged to operations upon consummation of the Merger. The combined company expects to incur additional charges to operations which are currently not reasonably estimable, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.



     Lengthy Sales and Implementation Cycle; Complex Service Requirements. The purchase or license of Digital's products and the license of ViewStar's software products is usually a significant decision by prospective customers requiring each company to engage in a lengthy sales cycle, typically between six and twelve months, without any assurance that new accounts will result. Moreover, the cost to the customer of Digital's and ViewStar's products typically is only a portion of the cost of implementing a large-scale call processing or document workflow system. For these and other reasons, the sales cycle is subject to a number of significant delays over which each company has little or no control.



     Successful implementation of Digital's and ViewStar's products also often requires lengthy and complex implementation and integration services, which services may be provided by Digital or ViewStar or by third-party service providers. The combined company's future operating results will depend upon its ability to coordinate these complex service resources and assure successful implementation of its products, while limiting costs. The combined company may have to devote significant additional resources to ensure successful implementation and integration in certain key accounts that may be likely to lead to additional businesses in a particular geographic area or industry. Failure to achieve customer satisfaction despite such efforts could materially adversely affect the combined company's future operating results.


     Competition. The markets for Digital's and ViewStar's products are highly competitive. Important competitive factors include price, performance, diversity of product line, reliability, delivery capabilities, customer support and service. Some competitors of Digital and ViewStar have significantly greater financial, technical, manufacturing, marketing and other resources than Digital and ViewStar. Competitors may develop products and technologies that are less expensive or technologically superior to Digital's and ViewStar's products, and there can be no assurance that competitors will not develop products that incorporate capabilities or technologies that are superior to Digital's and ViewStar's products. The markets for Digital's and ViewStar's products also are characterized by significant price competition, and Digital and ViewStar expect that their products will face increasing price pressure. This pressure could result in significant price erosion, with a material adverse effect upon results of operations of the combined company.


     ViewStar's competitors offer a variety of document workflow products and services. ViewStar currently encounters direct competition from a number of public and private companies or divisions thereof, including FileNet, IBM and Wang Software. In addition, ViewStar may face competition from new competitors including client/server application vendors such as Oracle, PeopleSoft and SAP; document management vendors such as Documentum and PC DOCS Group; and vendors of workflow products such as Action Technologies and Staffware. Certain of these companies have announced, and others may announce, document workflow capabilities for their existing or future products. Many of these companies have longer operating histories; significantly greater financial, marketing, service, support, technical and other resources and name recognition; and a larger installed customer base than ViewStar. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than ViewStar. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share in ViewStar's industry. In addition, ViewStar expects competition to increase as a result of software industry consolidation, resulting in possible price reductions, reduced gross margins and loss of market share. There can be no assurance that ViewStar will be able to compete successfully against current and future competitors or that competitive pressures faced by ViewStar will not materially and adversely affect the business, results of operations and financial condition of the combined company.

     ViewStar relies on a number of system integration firms for implementation of its products, as well as recommendations of its products during the evaluation stage of the purchasing process. Although ViewStar seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with ViewStar's principal competitors. If ViewStar is unable to develop and retain effective, long-term relationships with these third parties, ViewStar's competitive position would be materially adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater financial, marketing, service, support, technical and other resources than ViewStar, will not market software products in competition with ViewStar's products in the future.


     Digital's principal competitors in the outbound call processing systems market include Davox Corporation, EIS International, Inc. and Melita Electronic Labs. The potential entry into the market of major telecommunications equipment manufacturers also presents a strong competitive threat as these competitors may elect to purchase Digital's competitors, increasing their market presence and distribution; resell principal competitors' products; or elect to develop and market their own predictive dialing application software. In the market for system integration services in call centers, Digital may compete with software providers and system integrators such as Andersen Consulting, Genesys Labs and Nabnasset Corporation. As Digital expands its offering of call center applications, it also may encounter increased competition from call center application providers such as Brock Control Systems, Information Management Associates, Early Cloud (owned by International Business Machines) and Versatility. As Digital expands into the informal or casual call center market, it will also experience competition from companies such as Active Voice, Applied Voice Technology and others who provide network-based applications that have a critical computer telephony integration component. Many of Digital's current or potential competitors have greater financial, technical and marketing resources than Digital. To date, Digital has competed on the basis of the capabilities and the price/performance of its systems, its applications expertise and the quality of its customer support. As the call processing market matures and new and existing companies compete for the same customers, price competition is likely to intensify, which could adversely affect the operating results of the combined company.



     Dependence on Key Employees. The combined company's future success depends, in large measure, on its ability to retain certain executives and other key management, technical and marketing personnel. The loss of the services of certain key employees could have an adverse effect on the combined company. From time to time Digital and ViewStar also need to attract additional skilled personnel in certain areas of their businesses. During 1995 and early 1996, ViewStar experienced various changes in its senior management team and engineering and sales personnel, requiring the replacement of some of its executives and senior managers, and there can be no assurance that, following the Merger, the combined company will be able to retain key personnel or that it will be able to attract sufficient qualified employees to support growth in its business.



     Technological Change and New Products. The document management and workflow software market in which ViewStar participates and the call management market in which Digital participates are characterized by rapid technological change and frequent product introductions and improvements. Accordingly, the success of both Digital and ViewStar will depend in part upon their ability to develop product enhancements and new products that keep pace with continuing changes in technology and customer preferences while remaining price competitive. There can be no assurance that either company will be successful in developing product enhancements or new products, that either will be able to introduce such products or to adapt its products to technological change on a timely basis or that any such products or enhancements will be successful in the marketplace.


     ViewStar has incurred, and expects to continue to incur, substantial expenses associated with the introduction and promotion of new products, including its @Work family of products for the Internet and its ServiceReady products for industry applications. There can be no assurance that the expenses incurred will not exceed development budgets, that ViewStar will introduce products in a timely fashion, if at all, or that such products will achieve market acceptance and generate sales sufficient to offset development costs. In addition, the success of ViewStar's @Work family of products for the Internet, the first of which are scheduled to be released before the end of 1996, will depend upon the acceptance of the Internet, intranets and World Wide Web technologies. There can be no assurance that ViewStar's new products or enhancements will meet customer requirements or be compatible with the emerging standards of the Internet or World Wide Web, nor that the Internet and World Wide Web will prove to be a viable network with the necessary speed, data capability and security to support document workflow applications. See "VIEWSTAR -- Products" and "-- Research and Development."


     Limited Source of Supply. Digital purchases a principal telephone call switching component for its MOSAIX series products from a sole-source vendor. If this component should become unavailable from such supplier, the establishment of an alternate source could not be accomplished quickly and would require investment of resources, which would delay Digital's manufacture of its MOSAIX products. Any such delay could materially adversely affect the operating results of the combined company.


     Dependence On Windows NT and Other Core Microsoft Technologies. The success of ViewStar's products and new products to be developed by the combined company depends upon the continued acceptance and use in critical business applications of Microsoft's Windows NT platform and other core Microsoft technologies, such as the Windows NT Server, the Microsoft SQL Server database and related Back Office software on which ViewStar's products are, and many of the combined company's planned future products will be, based. During the first nine months of 1996, approximately 80% of ViewStar's license revenues were generated from Windows NT-based software. There can be no assurance that the Windows NT platform will continue to achieve market acceptance. If the Windows NT platform market fails to grow, grows more slowly than anticipated or becomes obsolete, the business, results of operations and financial condition of the combined company would be materially adversely affected. See "VIEWSTAR -- Industry" and "-- Products."

     Lack of Product Revenue Diversification. Digital derived over 90% of its product revenues in the first six months of 1996 from the MOSAIX line of products and associated applications. While Digital has developed new software products and services and has established a new indirect channel of distribution, it expects that the MOSAIX line of products will continue to account for a significant amount of the combined company's sales in the future. All of ViewStar's revenues are generated from sales or licenses of the ViewStar System and related services and maintenance. A decline in demand for Digital's or ViewStar's products as a result of competition, technological change or other factors would have a material adverse effect on the combined company's results of operations.

     International Sales. Both Digital and ViewStar sell products to customers in international markets and accordingly are subject to the normal risks of international sales, such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collections and compliance with export laws and a wide variety of foreign laws. Although neither company has previously experienced significant difficulties under foreign law in exporting its products to other countries, there can be no assurance that either company will not experience such difficulties in the future. Any such difficulties would have a material adverse effect on the combined company's international sales. Because Digital and ViewStar invoice certain of their foreign sales in local currency and do not hedge these transactions, fluctuations in exchange rates could materially adversely affect the combined company's revenues and costs and could create significant foreign currency losses. See "VIEWSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS" and "DIGITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


     Dependence on Proprietary Rights; Infringement Claims; Uncertainty of Obtaining Licenses. The combined company's success depends in part upon protecting its proprietary technology. Although both Digital and ViewStar seek to protect their products, software, documentation and other written materials under trade secret and copyright laws, these laws afford only limited protection. Digital has few, and ViewStar has no, patents or patent applications pending. Despite both companies' efforts to protect their proprietary rights, unauthorized parties may attempt to copy their products or to obtain and use information that they regard as proprietary. Policing unauthorized use of Digital's and ViewStar's products is difficult, and since both companies are unable to determine the extent to which piracy of their software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Digital's and ViewStar's proprietary rights to as great an extent as the laws of the United States. There can be no assurance that Digital's and ViewStar's means of protecting their proprietary rights will be adequate or that their competitors will not independently develop similar technology.



     Both Digital and ViewStar have received communications asserting that their products infringe the proprietary rights of third parties or seeking indemnification against such infringement. Both Digital and ViewStar believe that none of their respective products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Digital or ViewStar with respect to current or future products. Digital and ViewStar expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the respective markets of the companies grows and the functionality of products in different markets overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, adversely affect revenues, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Digital or ViewStar or at all, and this could have a material adverse effect on the combined company's business, results of operations and financial condition.


     ViewStar and, to a lesser extent, Digital, also rely on certain software that they license from third parties, including software that is integrated with internally developed software and used in their products to perform key functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the combined company on commercially reasonable terms. The loss or inability to maintain any of these software licenses could materially adversely affect the combined company's business.


     Risk of Product Defects. Software and other products as internally complex as those offered by Digital and ViewStar frequently contain errors or defects, especially when first introduced or when new versions are released. Although both companies conduct extensive product testing during product development, both have experienced delays in the commercial release of products pending the correction of software problems and, in some cases, have provided product enhancements to correct errors or defects in released products. The combined company could, in the future, lose revenues as a result of software errors or other product defects. The combined company's products and future products are intended for use in applications that are critical to a customer's business. As a result, Digital and ViewStar expect that their customers and potential customers have a greater sensitivity to product defects than the market for software products generally. There can be no assurance that, despite testing by Digital and ViewStar and by current and potential customers, errors or defects will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue, delay in market acceptance, diversion of development resources, damage to Digital's or ViewStar's reputation or increased service and warranty costs, any of which could have a material adverse effect on the combined company's business, results of operations and financial condition.


     Product Liability. Digital's and ViewStar's license agreements with their customers typically contain provisions intended to limit their exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in their license agreements may not be effective. Although both companies carry product liability insurance coverage, there can be no assurance that such insurance coverage will be sufficient in the event of a successful product liability claim brought against either of them. A successful product liability claim in excess of such insurance coverage could have a material adverse effect on the combined company. In addition, there can be no assurance that product liability coverage will continue to be available to the combined company in sufficient amounts or at an acceptable cost.

     Governmental Regulation. Digital's products are subject to and conform with Federal Communications Commission regulations under the Communications Act of 1934. Future products developed by Digital also may be required to comply with certain registration and technical requirements before they can be sold in the United States. As Digital expands its operations in other countries, its products will become subject to regulation by foreign governments. Certain of Digital's products are currently certified for use in the United Kingdom, Canada, Australia, Japan and Hong Kong pursuant to applicable regulations.


     While existing industry legislation does not directly regulate the manufacture and sale of Digital's products, certain existing legislation may affect the ability of Digital's customers to utilize some of its products in certain ways. For example, Digital's MOSAIX systems may not be used for certain prohibited debt collection and remote telephone solicitation practices, nor may they be used under certain circumstances to leave or play artificial or prerecorded messages. Other federal legislation that has been proposed from time to time includes bills that would, if enacted, recognize certain privacy rights of employees at the work site and regulate the ability of employers to monitor job performance, including the monitoring of employees' telephone communications or the gathering of information regarding such communications. It is possible that such legislation, if enacted, might directly or indirectly affect how Digital's systems, or some features thereof, can be used.



     In addition, most states have enacted and/or proposed legislation limiting certain telephone solicitation practices or restricting certain uses of automatic dialing and announcement devices. If passed, such legislation may directly or indirectly affect Digital's business. Digital is not presently aware of any recently enacted state regulations or legislation materially affecting use of Digital's products.



     Shares Subject to Future Sale. Digital will issue approximately 3,726,000 Digital Common Shares in the Merger, and up to approximately 600,000 Digital Common Shares will be issuable upon the future exercise of the converted ViewStar Options. In general, the shares issued in the Merger, other than to ViewStar Affiliates, will be freely tradable following the Merger. The shares issued after the Effective Time upon the exercise of the converted ViewStar Options will be registered pursuant to a registration statement to be filed by Digital under the Securities Act prior to the Effective Time. In addition, persons who may be considered affiliates of Digital or ViewStar, respectively, have agreed pursuant to a separate Shareholders Agreement that they will not transfer, sell, exchange, pledge or otherwise dispose of any Digital Common Shares now held by such holders or received by them in the Merger from 30 days prior to the Effective Time until the date Digital shall have publicly released financial results for a period that includes at least 30 days of combined operations of Digital and ViewStar (the "Affiliates Expiration Date"). See "THE MERGER -- Shareholders Agreement." Immediately after the Affiliates Expiration Date, these Digital Common Shares will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The sale of any of the foregoing Digital Common Shares may cause substantial fluctuations in the price of Digital Common Shares.



     Volatility of Stock Price. The market price of the Digital Common Shares is highly volatile. The market price of the Digital Common Shares could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the combined company or its competitors, changes in prices of the combined company's or its competitors' products and services, changes in product mix, changes in revenue and revenue growth rates for the combined company, as well as other events or factors. Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which the combined company does business have resulted, and could in the future result, in an immediate and adverse effect on the market price of the Digital Common Shares. Statements by financial or industry analysts regarding the extent of the dilution in Digital's net income per share resulting from the Merger and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of the Digital Common Shares. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for the securities of many high-technology companies and often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Digital Common Shares.



     Anti-Takeover Effect of Certain Charter and Bylaw Provisions and Washington Law. Certain provisions of Digital's Restated Articles of Incorporation and Digital's Restated Bylaws (both as hereinafter defined) may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of Digital. Certain of these provisions allow Digital to issue Preferred Stock without any vote or further action by the shareholders, eliminate cumulative voting, provide for a classified board of directors, limit the rights of shareholders to call a special meeting and specify procedures for director nominations by shareholders and submission of other proposals for consideration at shareholder meetings. Digital is subject to the Washington Antitakeover Act, which prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (including, among other things, mergers, consolidations or dispositions of assets) with or to a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. After the five-year period, a "significant business transaction" may take place as long as it complies with certain "fair price" provisions of the statute. See "COMPARATIVE RIGHTS OF VIEWSTAR SHAREHOLDERS AND DIGITAL SHAREHOLDERS." These provisions could have the effect of delaying, deferring or preventing a change in control of Digital, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of Digital Common Shares. These provisions also could limit the price that investors might be willing to pay in the future for Digital Common Shares. See "DESCRIPTION OF DIGITAL CAPITAL STOCK."

                            STOCK PRICE INFORMATION

DIGITAL


     The Digital Common Shares are quoted on the Nasdaq National Market. The table below sets forth, for the periods indicated, the high and low sale prices per Digital Common Share on the Nasdaq National Market as reported in published financial sources. For current price information, Digital Shareholders and ViewStar Shareholders are urged to consult publicly available sources.



                                                                    HIGH             LOW
                                                                   -------         -------
    1996
    Fourth Quarter (through November   , 1996)...................  $     []        $     []
    Third Quarter................................................   18.000          12.875
    Second Quarter...............................................   23.625          13.875
    First Quarter................................................   16.125          10.688
    1995
    Fourth Quarter...............................................   13.875           7.875
    Third Quarter................................................   11.750           8.375
    Second Quarter...............................................    9.500           6.250
    First Quarter................................................   11.875           6.000
    1994
    Fourth Quarter...............................................   14.125           6.250
    Third Quarter................................................    7.750           3.500
    Second Quarter...............................................    4.125           2.375
    First Quarter................................................    4.250           2.250



     On October 14, 1996, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported Nasdaq National Market closing price per Digital Common Share was $22.625 ($15.68 per share of ViewStar Common
Stock based on the Exchange Ratio). On November   , 1996, the most recent
available date prior to printing this Proxy Statement/Prospectus, the reported Nasdaq National Market closing price per Digital Common Share was $
($     per share of ViewStar Common Stock based on the Exchange Ratio). On that
date, there were      holders of record. Digital Shareholders and ViewStar
Shareholders are urged to obtain current market quotations for the Digital Common Shares.


     No cash dividends were declared or paid by Digital during any of the periods presented above. Digital presently does not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings for use in its business operations.

VIEWSTAR

     There is no public market for shares of ViewStar Stock. There were holders of record of ViewStar Stock as of November 15, 1996. ViewStar has not paid its shareholders any cash dividends and does not anticipate paying any dividends in the foreseeable future.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following Pro Forma Condensed Combined Balance Sheet and Statements of Operations give effect to the Merger on the pooling-of-interests method of accounting. These Pro Forma Condensed Combined Financial Statements have been prepared from the historical consolidated financial statements of Digital and of ViewStar included elsewhere herein and should be read in conjunction therewith. The pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of operating results or the financial position that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position and does not incorporate any benefits from cost savings or synergies of operations of the combined companies.



     The Pro Forma Condensed Combined Balance Sheet gives effect to the Merger as if it had occurred on September 30, 1996, combining the balance sheets of Digital and ViewStar as of September 30, 1996. The Pro Forma Condensed Combined Statements of Operations give effect to the Merger as if it had occurred on December 31, 1992, combining the results of Digital and ViewStar for each of the years in the three-year period ended December 31, 1995 and for the nine months ended September 30, 1996. There were no pro forma adjustments required for the Pro Forma Condensed Combined Statements of Operations.


     Digital and ViewStar estimate that they will incur direct transaction costs of approximately $2,500,000 associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that following the Merger, Digital will incur additional charges to operations to reflect costs associated with integrating the two companies. However, these integration costs are currently not reasonably estimable. There can be no assurance that Digital will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

                                   PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                 (IN THOUSANDS)

                                     ASSETS


                                                       HISTORICAL                  PRO FORMA
                                                  --------------------     -------------------------
                                                  DIGITAL     VIEWSTAR     ADJUSTMENTS      COMBINED
                                                  -------     --------     -----------      --------
Current assets:
  Cash and cash equivalents and short-term
     investments................................  $30,043     $  5,935                      $35,978
  Accounts receivable, net......................   24,420        7,947                       32,367
  Current portion of contracts receivable.......    2,064           --                        2,064
  Inventories...................................    2,175           --                        2,175
  Prepaid expenses and other current assets.....    3,623          634                        4,257
                                                  -------      -------                      -------
          Total current assets..................   62,325       14,516                       76,841
Property and equipment, net.....................    6,019        1,991                        8,010
Contracts receivable, net.......................      946           --                          946
Capitalized software costs, net.................    2,141           --                        2,141
Other assets, net...............................    5,269          455        (4,000)(b)      1,724
                                                  -------      -------       -------        -------
                                                  $76,700     $ 16,962        (4,000)       $89,662
                                                  =======      =======       =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term
     obligations................................       81          907                          988
  Accounts payable and accrued expenses.........   11,461        6,400         2,500(a)      20,361
  Customer deposits and unearned revenue........    3,695        9,376                       13,071
                                                  -------      -------       -------        -------
          Total current liabilities.............   15,237       16,683         2,500         34,420
Deferred income taxes...........................      739           --                          739
Long-term obligations and unearned revenue, less
  current installments..........................      453        4,715        (4,000)(b)      1,168
Shareholders' equity (deficit)..................   60,271       (4,436)       (2,500)(a)     53,335
                                                  -------      -------       -------        -------
                                                  $76,700     $ 16,962        (4,000)       $89,662
                                                  =======      =======       =======        =======


  See accompanying notes to pro forma condensed combined financial statements.

                                   PRO FORMA
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       NINE MONTHS
                                                     YEARS ENDED DECEMBER 31,             ENDED
                                                  -------------------------------     SEPTEMBER 30,
                                                   1993        1994        1995           1996
                                                  -------     -------     -------     -------------
Revenues........................................  $69,237     $76,090     $93,248        $85,785
Cost of revenues................................   26,579      30,732      35,417         30,350
                                                  -------     -------     -------        -------
          Gross profit..........................   42,658      45,358      57,831         55,435
Operating expenses:
  Selling, general and administrative...........   38,706      41,478      41,179         33,210
  Research and development......................   11,301      12,159      13,054         11,390
  Nonrecurring charges..........................       --          78       1,740          5,012
                                                  -------     -------     -------        -------
          Total operating expenses..............   50,007      53,715      55,973         49,612
                                                  -------     -------     -------        -------
          Income (loss) from operations.........   (7,349)     (8,357)      1,858          5,823
Other income (expense), net.....................   (4,357)      4,447       1,730          1,190
                                                  -------     -------     -------        -------
          Income (loss) before income taxes.....  (11,706)     (3,910)      3,588          7,013
Income tax expense (benefit)....................   (2,625)      2,572       4,151          3,491
                                                  -------     -------     -------        -------
          Net earnings (loss)...................  $(9,081)    $(6,482)    $  (563)       $ 3,522
                                                  =======     =======     =======        =======
Net earnings (loss) per share...................  $ (0.81)    $ (0.55)    $ (0.05)       $  0.26
                                                  =======     =======     =======        =======
Shares used in per share calculations...........   11,250      11,739      11,693         13,392


  See accompanying notes to pro forma condensed combined financial statements.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



(a) Total direct transaction costs to be incurred by Digital and ViewStar in connection with the Merger are estimated to be approximately $2,500,000. These costs relate primarily to legal, accounting, investment advisory and printing services and will be charged to operations upon consummation of the Merger. It is expected that, following the Merger, Digital will incur additional charges to operations to reflect costs associated with integrating the two companies. However, these integration costs are currently not reasonably estimable. The Pro Forma Condensed Combined Balance Sheet gives effect to the estimated direct transaction costs as if such costs had been incurred as of September 30, 1996. The direct transaction costs are not reflected in the Pro Forma Condensed Combined Statements of Operations.



(b) As of September 30, 1996, Digital had a note receivable from ViewStar in the amount of $4,000,000. The Pro Forma Condensed Combined Balance Sheet gives effect to the elimination of this intercompany balance.



(c) The following is a summary of the historical results of operations of Digital and ViewStar and their pro forma combined amounts to reflect the Merger as if it were effected for all periods presented.



                                                                               NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,         ENDED
                                                ---------------------------   SEPTEMBER 30,
                                                 1993      1994      1995         1996
                                                -------   -------   -------   -------------
        Revenues:
          Digital.............................  $41,141   $53,278   $68,010      $62,501
          ViewStar............................   28,096    22,812    25,238       23,284
                                                -------   -------   -------      -------
                                                 69,237    76,090    93,248       85,785
                                                =======   =======   =======      =======
        Cost of revenues:
          Digital.............................   17,930    21,975    26,922       23,345
          ViewStar............................    8,649     8,757     8,495        7,005
                                                -------   -------   -------      -------
                                                 26,579    30,732    35,417       30,350
                                                =======   =======   =======      =======
        Selling, general and administrative:
          Digital.............................   23,197    22,996    24,297       21,661
          ViewStar............................   15,509    18,482    16,882       11,549
                                                -------   -------   -------      -------
                                                 38,706    41,478    41,179       33,210
                                                =======   =======   =======      =======
        Research and development:
          Digital.............................    5,487     5,542     7,482        7,728
          ViewStar............................    5,814     6,617     5,572        3,662
                                                -------   -------   -------      -------
                                                 11,301    12,159    13,054       11,390
                                                =======   =======   =======      =======
        Nonrecurring charges:
          Digital.............................       --        --        --        5,012
          ViewStar............................       --        78     1,740           --
                                                -------   -------   -------      -------
                                                     --        78     1,740        5,012
                                                =======   =======   =======      =======

                                                                               NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,        ENDED
                                                  -------------------------   SEPTEMBER 30,
                                                   1993      1994     1995        1996
                                                  -------   ------   ------   -------------
        Other income (expense), net:
          Digital...............................  $(4,037)  $4,532   $2,186      $ 1,309
          ViewStar..............................     (320)     (85)    (456)        (119)
                                                  -------   ------   ------       ------
                                                  $(4,357)  $4,447   $1,730      $ 1,190
                                                  =======   ======   ======       ======
        Income tax expense (benefit):
          Digital...............................  $(2,744)  $2,517   $4,102      $ 3,480
          ViewStar..............................      119       55       49           11
                                                  -------   ------   ------       ------
                                                  $(2,625)  $2,572   $4,151      $ 3,491
                                                  =======   ======   ======       ======



     Nonrecurring charges include $1,740,000 of costs associated with reductions in headcount and the termination of a proposed merger incurred in 1995 by ViewStar, and the purchase of in-process research and development of $4,307,000 and the write-off of capitalized software costs of $705,000 incurred in 1996 by Digital.



     Other income (expense), net for Digital includes a charge related to litigation settlement of $4,095,000 incurred in 1993 and income related to litigation settlement of $3,248,000 recognized in 1994.



(d) The following table reconciles the numbers of shares used in the pro forma per share calculations to the numbers set forth in Digital's historical statements of operations:



                                                                                       NINE MONTHS
                                                           YEARS ENDED DECEMBER 31,       ENDED
                                                           ------------------------   SEPTEMBER 30,
                                                            1993     1994     1995        1996
                                                           ------   ------   ------   -------------
Shares used in per share calculation
  (in thousands, except Exchange Ratio):
  Historical - Digital...................................   9,366    9,949    9,836        9,843
  Options to purchase common stock (1)...................      --     (319)    (459)          --
                                                           -------  -------  -------     -------
                                                            9,366    9,630    9,377        9,843
                                                           -------  -------  -------     -------
  Historical -- ViewStar(2)..............................   2,718    3,043    3,342        5,121
  Exchange Ratio.........................................   0.693    0.693    0.693        0.693
                                                           -------  -------  -------     -------
                                                            1,884    2,109    2,316        3,549
                                                           -------  -------  -------     -------
  Pro forma combined.....................................  11,250   11,739   11,693       13,392
                                                           =======  =======  =======     =======



(1) Adjustment to exclude common stock equivalents arising from options to purchase Digital Common Shares during periods where they would be antidilutive on a pro forma combined basis.



(2) Includes the dilutive effect of preferred shares outstanding on an as-if-converted basis and the 1-for 3.5 reverse split of the ViewStar Common Stock in 1996.

                            APPROVAL OF SHAREHOLDERS
GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of Digital Common Shares in connection with the solicitation of proxies by the Digital Board for use at the Digital Special Meeting to be held on Monday, December 30, 1996, at Digital's offices located at 6464 185th Avenue N.E., Redmond, Washington, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof.

     This Proxy Statement/Prospectus also is being furnished to ViewStar Shareholders in connection with the ViewStar Consent Solicitation.


     This Proxy Statement/Prospectus and the accompanying forms of proxy or consent, as applicable, are first being mailed to shareholders of Digital and
ViewStar on or about November   , 1996.


MATTERS TO BE CONSIDERED AT THE DIGITAL SPECIAL MEETING


     At the Digital Special Meeting, shareholders of record of Digital as of the close of business on November 15, 1996, will consider and vote upon (i) the issuance of Digital Common Shares in exchange for shares of ViewStar Stock and upon the exercise of currently outstanding options and a warrant to purchase ViewStar Stock, which options and warrant are expected to be assumed or converted to options and a warrant to purchase Digital Common Shares, in connection with the Merger Agreement; (ii) the approval and adoption of the Digital Stock Incentive Plan; and (iii) such other business as properly may be brought before the Digital Special Meeting.



     On October 9, 1996, subject to shareholder approval, the Digital Board adopted and approved the Digital Stock Incentive Plan to provide for issuance of an aggregate maximum of 1,500,000 Digital Common Shares. The number of Digital Common Shares authorized is intended to cover (i) the issuance of up to 600,000 Digital Common Shares upon exercise of Replacement Options to be issued to ViewStar optionholders pursuant to the Merger Agreement, (ii) the issuance of approximately 300,000 Digital Common Shares upon exercise of options to be granted to officers of ViewStar, (iii) the issuance of approximately 300,000 Digital Common Shares to replace shares that are reserved for issuance under the 1987 Restated Stock Option Plan, which terminates in December 1996 and (iv) additional Digital Common Shares to provide for future grants of stock options and for issuance upon employee stock purchases. The Digital Board believes that the adoption of the Digital Stock Incentive Plan will further its objective of forging a closer link between the compensation of key employees and Digital's longer-term financial performance and to better align the interests of employees, directors and shareholders by making more shares available for the granting of options and for sales to employees under a stock purchase plan. In addition, the terms of the Digital Stock Incentive Plan are intended to conform to the exemption for performance-based compensation under Section 162(m) of the Code, which otherwise imposes a limit on the deductibility for federal income tax purposes of compensation paid to certain executive officers. The Digital Board also believes that the availability of an adequate number of shares for issuance under the Digital Stock Incentive Plan is necessary in order to carry out the plan's purpose of attracting, retaining and motivating key employees and directors essential to the success of Digital.


     The Digital Board has approved the Merger Agreement and the Issuance and recommends that Digital Shareholders vote "FOR" approval of the Issuance and "FOR" the Digital Stock Incentive Plan. See "BACKGROUND OF AND REASONS FOR THE MERGER" and "DIGITAL SHAREHOLDER APPROVAL OF DIGITAL STOCK INCENTIVE PLAN."

VIEWSTAR CONSENT SOLICITATION

     Shareholders of record of ViewStar as of the close of business on November 15, 1996 are asked to consider and grant written consent to the Merger Agreement. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, (i) Merger Sub will merge into ViewStar, (ii) each share of ViewStar Common Stock issued and outstanding immediately prior to the Merger (except any Dissenting Shares) will be converted into .693 Digital Common Shares, (iii) each share of ViewStar Preferred Stock issued and outstanding immediately prior to the Merger (except any Dissenting Shares) will be converted into

 .693 Digital Common Shares for each share of ViewStar Common Stock into which such share of ViewStar Preferred Stock is convertible (based on a conversion ratio of one share of ViewStar Common Stock per 3.5 shares of ViewStar Preferred Stock), and (iv) each outstanding warrant to purchase ViewStar Stock (other than a warrant held by Comdisco, Inc., which will convert into a warrant to purchase Digital Common Shares) that is not exercised prior to the Effective Time will terminate in accordance with its terms. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of Digital Common Shares. If the Digital Shareholders approve the Digital Stock Incentive Plan, each outstanding ViewStar Option will be converted into an option to purchase that number of Digital Common Shares that is equal to the product of the Exchange Ratio and the number of shares of ViewStar Common Stock subject to such replaced option. If the Digital Shareholders do not approve the Digital Stock Incentive Plan, each ViewStar Option will be assumed by Digital and treated as an option to purchase Digital Common Shares. See "THE
MERGER -- Terms of the Merger Agreement." No fractional Digital Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of ViewStar Stock who otherwise would be entitled to receive a fractional Digital Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to the last reported sale price of one Digital Common Share as reported by the Nasdaq National Market on the last business day prior to the Effective Time multiplied by such fraction. See "THE MERGER -- Terms of the Merger Agreement -- Fractional Shares."



     Holders of ViewStar Common Stock will be entitled to dissenters' rights as a result of the Merger. See "THE MERGER -- Rights of Dissenting ViewStar Shareholders."


     The ViewStar Board has approved the Merger Agreement and recommends that ViewStar Shareholders give their written consent to approve the Merger Agreement and the Merger. See "BACKGROUND OF AND REASONS FOR THE MERGER."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED


     Digital. The close of business on November 15, 1996 (the "Digital Record Date") has been fixed as the record date for determining the holders of Digital Common Shares who are entitled to notice of, and to vote at, the Digital Special
Meeting. As of the Digital Record Date, there were           Digital Common
Shares outstanding and entitled to vote. The holders of record on the Digital Record Date of Digital Common Shares are entitled to one vote per Digital Common Share. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the Digital Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Digital Special Meeting. Under Rule 4460(i) of the National Association of Securities Dealers, Inc. and Digital's Restated Articles of Incorporation and Restated Bylaws, the affirmative vote of holders of shares representing a majority of the outstanding voting power of the Digital Common Shares present in person or represented by proxy at the Digital Special Meeting is required for approval of the Issuance and for approval of the Digital Stock Incentive Plan.


     Abstentions from voting and broker nonvotes are not considered present at the Digital Special Meeting and consequently will have no effect on the approval of the Issuance or the Digital Stock Incentive Plan.

     ViewStar. The close of business on November 15, 1996 (the "ViewStar Record Date") has been fixed as the record date for determining the holders of ViewStar Stock whose written consent to the Merger will be sought. As of the ViewStar
Record Date, there were           shares of ViewStar Common Stock outstanding
and entitled to vote and           shares of ViewStar Preferred Stock
outstanding and entitled to vote. The holders of record on the ViewStar Record Date of shares of ViewStar Stock are entitled to one vote per share of ViewStar Stock. The consent of holders of shares representing a majority of the outstanding voting power of each class of ViewStar Stock is required for approval of the Merger Agreement.

PROXIES/CONSENTS

     Digital. Digital Common Shares represented by properly executed proxies received at or prior to the Digital Special Meeting that have not been revoked will be voted at the Digital Special Meeting in accordance with the instructions contained therein. Digital Common Shares represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Issuance and "FOR" approval of the Digital Stock Incentive Plan. Digital Shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A Digital Shareholder may revoke a proxy by submitting at any time prior to the vote on the Issuance or the Digital Stock Incentive Plan a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Digital at any time prior to such vote or by attending the Digital Special Meeting and voting in person. Mere attendance at the Digital Special Meeting will not in and of itself revoke a proxy.


     If the Digital Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Digital Special Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Digital Special Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.


     ViewStar. ViewStar Shareholders are requested to complete, sign, date and return promptly the enclosed form of written consent in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A ViewStar Shareholder may revoke a consent by notice given to the Secretary of ViewStar prior to such time as consents sufficient to approve the Merger Agreement have been received.

     Proxy/Consent Solicitation. Each of Digital and ViewStar will bear the cost of soliciting proxies or consents, as applicable, from its respective shareholders. In addition to solicitation by mail, directors, officers and employees of Digital or ViewStar may solicit proxies/consents by telephone, telegram or otherwise. Such directors, officers and employees of Digital or ViewStar will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Digital Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                    BACKGROUND OF AND REASONS FOR THE MERGER
BACKGROUND

     Digital's core business has historically focused on products and services for call management systems which integrate computers, telephony and other computer-based communications. Increasingly, however, its customers have sought to combine Digital's advanced telephony and call management technologies with enterprise data management and business process applications to address their overall "customer management" needs. Digital has responded to this trend by partnering with its customers to produce applications that integrate call flow into the organization's broader workflow management processes. It has also sought to partner with other companies to develop and market additional products and applications that would address the broad enterprise customer management market.

     In early 1995, Digital became aware of ViewStar's enterprise workflow and business process automation software and concluded that, in light of their complementary products, ViewStar could be a good candidate for a co-marketing or value-added reseller relationship.

     In early August 1995, an executive of Digital contacted an executive of ViewStar to determine ViewStar's interest in a co-marketing relationship. On August 9, the President and Chief Executive Officer of Digital met with ViewStar's Chief Executive Officer to discuss various forms of strategic alliance, focusing on joint marketing efforts but ranging, in very general terms, to the possibility of a merger with Digital. In August, however, the ViewStar Board decided to enter into merger negotiations with Caere Corporation. Discussions between ViewStar and Digital terminated in mid-September.


     In October 1995, ViewStar entered into a merger agreement with Caere, which agreement was terminated in late January 1996. Upon learning of the termination of the Caere merger in February 1996, Digital's Chief Financial Officer John Flavio initiated discussions with Kamran Kheirolomoom, the President and Chief Executive Officer of ViewStar, regarding a possible marketing alliance with Digital. On April 26, 1996, Mr. Kheirolomoom and Steve Russell, the Vice President of Product Planning of ViewStar, met with Patrick Howard, Digital's President and Chief Executive Officer, and Mr. Flavio, Thomas Clark, Executive Vice President, and Tom Edwards, Vice President, of Digital, to discuss the two companies' products and capabilities and the mutual benefits of a marketing alliance and joint product development.


     In late May 1996, ViewStar began discussions with investment banking firms regarding a possible initial public offering (an "IPO") of ViewStar Common Stock. ViewStar and Digital met periodically during May and July to discuss a possible marketing alliance and joint product development.

     On July 15, 1996, Mr. Howard met with Mr. Kheirolomoom and discussed in general terms the possibilities for some form of marketing alliance and joint product development that included the possibility of an investment in ViewStar by Digital. ViewStar continued with its IPO plans and, accordingly, filed a registration statement on August 5, 1996.

     During August 1996, representatives of Digital and ViewStar held several other meetings at which ViewStar's products were presented and the parties continued to discuss both an alliance and an investment by Digital. On August 9, 1996, ViewStar provided Digital with a nonbinding term sheet proposing an equity investment by Digital in ViewStar of $3 million to $5 million at a per share price related to the estimated IPO price. Mr. Flavio then requested that Dain Bosworth assist Digital in evaluating the potential investment in, and valuation of, ViewStar and subsequently discussed the possible combination of Digital and ViewStar with Harvey Gillis, the chair of Digital's Audit Committee.


     On August 22, 1996, Mr. Howard sent Mr. Kheirolomoom a nonbinding letter outlining the terms of a possible merger in which ViewStar shareholders would receive consideration valued at approximately $55 million consisting of cash and Digital Common Shares, and offering to provide $4 million of interim financing to ViewStar, all subject to a due diligence investigation.


     On August 23, 1996, the ViewStar Board met and concluded that ViewStar should not proceed with merger negotiations because the proposed total consideration offered to ViewStar Shareholders was not comparable to that which could be realized through the IPO.

     On August 30, after the exchange of additional Digital and ViewStar financial information, Messrs. Howard and Flavio and Steve Adams, the Senior Vice President of Marketing of Digital, met with Mr. Kheirolomoom and Robert Pender, Jr., Chief Financial Officer of ViewStar, to consider revising Digital's proposal, and to discuss related interim financing arrangements and the desire of both parties to proceed with joint marketing and product development efforts. They also discussed the conditions under which ViewStar would proceed with negotiations for a merger.


     On September 1, 1996, Mr. Howard sent a memorandum to the Digital Board outlining Digital's and ViewStar's shared vision of the market opportunities for customer management software applications.

     On September 4, 1996, Messrs. Kheirolomoom and Pender gave a presentation to Messrs. Flavio, Adams and other Digital representatives describing ViewStar's perspective of the customer management market.

     Mr. Howard then sent a memorandum to the Digital Board outlining a proposal for a possible merger with ViewStar. During the week that followed, Mr. Flavio and Mr. Howard individually provided status reports on the discussions with ViewStar to members of the Digital Board.


     On September 15, Messrs. Howard, Flavio, Adams, Kheirolomoom and Pender held further discussions regarding ViewStar's business and prospects, Digital's merger proposal and a proposed timetable for negotiation of a merger. The parties also negotiated the final terms of an agreement providing for a loan by Digital to ViewStar of $4,000,000 (the "Loan Agreement") and a Joint Marketing and Product Development Agreement (the "Joint Marketing Agreement") under which the parties would begin to implement a product development and joint marketing strategy.



     As a result of these ongoing discussions, Digital modified its proposal in a letter dated September 19, 1996 to Mr. Kheirolomoom to reflect a merger in which ViewStar Shareholders would receive Digital Common Shares with an approximate total value of $70 million. The revised proposal contemplated the setting of a fixed exchange ratio.



     At a meeting on September 19, 1996, Mr. Howard made a presentation to the ViewStar Board on Digital's business and potential synergies between the companies' products. The ViewStar Board then discussed and approved the Loan Agreement and the Joint Marketing Agreement and authorized ViewStar management to initiate a due diligence investigation and enter into negotiations with Digital on the terms generally outlined in Digital's proposal. Digital and ViewStar then executed the Loan Agreement and a confidentiality agreement pursuant to which the parties agreed not to publicly disclose any information regarding the negotiation of the proposed merger.


     Immediately thereafter, executives of Digital and ViewStar and their counsel proceeded to prepare and negotiate the terms of definitive agreements in accordance with the preliminary understandings between the parties. Digital formally engaged Dain Bosworth to act as its financial advisor in connection with the Merger. Between September 20 and October 14, both parties conducted legal and financial due diligence investigations of each other's businesses and continued their negotiations of the merger terms.


     On October 2, 1996, the Digital Board met with management and its legal and financial advisors to consider the merger proposal. At the October 2 meeting, representatives of Dain Bosworth reviewed preliminary financial information regarding Digital, ViewStar and the proposed transaction. The Digital Board discussed the background of the negotiations with ViewStar, the nature of ViewStar's products, ViewStar's financial results, ViewStar's desire to limit the circumstances under which a merger agreement could be terminated, Digital's financial results, the proposed structure of the transaction, the fact that it was intended to qualify for pooling-of-interests accounting treatment and to constitute a tax-free reorganization under the Code, a preliminary timetable for the transaction and the desire of both parties to complete the transaction as promptly as possible.



     On October 8, the ViewStar Board held a meeting at which the terms of the proposed Merger Agreement were discussed with management, ViewStar's legal advisors and representatives of the investment banking firms of Hambrecht & Quist LLC and Cowen & Company, ViewStar's financial advisors. The ViewStar Board discussed the financial terms of the Merger, the potential benefits to ViewStar and its shareholders from the Merger, the nature of Digital's products, ViewStar's financial results, the proposed structure of the transaction, the fact that it was intended to qualify for pooling-of-interests accounting treatment and to constitute a tax-free reorganization under the Code and a preliminary timetable for the transaction. Following these discussions, the ViewStar Board approved the Merger Agreement and the ancillary agreements.


     On October 9, the Digital Board met telephonically with Digital's management and financial and legal advisors, reviewed the intervening negotiations and the terms of the draft Merger Agreement and received in oral form the opinion of Dain Bosworth described under "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Digital's Financial Advisor." Following such discussion, the Digital Board unanimously approved the Merger, subject to further negotiation of the final terms of the proposed Merger Agreement and ancillary agreements in accordance with guidance given by the Digital Board. Management of Digital resolved the remaining open terms in accordance with such guidance between October 9 and October 14.



     THE MERGER AGREEMENT WAS EXECUTED ON OCTOBER 14, 1996. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX I.


REASONS FOR THE MERGER

  Joint Reasons for the Merger

     The Digital Board and ViewStar Board each considered that the combined company would have the potential for competitive advantage and improved financial performance. The Digital Board and the ViewStar Board also considered several significant changes in the information technology industry. These changes include (i) the evolution of the traditional call center into a full function customer service center providing an integrated point for customer interaction and service; (ii) the focus on improved customer service as the driving factor in enterprise business process automation decisions; (iii) the growth of Microsoft Windows NT client-server technology; and (iv) the increasing sensitivity of corporate customers to the size and financial strength of vendors of mission critical applications.

     Digital and ViewStar have identified a number of potential mutual benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include:


     - TECHNICAL EXPERTISE IN BOTH THE CALL CENTER AND DOCUMENT WORKFLOW ENVIRONMENTS. The Boards of Directors of Digital and ViewStar believe that Digital's call center expertise, combined with the document workflow technology of ViewStar, will enable the combined company to provide the integrated "customer management" solutions demanded by corporate customers. These solutions will also position the combined company to provide software applications that will leverage the increased growth of the Windows NT platform.


     - IMPROVED COMPETITIVE POSITION. The Boards of Directors of Digital and ViewStar believe that increased revenues and resources will allow the combined company to meet increasing competitive challenges from larger companies, accelerate technological innovation and promote greater customer and market awareness.

     - LEVERAGING THE COMBINED CUSTOMER BASE. The Boards of Directors of Digital and ViewStar believe that the combined customer base will afford the combined company new opportunities to sell one another's products and allow broader access to the growing market for enterprise customer management solutions.

     - EMPLOYEE RECRUITMENT AND RETENTION. The Boards of Directors of Digital and ViewStar believe that higher visibility, increased financial strength and greater career opportunities will allow the combined company to attract and retain a larger pool of appropriately skilled and trained employees.

     - GREATER ECONOMIES OF SCALE IN INTERNATIONAL MARKETS. The Boards of Directors of Digital and ViewStar believe that the greater international sales volume of the combined company will allow the considerable start up and support costs involved in new foreign markets to be shared across a broader product range.

     - COMPLEMENTARY SALES CHANNEL STRENGTHS. The Boards of Directors of Digital and ViewStar believe that Digital's historical distribution through direct and VAR channels, combined with ViewStar's distributors, system integrators and direct sales channels, will provide the combined company comprehensive distribution for increased market coverage.


     In addition to the joint reasons discussed above, the Board of Directors of each company also considered separate reasons for approving the Issuance and the Merger, which are summarized below.


  Digital's Reasons for the Merger


     The Digital Board believes that the following are additional reasons for the Digital Shareholders to vote for the Issuance:



     - SOFTWARE APPLICATIONS TRANSITION. The Digital Board believes that ViewStar products and technology will allow Digital to accelerate the move from a CTI-based systems company to a software applications company focused on customer management. The Digital Board further believes that the combined company will be in a position to offer NT-based products and benefit from the anticipated adoption of Microsoft Windows NT as the standard platform for enterprise applications.



     - DIVERSIFICATION OF PRODUCTS. The Digital Board believes that ViewStar's complementary products and technology will enable Digital to expand and diversify its product offerings, creating a more comprehensive and complete software applications solution for its existing customer base.



     - EXPANSION OF DIGITAL'S MARKET. The Digital Board believes that ViewStar products will enable Digital to establish a significant presence in the customer management market by combining an integrated point of contact for customer interaction with products that combine the telephony (callflow) functionality Digital provides with the data management and business process applications (workflow) capability that ViewStar provides.



     In the course of its deliberations, the Digital Board reviewed with Digital's management a number of other factors relevant to the Merger. In particular, the Digital Board considered, among other things: (i) information concerning Digital's and ViewStar's respective businesses, prospects, financial performances, financial conditions, operations and product development schedules; (ii) the market price of the Digital Common Shares in the recent past; (iii) multiples paid in other selected software merger and acquisition transactions; (iv) an analysis of the respective contributions to revenues, operating profits and net profits of the two companies; (v) the compatibility of the managements of Digital and ViewStar; (vi) Digital's strategic objectives for participation in the enterprise client-server software market; (vii) a financial presentation by Dain Bosworth, including the opinion described under "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Digital's Financial Advisor"; (viii) reports from management and legal advisors on the results of Digital's due diligence investigation of ViewStar; (ix) the terms of the Merger Agreement, including the termination fees payable to Digital under certain circumstances, ViewStar's agreement not to solicit other acquisition transactions and the provision for an adjustment in the Share Consideration to compensate for certain breaches of the Merger Agreement; and (x) the execution of employment agreements with certain key employees to be effective upon the Effective Time.



     The Digital Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) the significant losses incurred by ViewStar as recently as the first half of 1995; (ii) the adverse revenue trend experienced by ViewStar during 1994 through the first quarter of 1995; (iii) the possible dilutive effect of the issuance of Digital Common Shares in the Merger (see "BACKGROUND OF AND REASONS FOR THE
MERGER -- Opinion of Digital's Financial Advisor -- Pro Forma Merger Analysis");
(iv) the risk that the public market price of the Digital Common Shares might be adversely affected by announcement of the Merger; (v) the charges expected to be incurred in connection with the Merger, primarily in the quarter in which the Merger is completed, including the direct transaction costs to be reflected in a charge estimated to be approximately $2.5 million and additional changes to operations which are not currently reasonably estimable (see "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS"); (vi) the risk that the combined company's ability to increase or maintain revenues might be diminished by intensified competition among suppliers of similar or related products; (vii) the risk that, despite the efforts of the combined company, the services of key persons might not be retained; (viii) the risk that other benefits sought to be obtained by the Merger might not be obtained; and (ix) other risks described above under "RISK FACTORS."


     In view of the wide variety of factors, both positive and negative, that it considered, the Digital Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Digital Board determined that the Merger was in the best interests of Digital and its shareholders. ACCORDINGLY, THE DIGITAL BOARD HAS APPROVED THE MERGER AGREEMENT AND THE ISSUANCE AND RECOMMENDS THAT THE DIGITAL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE.


  ViewStar's Reasons for the Merger


     The ViewStar Board believes that the proposed Merger would afford ViewStar the following additional advantages and a greater opportunity to accomplish its strategic objectives:



     - CAPITALIZE ON ENTERPRISE CUSTOMER MANAGEMENT SOLUTIONS. The ViewStar Board believes that the combination will allow ViewStar to capitalize on the growth in the customer interaction and customer service interaction process automation markets.



     - COMPLEMENTARY CAPABILITIES. The ViewStar Board believes that Digital's complementary capabilities and advanced telephony technology will complement ViewStar's current enterprise applications software and improve its ability to provide a comprehensive customer management solution to its customers.



     - IMPROVED MARKET VISIBILITY. As a result of the financial strength and stability of the combined company, the ViewStar Board believes that ViewStar will be more visible in the marketplace and more likely to be viewed as having the size and financial strength required to be an enterprise-wide provider of mission-critical application solutions to corporate customers.



     - EMPLOYEE RECRUITMENT AND RETENTION. The ViewStar Board believes that, in addition to greater stability, a publicly traded company has greater ability to provide financial incentives in order to recruit and retain employees.



     - SHAREHOLDER LIQUIDITY. The ViewStar Board believes that the Merger will provide ViewStar Shareholders with the ability to convert a currently illiquid investment into a liquid one with the opportunity to realize a future return based on the potential appreciation of the Digital Common Shares after the Merger.



     The ViewStar Board believes that it is in the best interests of the ViewStar Shareholders to obtain marketable securities that may be either held or sold as determined by each individual shareholder. In this regard, the ViewStar Board considered alternative means to provide liquidity for ViewStar Shareholders, including proceeding with the IPO of ViewStar Common Stock. The ViewStar Board concluded that the benefits of the Merger provide ViewStar Shareholders with a better opportunity to realize the full value of their investment.



     In evaluating the proposed Merger, the ViewStar Board considered and discussed a wide variety of factors, including the terms of the Merger Agreement, Digital's business and the potential synergies with ViewStar's business, the recent price range of the Digital Common Shares, the management of the combined company and the requirement of a tax-free transaction. The ViewStar Board also discussed the Merger Agreement in light of its fairness to ViewStar's shareholders, including the limited circumstances under which the Merger Agreement could be terminated and the termination fee payable to ViewStar or by ViewStar under certain circumstances. As part of the evaluation process, the ViewStar Board reviewed information about the business, operations and prospects of both ViewStar and Digital, as well as the combined company.



     The ViewStar Board also considered the following potentially negative factors in its deliberations concerning the Merger, including: (i) the potential disruption of ViewStar's business that might result following the announcement of the Merger and during the combination of operations of the two companies;

(ii) the effects of the public announcement of the Merger on ViewStar's ability to attract and retain key management, marketing and technical personnel; (iii) the risk that benefits sought to be obtained by the Merger might not be obtained; (iv) the possibility that the Merger might not be consummated and the difficulties in proceeding with an IPO in such event, and (v) other risks described above under "RISK FACTORS."



     In view of the wide variety of factors, both positive and negative, that it considered, the ViewStar Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the ViewStar Board determined that the Merger was in the best interests of ViewStar and its shareholders. ACCORDINGLY, THE VIEWSTAR BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE VIEWSTAR SHAREHOLDERS GIVE THEIR CONSENTS TO APPROVE THE MERGER AGREEMENT.


OPINION OF DIGITAL'S FINANCIAL ADVISOR


     Digital retained Dain Bosworth Incorporated on September 20, 1996 to act as Digital's financial advisor in connection with the Merger, including rendering its opinion to the Digital Board as to the fairness, from a financial point of view, to the Digital Shareholders of the Share Consideration. The amount of the Share Consideration was determined pursuant to negotiations between Digital and ViewStar and not pursuant to any recommendations of Dain Bosworth.



     At the October 9, 1996 special meeting of the Digital Board, Dain Bosworth delivered an oral opinion, which was subsequently confirmed in writing, that, subject to the assumptions set forth below, as of such date and based on the matters described therein, the consideration to be paid by Digital in connection with the Merger was fair to the Digital Shareholders from a financial point of view. Dain Bosworth has consented to the use of its name and to the inclusion of the Dain Opinion in this Proxy Statement/Prospectus. No limitations were imposed by the Digital Board upon Dain Bosworth with respect to the investigations made or procedures followed by it in rendering the Dain Opinion.



     THE FULL TEXT OF THE WRITTEN DAIN OPINION DATED OCTOBER 9, 1996, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. DIGITAL SHAREHOLDERS ARE URGED TO READ THE DAIN OPINION IN ITS ENTIRETY. THE SUMMARY OF THE DAIN OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS SETS FORTH THE MATERIAL ANALYSES AND MATTERS PRESENTED BY DAIN TO THE DIGITAL BOARD AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DAIN OPINION IS DIRECTED TO THE DIGITAL BOARD, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY DIGITAL IN CONNECTION WITH THE MERGER TO DIGITAL'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DIGITAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE DIGITAL SPECIAL MEETING. THE DAIN OPINION WAS RENDERED TO THE DIGITAL BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DIGITAL BOARD HAS NOT REQUESTED THAT DAIN BOSWORTH UPDATE ITS OPINION FROM OCTOBER 9, 1996, AND, ACCORDINGLY THE DISCUSSION OF THE DAIN OPINION SET FORTH BELOW IS BASED ON THE TRADING PRICE OF DIGITAL COMMON SHARES, GENERAL MARKET, ECONOMIC, FINANCIAL, MONETARY AND OTHER CONDITIONS AS THEY EXISTED AND ON INFORMATION AVAILABLE TO DAIN BOSWORTH AS OF THE DATE OF THE DAIN OPINION. IT IS UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS OR EVENTS MAY HAVE AFFECTED ITS OPINION, DAIN BOSWORTH HAS NOT UPDATED, REVIEWED OR REAFFIRMED THE DAIN OPINION.



     In arriving at its fairness opinion, Dain Bosworth reviewed the financial terms and conditions of the Merger Agreement and the Merger, including, but not limited to, the number and fair market value of the Digital Common Shares to be issued in connection with the Merger. Dain Bosworth, among other things: (i) reviewed the Merger Agreement, (ii) held discussions with senior members of the management of Digital and ViewStar concerning the business, operations and prospects of each company and the reasons for the Merger, (iii) reviewed certain business and financial information concerning Digital and ViewStar, including certain publicly available documents filed by Digital and ViewStar with the Commission, (iv) compared certain financial statistics of Digital and ViewStar with statistics of publicly traded companies deemed comparable, (v) reviewed price and trading data of the Digital Common Shares, and (vi) to the extent publicly available, compared the financial terms of the Merger with those of other transactions deemed comparable.


     In conducting its review and arriving at its opinion that the Merger consideration was fair, Dain Bosworth assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering the Dain Opinion. With respect to financial projections of ViewStar and other information relating to the prospects of ViewStar provided to Dain Bosworth by ViewStar, Dain Bosworth assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the management of ViewStar as to the likely future financial performances of ViewStar and of the combined entity. In addition, Dain Bosworth relied upon estimates and judgments of members of Digital's and ViewStar's managements as to the potential revenue synergies and cost savings that could result from the Merger, Dain Bosworth assumed that there had been no material changes to either Digital or ViewStar since the respective dates of their latest financial statements made available to Dain Bosworth and that no material adverse change will subsequently occur to Digital or ViewStar. In addition, Dain Bosworth also assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, and Dain Bosworth assumed, with the consent of Digital and ViewStar, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for Digital. Dain Bosworth did not make, and it was not provided with, an independent evaluation or appraisal of the assets of ViewStar. The Dain Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the Dain Opinion.


     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Dain Bosworth in arriving at the Dain Opinion and reviewed with the Digital Board and do not purport to be a complete description of the analyses performed by Dain Bosworth. The information presented below is based on the financial condition of Digital and ViewStar as of a date or dates shortly before the Dain Opinion was rendered on October 9, 1996 and stock price information through the close of the market on October 7, 1996.


     Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market compared to the valuation in the public market of other selected publicly traded companies. Dain Bosworth analyzed the relative performance and outlook for Digital and ViewStar by comparing certain financial and stock information for Digital and financial information for ViewStar with the corresponding publicly available data and information from comparable publicly traded companies. The valuation analysis was based on several variables, including revenue, operating income, net income for the last twelve months and projected net income for 1997. The earnings estimates used in this analysis for Digital in 1997 were as reported by First Call Corporation. First Call is a data service that monitors and compiles selected research analysts' most current earnings estimates on companies of interest to investors.



     In order to better evaluate the Digital Common Shares, Dain Bosworth compared certain financial and stock market information for Digital with corresponding information from a group of ten comparable, publicly-traded companies consisting of Active Voice Corporation, Applied Voice Technology, Inc., Aspect Telecommunications Corporation, Boston Technology, Inc., Brite Voice Systems, Inc., Davox Corporation, Dialogic Corporation, EIS International, Inc., InterVoice, Inc., and Periphonics Corporation (the "Selected Digital

Comparables"). Dain Bosworth noted from this analysis that the multiples for Digital were generally within the range of multiples for the Selected Digital Comparables.


                                              ENTERPRISE VALUE                   MARKET VALUE
                                        ----------------------------     -----------------------------
                                          LTM             LTM               LTM         PROJECTED CY97
                                        REVENUE     OPERATING INCOME     NET INCOME       NET INCOME
                                        -------     ----------------     ----------     --------------
    Digital Systems International,
      Inc............................     2.2x            13.8x             22.5x            17.0x
    Selected Digital Comparables
      High...........................     5.9x           117.6x            128.7x            31.3x
      Low............................     0.6x             3.7x              6.6x             5.0x


- ---------------

NOTES:


Based on the closing trade price of the Digital Common Shares on October 7, 1996, which was $21.375.



Enterprise Value = Market Value + Total Debt + Preferred Stock - Cash



LTM = last twelve months



     Dain Bosworth compared certain financial information for ViewStar with similar information from a group of seven comparable, publicly-traded companies consisting of Documentum, Inc., FileNet Corporation, Imnet Systems, Inc., Oracle Corporation, PC Docs Group International, Inc., PeopleSoft, Inc. and Wang Laboratories, Inc. (the "Selected ViewStar Comparables"). Dain Bosworth noted from this analysis that the multiples for ViewStar were generally within the range of multiples for the Selected ViewStar Comparables.



                                              ENTERPRISE VALUE                   MARKET VALUE
                                        ----------------------------     -----------------------------
                                          LTM             LTM               LTM         PROJECTED CY97
                                        REVENUE     OPERATING INCOME     NET INCOME       NET INCOME
                                        -------     ----------------     ----------     --------------
    ViewStar Corporation.............     2.7x            64.4x             93.4x            20.9x
    Selected ViewStar Comparables
      High...........................    13.4x           159.1x            185.3x           110.0x
      Low............................     0.7x             9.4x             27.4x            12.9x


- ---------------

NOTES:


Enterprise Value = Market Value + Total Debt + Preferred Stock - Cash



Implied Enterprise Value for ViewStar based on $83.8 million market value (based on ViewStar ownership of 3.9 million Digital Common Shares, assuming the exercise of all vested ViewStar Options and excluding the unvested ViewStar Restricted Stock, at $21.375, the closing price on October 7, 1996) and net cash of $600,000


LTM = last twelve months

     It is also noted that, in making these comparisons with the comparable group of publicly traded companies, no premium for control was applied to the prevailing market values of comparable companies. Application of such a control premium to the market values of the comparable companies would cause a more favorable comparison, from Digital's perspective, with the multiples for ViewStar implied by the Merger.


     Analysis of Selected Merger and Acquisition Transactions. Dain Bosworth reviewed and summarized the financial terms, to the extent publicly available, of eight recent merger transactions involving computer software and integration companies, which were deemed relevant and comparable to the business of ViewStar (the "Comparable Transactions"). The Comparable Transactions consisted of Cambridge Technology Partners, Inc.'s acquisition of Systems Consulting Group, Inc.; Computer Sciences Corporation's acquisition of The Continuum Company, Inc.; First Data Corporation's acquisition of First Financial Management

Corporation; HBO & Company's acquisition of CliniCom, Inc.; International Business Machines Corporation's acquisition of Tivoli Systems Inc.; MCI Communications Corporation's acquisition of SHL Systemhouse, Inc.; PLATINUM technologies, Inc.'s acquisition of Protosoft, Inc.; and Sybase, Inc.'s acquisition of Powersoft Corporation. In this analysis, Dain Bosworth calculated the ratio of the implied enterprise value (defined as the price paid to the equity holders of the target company, plus the debt and preferred stock assumed by the other party to the transaction, less the cash of the target company) to the last twelve months' revenue and operating income prior to the announcement of the transaction. Also, Dain Bosworth calculated the ratio of the price paid for the stock to the last twelve months' net income. All multiples for the Comparable Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions present at the time of the Comparable Transactions. The following table summarizes the results of Dain Bosworth's analysis comparing the range of Comparable Transaction multiples to the multiples implied by the Merger.



                                                           ENTERPRISE VALUE           MARKET VALUE
                                                     ----------------------------     ------------
                                                       LTM             LTM              LTM NET
                                                     REVENUE     OPERATING INCOME        INCOME
                                                     -------     ----------------     ------------
    ViewStar Corporation..........................     2.7x            64.4x              93.4x
    Comparable Transactions:
      High........................................    16.0x           203.4x             192.3x
      Low.........................................     1.3x             7.4x               7.9x


- ---------------

NOTES:


Enterprise Value = Market Value + Total Debt + Preferred Stock - Cash



Implied Enterprise Value for ViewStar based on $83.8 million equity value (based on ViewStar ownership of 3.9 million Digital Common Shares, assuming the exercise of all vested ViewStar Options and excluding the unvested ViewStar Restricted Stock) at $21.375, the closing price on October 7, 1996, and net cash of $600,000


LTM = last twelve months

     No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to Digital, ViewStar or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Comparables for Digital and ViewStar and the companies in the Comparable Transactions and other factors that would affect the public trading value and acquisition value of the Comparable Companies and Comparable Transactions, respectively.

     Contribution Analysis. Dain Bosworth analyzed the relative contributions of Digital and ViewStar to the pro forma income statement of the combined company and compared such contributions to the pro forma ownership of Digital by the ViewStar shareholders. The analysis was performed based on the projected financial results for the twelve months ending December 31, 1996 for Digital and ViewStar, the projected twelve months ending December 31, 1997, and the projected twelve months ending December 31, 1998, as provided by the management of Digital and ViewStar. This analysis showed that ViewStar would contribute 27.3%, 28.3% and 31.4% of net revenue, 29.4%, 31.3% and 34.9% of gross income,
10.4%, 18.0% and 30.3% of operating income and 8.1%, 16.4% and 28.7% of income before taxes of the combined company for fiscal years 1996, 1997 and 1998, respectively. These ranges do not give effect to potential cost savings and synergies that could be achieved in the Merger. Based on Digital's fifteen-day moving average closing price of $17.86 on October 6, 1996, ViewStar shareholders would own approximately 28.0% of the combined company.

     Pro Forma Merger Analysis. Dain Bosworth analyzed certain pro forma effects on the combined company resulting from the Merger. Dain Bosworth computed the resulting dilution/accretion to the combined company's earnings per share estimate for the fiscal years December 31, 1996, 1997, and 1998 pursuant to the Merger before and after taking into account any potential cost savings, revenue loss, and other synergies that Digital and ViewStar could achieve if the Merger were consummated and before nonrecurring costs relating to the Merger. Dain Bosworth noted that before taking into account any potential cost savings, revenue loss, and other synergies and before certain nonrecurring costs relating to the Merger, the Merger would be approximately 21.6% dilutive to the combined company's earnings per share for the fiscal year 1996. Dain Bosworth also noted that assuming (i) the issuance of 3,918,824 Digital Common Shares to ViewStar,
(ii) potential operating synergies ranging from zero to $4.50 million for fiscal year 1997 that Digital and ViewStar could achieve if the Merger were consummated, and (iii) no impact from nonrecurring costs relating to the Merger, the Merger would have a dilutive/accretive impact on the combined company's earnings per share ranging from approximately 2.0% dilutive (assuming no operating synergies and no loss of revenue resulting from the Merger) to 14.1% accretive (assuming operating synergies totaling $4.5 million and no loss of revenue resulting from the Merger). Applying these same assumptions to the fiscal year ending December 31, 1998, the Merger would have an accretive impact on the combined company's earnings, ranging from approximately 11.6% accretive (assuming no operating synergies and no loss of revenue resulting from the Merger) to 23.9% accretive (assuming operating synergies totaling $4.5 million and no loss of revenue resulting from the Merger). There can be no assurance that the combined company will be able to minimize the potential revenue loss or realize any potential operating synergies in the amounts estimated, or at all, following the Merger.


     Discounted Cash Flow Analysis. Dain Bosworth did not perform a discounted cash flow analysis on ViewStar since there were no long-term (five-year) projections of cash flow available for ViewStar and the terminal value was deemed to be difficult to ascertain. Dain Bosworth determined that its analyses described above were sufficient to arrive at the Dain Opinion.


     While the foregoing summary describes all analyses and factors that Dain Bosworth deemed material in its presentation to the Digital Board, it is not a comprehensive description of all analyses and factors considered by Dain Bosworth. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Dain Bosworth believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Dain Opinion. In performing its analyses, Dain Bosworth considered general economic, market and financial conditions and other matters, many of which are beyond the control of Digital and ViewStar. The analyses performed by Dain Bosworth are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which Digital Common Shares may trade at any future time.



     Pursuant to an agreement dated September 20, 1996 between Digital and Dain Bosworth, the fees payable to Dain Bosworth consist of a $25,000 engagement fee, a $125,000 fee for rendering the Dain Opinion to the Digital Board on October 9, 1996 in connection with the transaction contemplated by the Merger Agreement and a $350,000 transaction fee payable upon consummation of the Merger. In addition, Digital has agreed to reimburse Dain Bosworth for its reasonable out-of-pocket expenses and to indemnify Dain Bosworth against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act and the Exchange Act.


     Dain Bosworth was selected by Digital on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of Digital and telecommunications equipment manufacturers and expertise in transactions involving computer software companies. Dain Bosworth is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dain Bosworth has from time to time issued research reports and recommendations on Digital Common Shares and, in the ordinary course of business, makes a market in Digital Common Shares. In the course of its market making and other trading activities, Dain Bosworth may, from time to time, have a long or short position in, and buy and sell, securities of Digital. These activities may have created a potential conflict of interest for Dain Bosworth when it rendered the Dain Opinion.

                                   THE MERGER


     THE DESCRIPTION OF THE MERGER AGREEMENT, SHAREHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, SHAREHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT, COPIES OF WHICH ARE ATTACHED AS ANNEXES I AND II, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS AND/OR INCORPORATED BY REFERENCE HEREIN.


TERMS OF THE MERGER AGREEMENT

     The Merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge into ViewStar at the Effective Time and the separate corporate existence of Merger Sub will then cease. ViewStar (the "Surviving Corporation") will become a wholly-owned subsidiary of Digital.


     Conversion of ViewStar Stock in the Merger. At the Effective Time, each issued and outstanding share of ViewStar Common Stock (other than Dissenting Shares) will be converted into .693 Digital Common Shares, and each issued and outstanding share of ViewStar Preferred Stock (other than Dissenting Shares) will be converted into a number of Digital Common Shares equal to the product of the Exchange Ratio and the number of shares of ViewStar Common Stock into which such share of ViewStar Preferred Stock is convertible (based upon a conversion ratio of one share of ViewStar Common Stock per 3.5 shares of ViewStar Preferred Stock) immediately prior to the Effective Time. The Exchange Ratio reflects a 1-for-3.5 reverse split of the ViewStar Common Stock in August 1996. Each share of Restricted Stock outstanding at the Effective Time will be converted into
 .693 Digital Common Shares and will remain subject to the same terms and conditions, including the schedule pursuant to which rights of repurchase will lapse, as were applicable to such Restricted Stock at the Effective Time. In addition, at the Effective Time (a) each ViewStar Option will convert into an option to purchase a number of Digital Common Shares equal to the product of the Exchange Ratio and the number of shares of ViewStar Common Stock subject to such ViewStar Option and (b) each ViewStar Warrant, other than the Comdisco Warrant (as defined below), that is not exercised prior to the Effective Time will terminate in accordance with its terms. See "THE MERGER -- Replacement of ViewStar Options; Warrants." If, prior to the Effective Time, Digital should split or combine the Digital Common Shares, or pay a stock dividend or other stock distribution in Digital Common Shares, or otherwise change the Digital Common Shares into any other securities, or make any other dividend on or distribution of the Digital Common Shares, the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.


     Based on the number of shares of ViewStar Stock outstanding on the ViewStar Record Date, assuming the exercise of all outstanding ViewStar Options and ViewStar Warrants (whether or not currently exercisable), and based on the Exchange Ratio established in the Merger Agreement, a maximum of approximately
4.3 million Digital Common Shares may be issued in connection with the Merger.

     Fractional Shares. No fractional Digital Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of ViewStar Stock who otherwise would be entitled to receive a fractional Digital Common Share pursuant to the Merger Agreement will be paid an amount in cash, without interest, equal to the last reported sale price of one Digital Common Share as reported by the Nasdaq National Market on the last business day prior to the Closing (the "Closing Date"), multiplied by such fraction.

     Articles of Incorporation and Bylaws. The Merger Agreement provides that the Articles of Incorporation of ViewStar as in effect immediately prior to the Effective Time will become the articles of incorporation of the Surviving Corporation. The Bylaws of ViewStar as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation.

     Directors and Officers. The directors and officers of Merger Sub at the Effective Time will become the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

EFFECTIVE TIME OF THE MERGER

     As soon as practicable following satisfaction or waiver (where permissible) of the conditions to the Merger, the Merger will be consummated and become effective at the time at which all documents required to be filed pursuant to the WBCA and the CCC (the "Merger Documents") are accepted for filing by the appropriate governmental agency or such later date and time as may be specified in the Merger Documents. See "THE MERGER -- Conditions; Waivers."

EXCHANGE OF VIEWSTAR STOCK

     The Merger Agreement provides that the exchange of shares of ViewStar Stock in the Merger will be effected as follows:

          (i) prior to the Closing, Digital will supply to a bank or trust company designated by Digital (the "Exchange Agent") certificates evidencing the total number of Digital Common Shares issuable in exchange for ViewStar Stock (the "Share Consideration");

          (ii) prior to the Closing, Digital will instruct, and will use reasonable efforts to cause, the Exchange Agent to deliver, within three business days of the Closing Date, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of ViewStar Stock (the "Certificates") a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates;

          (iii) at or following the Closing, upon surrender of the Certificates for cancellation to the Exchange Agent, together with letters of transmittal duly executed and any other required documents, holders of such Certificates will receive in exchange therefor certificates representing a number (rounded down to the nearest whole number) of Digital Common Shares equal to 90% of the Share Consideration to which the ViewStar Shareholder surrendering the certificate is entitled and cash in lieu of fractional Digital Common Shares, and the surrendered Certificates will be canceled;

          (iv) the remaining 10% of the Share Consideration (the "Holdback Shares") will be held by Digital in order to effect any reduction in the Share Consideration as described below; and


          (v) after the Effective Time, each outstanding, unsurrendered Certificate will be deemed to evidence ownership of the number of Digital Common Shares into which such shares of ViewStar Stock will have been converted; however, the holders of outstanding, unsurrendered Certificates after the Effective Time will not be entitled to receive any dividends or distributions of any kind payable to the holders of record of Digital Common Shares until such Certificates are surrendered, although any such dividends or distributions will accrue and be payable to the holders upon surrender of the Certificates. No interest will accrue or be payable on such dividends or distributions until surrender of such Certificates.


SHARE CONSIDERATION ADJUSTMENT


     Pursuant to the Merger Agreement, ViewStar has agreed that, subject to certain limitations discussed below, the Share Consideration will be reduced by a number of Digital Common Shares equal in value (as of the Closing Date) to any losses (the "Digital Losses") in excess of $350,000 that may be suffered by Digital, or any of its officers, directors or affiliates, due to: (i) any inaccuracy in any representation or warranty made by ViewStar or any ViewStar Affiliate in the Merger Agreement, the Shareholders Agreement, any document ancillary thereto or any certificate delivered pursuant thereto, or (ii) any failure by ViewStar or any ViewStar Affiliate to perform or comply, in whole or in part, with any covenant or agreement in the Merger Agreement, the Shareholders Agreement or any document ancillary thereto. The Share Consideration adjustment is limited to 10% of the Share Consideration. The Holdback Shares will be held by Digital for potential transfer to Digital to effect any reduction in the Share Consideration in satisfaction of Digital claims. The Merger Agreement provides for selection of a Shareholder Representative by the holders of the Holdback Shares having full authority to settle or defend all claims by Digital against the Holdback Shares. In addition, the Shareholder Representative may be reimbursed for certain costs and expenses through the transfer of Holdback Shares remaining after satisfaction of such Digital claims. The Shareholder Representative is exonerated from any liability for actions taken, or omissions to act, in good faith. Any Holdback Shares transferred to Digital will be accounted for as a reduction of the Share Consideration and will be allocated among the holders of the Holdback Shares on a pro rata basis. Any claims against the Holdback Shares must be asserted by Digital not later than six months following the Effective Time. The Holdback Shares will be held of record by the ViewStar Shareholders, who will have the full right to vote such shares in matters coming before the Digital Shareholders. Stock Certificates representing any Holdback Shares not transferred either to Digital or the Shareholder Representative will be distributed to the holders on the later of (i) the end of the claims period or
(ii) the final resolution of any pending claims.

REPLACEMENT OF VIEWSTAR OPTIONS; WARRANTS

     At the Effective Time, each holder of an outstanding ViewStar Option will receive, in exchange for each ViewStar Option held by such holder, whether or not vested or exercisable, a Replacement Option to acquire, on the same terms and conditions as were applicable under such ViewStar Option, that number of Digital Common Shares equal to the product of the Exchange Ratio and the number of shares of ViewStar Common Stock subject to such ViewStar Option, at a price per share equal to the aggregate exercise price for the shares of ViewStar Common Stock subject to such ViewStar Option divided by the number of full Digital Common Shares purchasable pursuant to such Replacement Option. In the Merger Agreement, Digital has undertaken to use reasonable efforts to register under the Securities Act the Digital Common Shares that are to be issued upon exercise of Replacement Options.


     ViewStar Warrants that have not been exercised as of the Effective Time will terminate in accordance with their respective terms; provided, however, that if, prior to the Closing Date, Comdisco, Inc. does not exercise its ViewStar Warrant, dated May 31, 1996, to purchase 42,857 shares of ViewStar Preferred Stock at a per share price of $0.70 (the "Comdisco Warrant"), then the Comdisco Warrant will convert into a warrant to acquire, on the same terms and conditions as were applicable under the Comdisco Warrant, 8,486 Digital Common Shares at a per share price of $3.53.


QUOTATION OF THE DIGITAL COMMON SHARES ON NASDAQ NATIONAL MARKET

     In the Merger Agreement, Digital has agreed to use all reasonable efforts to cause Digital Common Shares issued in connection with the Merger to be quoted on the Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by ViewStar as to (i) the corporate organization, good standing and power of ViewStar and its subsidiaries, (ii) approvals by the ViewStar Board and authorization of the Merger Agreement, (iii) ViewStar's capitalization, (iv) pending or threatened litigation, (v) ViewStar's noncontravention of any agreement, law or charter or bylaw provision, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or bylaw provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (vii) the terms, existence, operations, liabilities and compliance with applicable laws of ViewStar employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (viii) payment of taxes, (ix) ownership of and rights to use certain intellectual property, (x) the accuracy of ViewStar's financial statements, (xi) the conduct of ViewStar's business in the ordinary and usual course and the absence of any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or, to ViewStar's knowledge, the prospects of ViewStar, (xii) certain contracts and leases of ViewStar,
(xiii) certain transactions with affiliates, (xiv) brokers and finders employed by ViewStar, (xv) the accuracy of information to be supplied by ViewStar for inclusion in this Proxy Statement/Prospectus and in the Registration Statement,
(xvi) certain tax matters, (xvii) property owned or leased by ViewStar, (xviii) the accuracy of customer and supplier lists provided by ViewStar, (xix) the accuracy of information provided by ViewStar regarding backlog orders, (xx) certain labor and employment matters, (xxi) the accuracy of information provided by ViewStar regarding accounts receivable, (xxii) ViewStar's corporate books and records, (xxiii) ViewStar's licenses, permits and other authorizations, (xxiv) ViewStar's insurance coverage, (xxv) the absence of questionable payments by ViewStar, (xxvi) the accuracy of information provided by ViewStar regarding its bank accounts, (xxvii) adherence by ViewStar to the requirements for accounting treatment of the Merger as a pooling of interests, and (xxviii) the accuracy and completeness of disclosure made by representatives of ViewStar in connection with the Merger Agreement.

     The Merger Agreement also includes representations and warranties by Digital and Merger Sub as to (i) the corporate organization, good standing and power of Digital and its subsidiaries, (ii) approvals by the Digital Board and authorization of the Merger Agreement, (iii) Digital's capitalization, (iv) the authorization of the Digital Common Shares to be issued in the Merger, (v) pending or threatened litigation, (vi) Digital's noncontravention of any agreement, law or charter or bylaw provision, (vii) the Merger Agreement's noncontravention of any agreement, law or charter or bylaw provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (viii) payment of taxes, (ix) ownership of and rights to use certain intellectual property, (x) the accuracy of Digital's financial statements and filings with the Commission, (xi) the absence of any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or, to Digital's knowledge, the prospects of Digital, (xii) certain contracts and leases of Digital and its subsidiaries,
(xiii) the ownership, activities and assets of Merger Sub, (xiv) brokers and finders employed by Digital, (xv) the accuracy of information to be supplied by Digital for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, (xvi) certain tax matters, (xvii) the accuracy of customer and supplier lists provided by Digital, (xviii) the accuracy of information provided by Digital regarding backlog orders, (xix) adherence by Digital to the requirements for accounting treatment of the Merger as a pooling-of-interests, and (xx) the accuracy and completeness of disclosure made by representatives of Digital in connection with the Merger Agreement.

BUSINESS OF VIEWSTAR PENDING THE MERGER

     ViewStar has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, it will conduct its operations according to its ordinary course of business consistent with past practice, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others. ViewStar has also agreed that, prior to the Effective Time, unless Digital agrees in writing or as otherwise permitted by the Merger Agreement, it will not:

          (i) except for shares of ViewStar Stock issued upon exercise of ViewStar Options or ViewStar Warrants outstanding as of October 14, 1996, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of, any additional shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any other securities in respect of, in lieu of, or in substitution for, ViewStar Stock outstanding as of October 14, 1996;


          (ii) except for shares of Restricted Stock that ViewStar is required to repurchase in accordance with the terms of the applicable Restricted Stock agreements, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;


          (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or otherwise make any payments to ViewStar Shareholders in their capacity as such;

          (iv) (a) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and consistent with past practice, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on October 14, 1996 to any such director, officer or key employee, whether past or present, (c) enter into any new, or materially amend any existing, employment agreement with any such director, officer or key employee, (d) enter into any new, or materially amend any existing, severance agreement with any such director, officer or key employee, or (e) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, employee plan or benefit arrangement;

          (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ViewStar;

          (vi) make any other acquisition, by means of merger, consolidation or otherwise, (a) of any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (b) except in the ordinary course of business and consistent with past practice, of any other assets in excess of $50,000;

          (vii) adopt any amendments to the Restated Articles of Incorporation of ViewStar (the "ViewStar Articles of Incorporation") or the Restated and Amended Bylaws of ViewStar (the "ViewStar Bylaws");

          (viii) incur any indebtedness for borrowed money or guaranty any such indebtedness or, except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (ix) engage in the conduct of any business the nature of which is materially different from the business ViewStar is currently engaged in;

          (x) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of ViewStar;

          (xi) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $75,000 per year which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the distribution of products or the production of inventory; or

          (xii) authorize or announce an intention, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

CERTAIN COVENANTS OF DIGITAL

     Digital has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as otherwise permitted in the Merger Agreement or with ViewStar's prior written consent, it will not

          (i) adopt any amendments to the Restated Articles of Incorporation of Digital (the "Digital Articles of Incorporation") or take any other action requiring a vote of the holders of Digital Common Shares, which action would adversely affect the terms and provisions of the Digital Common Shares or the rights of the holders thereof, including, without limitation, the authorization or issuance of any shares of capital stock with rights superior to Digital Common Shares;

          (ii) except for Digital Common Shares issued under Digital's Employee Stock Purchase Plan or upon exercise of options granted under Digital's stock option plans, and except for option grants under such plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition, pledge or other encumbrance of, any additional shares of its capital stock, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any securities in respect of, in lieu of or in substitution for Digital Common Shares outstanding as of October 14, 1996;

          (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

          (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or otherwise make any payments to Digital Shareholders in their capacity as such;

          (v) make any other acquisition, by means of merger, consolidation or otherwise, (a) of any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (b) except in the ordinary course of business and consistent with past practice, of any other assets; provided, however, that Digital may acquire assets the value of which is less than 10% of Digital's total assets;

          (vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Digital; or

          (vii) authorize or announce an intention, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

NO SOLICITATION


     Under the Merger Agreement, ViewStar has agreed that neither it nor any of its subsidiaries or any of their respective officers, directors, employees, representatives or agents will, directly or indirectly, solicit or encourage the initiation of any inquiries or proposals concerning any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving ViewStar or any of its subsidiaries (each, an "Alternative Proposal"). ViewStar has agreed to notify Digital immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, ViewStar. The ViewStar Board is not prevented, however, from considering, negotiating, approving and recommending an unsolicited alternative proposal deemed by the ViewStar Board to be more favorable than the Merger to the ViewStar Shareholders (a "Superior Proposal") if, after consultation with advisors and counsel, the ViewStar Board determines that it must do so in order to discharge its fiduciary duties.


CONDITIONS; WAIVERS

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of ViewStar, Digital and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement shall have been approved by the holders of shares representing at least a majority of all outstanding shares of ViewStar Common Stock and by the holders of shares representing at least a majority of all outstanding shares of ViewStar Preferred Stock, (ii) the Issuance shall have been approved by the holders of shares representing a majority of the Digital Common Shares present or represented by proxy at the Digital Special Meeting, (iii) all required authorizations in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder shall have been obtained, (iv) there shall not be in effect any judgment, writ, order or injunction of any court or governmental body enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement, or permitting consummation only subject to conditions or restrictions unacceptable to either Digital or ViewStar, each in its reasonable judgment, (v) the Registration Statement shall have been declared effective and there shall be no stop order suspending the effectiveness thereof, or any action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act relating to the issuance or trading of the Digital Common Shares shall have been received, and (vi) Digital and ViewStar shall have received a tax opinion of Perkins Coie, including an opinion that the Merger will constitute a "tax-free" reorganization under Section 368(a) of the Code.


     Conditions to the Obligations of Digital and Merger Sub. The respective obligations of Digital and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of ViewStar contained in the Merger Agreement that is (a) qualified as to materiality shall be true and correct and (b) not so qualified shall be true in all material respects, in each case on and as of the date made, and ViewStar shall have delivered a revised ViewStar Disclosure Statement reflecting any changes occurring between October 14, 1996 and the Closing Date that would be required in order to make ViewStar's representations and warranties true and correct as of the Effective Time, (ii) at or prior to the Closing, ViewStar shall have performed or complied in all material respects with all agreements and conditions required of it, (iii) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ViewStar for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by ViewStar, (iv) ViewStar shall have delivered to Digital a certificate, dated the Closing Date and signed by the President or any Vice President of ViewStar, certifying as to the fulfillment of the conditions specified in clauses (i) through (iii) of this sentence, (v) Digital shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, PC in form and substance reasonably satisfactory to Digital,
(vi) Digital shall have received an opinion from KPMG Peat Marwick LLP that the Merger will qualify for pooling-of-interests accounting treatment, (vii) Digital shall have received a certificate from ViewStar pursuant to Section 1455 of the Code (and a certificate or certificates under any analogous provisions of state or local law) to the effect that an interest in ViewStar is not a "United States real property interest" within the meaning of Section 897 of the Code (and any analogous provisions under state or local law), and (viii) all outstanding employment agreements with certain specified ViewStar executive officers will be in effect at the Effective Time of the Merger.



     Conditions to the Obligations of ViewStar. The obligations of ViewStar to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of Digital and Merger Sub contained in the Merger Agreement that is (a) qualified as to materiality shall be true and correct and (b) not so qualified shall be true in all material respects, in each case on and as of the date made and Digital shall have delivered a revised Digital Disclosure Statement reflecting any changes occurring between the date on which the Merger Agreement was signed and the Closing Date that would be required in order to make ViewStar's representations and warranties true and correct as of the Effective Time, (ii) at or prior to the Closing, Digital shall have performed or complied in all material respects with all agreements and conditions required of it, (iii) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Digital or Merger Sub for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by Digital and Merger Sub, (iv) Digital shall have delivered to ViewStar a certificate, dated the Closing Date and signed by the President or any Vice President of Digital, certifying as to the fulfillment of the conditions specified in clauses
(i) through (iii) of this sentence, (v) ViewStar shall have received a legal opinion from Perkins Coie in form and substance reasonably satisfactory to ViewStar, and (vi) ViewStar shall have received a copy of the opinion from KPMG Peat Marwick LLP regarding pooling-of-interests accounting treatment referred to above.


AMENDMENT; TERMINATION

     The parties to the Merger Agreement may not amend, change, supplement, waive or otherwise modify the Merger Agreement, except by an instrument in writing signed by the party against whom enforcement is sought.

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after approval by ViewStar, the Digital Shareholders or the ViewStar Shareholders, by the mutual written consent of Digital and ViewStar duly authorized by the Digital Board and the ViewStar Board. The Merger Agreement also may be terminated by action of either the Digital Board or the ViewStar Board (i) if the Merger has not been consummated by February 15, 1997 (provided that such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (ii) if any court or governmental body has issued a final and nonappealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (iii) if the requisite vote of the Digital Shareholders or ViewStar Shareholders shall not be obtained, (iv) upon a breach of any representation, warranty, covenant or agreement on the part of ViewStar or Digital, respectively, set forth in the Merger Agreement such that the conditions to consummation of the Merger would not be satisfied, or (v) if the ViewStar Board shall have resolved to accept a Superior Proposal.


     In addition, Digital may terminate the Merger Agreement if (i) the ViewStar Board withdraws or modifies its recommendation of the Merger in a manner adverse to Digital, (ii) the ViewStar Board recommends an Alternative Transaction (as hereinafter defined) to the ViewStar Shareholders, (iii) the ViewStar Board recommends that the ViewStar Shareholders tender their shares pursuant to any tender offer or exchange offer for 25% or more of the outstanding ViewStar Stock, or (iv) any condition of the Merger to be fulfilled by ViewStar cannot reasonably be expected to be satisfied by February 15, 1997. ViewStar may terminate the Merger Agreement if (a) the Digital Board withdraws or modifies its recommendation of the

Issuance in a manner adverse to ViewStar or (b) any condition of the Merger to be fulfilled by Digital cannot reasonably be expected to be fulfilled by February 15, 1997.


AGREEMENT OF DIGITAL AFFILIATES TO VOTE IN FAVOR OF THE ISSUANCE



     Concurrently with the execution of the Merger Agreement, Digital, the Digital Affiliates and the ViewStar Affiliates entered into the Shareholders Agreement pursuant to which each Digital Affiliate has agreed to attend the Digital Special Meeting and to vote all Digital Common Shares that such shareholder has the right to vote in favor of the Issuance. See "THE
MERGER -- Shareholders Agreement."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Digital and ViewStar to consummate the Merger that Digital and ViewStar shall have received an opinion from Perkins Coie, tax counsel to Digital ("Tax Counsel") to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Digital, Merger Sub and ViewStar will be a party to the reorganization within the meaning of
Section 368(b) of the Code, (iii) no gain or loss will be recognized by Digital, Merger Sub or ViewStar as a result of the Merger, (iv) no gain or loss will be recognized by a ViewStar Shareholder as a result of the Merger with respect to shares of ViewStar Stock converted solely into Digital Common Shares (except with respect to cash received by such shareholders in lieu of fractional shares), and (v) no gain or loss will be recognized by Digital or holders of ViewStar Options that qualify as incentive stock options upon the exchange of such options for Replacement Options. The effects of any cash received in lieu of fractional share interests are discussed below.



     Based upon the advice of Tax Counsel, Digital and ViewStar expect that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Assuming that the Merger so qualifies, the tax basis of the Digital Common Shares (including the Holdback Shares) received by ViewStar Shareholders in the Merger will be the same, in each instance, as the tax basis of the ViewStar Stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in Digital Common Shares for which cash is received. In addition, the holding period of the Digital Common Shares (including the Holdback Shares) received in the Merger by ViewStar Shareholders will include the period during which the shares of ViewStar Stock surrendered in exchange therefor were held, provided that such shares of ViewStar Stock were held as capital assets at the Effective Time.


     ViewStar Shareholders who receive cash in the Merger as a result of the rounding off of fractional share interests in Digital Common Shares will be treated, in each instance, as having received the fractional share interests and then as having sold such interests for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of ViewStar Stock allocable to such fractional share interests. Such gain or loss will be capital gain or loss, provided that such share of ViewStar Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of ViewStar Stock has been held for more than one year and the receipt of such cash is not essentially equivalent to a dividend.


     A ViewStar Shareholder who receives cash in the Merger as a result of the exercise of appraisal rights will, if the shares of ViewStar Stock were held as a capital asset at the Effective Time, recognize capital gain or loss measured by the difference between the amount of cash received by such shareholder and such shareholder's basis for such shares of ViewStar Stock, assuming that the receipt of cash is not essentially equivalent to a dividend. Such capital gain or loss will be long-term capital gain or loss if the shares of ViewStar Stock were held for more than one year at the Effective Time; otherwise, it will be treated as short-term capital gain or loss.


     Continuity of Interest Requirement. To qualify as a reorganization, the Merger must satisfy certain requirements for tax-free reorganizations, including the "continuity of interest" requirement. To satisfy the "continuity of interest" requirement, ViewStar Shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their ViewStar Common Stock in anticipation of the Merger, or (ii) the Digital Common Stock to be received in the Merger, including dispositions through the receipt of cash in lieu of fractional shares or the exercise of dissenters' rights (collectively, "Planned Dispositions"), that the holders of ViewStar Stock, as a group, would no longer have a significant equity interest in the ViewStar business conducted by Digital after the Merger.


     ViewStar has represented that there is no plan or intention on the part of ViewStar Shareholders owning 5% or more of the ViewStar Stock and that ViewStar knows of no plan or intention on the part of the remaining ViewStar Shareholders to, engage in Planned Dispositions that would reduce the holdings of Digital Common Stock by all ViewStar Shareholders to less than 50% of the total value of the ViewStar Stock as of the Closing Date. Furthermore, certain significant ViewStar Shareholders have represented that they have no current plan or intention to sell more than 25% of the shares of Digital Common Stock they will receive in the Merger, taking into account Planned Dispositions (with the exception, in the case of such shareholders that are partnerships, of certain transfers to partners of such shareholders that do not constitute a Planned Disposition). See "THE MERGER -- Shareholders Agreement."



     Assuming the accuracy of these representations as of the Effective Time and that the ViewStar Shareholders holding less than 5% of the ViewStar Stock will not engage in Planned Dispositions that would reduce the holding of Digital Common Stock by all ViewStar Shareholders (taking into account Planned Dispositions) to less than 50% of the total value, as of the Effective Time, of all the formerly outstanding ViewStar Stock at such time, the continuity of interest requirement will be met. If the representations or assumptions above prove to be inaccurate, it is possible that the continuity of interest requirement will not be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization. See "-- Assumptions Made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization" below.



     "Substantially All" Requirement. In the case of reorganizations that are subsidiary mergers, such as the Merger, the surviving corporation must acquire "substantially all" the assets of the acquired corporation. For advance letter ruling purposes the IRS will rule that the "substantially all" requirement will be met if, at the time of the merger, the surviving corporation holds at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of the acquired corporation (taking into account certain pre-merger redemptions and distributions and amounts used by the acquired corporation to pay reorganization expenses and dissenting shareholders). Each of Digital and ViewStar have represented the IRS ruling standard set forth above will be met. Accordingly assuming the accuracy of these representations, the "substantially all" requirement will be met. If the representations or this assumption proves to be inaccurate because, for example, ViewStar's payments to dissenters constitute more than 10 percent of the fair market value of the net assets of ViewStar, it is possible that the substantially all requirement will not be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization. See "--Assumptions Made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization" below.



     Assumptions Made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization. Tax Counsel's opinion will be based on the assumptions set forth above and upon the following assumptions: (i) the Merger will be consummated in accordance with the Merger Agreement, (ii) the representations given by Digital in that certain Digital Tax Certificate attached as Exhibit
6.16 to the Merger Agreement and ViewStar in that certain ViewStar Tax Certificate attached as Exhibit 5.16 to the Merger Agreement (including the representations by ViewStar and Digital that any intercompany indebtedness between the companies was negotiated at arm's length and is commercially reasonable and the representation by Digital that it has no plan or intention, as of the Effective Time, to liquidate ViewStar and that it will not liquidate ViewStar within two years of the Effective Time) and by certain significant shareholders of ViewStar are accurate, and (iii) after the Effective Time the parties intend ViewStar to continue its business as a wholly-owned subsidiary of Digital. Should any of these assumptions or representations upon which the tax opinion regarding the Merger is based prove inaccurate, the Merger may not qualify as a tax-free reorganization under Section 368(a) of the Code. Furthermore, the tax opinion is not binding upon the IRS, which may challenge the qualification of the Merger as a reorganization under Section 368(a) of the Code.

     If the Merger does not so qualify, the ViewStar Shareholders will recognize gain or loss upon the Merger in an amount equal to the difference between the fair market value at the Effective Time of the Digital Common Shares received, including Holdback Shares, and the adjusted tax basis of the ViewStar Shareholders in the shares of ViewStar Common Stock exchanged therefor. In such event, a former ViewStar Shareholder's aggregate basis in the Digital Common Shares so received would equal its fair market value, and the ViewStar Shareholder's holding period for such stock would begin the day after the Effective Time.


     Qualification of Incentive Stock Options. The opinion of Perkins Coie with respect to incentive stock options set forth above is limited to the exchange of ViewStar options that qualify as incentive stock options for Replacement Options. No opinion is expressed as to whether particular options of ViewStar meet the requirements for incentive stock options set forth in the Code. Furthermore, no opinion is expressed as to the tax consequences of the exchange of ViewStar options that do not qualify as incentive stock options for Replacement Options or, alternatively, the assumption of such nonqualifying ViewStar options by Digital. Replacement Options received in exchange for ViewStar Options that do not qualify as incentive stock options will not qualify as incentive stock options.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER OR IN FAVOR OF APPROVAL OF THE ISSUANCE. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR VIEWSTAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF VIEWSTAR STOCK PURSUANT TO THE EXERCISE OF VIEWSTAR OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF VIEWSTAR OPTIONS THAT ARE NOT INCENTIVE STOCK OPTIONS OR TO PERSONS HOLDING SHARES OF VIEWSTAR COMMON STOCK THAT ARE SUBJECT TO RESTRICTION ARE NOT DISCUSSED. THE DISCUSSION IS BASED ON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. VIEWSTAR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

RESALE OF DIGITAL COMMON SHARES ISSUED IN THE MERGER; AFFILIATES


     The Digital Common Shares to be issued to ViewStar Shareholders in connection with the Merger will be freely transferable under the Securities Act, except for Digital Common Shares issued to the ViewStar Affiliates, who may not sell their Digital Common Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Each ViewStar Affiliate has agreed not to sell, transfer or otherwise dispose of any Digital Common Shares received in the Merger in violation of the Securities Act, and that such ViewStar Affiliate will not, after the 30th day prior to the Effective Time, sell any Digital Common Shares or any ViewStar securities until after such time as consolidated financial statements which reflect at least 30 days of post-Merger operations have been published by Digital, except for (a) certain distributions to partners by ViewStar Shareholders which are general or limited partnerships or (b) other transfers or dispositions that, taking into account the actions of other affiliates, will not prevent Digital from accounting for the Merger as a pooling-of-interests. See "THE MERGER -- Accounting Treatment; Sale of Shares."

ACCOUNTING TREATMENT; SALE OF SHARES



     It is expected that the Merger will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. It is a condition to the obligation of Digital to consummate the Merger that Digital receive the opinion of KPMG Peat Marwick LLP that the Merger can be accounted for as a pooling-of-interests. Pursuant to the Merger Agreement, Digital has agreed that, if necessary to ensure that the Merger will be accounted for as a pooling-of-interests, it will sell up to 300,000 Digital Common Shares that were purchased by Digital within the last two years. See "THE MERGER -- Conditions; Waivers."


APPOINTMENT OF VIEWSTAR REPRESENTATIVES TO THE DIGITAL BOARD

     Currently Digital has seven directors. Digital's Restated Bylaws authorize a range of from three to nine directors, and the number of directors on the Digital Board is currently set at seven. Digital has agreed to increase the size of the Digital Board and to appoint two representatives of ViewStar to the Digital Board at the Effective Time. Kamran Kheirolomoom, currently President and Chief Executive Officer of ViewStar, and Umang Gupta, a director of ViewStar, will be appointed for terms that will expire at the next annual meeting of Digital shareholders.

MANAGEMENT AND OPERATIONS OF VIEWSTAR AFTER THE MERGER

     After the Merger, ViewStar will be a wholly-owned subsidiary of Digital. ViewStar will operate as one of Digital's business units, and Digital currently intends to maintain ViewStar's corporate headquarters in Alameda, California. After the Merger, ViewStar will have access to resources generally available to Digital's other business units, will participate in appropriate activities with other Digital business units and will operate under the direction and guidance of Digital's senior management and the Digital Board.


     In addition, pursuant to employment agreements with Digital that will become effective at the Effective Time, Kamran Kheirolomoom, Gayle Crowell and Robert Pender, Jr. and Steve Russell also will become President; Sr. Vice President Enterprise Applicants Group, Vice President Finance and Vice President Product Development, respectively, for the Surviving Corporation after the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."


EXPENSES AND FEES


     All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Digital and ViewStar have agreed that Digital will pay 70% and ViewStar will pay 30% of all fees and expenses (other than attorneys' fees) incurred in relation to the printing and filing of this Proxy Statement/Prospectus and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.


     In addition, ViewStar has agreed to pay Digital a fee of $4,000,000, plus actual, documented and reasonable out-of-pocket expenses of Digital relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Digital's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the first to occur of the following events:


          (i) the termination of the Merger Agreement by Digital if the ViewStar Board withdraws or modifies its recommendation of the Merger Agreement in a manner adverse to Digital, recommends an Alternative Transaction or recommends a tender or exchange offer for 25% or more of the outstanding ViewStar Stock;


          (ii) the termination of the Merger Agreement by Digital after a breach by ViewStar of certain provisions of the Merger Agreement;


          (iii) the termination of the Merger Agreement by Digital or ViewStar as a result of the failure to receive the requisite consents in favor of approval of the Merger by the ViewStar Shareholders; or

          (iv) the termination of the Merger Agreement by ViewStar or Digital upon ViewStar's resolution to accept a Superior Proposal.

     Digital similarly has agreed to pay ViewStar a fee of $4,000,000, plus actual, documented and reasonable out-of-pocket expenses of ViewStar relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of ViewStar's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the first to occur of the following events:

          (i) the termination of the Merger Agreement by ViewStar after a breach by Digital of certain provisions of the Merger Agreement;


          (ii) the termination of the Merger Agreement by Digital or ViewStar as a result of the failure to receive the requisite vote for approval of the Issuance by the Digital Shareholders at the Digital Special Meeting; or


          (iii) the termination of the Merger Agreement by ViewStar if the Digital Board withdraws or modifies its recommendation of the Issuance in a manner adverse to ViewStar.


     In the event either party terminates the Merger Agreement under circumstances requiring payment of a fee as described above, the paying party shall be required to pay an additional fee of $2,000,000 (plus actual, documented and reasonable out-of-pocket expenses incurred in the collection of such fee) if the paying party consummates an Alternative Transaction within six months of the termination of the Merger Agreement. An "Alternative Transaction" means any transaction in which another person acquires more than 25% of the outstanding shares or assets of either company, whether by purchase, merger or otherwise.


RIGHTS OF DISSENTING VIEWSTAR SHAREHOLDERS


     If the Merger Agreement is approved by the required vote of ViewStar Shareholders and is not abandoned or terminated, holders of ViewStar Common Stock who did not consent to the Merger may, by complying with Sections 1300 through 1312 of the CCC, be entitled to dissenters' rights as described therein. Holders of ViewStar Preferred Stock are not entitled to dissenters' rights or to request cash for shares. The record holders of the shares of ViewStar Common Stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares." If a ViewStar Shareholder has a beneficial interest in shares of ViewStar Common Stock that are held of record in the name of another person, such as a broker or nominee, and such ViewStar Shareholder desires to perfect whatever dissenters' rights such beneficial Shareholder may have, such beneficial ViewStar Shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.



     The following discussion is not a complete statement of California law relating to dissenters' rights and is qualified in its entirety by reference to Sections 1300 through 1312 of the CCC attached to this Proxy Statement/Prospectus as Annex IV and incorporated herein by reference. This discussion and Sections 1300 through 1312 of the CCC should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.



     Shares of ViewStar Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares: (i) the shares of ViewStar Common Stock must have been outstanding on the ViewStar Record Date, (ii) the holder of the shares of ViewStar Common Stock must not have consented to the Merger Agreement, (iii) the holder of such shares of ViewStar Common Stock must make a written demand that ViewStar repurchase shares of ViewStar Common Stock at fair market value (as defined below), and (iv) the holder of such shares of ViewStar Common Stock must submit certificates for endorsement (as defined below).


     Pursuant to Sections 1300 through 1312 of the CCC, holders of Dissenting Shares may require ViewStar to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

     Within ten days following approval of the Merger by ViewStar Shareholders, ViewStar is required to mail to each holder of shares of ViewStar Stock who did not consent to the Merger Agreement a notice of the approval of the Merger Agreement, a statement of the price determined by ViewStar to represent the fair market value of Dissenting Shares (which shall constitute an offer by ViewStar to purchase such Dissenting Shares at such stated price), and a description of the procedures for such holders to exercise their rights as Dissenting Shareholders.

     Within 30 days after the date on which the notice of the approval of the Merger Agreement by the outstanding shares is mailed to Dissenting Shareholders, a Dissenting Shareholder must demand that ViewStar repurchase such Dissenting Shareholder's Dissenting Shares in a statement, setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder, that the Dissenting Shareholder demands that ViewStar purchase the Dissenting Shares, and a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price within such 30-day period. Such holder must also submit to ViewStar or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands ViewStar purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If, upon the Dissenting Shareholder's surrender of the certificate representing the Dissenting Shares, ViewStar and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied or waived.

     If ViewStar and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger Agreement by ViewStar Shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the shares of ViewStar Stock held by such Dissenting Shareholder are Dissenting Shares, the fair market value of such shares of ViewStar Stock, or both. The CCC provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless ViewStar consents to such request for withdrawal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Employment Agreements. Kamran Kheirolomoom, Robert I. Pender, Jr. and Gayle A. Crowell, each of whom is an executive officer of ViewStar, as well as another Vice President of ViewStar, have entered into employment agreements with Digital, which agreements provide for the 1997 base salaries to be paid to such individuals, their eligibility for performance-based bonus payments and individual grants of stock options which begin vesting in 1998. In addition, with respect to Mr. Pender, Ms. Crowell and the other Vice President of ViewStar, Digital has agreed to pay an additional one-time bonus that must be repaid should the employee terminate his or her employment prior to December 31, 1997.


     If either of Mr. Kheirolomoom or Mr. Pender terminates his employment for "good reason," or if Digital terminates employment without "cause" (as such terms are defined in the employment agreements), Digital is required to pay to Mr. Kheirolomoom or Mr. Pender, as the case may be, his base salary, bonus and stock option vesting through the end of 1997 or, if greater, six months' base salary, bonus and stock option vesting as of the date of termination. In addition, if prior to December 31, 1997, Mr. Kheirolomoom's employment is terminated by Digital for any reason (or if he terminates employment for good reason), Digital will continue to provide certain benefits to which Mr. Kheirolomoom is entitled under his current employment agreement with ViewStar. If Ms. Crowell terminates her employment for good reason, or if Digital terminates such employment without cause, Ms. Crowell will receive twelve months' compensation and benefits. If, prior to December 31, 1997, her employment is terminated by Digital for any reason (or if she terminates employment for good reason), any stock options held by Ms. Crowell will continue to vest through December 31, 1997.


     Vesting of ViewStar Restricted Stock. Pursuant to the terms of certain Restricted Stock Agreements entered into in March 1996, certain officers and key employees have purchased shares of ViewStar Common Stock which are subject to ViewStar's right of repurchase should the employment of such officers or other employees be terminated. Each month, such restrictions lapse with respect to 2% of the shares purchased under the Restricted Stock Agreements. In addition, immediately prior to the Effective Time, in accordance with their terms, one-half of all the unvested shares of ViewStar Restricted Stock outstanding will automatically become fully vested, and ViewStar's right to repurchase such shares of Restricted Stock will lapse with respect to such shares. As of October 14, 1996, 441,427 shares of Restricted Stock were issued and outstanding. At the Effective Time, approximately 305,909 Digital Common Shares will be issued pursuant to the Merger for such shares of Restricted Stock, of which 119,542 shares will be subject to the right of repurchase.


     Indemnification of Directors and Officers Pursuant to the Merger Agreement. From and after the Effective Time, Digital will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of ViewStar against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Proxy Statement/Prospectus) to the fullest extent permitted or required under applicable law (and will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Digital and Merger Sub have agreed that all such rights to indemnification will, with respect to matters occurring through the Effective Time, survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time.


SHAREHOLDERS AGREEMENT

     Concurrently with the execution of the Merger Agreement, Digital, the Digital Affiliates and the ViewStar Affiliates entered into the Shareholders Agreement, pursuant to which (i) each ViewStar Affiliate has agreed to give written consent with respect to all shares of ViewStar Stock that such ViewStar Affiliate has the right to vote to approve the Merger Agreement, and (ii) each Digital Affiliate has agreed to attend the Digital Special Meeting, in person or by proxy, and to vote all Digital Common Shares that such Digital Affiliate has the right to vote for approval of the Issuance.


     The Shareholders Agreement also contains certain provisions relating to the treatment of the Merger as a pooling-of-interests for accounting purposes. Specifically, each ViewStar Affiliate and Digital Affiliate has agreed that (i) until 30 days prior to the Effective Time, without the consent of Digital (which shall not be unreasonably withheld), such ViewStar Affiliate or Digital Affiliate will not transfer or otherwise dispose of any ViewStar securities or any Digital capital stock, except for certain limited transfers and other dispositions specified in the Shareholders Agreement, and (ii) from and after 30 days prior to the Effective Time, such ViewStar Affiliate or Digital Affiliate will not sell or transfer any ViewStar securities or any Digital capital stock (except for sales or transfers that will not prevent Digital from accounting for the Merger as a pooling-of-interests) until the Affiliates Expiration Date.



     Pursuant to the Shareholders Agreement, the ViewStar Affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on the Digital Common Shares to be received by them in the Merger. In addition, the ViewStar Affiliates have made certain representations pertaining to the "continuity of interests" requirements for a tax-free reorganization. See "THE MERGER -- Certain Federal Income Tax Consequences."

REGISTRATION RIGHTS AGREEMENT


     To induce certain of the ViewStar Affiliates who are venture capital funds to sign the Shareholders Agreement, Digital has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with such ViewStar Affiliates prior to the Closing Date. The Registration Rights Agreement will (i) provide for a shelf registration on a Form S-3 registration statement of the Digital Common Shares to be issued to each such ViewStar Affiliate pursuant to the Merger Agreement, (ii) cover nonunderwritten sales by such ViewStar Affiliate (or its distributee partners) of such Digital Common Shares during any three-month period during 1997 when such ViewStar Affiliate would be unable to sell all of its Digital Common Shares pursuant to Rule 145(d) promulgated under the Securities Act, and (iii) contain the usual and customary terms for such agreements.

                      DESCRIPTION OF DIGITAL CAPITAL STOCK

     The following descriptions are summarized from the provisions of the Digital Articles of Incorporation.

     Digital's authorized capital includes 25,000,000 Digital Common Shares. All Digital Common Shares are entitled to participate equally in dividends. Each Digital Shareholder has one vote for each share registered in such shareholder's name as of the applicable record date for any matter presented to Digital Shareholders. All Digital Common Shares rank equally on liquidation. All outstanding Digital Common Shares, and all Digital Common Shares to be issued pursuant to the Merger, are or will be fully paid and nonassessable by Digital. Holders of Digital Common Shares have no preemptive rights and are not entitled to cumulate their votes in the election of directors.

     Digital's authorized capital also includes a class of 5,000,000 preferred shares. There are no preferred shares issued or outstanding. The Digital Board is authorized to establish the number of shares, designations, relative rights, preferences and limitations, including voting and conversion rights, of any future series of preferred shares.

                         COMPARATIVE RIGHTS OF VIEWSTAR
                     SHAREHOLDERS AND DIGITAL SHAREHOLDERS


     Digital was incorporated in Washington in 1984. ViewStar was incorporated in California in 1986. If the Merger is consummated, holders of ViewStar Stock will become holders of Digital Common Shares, and the rights of the former ViewStar Shareholders will be governed by the laws of the state of Washington and by the Digital Articles of Incorporation and the Digital Bylaws. The rights of ViewStar Shareholders currently are governed by the CCC, the ViewStar Articles of Incorporation and the ViewStar Bylaws. The following is a summary of certain material differences between the rights of the Digital Shareholders and the ViewStar Shareholders and does not purport to be a complete statement of the rights of such shareholders under the above-mentioned provisions. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."


SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Digital. The WBCA provides that the board of directors of a Washington corporation shall consist of one or more directors as fixed by its articles of incorporation or bylaws. The Digital Bylaws provide that the Digital Board shall be comprised of not fewer than three nor more than nine members, which number may be increased or decreased within such range by the Digital Board or Digital Shareholders. The number of Digital directors currently is set at seven and will be increased to nine as of the Effective Time. As permitted by the WBCA, the Digital Board is classified into three classes which are approximately equal in number. Directors of each class serve for a term of three years, and elections are staggered such that approximately one-third of the Digital Board is elected each year.


     ViewStar. Under the CCC, although changes in the number of directors must in general be approved by the shareholders, the board of directors of a California corporation may fix the exact number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The ViewStar Bylaws provide that the ViewStar Board shall be comprised of not less than four nor more than seven members, which number may be increased or decreased within such range by the vote of a majority of the shares outstanding and entitled to vote; provided, that the number of directors may not be reduced to a number less than five if 16 2/3% of the shares outstanding and entitled to vote on the matter cast votes against such a proposal. The number of ViewStar directors currently is set at six. The ViewStar Board is not classified. Directors serve for a term of one year, and all directors are elected at the same meeting.

CUMULATIVE VOTING

     Digital. As is permitted by the WBCA, the Digital Articles of Incorporation expressly deny Digital Shareholders the right to cumulate their votes in the election of directors.


     ViewStar. Under the CCC, cumulative voting in the election of directors is a right available to all shareholders of California corporations unless a corporation is "listed" for trading and that corporation's articles of incorporation specifically eliminate cumulative voting. The ViewStar Articles of Incorporation do not (and may not) eliminate cumulative voting.


REMOVAL OF DIRECTORS

     Digital. The Digital Bylaws provide that the Digital Shareholders may remove one or more of Digital's directors, with or without cause, at a special meeting called for such purpose, by the affirmative vote of shares representing a majority of the votes cast in person or by proxy at the special meeting.

     ViewStar. The CCC provides that no director may be removed (unless all directors are removed) if the votes cast against removal, or not consenting to removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected.

SPECIAL MEETINGS OF SHAREHOLDERS

     Digital. Under the Digital Bylaws, a special meeting of Digital Shareholders may be called only by the President, the Chairman of the Board or the Digital Board, or by the holders of 10% of the voting shares entitled to vote at such special meeting. Business to be transacted at a special meeting is limited to the purposes stated in the notice of the special meeting given to Digital Shareholders. Notice of a special meeting ordinarily must be given to shareholders at least 10 and no more than 60 days prior to the special meeting, but must be given at least 20 days and no more than 60 days prior to the date of a special meeting called for the consideration of certain extraordinary matters.


     ViewStar. Under the CCC, a special meeting of shareholders may be called only by the board of directors, the President, the Chairman of the Board, or by the holders of 10% of the voting shares entitled to vote at such special meeting. The ViewStar Bylaws do not authorize any additional methods of calling a special meeting. If called by the ViewStar Shareholders, the ViewStar Bylaws provide that the shareholders demanding the meeting must give a written notice of the meeting to the Chairman, President, Vice President or Secretary of ViewStar. Such notice must state the time of, and the matters to be considered at, the special meeting. ViewStar's officers must give timely notice of the special meeting to the ViewStar Shareholders at least 35 but no more than 60 days prior to the meeting. In the event notice of a special meeting is not given within 20 days of a ViewStar Shareholder demand, however, the demanding shareholder(s) may provide such notice to the other ViewStar Shareholders.


ACTION WITHOUT MEETING

     Digital. The Digital Bylaws provide that any action that may be taken at a meeting of Digital Shareholders may be taken by written consent setting forth the actions taken and signed by all Digital Shareholders entitled to vote with respect to such action.

     ViewStar. The ViewStar Bylaws provide that any action that may be taken at a meeting of ViewStar Shareholders may be taken by written consent setting forth the actions taken and signed by the holders of shares representing a majority of the voting power of the class of stock voting thereon.

AMENDMENTS TO ARTICLES

     Digital. The WBCA authorizes a corporation's board of directors to make various changes of an administrative nature to the corporation's articles of incorporation, including changes of corporate name, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares, and changes to or elimination of provisions with respect to the par value of the corporation's stock. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation, and must be approved by a majority (if the corporation is a public company) of all votes entitled to be cast by each voting group that has a right to vote on the amendment. The articles of incorporation of a corporation may provide for a higher percentage of shareholder approval, but the Digital Articles of Incorporation do not so provide.


     ViewStar. Sections 902 and 903 of the CCC provide that any action to amend a corporation's articles of incorporation must be approved by a majority of the outstanding voting shares of each class of shares entitled to vote thereon.

ADVANCE NOTICE REQUIREMENT FOR SHAREHOLDER PROPOSALS AND NOMINATIONS


     Digital's Bylaws require reasonable advance notice by a Digital Shareholder, delivered to Digital's Secretary between 60 and 90 days prior to the date of the annual meeting (or if Digital provides less than 60 days' notice of its annual meeting, not more than 10 days following the mailing of such notice), of a proposal or director nomination that such shareholder desires to present at the annual meeting of shareholders. ViewStar's Bylaws do not require advance notice of proposals or director nominations intended to be presented by a ViewStar Shareholder at an annual meeting.


INSPECTION OF SHAREHOLDER LISTS

     Digital. Under the WBCA, a shareholder may inspect a corporation's shareholder list in connection with a shareholders meeting. Shareholders may inspect the voting shareholder list, which must be kept at the corporation's principal offices or at a place identified in the meeting notice in the city in which the meeting is to be held, beginning 10 days prior to the meeting and continuing through the meeting. Any demand to copy such records must be made with five days' advance notice to the corporation. A shareholder also may inspect the corporation's shareholder list by exercising his or her right under the WBCA to inspect the corporation's records for any proper purpose, provided the shareholder's demand is made in good faith and with five days' advance notice.

     ViewStar. The CCC allows any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. Additionally, the CCC provides for an absolute right to inspect and copy the corporation's shareholder list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14B with the Commission relating to the election of directors (such schedule was repealed by the Commission in 1992).

DIVIDENDS

     Digital. Under the WBCA, a corporation may declare and pay dividends unless (i) the corporation would, as a result, become unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus any preferential rights of shares senior to those receiving distributions. Under the Digital Articles of Incorporation, the rights of holders of Digital Common Shares to receive dividends are subject to the preferential rights of holders of any outstanding shares of Digital preferred stock. The Digital Articles of Incorporation and Digital Bylaws do not contain any provisions further restricting the declaration or payment of dividends.

     ViewStar. The CCC provides that a corporation may make a distribution to its shareholders if (i) the retained earnings of the corporation immediately prior to the distribution equal or exceed the amount of the proposed distribution, or (ii) immediately after giving effect to the distribution, (a) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (b) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding years was less than the average of the interest expense of the corporation for such years, at least equal to 1 1/4 times its current liabilities. In addition, the corporation making the distribution must not be, and must not as a result of the distribution become, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. Neither the ViewStar Articles of Incorporation nor the ViewStar Bylaws contain any presently applicable restrictions on the declaration or payment of dividends.

AMENDMENT OF BYLAWS

     Digital. Under the WBCA, the bylaws of a corporation may be amended either by the corporation's board of directors or by its shareholders. The Digital Bylaws may be amended or repealed by the Digital Board or by the Digital Shareholders, except that the Digital Board may not amend any bylaw that the Digital Shareholders have provided, in amending or repealing such bylaw, may not be amended or repealed by the Digital Board.

     ViewStar. Under the CCC, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The ViewStar Bylaws provide that the ViewStar Bylaws may be changed either by vote of the holders of a majority of the outstanding shares entitled to vote or by the ViewStar Board (subject to the ViewStar Shareholders' ability to adopt a bylaw provision restricting or eliminating the power of the ViewStar Board to adopt, amend or repeal the ViewStar Bylaws); provided, however, that the ViewStar Board may not amend the ViewStar Bylaws in order to change a fixed number of directors (except to alter the authorized number of directors within the existing range of a minimum of four and a maximum of seven directors) or to change from a fixed to a variable board or vice versa. A bylaw adopted by the ViewStar Shareholders may restrict or eliminate the power of the ViewStar Board to adopt, amend or repeal the bylaws.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS


     Digital. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if (i) it is approved by a majority of qualified directors; (ii) it is approved by the affirmative vote of a majority of all qualified shares; or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director, which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.


     ViewStar. Under the CCC, any loan or guarantee to or for the benefit of a director or officer of the corporation or its subsidiaries requires approval of the shareholders unless such loan or guarantee is provided for under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, the CCC permits shareholders to approve a bylaw authorizing the board of directors alone to approve a loan or guarantee to or on behalf of an officer (whether or not a director) if the board of directors determines that such a loan or guarantee may reasonably be expected to benefit the corporation, which bylaw may be utilized to authorize officer loans and guarantees if the corporation has 100 or more shareholders of record. The ViewStar Shareholders have approved such a bylaw provision.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Digital. Unless the articles of incorporation of the corporation state otherwise, the WBCA permits any vacant seat on the board of directors, whether caused by a director's resignation, removal or other departure, to be filled by either the corporation's board of directors or by its shareholders. The WBCA permits the board to fill a vacancy even if the directors in office constitute less than a quorum. The Digital Articles of Incorporation do not further restrict the Digital Board's right to fill any vacancies that may exist on the Digital Board.

     ViewStar. Under the CCC, any vacancy on the board of directors, other than one created by removal of a director, may be filled by the board of directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The ViewStar Articles of Incorporation and ViewStar Bylaws do not authorize the ViewStar Board to fill such a vacancy.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION

     Digital. The WBCA permits a corporation to provide in its articles of incorporation for the elimination or limitation of liability of directors to the corporation or its shareholders for monetary damages for their conduct as directors, except that a corporation may not limit a director's liability for acts or omissions involving intentional misconduct or knowing violation of law, for unlawful distributions, or for any transaction in which the director derived an improper personal financial benefit. The Digital Articles of Incorporation limit directors' liability to the fullest extent permitted by the WBCA.


     Under the WBCA, if authorized by the articles of incorporation, a bylaw adopted or ratified by shareholders or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Unless limited by the corporation's articles of incorporation, the WBCA requires indemnification if the director or officer was wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing. Written commentary by the drafters of the WBCA, which has the status of legislative history, specifically indicates that a corporation may indemnify its directors and officers for amounts paid in settlement of derivative actions, provided that the director's or officer's conduct does not fall within one of the categories set forth above. The Digital Bylaws provide for indemnification of directors and officers of Digital to the fullest extent permitted by Washington law.



     ViewStar. Under the CCC, a corporation is permitted to adopt a provision in its articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and transactions pursuant to which the director received an improper personal benefit. In addition, under the CCC, (i) a corporation has the power to indemnify a director against expenses, judgments, fines and settlements if that person acts in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and if, in the case of a criminal proceeding, the corporation had no reasonable cause to believe the conduct of the person was unlawful, and
(ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.


     The indemnification authorized by the CCC is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The ViewStar Articles of Incorporation and the ViewStar Bylaws provide for indemnification of its agents (as defined under the CCC) to the fullest extent permissible under the CCC, which may be in excess of the indemnification expressly permitted by Section 317 of the CCC.

PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS


     Digital. Chapter 23B.19 of the WBCA, which applies to Washington corporations that have a class of voting stock registered under the Exchange Act, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of Digital.


     ViewStar. California has no statute comparable to Chapter 23B.19 of the WBCA. However, the CCC does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

     Digital. Under the WBCA, a merger, consolidation, sale of substantially all of a corporation's assets other than in the regular course of business, or dissolution of a public corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion (but not less than a majority of all votes entitled to be cast) is specified in the articles of incorporation. The Digital Articles of Incorporation do not provide for a different proportion.


     ViewStar. Under the CCC, a merger, consolidation or sale of substantially all of a corporation's assets must be approved by the board of directors and the holders of a majority of the outstanding shares of each class of stock.

                             DIGITAL AND MERGER SUB

GENERAL

     Digital designs, develops, markets and supports call center systems and application software that are designed to help organizations improve the productivity, quality, effectiveness and profitability of their telephone communications with customers. Digital also offers professional services designed to assist organizations in integrating their telephone systems with computer and data management systems. Under the brand name MOSAIX, Digital offers a suite of sophisticated systems for processing and managing outbound and blended inbound/outbound telephone traffic. Digital's products and services are used in a broad range of industries, including financial services and credit card and consumer collections, telecommunications and utilities, retail, cable television, healthcare, fundraising, education and telemarketing.

     Digital's strategy is to assist organizations to profitably and effectively manage the "electronic space" between them and their customers by integrating advanced telephony and call management technologies with data management and business process applications. Using its sophisticated call processing and management technology as a core, Digital believes that organizations will be able to expand the functions and capabilities of their call centers, with an emphasis on software-only products, to integrate their call flow, customer information and workflow. This strategy is based upon improving the effectiveness of each electronic contact with a customer to solve problems, increase customer satisfaction and further enhance the customer relationship.

     Headquartered in Redmond, Washington, Digital has sales offices in Wilmington, Delaware; Atlanta, Georgia; Chicago, Illinois; and London, England and has established value added reseller relationships in North America, Asia, Australia, South America, Africa and Europe. To date, Digital has an installed base of over 1,000 systems world-wide.

     Digital, a Washington corporation, was incorporated in 1984. Merger Sub, a Washington corporation, was formed by Digital in 1996 for the sole purpose of effecting the Merger.

INDUSTRY BACKGROUND


     Over the past ten years, businesses and other organizations have increasingly used dedicated centers for processing and managing high volumes of incoming and outgoing telephone traffic. Such call centers have been used extensively in such fields as credit card and consumer collections, catalog sales, telemarketing and customer service. In these call centers, activities such as placing and receiving telephone calls are linked to the computer functions of database management to capture, store and report on relevant customer information. As the importance of the call center has increased and as more functions and capabilities have been combined, a parallel industry also has emerged to create and support the systems, software and services that are designed to make these call centers efficient, effective and well matched to the broader corporate mission of the enterprise.


     Typically, the call center is the primary "hub" within an organization for placing or receiving a large volume of customer calls. Customer service representatives, often referred to as "agents," are the call center's workforce responsible for talking with customers about subjects including reservations, product information, account information, resolving financial matters and more. The communication objectives are as varied as the businesses that employ call centers as part of their marketing and/or services strategy. Digital believes that the call center has become a strategic business asset as well as the greatest point of integration for customer communications in many enterprises. The result is a shift away from a call center-only mission to a higher value customer care mission.

     Call centers can range in size from less than five agents in one location to thousands of agents in multiple locations, networked together via computer and telecommunications systems. With the significant variability of call center sizes and call handling objectives, the industry relies on a variety of suppliers to provide product and service solutions to address their business and communication needs. Today these product and service solutions include:


     - Customer premise telephone call routing and switching systems (ACDs &
PBXs)

     - Computer telephony integration (CTI) software (software to integrate computers and telecommunications equipment)

     - Application software to enhance and facilitate inbound and outbound customer communications

     - Agent coaching and counseling software tools

     - Reporting tools to measure and report on agent effectiveness

     - Peripheral products (headsets, speakers, video displays)


     - Voice mail and interactive voice response (IVR) systems, which enable callers to access information in an organization's computer data base via touch-tone dialing


     - Computer networking and communications systems, including e-mail and Internet access systems

PRODUCTS AND SERVICES

  MOSAIX Series Products.

     The MOSAIX product line is Digital's UNIX-based suite of products for the processing and management of outbound and inbound call center activity. Integrating directly with an organization's existing telecommunications system and customer database, the core function of the MOSAIX systems is to process and manage outbound and blended outbound/inbound customer contact activity within call centers. In managing outbound calling, the MOSAIX systems acquire, review and organize customer data; automatically dial phone numbers quickly; monitor, interpret and act upon each telephone call's progress; program re-dials at the appropriate time and rate; route live voice responses immediately to an operator; and post and report record updates. The MOSIAX 5300 product, in addition to performing its normal outbound call management functions, assists in managing inbound calls by monitoring and predicting the volume of inbound calls and shifting agents to and from outbound call duties as inbound volumes change according to pre-established customer service levels.

     The MOSAIX Series 5000 product line was launched in the summer of 1995 and includes Campaign Director, a graphical interface for the supervisor that provides real-time control over call center operations. This real-time control allows a supervisor to carefully monitor call center progress toward given goals and to manage call center resources efficiently. Digital's Predictive Blend technology, available with the MOSAIX 5300 product, allows inbound call centers the ability to maximize agent productivity. Predictive Blend predicts the personnel requirements necessary to handle incoming telephone calls and seamlessly transfers agents back and forth between incoming and outgoing call functions as call volumes change.

     In January 1996, Digital introduced the MOSAIX Series 3000 and 4000 products, which are smaller scale systems designed to assist smaller call centers and organizations in processing and managing their outbound call requirements. Series 4000 is marketed through Digital's direct sales force and targets the midrange financial services and telemarketing customer. Series 3000 is sold by Digital's newly developed network of value-added resellers, who are expected to focus on small and medium-sized telemarketing service bureaus and internal telemarketing, telesales, and teleservicing departments.


     Digital launched its first Internet based product, Campaign Surfer, in October 1996. The product enables users of popular Web browsers to view information about MOSAIX calling campaigns and agent performance. In addition, Digital opened up the MOSAIX product line to third party application developers by releasing the Agent API developer's kit, which helps customers integrate data from their host and MOSAIX systems by building customized agent applications.



     Digital's MOSAIX products are used in a broad range of industries, including financial services and credit card and consumer collections, telecommunications and utilities, retail, cable television, healthcare, fundraising, educational and telemarketing. Historically, the highest sales have been to the financial services and credit industry, with emphasis on collection activity, the telecommunications and utilities industries and major retail businesses.


  Application Software to Improve Teleprofessional Effectiveness

     Digital provides stand-alone software products that can reside in both host-based and client/server environments as well as integrate with computer telephony systems.


     Guide. Guide is designed to improve the quality of customer interaction by providing managers and supervisors control over the content and pace of each customer contact. Call guides (or scripts) for call center employees historically have been programmed by the vendor or by application specialists, with any changes requiring shut down and reprogramming. By contrast, Guide is designed so that call center supervisors without programming skills can design and maintain scripts without relying on the vendor or third-party application specialists. Supervisors can change the scripts as necessary, even mid-campaign, providing increased flexibility and enabling the organization to tailor scripts based on agent skill levels and campaign objectives.


     Analyst. Analyst software produces detailed and flexible reports, integrating statistics from various vendors products, including the ACD/PBX (telephone switch), Interactive Voice Response (IVR) system, host computer, dialer and other applications. It can also feed other software programs, such as payroll or executive reporting systems. This product is designed to assist call center managers in reviewing the performance of multiple call center systems by integrating and normalizing raw data and generating key statistics. Analyst features also include goal setting for agents and data extracts of the statistics to be placed into other software programs (e.g., an extract of all agent hours from the payroll department or system performance information to be placed into an executive presentation document).


     Coach. Coach is a software product under development that is designed to assist organizations with monitoring, evaluating, coaching and training of their teleprofessionals by displaying for supervisors on their terminals a duplicate of the display on an agent's terminal, while monitoring the agent's call and allowing the supervisor to suggest ways to improve performance. Digital believes that the product will enable customer contact centers to improve the quality of customer contact, establish consistent evaluation criteria for employees, provide consistent, meaningful and timely feedback, and reduce overall training costs and employee turnover.


  Client/Server Software for Departmental Customer Contact Centers


     Introduced in August 1996, Scout is a desktop application that uses a Windows NT based telephony server to manage incoming telephone calls. Digital is marketing Scout through its network of value added resellers to organizations with smaller call centers and to larger organizations with departments with informal call center needs.



     Scout is designed to enable agents, managers, and supervisors to obtain immediate visual representations of queuing and other information about incoming calls and, on the basis of such information, to handle or distribute such calls appropriately (including taking calls out of order, routing callers directly to agents with proper skill sets to handle their requests or problems or directing less important calls to voicemail). Using Scout's integrated IVR functions, call center personnel can review relevant information about the caller or the reason for the call without changing the caller's position in the queue. Customer information and attributes arrive at the agent's desktop terminal at the same time as the call.

PROFESSIONAL SERVICES


     Digital's Professional Services Group provides fee-based business process consulting and systems integration services. This group helps clients plan, budget, design and implement new business processes and technologies that improve customer management and call center workflow, with a critical focus on how voice and transaction data are handled and moved around within the call centers. Projects often will involve the implementation of one or more Digital products, as well as the development of custom applications to meet unique user requirements. The Professional Services Group provides such services as business process re-engineering, call center re-engineering, call center implementation, application development and systems integration, as well as technology transfers, revenue improvement services and performance services (including services to government agencies to enhance tax revenue collection).


CUSTOMER SUPPORT AND SERVICES

     Digital believes that customer service and support are an integral part of its strategy. Service capability, availability and responsiveness play an important role in marketing and selling its systems, particularly as the technological complexity of the products increase.


     Digital earns system support fees by providing ongoing support for all of its products. It provides training both at its facilities before shipment and at the customer's site after shipment. Digital offers a full range of product support options, including telephone support from "normal business hours" to "24 hours a day" and on-site response from the "next-half-day" to "immediate service (four hours or less)." Customer support representatives are able to service customer systems on a remote basis from the customer support center in Redmond, Washington. If needed, customer support representatives will dispatch on-site support, which is provided by IBM in North America and the United Kingdom. Digital earns other fees by providing certain special services, such as system relocation and additional training, upon customer request. In addition to the customer support and training facilities located in the Redmond, Washington headquarters, the Company operates a customer support and sales center at its subsidiary office in the United Kingdom.


PRODUCT DEVELOPMENT


     Digital's engineers continue to develop new products and new applications for existing products that will improve MOSAIX and other system performance and help tailor systems to the evolving and unique customer management missions of Digital's customers. In recent years, Digital increasingly has focused its development efforts on client/server, Windows NT based and Internet-enabled software solutions to the issues and challenges facing call centers and on the integration of data and computer systems with telephony systems. Digital releases new features and enhancements to existing products, new products and new services on an ongoing basis.



     In 1993, 1994 and 1995, Digital recorded research and development expenses of $5.5 million, $5.5 million and $7.5 million, respectively, net of capitalized software development costs. During the same periods, Digital capitalized $1.5 million, $1.6 million and $1.6 million, respectively, of software development costs. Digital intends to continue making substantial investments in research and development to maintain its competitive position.


MANUFACTURING

     Digital's manufacturing operations consist of procurement, assembly, testing and quality control of all parts, components, subassemblies and final assemblies of its products. Components and subassemblies for Digital's products are manufactured by third-party vendors to Digital's specifications from materials provided by Digital. Digital's suppliers maintain quality control by subjecting components and subassemblies to rigorous testing, including in-circuit automated testing. Digital does its own testing of systems and subassemblies using automated test equipment and manual tests. Beginning in mid-1996, certain of Digital's products were manufactured on a turn key basis by an independent third party vendor.

SALES AND MARKETING


     Digital markets its products and services in the United States and Canada through a direct sales force operating from Digital's headquarters in Redmond, Washington and offices in Wilmington, Delaware; Atlanta, Georgia; and Chicago, Illinois. A direct sales staff and support organization is located at Digital's subsidiary offices in the United Kingdom through a wholly owned subsidiary. Digital also has established distributor relationships in Australia, Africa, South America and Asia. MOSAIX and Guide have been localized for sale into the Japanese market.



     In the third quarter of 1995, Digital launched a new North American value added reseller program. This program has 30 trained value added resellers for the MOSAIX, Scout and software products and plans to continue to recruit additional value added resellers on an ongoing basis. Additional relationships are being developed in Europe, South America, Asia and Australia.


COMPETITION

     The market for Digital's products and services is highly competitive. Important competitive factors include, price, performance, diversity of product line, reliability, delivery capabilities, customer support and service.


     Digital's principal competitors in the outbound call processing systems market include Davox Corporation, EIS International, Inc. and Melita Electronic Labs. The potential entry into the market of major ACD and PBX suppliers (suppliers of customer premised call routing and switching systems) also presents a strong competitive threat as these competitors may elect to purchase Digital's competitors, increasing their market presence and distribution; resell principal competitors' products; or elect to develop and market their own predictive dialing application software. In the market for system integration services in call centers, Digital may compete with software providers and system integrators such as Andersen Consulting, Genesys Labs and Nabnasset Corporation. As Digital expands its offering of call center applications, it also may encounter increased competition from call center application providers such as Brock Control Systems, Information Management Associates, Early Cloud (owned by International Business Machines) and Versatility. As Digital expands into the informal or casual call center market, it also will experience competition from companies such as Active Voice, Applied Voice Technology, and others who provide network-based applications that have a critical computer telephony integration component. Many of Digital's current or potential competitors have greater financial, technical and marketing resources than Digital. To date, Digital has competed on the basis of the capabilities and the price/performance of its systems, its applications expertise and the quality of its customer support. As the call processing market matures and new and existing companies compete for the same customers, price competition is likely to intensify, which could adversely affect the operating results of the combined company.

INTERNATIONAL OPERATIONS

     The Digital's product sales to customers in international markets outside North America comprised approximately 10.4%, 13.0% and 16.6% of total product sales in 1993, 1994 and 1995, respectively. In most cases, Digital markets its products and services internationally through distributors.

     The following table sets forth certain information relating to Digital's foreign and domestic operations for the fiscal years ended December 31, 1993, 1994 and 1995.


                                                             1993        1994        1995
                                                            -------     -------     -------
    Revenue -- U.S. operations
      United States.......................................  $36,869     $46,379     $56,755
      United States export................................    2,584       3,911       7,715
    Revenue -- international operations foreign
      subsidiary..........................................    1,688       2,988       3,540
                                                            -------     -------     -------
                                                            $41,141     $53,278     $68,010
                                                            =======     =======     =======
    Income (loss) from operations
      U.S. operations.....................................  $(4,675)    $ 1,955     $ 8,539
      Foreign subsidiary..................................     (513)        529         777
      Elimination.........................................     (285)        281          (7)
                                                            -------     -------     -------
                                                            $(5,473)    $ 2,765     $ 9,309
                                                            =======     =======     =======
    Assets
      U.S. operations.....................................  $65,545     $75,120     $79,514
      Foreign subsidiary..................................    2,030       2,820       1,677
                                                            -------     -------     -------
                                                            $67,575     $77,940     $81,191
                                                            =======     =======     =======


SEASONALITY

     Digital's quarterly operating results may be subject to seasonal influences. Seasonal fluctuations may be attributable in part to the general unavailability during the summer months of customers' employees authorized to make capital expenditures. Certain customers may accelerate their purchases of systems to avoid end-of-year budgetary limitations. Therefore, the fourth quarter typically reflects higher levels of revenue. Digital does not attempt to modify or adjust operating expenses during the fourth quarter in anticipation of these factors. These seasonal fluctuations may continue in the future.

SIGNIFICANT CUSTOMER

     No customer accounted for more than 10% of Digital's revenue in 1993 or 1995. During 1994, Digital recorded sales to a single customer, NYNEX, which accounted for 10% of Digital's total revenue.

REGULATORY ENVIRONMENT


     Domestic and Foreign Product Registration Requirements. Digital's products are subject to and conform with Federal Communications Commission (the "FCC") regulations under the communications Act of 1934. Future products developed by Digital may also be required to comply with certain registration and technical requirements before they can be sold in the United States. As Digital expands its operations in other countries, its products will become subject to regulation by foreign governments. Certain of Digital's products are currently certified for use in the United Kingdom, Canada, Australia, Japan and Hong Kong pursuant to applicable regulations.



     Legislative Overview. While existing industry legislation does not directly regulate the manufacture and sale of Digital's products, certain existing legislation affects the ability of Digital's customers to utilize some of its products in certain ways. For example. as described below, Digital's MOSAIX systems may not be used for certain prohibited debt collection and remote telephone solicitation practices, nor may they be used under certain circumstances to leave or play artificial or prerecorded messages.


     Federal Legislation. In December 1991, Congress enacted and the President signed into law the Telephone Consumer Protection Act of 1991 ("TCPA"), which specifically regulates the telemarketing industry and the use of automatic dialers. The statue prohibits or otherwise regulates the making of certain types of telephone calls using automatic telephone dialing systems or initiated by an artificial or prerecorded voice to deliver messages. Telephone calls made using an auto dialer, and initiated by an artificial or prerecorded voice to deliver a message are further subject to requirements that the caller identify itself in the message, and disconnect the line within five seconds of receiving notification that the called party has hung up.



     As required by the statutes, in 1992 the FCC promulgated regulations implementing the TCPA, establishing rules requiring that telemarketers maintain a "do-not-call list" of persons who indicate they do not want to receive solicitation telephone calls (regardless of how such calls are placed or initiated), but also specifically exempting from the prohibition the use of auto dialers (to make telephone calls to residential subscribers) calls that are not made for a commercial purpose, or if for a commercial purpose, which are made to persons with whom the caller has an established business relationship or which do not include the transmission of any unsolicited advertisement (such as debt collection calls). Since its enactment, significant portions of the TCPA have been challenged as unconstitutional. As a result, some provisions of the act may be declared unenforceable. Under the definition of what constitutes an auto dialer under the rules and regulations as issued by the FCC, Digital has concluded that use of Digital's MOSAIX systems and related products has not been materially affected. It is always possible, however, that the statute, or the regulations issued thereunder, might be amended in the future, or that other new laws might be enacted, so as to affect use of Digital's products.



     The Fair Debt Practices Act prohibits certain telephone debt collection practices, including the repeated or continuous ringing of a telephone or engagement of any person in telephone conversation with the intent to annoy, abuse or harass such person, and communication by a debt collector with a consumer at any unusual or inconvenient place or time. The practice of call abandonment or placing calls in long holding queues could be considered harassment as defined under the Fair Debt Practices Act. Digital's Intelligent Dialing software places calls with the intention of having an operator available or, at the customer's choice, with minimal holding queue to minimize the call-abandonment and long holding queue problems. In addition, Digital's Intelligent Dialing software can be programmed to conform to the Fair Debt Practices Act's restrictions concerning the time of day when calls may be placed.



     In August 1994, Congress enacted, and the President signed into law, the Telemarketing and Consumer Fraud and Abuse Prevention Act (the "Telemarketing Act"), which authorized the Federal Trade Commission (the "FTC") to prescribe regulations prohibiting deceptive telemarketing acts or practices. In August 1995, the FTC issued its Final Rule pursuant to the Telemarketing Act. Digital supports reasonable legislative efforts to reduce consumer fraud, but which do not unreasonably restrict the responsible uses of Digital's products.



     Other federal legislation that has been proposed from time to time include bills that would, if enacted, recognize certain privacy rights of employees at the work site, and regulate the ability of employers to monitor job performance, including the monitoring of employee telephone communications or the gathering of information regarding such communications. It is possible that such legislation, if enacted, might directly or indirectly affect how Digital's systems, or some features thereof, can be used.



     State Legislation. Most states have enacted legislation limiting certain telephone solicitation practices or restricting certain uses of automatic dialing and announcement devices. Several of these laws prohibit telephone solicitors from contacting customers who have indicated a desire not to receive telephone solicitations. Many of these states have passed legislation that specifically regulates certain uses of Automatic Dialers and Recorded Message Playback devices ("ADRMPs"). In general, these state statutes (i) restrict the hours during which ADRMPs may place calls, (ii) require that ADRMPs be used in conjunction with an operator, (iii) require that ADRMPs or operators using ADRMPs obtain permits for their use, (iv) require that ADRMPs automatically disconnect when the receiving party terminates an ADRMP-placed call,

(v) require that prior to delivery of an ADRMP's prerecorded message the recipient of the call consent to hear such message or that the user of the ADRMP identify itself to the called party in such message, or (vi) prohibit the use of ADRMPs to solicit the purchase of goods or services. While a MOSAIX system can be configured at a customer's request to function as an ADRMP, the systems are designed, and Digital believes generally used by its customers, to effect person-to-person contacts rather than deliver prerecorded messages. Statutes aimed at regulating the telemarketing industry are regularly proposed and are pending in many states. If passed, such legislation may directly or indirectly affect the company. Digital is not presently aware of any recently enacted state regulations or legislation materially affecting use of the company's products.



     Digital Systems Regulatory Strategy. Digital fully supports legislation designed to promote the responsible use of auto dialing equipment. Digital endeavors to design its MOSAIX systems to enable its customers to comply with the requirements of current and anticipated regulations.


PROPRIETARY RIGHTS


     As new products are identified and created, Digital has and will continue to seek patent protection, where appropriate, for inventions arising out of its development efforts. Thus Digital sought and obtained, on March 30, 1992, a U.S. Patent (No. 5,101,425) on its Realtime Monitor, a device enabling real time monitoring of predictive dialing systems. On November 14, 1995, Digital obtained a U.S. Patent (No. 5,467,391) on its Integrated Intelligent Call Blending technology, which describes a system and method for sharing a pool of agents in a telephone call servicing operation so that agents are utilized effectively. Digital also intends to pursue, where applicable, patent protection for these inventions in the international markets where they are offered.



     Although Digital has not registered its copyrighted software, Digital's software is protected by copyright and trade secret laws. In addition, Digital enters into confidentiality agreements with certain of its employees, consultants, distributors, value-added resellers and customers; limits access to and distribution of its software, documentation and other proprietary information; and enters into noncompete agreements with certain of its employees. There can be no assurance that the steps taken by Digital to protect its proprietary rights will be adequate to deter misappropriation or independent third-party development of its technology.


EMPLOYEES


     As of October 18, 1996, Digital employed approximately 427 persons (not including independent contractors and temporary employees) on a full-time basis. None of Digital's employees are covered by collective bargaining agreements, nor has it ever experienced a work stoppage. Digital considers its employee relations to be good.


BACKLOG


     Digital's backlog at December 31, 1994 was $20.6 million, compared with $6.5 million at December 31, 1995. A substantial part of the backlog at December 31, 1994 was related to the newly developed products in the MOSAIX family which were installed and accepted throughout 1995. In addition to installed but unaccepted orders, Digital's backlog includes firm orders for products that are to be delivered generally within 120 days of receipt of order. During 1995, Digital improved internal processes to decrease the amount of time between a customer's decision to purchase a system and the implementation of that system, thus contributing in part to decline in backlog. Digital's backlog at September 30, 1996 was $5.2 million. Currently, backlog is not large in relation to Digital's sales and may not be indicative of future performance.


FACILITIES

     Digital's corporate offices are in the Seattle, Washington area in an 84,000 square-foot office facility leased by Digital at 6464 185th Avenue, Redmond, Washington 98052. The corporate offices include sales and marketing, service, engineering, finance, administrative, manufacturing and international functions. The lease expires March 31, 1999, with an option to extend.

     Digital leases an 11,000 square foot sales facility in Wilmington, Delaware under a lease expiring May 31, 1997. Digital currently subleases a portion of the space. Digital also leases sales offices in Atlanta, Georgia and Chicago, Illinois under leases that expire on March 31, 1996 and August 1, 1997, respectively. Digital's United Kingdom subsidiary occupies approximately 3,000 square feet of space near London under a long-term lease.


     Digital believes that its facilities are suitable and adequate for its current needs.

                        SELECTED DIGITAL FINANCIAL DATA


     The following selected historical financial data of Digital have been derived from Digital's historical consolidated financial statements. The selected financial data presented below should be read in conjunction with Digital's consolidated financial statements and the notes thereto contained herein.



                                                                                     AT OR FOR NINE
                                                                                      MONTHS ENDED
                                       AT OR FOR YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                ------------------------------------------------   ------------------
                                  1991      1992      1993      1994      1995      1995       1996
                                --------   -------   -------   -------   -------   -------    -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenue.....................  $ 51,761   $56,662   $41,141   $53,278   $68,010   $48,367    $62,501
  Cost of revenue.............    16,236    18,966    17,930    21,975    26,922    19,211     23,345
                                --------   -------   -------   -------   -------   -------    -------
     Gross profit.............    35,525    37,696    23,211    31,303    41,088    29,156     39,156
  Operating expenses:
     Selling, general and         17,497    23,320    23,197    22,996    24,297    18,055     21,661
       administrative.........
     Research and                  5,209     5,845     5,487     5,542     7,482     5,034      7,728
       development............
     Writeoff of capitalized          --        --        --        --        --        --        705
       software...............
     Purchase of in-process           --        --        --        --        --        --      4,307
       research
       and development........
                                --------   -------   -------   -------   -------   -------    -------
          Total operating         22,706    29,165    28,684    28,538    31,779    23,089     34,401
            expenses..........
                                --------   -------   -------   -------   -------   -------    -------
          Operating income        12,819     8,531    (5,473)    2,765     9,309     6,067      4,755
            (loss)............
  Other income (expense),            984       (61)   (4,037)    4,532     2,186     1,624      1,307
     net(1)...................
                                --------   -------   -------   -------   -------   -------    -------
          Earnings (loss)         13,803     8,470    (9,510)    7,297    11,495     7,691      6,062
            before income
            taxes.............
  Income tax expense               4,848     2,817    (2,744)    2,517     4,102     2,807      3,481
     (benefit)................
                                --------   -------   -------   -------   -------   -------    -------
          Earnings (loss) from     8,955     5,653    (6,766)    4,780     7,393     4,884      2,581
            continuing
            operations........
  Loss from discontinued         (10,145)       --        --        --        --        --         --
     operations...............
                                --------   -------   -------   -------   -------   -------    -------
          Net earnings          $ (1,190)  $ 5,653   $(6,766)  $ 4,780   $ 7,393   $ 4,884    $ 2,581
            (loss)............
                                --------   -------   -------   -------   -------   -------    -------
  Net earnings (loss) per       $  (0.13)  $  0.61   $ (0.72)  $  0.48   $  0.75   $  0.50    $  0.26
     share....................
                                --------   -------   -------   -------   -------   -------    -------
  Weighted average common          9,286     9,321     9,366     9,949     9,836     9,814      9,890
     shares and common
     equivalent shares
     outstanding..............
CONSOLIDATED BALANCE SHEET
  DATA:
  Working capital.............  $ 32,920   $37,556   $32,755   $42,251   $48,209              $47,088
  Total assets................    62,516    72,657    67,575    77,940    81,191               76,700
  Long-term obligations.......     3,351     7,219     1,067       168        91                   30
  Shareholders' equity........    46,078    52,553    48,185    53,777    57,512               60,271


- ---------------


(1) Includes income related to litigation settlement of $3,248,000 for the year ended December 31, 1994 and a charge related to litigation settlement of $4,095,000 for the year ended December 31, 1993.

DIGITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS


     The following table sets forth for the years ended December 31, 1993, 1994 and 1995 and for the nine-months ended September 30, 1995 and 1996 certain operating data expressed as a percentage of revenue.



                                                                                  NINE MONTHS
                                                          YEAR ENDED                 ENDED
                                                         DECEMBER 31,            SEPTEMBER 30,
                                                   -------------------------     -------------
                                                   1993      1994      1995      1995    1996
                                                   -----     -----     -----     -----   -----
    OPERATING DATA:
      Revenue:
         Product sales...........................   68.5%     68.9%     66.2%     66.4%   68.3%
         Service and miscellaneous...............   31.5      31.1      33.8      33.6    31.7
                                                   -----     -----     -----     -----   -----
                                                   100.0     100.0     100.0     100.0   100.0
      Cost of product sales and services:
         Product sales...........................   46.2      38.3      39.3      40.0    32.9
         Service and miscellaneous...............   38.0      47.7      40.1      39.2    47.0
                                                   -----     -----     -----     -----   -----
                                                    43.6      41.2      39.6      39.7    37.4
      Gross profit:
         Product sales...........................   53.8      61.7      60.7      60.0    67.1
         Service and miscellaneous...............   62.0      52.3      59.9      60.8    53.0
                                                   -----     -----     -----     -----   -----
                                                    56.4      58.8      60.4      60.3    62.6
      Operating expenses:
         Selling, general and administrative.....   56.4      43.2      35.7      37.3    34.7
         Research and development................   13.3      10.4      11.0      10.4    12.4
         Write-off of capitalized software
           costs.................................     --        --        --        --     1.1
         Purchase of in-process research and
           development...........................     --        --        --        --     6.9
                                                   -----     -----     -----     -----   -----
              Total operating expenses...........   69.7      53.6      46.7      47.7    55.0
                                                   -----     -----     -----     -----   -----
              Operating income (loss)............  (13.3)      5.2      13.7      12.5     7.6
      Other income (expense), net................   (9.8)      8.5       3.2       3.4     2.1
                                                   -----     -----     -----     -----   -----
              Earnings (loss) before income
                taxes............................  (23.1)     13.7      16.9      15.9     9.7
      Income tax expense (benefit)...............   (6.7)      4.7       6.0       5.8     5.6
                                                   -----     -----     -----     -----   -----
              Net earnings (loss)................  (16.4)%     9.0%     10.9%     10.1%    4.1%
                                                   =====     =====     =====     =====   =====

RESULTS OF OPERATIONS



NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995



     For the nine months ended September 30, 1996, Digital reported net earnings of $2.6 million, or $.26 per share. In February 1996, Digital acquired Caleo Software, Inc. and wrote off $4.3 million of in-process research and development costs associated with the acquisition. In addition, Digital wrote-off $0.7 million of previously capitalized software costs. Excluding these charges, net earnings for the first nine months of 1996 would have been $7.3 million, or $.75 per share, compared to $4.9 million, or $.50 per share, for 1995.



     Revenue. Revenue of $62.5 million for the nine months ended September 30, 1996 represented a 29.2% increase over revenue of $48.4 million reported in the comparable period of the prior year. Product sales increased $10.6 million to $42.7 million in 1996 versus $32.1 million in 1995. Service and miscellaneous revenue increased by $3.5 million, to $19.8 million from $16.3 million as a result of increased professional service and customer support revenues. International revenue increased to $9.9 million in 1996 from $8.6 million in 1995, due to increased product sales in Europe, Africa and Asia. The overall revenue increase was influenced by continuing acceptance of the MOSAIX 5300 Series products to customers in the telecommunications, financial services, and retailing industries.



     For the first nine months of 1996, the sale of MOSAIX systems to three customers accounted for 21.5% of that period's total product revenue, while three customers accounted for 30.6% for the first nine months of 1995.



     Gross Margin. Gross margin improved to 62.6% for the first nine months of 1996 from 60.3% for the first nine months of 1995. Gross margin on product sales was 67.1% for the first nine months of 1996 compared to 60.0% in the comparable period of the prior year. Product gross margins are influenced in part by the increase in sales volume as well as product mix, overhead coverage, and software amortization expense. Gross margin in 1995 included accelerated software amortization expense resulting from the replacement of earlier versions of MOSAIX software with the MOSAIX 5000 Series products. For the first nine months of 1996, Digital expensed $1.9 million related to software amortization, compared to $2.4 million in the comparable period a year ago. During the first nine months of 1996, Digital sold a greater proportion of large scale, complex telemarketing and financial services application products in the MOSAIX 5300 Series, which contributed to the increase in gross margins. Gross margin on service and miscellaneous revenue for the first nine months of 1996 was 53.0% compared to 60.8% in the comparable period of the prior year, due to a higher mix of lower-margin professional service revenues and lower customer support margins.



     Selling, General and Administrative. For the first nine months of 1996, selling, general and administrative expenses were $21.7 million or 34.7% of revenue compared to $18.1 million, or 37.3% in 1995. While selling, general and administrative expenses decreased as a percentage of revenue, the increase in spending was due to increased travel expenses, expansion of marketing activities, advertising and personnel costs.



     Research & Development. For the first nine months of 1996, research and development expenses, net of amounts capitalized, were $7.7 million, or 12.4% of revenue, compared to $5.0 million or 10.4% of revenue in the comparable period of the prior year. Gross research and development spending increased from $6.5 million to $8.8 million due primarily to increases in engineering staff and outside contractors. Software costs capitalized as a percentage of research and development spending were 10.7% ($0.9 million) in the first nine months of 1996 and 22.2% ($1.4 million) in the first nine months of 1995. Capitalized software, net continues to decrease, and as of September 30, 1996, has been reduced to $2.1 million versus $2.9 million at December 31, 1995.



     Digital remains committed to the ongoing development of new products and improvements to existing products as a key source of future revenue. Digital expects to invest approximately 10-12% of revenue in new product development. However, from time to time Digital may exceed the current level of investment in product development.

     Other Income, Net. Net other income is comprised primarily of interest income and totaled $1.3 million in the first nine months of 1996 compared to $1.6 million in the prior year comparable period. Interest income was slightly lower in 1996 compared to the prior year due to a decrease in cash and short-term investments.



     Income Taxes. The effective tax rate, including the effect of the in-process research and development write off related to the Caleo acquisition in the first quarter of 1996, was 57.4% in the first nine months of 1996 versus 36.5% in the comparable 1995 period. The in-process research and development write off is not deductible for tax purposes. Excluding the $4.3 million charge, Digital's nine-month 1996 effective tax rate would have been 36.6% compared to 36.5% in the comparable period of the prior year.


1995 COMPARED WITH 1994

     Revenue. Total revenue for the year ended December 31, 1995 was $68.0 million and represents an increase of 27.7% over revenue of $53.3 million in 1994. Product sales increased by $8.3 million (or 22.7%) to $45 million in 1995 from $36.7 million in 1994. The improvement in product sales was due to increased acceptance and sales of the MOSAIX family of products. International product sales increased by $2.9 million (or 58.8%) compared to 1994, due primarily to increased sales in Asia and Canada. Service and miscellaneous revenue increased $6.4 million (or 38.6%) to $23.0 million in 1995 from $16.6 million in 1994. This increase was due to an increase in professional services revenue for both systems integration and facilities management projects, as well as a higher volume of systems support and "right to use" fees.

     Digital's backlog at December 31, 1995 was $6.5 million compared to $20.6 million at December 31, 1994. Digital's backlog includes only firm orders for products that are to be delivered generally within 120 days of receipt of order. A substantial part of backlog at December 31, 1994 was related to the enhanced newly developed products in the MOSAIX family which were installed and accepted throughout 1995. During 1995, Digital improved internal processes to decrease the time between a customer's decision to purchase a system and the implementation of that system. Because of the possibility of customer changes in delivery schedules or cancellation of orders, Digital's backlog as of any particular date may not be indicative of actual sales for any future period.

     Gross Margin. Gross margin improved to 60.4% in 1995 from 58.8% in 1994. Product gross margin declined slightly to 60.7% in 1995 from 61.7% in 1994 due to the lower volume of upgrades and increased software amortization. Product gross margins are influenced by a variety of factors, including both product volume and mix, overhead coverage, and software amortization expense. During 1995, software amortization expense totaled $2.8 million, an increase of $0.8 million over 1994. Service and miscellaneous gross margin improved to 59.9% in 1995 versus 52.3% in 1994. Lower 1994 service gross margin was due to start-up costs of the professional services group and higher fixed costs of providing customer service and support.

     Selling, General and Administrative. Digital's selling, general and administrative expenses increased $1.3 million (or 5.7%) to $24.3 million in 1995 from $23.0 million in 1994. However, as a percentage of revenue, selling, general and administrative expenses decreased to 35.7% in 1995 from 43.2% in 1994, due to higher revenues. The increased spending was related to higher compensation expenses (due to increased employment) and facilities expenses, partially offset by lower bad debt and outside service expenses.


     Research and Development. Research and development expenses, net of software capitalization, were $7.5 million (or 11% of revenue) in 1995 versus $5.5 million (or 10.4% of revenue) in 1994. Gross research and development spending increased by $2.0 million to $9.1 million in 1995 from $7.1 million in 1994. Digital capitalized 17.4% of gross research and development spending (or $1.6 million) compared to 22.6% (or $1.6 million) in 1994. The spending increase was due to an expansion in Digital's applications software development efforts. Digital remains committed to the ongoing development or acquisition of new products and improvements to existing products as a key source of future revenue.



     Other Income (Expense), Net. Other income (expense), net was $2.2 million in 1995, compared with $4.5 million in 1994. Other income (expense), net for 1994 includes pretax nonoperating income of $3.3 million, net of legal expenses ($2.1 million after-tax), associated with the settlement of a lawsuit. Interest income, net increased 81.1% to $2.0 million in 1995 from $1.1 million in 1994 due to higher invested cash balances and an improved rate of return.

     Income Taxes. Digital's effective tax rate was 35.7% in 1995 compared with 34.5% in 1994. The 1994 tax rate benefited from the utilization of Digital's foreign subsidiary's net operating loss carryforward offsetting the subsidiary's 1994 taxable earnings.


1994 COMPARED WITH 1993


     Revenue. Digital's revenue increased by $12.1 million (or 29.5%) to $53.3 million from $41.1 million. Product sales increased by $8.5 million (or 30.2%) to $36.7 million from $28.2 million due to increased sales of the MOSAIX family of products. International product sales increased by $1.6 million (or 66.0%) when comparing 1994 with the prior year primarily due to increased sales in Europe. Service and miscellaneous revenue increased by $3.6 million (or 27.9%) to $16.6 million from $13.0 million primarily due to growth in Digital's installed base as well as consulting revenues from a system integration project. Digital's backlog at December 31, 1994 was $20.6 million compared to $3.6 million at December 31, 1993. A substantial part of this backlog was related to the enhanced newly developed products in the MOSAIX family which were installed and accepted throughout 1995.


     Gross Margin. Gross margin increased to 58.8% in 1994 from 56.4% in 1993. Product gross margin increased to 61.7% in 1994 from 53.8% in 1993 primarily due to the impact of higher product sales on fixed manufacturing costs as well as higher margins on installation revenue and the MOSAIX product family, partially offset by increased software amortization expense. Service and miscellaneous gross margin declined to 52.3% in 1994 from 62.0% in 1993 due to higher system support costs and the impact of higher than planned costs associated with the system integration project discussed above.


     Selling, General and Administrative Expenses. Digital's selling, general and administrative expenses were $23.0 million (or 43.2% of revenue) in 1994 compared with $23.2 million (or 56.4% of revenue) in 1993. As a percentage of net sales, selling, general and administrative expenses decreased in 1994 when compared to 1993, primarily due to the increase in revenue. Higher compensation expense (related in part to increased revenues) and marketing expenses were offset by lower bad debt and outside services expenses. Included in the 1994 expenses was a $400,000 restructuring charge associated with the consolidation of customer support activities.

     Research and Development. Research and development expenses were $5.5 million (or 10.4% of revenue) in 1994 versus $5.5 million (or 13.3% of revenue) in 1993. Although research and development expenses remained flat in dollars, such expenses declined as a percentage of revenue due to the increase in revenue. In 1994, Digital capitalized 22.6% of gross research and development costs (or $1.6 million) compared to 21.5% (or $1.5 million) in 1993. Software amortization expense was $2.0 million for 1994 versus $1.2 million for 1993.

     Other Income (Expense), Net. Other income (expense), net for 1994 includes pretax non-operating income of $3.3 million, net of legal expenses ($2.1 million after-tax), associated with the settlement of a lawsuit. Interest income, net increased to $1.1 million in 1994 from $.1 million in 1993 primarily due to higher cash balances throughout the year. Other income (expense), net for 1993 includes a $4.1 million pretax charge to earnings ($2.7 million or $0.29 per share after-tax) related to the settlement of a class action lawsuit.

     Income Taxes. Digital's effective tax rate was 34.5% in 1994 compared with a 28.9% tax benefit in 1993 resulting from the 1993 pretax loss of $9.5 million. The 1994 tax rate benefited from the utilization of Digital's foreign subsidiary's net operating loss carryforward offsetting the subsidiary's 1994 taxable earnings. The 1993 income tax benefit was reduced by foreign subsidiary generating no tax benefit for that year.


LIQUIDITY AND CAPITAL RESOURCES



     Digital's combined cash and cash equivalents and short-term investments were $30.0 million at September 30, 1996 versus $39.8 million at December 31, 1995 and $41.0 million at December 31, 1994. The short-term investment portfolio is invested in municipal securities, corporate notes and bonds, and commercial paper, and is diversified among security types and issuers. It does not include any derivative products. At September 30, 1996, Digital's working capital was $47.1 million compared to $48.2 million at December 31, 1995. During the first nine months of 1996, Digital used $1.8 million in cash from operations compared to $8.3 million generated in the comparable 1995 period. The use of cash from operating activities in the nine months ended September 30, 1996 was due primarily to the purchase of Caleo for $4.8 million in cash during February 1996, as well as a decrease in customer deposits and an increase in accounts receivable. Of the $4.8 million Caleo purchase price, $4.3 million was charged to operations as in-process research and development costs.



     During 1995, Digital generated $7.5 million in cash from operations compared to $24.4 million in 1994 and $14.5 million in 1993. The decrease in cash flow from operations from 1994 to 1995 was primarily related to a substantial increase in receivables, due in part to annual service billings at year-end, as well as a reduction in customer deposits. The reduced amount of customer deposits was due to process improvements no longer requiring customer deposits before orders are processed. The increase in cash flow from operations from 1993 to 1994 was primarily a result of the net loss in 1993 compared to net earnings in 1994.



     During the first nine months of 1996, Digital invested $2.7 million to purchase furniture, equipment and leasehold improvements compared to $1.6 million for the first nine months of the prior year. The increase is primarily due to the investment in internal customer management hardware and software systems. Digital invested $2.4 million in additions to furniture, equipment and leasehold improvements during 1995, compared to $1.6 million in both 1994 and 1993. Digital made repayments on long-term obligations of $0.1 million in the first nine months of 1996 versus $0.9 million in the first nine months of 1995. Digital's cash position was reduced in September 1996 by a $4.0 million loan to ViewStar concurrent with the execution of the Joint Marketing Agreement. Repayment of long-term obligations used $0.9 million in 1995, $3.1 million in 1994 and $3.3 million in 1993.



     In 1995, the Digital Board authorized Digital to repurchase up to 1,600,000 Digital Common Shares. As of September 30, 1996, a total of 691,000 shares had been repurchased at a cost of approximately $5.5 million. These shares will be used to service Digital's employee stock option and stock purchase plans. The repurchase plan was suspended on October 2, 1996.



     In addition to its cash and short term investment balances, Digital has available a $10 million domestic line of credit to meet cash flow needs. Digital has elected not to renew a second $10 million line of credit at this time. Management believes that existing cash and short-term investments and cash flow from operations, together with its available credit line, will continue to be sufficient to meet ongoing operating requirements as well as Digital's investment in capital assets additions and research and development activities. In connection with research and development and market expansion, cash may be used to acquire technology or to fund strategic ventures.



NEW ACCOUNTING STANDARD


     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. This pronouncement establishes accounting and reporting standards for stock-based employee compensation plans, including stock purchase plans, stock options and stock appreciation rights. This standard defines a fair value based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies which elect to continue using the rules of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if this new statement had been applied. This new standard is required for fiscal years beginning after December 15, 1995.


     Digital has elected to continue using the rules of APB Opinion No. 25 and will make the required pro forma disclosures in its December 31, 1996 audited consolidated financial statements.

                 BENEFICIAL OWNERSHIP OF DIGITAL COMMON SHARES



     The following table sets forth certain information regarding the beneficial ownership of Digital Common Shares as of October 10, 1996, of (i) each person known by Digital to own beneficially 5% or more of the Digital Common Shares,
(ii) each Digital director, (iii) each executive officer of Digital for whom information is given in the Summary Compensation Table in this Proxy Statement/Prospectus, and (iv) all directors and executive officers as a group. Each of the named persons has sole voting and investment power with respect to the shares, except as stated below.


                                                                           COMMON STOCK
                                                             -----------------------------------------
                                                             AMOUNT AND NATURE OF
                 NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     PERCENT OF CLASS
- -----------------------------------------------------------  --------------------     ----------------
Donald L. and Lucy A. Stoner(1)............................         533,271              5.6%
  6014 E. Mercer Way
  Mercer Island, WA 98040
Dimensional Fund Advisors(2)...............................         498,100              5.3%
  1299 Ocean Avenue
  Santa Monica, CA 90401
Tom A. Alberg(3)...........................................          20,100               **
H. Robert Gill.............................................               0               **
Harvey N. Gillis(4)........................................          39,000               **
David J. Ladd(5)...........................................           3,000               **
Robert S. Leventhal(6).....................................           3,750               **
Cynthia Stroum(7)..........................................         106,774              1.2%
Patrick S. Howard(8).......................................          93,500              1.0%
John J. Flavio(9)..........................................          56,868               **
Edmund D. Wilsbach(10).....................................          35,600
Thomas R. Clark(11)........................................          54,093               **
Richard L. Anderson(12)....................................          23,213               **
All directors and executive officers
  as a group (17 persons)(13)..............................         482,403              5.3%

- ---------------
 **  Less than 1% of the outstanding Digital Common Shares.

 (1) Based on information reported by Mrs. Stoner on October 17, 1996; Mr. and Mrs. Stoner's shares are held in joint tenancy with right of survivorship. Includes 3,271 shares held by the Stoner Foundation, of which Mrs. Stoner is the sole trustee.

 (2) Based on publicly available information reported to Digital as of February 9, 1996. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 498,100 shares of Digital's stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (3) Includes options exercisable within 60 days for the purchase of 9,000 shares. Also includes 100 shares held by Mr. Alberg's spouse.

 (4) Includes options exercisable within 60 days for the purchase of 9,000 shares.

 (5) Consists of options exercisable within 60 days for the purchase of 3,000 shares.

 (6) Includes option exercisable within 60 days for the purchase of 3,000 shares.

 (7) Includes 5,903 shares held by Ms. Stroum as custodian for her children under the Washington Uniform Gifts to Minors Act. Also includes options exercisable within 60 days for the purchase of 9,000 shares.

 (8) Includes options exercisable within 60 days for the purchase of 87,500 shares.

 (9) Includes options exercisable within 60 days for the purchase of 53,000 shares. Also includes 150 shares held by the Flavio Family Trust of which Mr. Flavio's spouse is trustee.

(10) Represents options exercisable within 60 days for the purchase of 35,600 shares.

(11) Includes options exercisable within 60 days for the purchase of 50,000 shares.

(12) Includes options exercisable within 60 days for the purchase of 21,547 shares.

(13) Includes options exercisable within 60 days for the purchase of 320,009 shares.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934



     Section 16(a) of the Exchange Act requires Digital's directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the Commission initial reports of ownership of common stock and other equity securities of Digital. Officers, directors and greater-than-10% shareholders are required by Commission regulations to furnish Digital with copies of all Section 16(a) forms they file.



     To Digital's knowledge, based solely on a review of the copies of such reports furnished to Digital and written representations that no other reports were required, during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% shareholders were satisfied, except for (i) an untimely Form 4 filing by Joseph White with regard to the sale of shares held by an investment club of which Mr. White was a member and (ii) the inadvertent omission from Mr. Alberg's Form 3 of 100 shares of Digital's stock held in his wife's individual retirement account, which have subsequently been reported.

                             MANAGEMENT OF DIGITAL



EXECUTIVE OFFICERS AND DIRECTORS



     The following individuals are the current executive officers of Digital who will serve in the capacities noted until their successors are appointed.



                    NAME                       AGE          POSITIONS AND OFFICES WITH DIGITAL
- ---------------------------------------------  ---     --------------------------------------------
Patrick S. Howard............................  54      Chairman of the Board of Directors,
                                                         President and Chief Executive Officer
Thomas R. Clark..............................  45      Executive Vice President & President,
                                                         Professional Services
Steve L. Adams...............................  41      Senior Vice President, Marketing & Business
                                                         Development
John J. Flavio...............................  49      Senior Vice President, Finance and
                                                         Administration, Chief Financial Officer
Edmund D. Wilsbach...........................  54      Senior Vice President, Sales
Richard L. Anderson..........................  57      Vice President, Controller
Charles A. Little............................  48      Vice President, Call Center Products
Jack P. Praino...............................  36      Vice President, North American Distribution
Nicholas A. Tiliacos.........................  42      Vice President, International Business
                                                         Operations
Joseph P. White..............................  36      Vice President, DSI Direct
William Bradford Weller......................  38      Assistant Secretary and General Counsel
Tom A. Alberg................................  56      Director
H. Robert Gill...............................  60      Director
Harvey N. Gillis.............................  50      Director
David J. Ladd................................  50      Director
Robert S. Leventhal..........................  69      Director
Cynthia Stroum...............................  46      Director



     Patrick S. Howard was appointed President and Chief Executive Officer of Digital in November 1994. From July 1994 to November 1994, Mr. Howard served as a consultant and acting Chief Executive Officer for the PC Products Division of Octel Communications Corporation ("Octel"). From March 1994 to June 1994, Mr. Howard served as Vice President of Octel. Mr. Howard served as President and Chief Executive Officer, and as a director, of VMX, Inc. ("VMX") from June 1984 until the merger of VMX with Octel in March 1994.



     Thomas R. Clark has served as Digital's Executive Vice President and as President, DSI Professional Services, a division of Digital, since February 1996, and as Senior Vice President, Products and Operations from September 1994 to February 1996. From April 1991 to October 1993, he was President and Chief Executive Officer of Data I/O Corp., which produces engineering software and manufacturing systems to work with semiconductors. From October 1985 to April 1991, he served in various capacities for Data I/O, including Senior Vice President and General Manager, Product Operations. He holds a B.S. in Electronic Engineering from Ohio State University.



     Steve L. Adams has served as Digital's Senior Vice President, Marketing and Business Development since February 1996. From 1994 to January 1996, he served as Vice President of Marketing of Novell, Inc.'s GroupWare Division. From 1993 to 1994, Mr. Adams was Vice President of Product Operations of Big Sky Technologies, a leading supplier of software products. From 1988 to 1993, Mr. Adams served in various capacities including Vice President of Corporate Marketing and Planning and Manager of Marketing Communications of Simpact Associates, Inc., a provider of voice and data communications. Mr. Adams holds a Ph.D. and an M.A. in English from the Florida State University.

     John J. Flavio has served as Digital's Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Treasurer since July 1993. From October 1992 to June 1993, he was Vice President, Finance and Chief Financial Officer of MiniStor Peripherals Corporation, a manufacturer of subminiature disk drives for portable computers. From 1985 to 1992, Mr. Flavio was Executive Vice President, Finance and Chief Financial Officer at Tenera, L.P., a provider of professional services and software to the public utilities industry. He holds a B.S. in Finance from the University of Santa Clara and is a certified public accountant.



     Edmund D. Wilsbach has served as Digital's Senior Vice President, Sales since February 1996. He served as Digital's Senior Vice President, Sales and Professional Services from June 1995 to February 1996, as its Senior Vice President, Professional Services from February 1995 to June 1995, and its Vice President, New Business Development from November 1993 to February 1995. From January 1992 to November 1993, he was Director of Digital's Revenue Management Services Group, a business unit created to provide sales and services to state and local governments. From 1988 to July 1992, he was an independent consultant.



     Richard L. Anderson has served as Digital's Vice President, Controller, since November 1994. From September 1993 to November 1994, he was Vice President, Finance, Chief Financial Officer and Secretary for Merix Corporation, a manufacturer of printed circuit boards. From April 1982 to September 1993, he served in various capacities, including Director, Corporate Development and Group Controller, for Tektronix Corporation, a manufacturer of test and measurement instruments. He holds a B.S. in Physics from Bucknell University, an M.S. in Physics from the University of Maryland, and an M.S. in Management from Johns Hopkins University. Mr. Anderson is a certified public accountant.



     Charles A. Little has served as Digital's Vice President, Call Center Products since June 1995. From June 1994 to June 1995, he was Director and later Executive Director of Engineering for Digital. From February 1990 to March 1994, Mr. Little served in various capacities including Director of Engineering, Director of Marketing and Product Line Director for the Eldec Corporation, a designer and manufacturer of aerospace and defense control and monitoring products. He holds a B.S. in Aeronautical and Astronautical Engineering and an M.S. in Applied Mathematics and Bio-engineering from the University of Washington.



     Jack P. Praino has served as Digital's Vice President, North American Distribution since June 1995. He served as Digital's Executive Director, Marketing from February 1994 to June 1995, as its Voicelink Business Unit Manager from March 1991 to October 1992. From October 1992 to February 1994, he was Digital's Director of Market Development and from September 1990 to March 1991, he was Group Leader Market Manager. He served as Market Manager for Digital from March 1990 to September 1990. He holds a B.A. in Operations Management from Eastern Washington University and an M.B.A. from City University.



     Nicholas A. Tiliacos has served as Digital's Vice President, International Business Operations since February 1996. From 1988 to 1996, he was the Founding Partner and Managing Director of Ventech International, an international consulting and business development company. Mr. Tiliacos holds a B.S. in Business Administration from Florida State University and an M.S. in International Management from the American Graduate School of International Management.



     Joseph P. White has served as Digital's Vice President, DSI Direct since February 1996 and served as its Vice President, Product Development from June 1995 to February 1996. From January 1995 to May 1995, he was Digital's Executive Director of Sales and Business Operations and from November 1993 to December 1994, he was Director of Sales Operations. From March 1991 to November 1993, he served in Digital's Sales Department as Senior Account Executive. From September 1988 to January 1991, he was a senior consultant for Deloitte & Touche. Mr. White holds a B.S. in Communications Management from the University of Portland and an M.B.A. in Marketing from the Harvard Business School.



     William Bradford Weller has served as Digital's Assistant Secretary since February 1994 and as its General Counsel since January 1992. From 1983 to December 1991, he was an Associate at Lane Powell Spears Lubersky, a law firm. He holds a B.A. in Economics from Stanford University and a J.D. from Hastings College of the law.



     Tom A. Alberg has been a director of Digital since April 1992 and a member of the Audit Committee since October 1992. Mr. Alberg has been a principal in the firm of Madrona Investment Group, L.L.C., a merchant banking firm, since January 1996. From April 1991 to October 1995, he was the President and a director of LIN Broadcasting Corporation, and from July 1990 to October 1995, he was Executive Vice President of McCaw Cellular Communications, Inc.; both companies were providers of cellular telephone services and are now part of AT&T Corp. Prior to 1990, Mr. Alberg was a partner of the law firm Perkins Coie, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Active Voice Corporation, a manufacturer of voice message systems, Visio Corporation, a software firm, Teledesic Corporation, a satellite telecommunications services provider, and Emeritus Corp., a developer of assisted-living facilities.



     H. Robert Gill has been a director of Digital since July 1996 and currently serves as Chairman of Digital Board's Compensation Committee. Mr. Gill also has served as President of The Topaz Group, a provider of board consulting services, since April 1996. Before joining The Topaz Group, Mr. Gill served as Senior Vice President and President, Enhanced Products Group for Frontier Corporation following its merger with ALC Communications Corporation ("ALC") in December 1995. From January 1989 until the time of such merger, Mr. Gill served as President and Chief Executive Officer of ConferTech International, a subsidiary of ALC. Mr. Gill also currently serves as a director of Topro, Inc., a provider of systems integration services for manufacturing industries, and Online System Services, Inc., a provider of service and consulting relating to Internet Web site content and commerce, and as Chairman of the Board of Directors of Qualmark, a provider of equipment and systems for environmental testing.



     Harvey N. Gillis has been a director of Digital since March 1987 and is currently Chairman of the Audit Committee. Since September 1992, Mr. Gillis has been Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Technology Laboratories, Inc., a manufacturer of medical diagnostic equipment. From December 1991 to September 1992, Mr. Gillis was Senior Vice President, Finance and Administration of NeoPath, Inc., a biomedical equipment manufacturer of image diagnostic analysis systems. From December 1985 to December 1991, Mr. Gillis was Chief Operating Manager of Samuel Stroum Enterprises, an investment company. Since 1990, Mr. Gillis has also served as a director of Edmark Corporation.



     David J. Ladd was appointed as a director of Digital in February 1995 for an initial term expiring on the date of the 1996 Annual Meeting of Shareholders and has been a member of the Compensation Committee since December 1995. Since March 1994, Mr. Ladd has been the Executive Vice President and Chief Technology Officer of Octel Communications Corporation, a voice message system manufacturer ("Octel"). Mr. Ladd was Executive Vice President, Chief Technology Officer and a director of VMX, Inc., a call processing and unified messaging company ("VMX"), from June 1986 to March 1994, when VMX merged with Octel.



     Robert S. Leventhal was appointed as a director of Digital on October 18, 1995 for an initial term expiring on the date of the 1996 Annual Meeting of Shareholders and has been a member of the Compensation Committee since December 1995. From September 1989 to June 1994, Mr. Leventhal was Dean of the University of Washington's School of Business Administration. From 1980 to 1988, he served first as a director and then as Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Western Union Corporation, which provides money transfer and transaction processing services. Mr. Leventhal is a Trustee of the Seattle Repertory Theatre and Chairman of the Board of both C3 Wireless Communications Corporation and Global Datacom Inc.



     Cynthia Stroum has been a director of Digital since November 1984 and a member of the Compensation Committee since May 1991. Ms. Stroum has been active in venture capital investments since 1983. Ms. Stroum serves on the Board of Trustees of the Pacific Northwest Ballet and is a director of the Northwest School for Hearing-Impaired Children.

                         DIGITAL EXECUTIVE COMPENSATION

COMPENSATION SUMMARY


     The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to Digital for the years ended December 31, 1995, 1994 and 1993 received by Digital's Chief Executive Officer and the four other most highly compensated executive officers of Digital during the last completed year (the "Digital Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                   ANNUAL COMPENSATION      SECURITIES      ALL OTHER
                                                   --------------------     UNDERLYING     COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS ($)    OPTIONS (#)        ($)(1)
- -----------------------------------------  -----   --------   ---------    ------------    ------------
Patrick S. Howard........................   1995    251,573    100,000            -0-          4,148
  Chairman of the Board,                    1994     37,296     15,000        175,000            -0-
  President and Chief Executive
     Officer(2)
Thomas R. Clark..........................   1995    176,680     60,375            -0-          1,758
  Executive Vice President                  1994     58,427     12,259        100,000            775
  & President, DSI Professional
     Services(3)
John J. Flavio...........................   1995    146,500     43,355         15,000          3,307
  Senior Vice President,                    1994    146,730     30,595             -0          1,258
  Finance & Administration,                 1993     88,691        -0-         75,000            250
  Chief Financial Officer, Secretary and
  Treasurer(4)
Edmund D. Wilsbach.......................   1995    131,541     40,365         10,000          2,247
  Senior Vice President, Sales              1994    125,653     27,430         30,000            -0-
                                            1993     95,545        -0-         40,000            -0-
Richard L. Anderson......................   1995    121,500     26,082          6,190          2,435
  Vice President, Controller(5)             1994     13,987      2,700         40,000            -0-

- ---------------
(1) Consists of matching contributions awarded pursuant to the Digital Systems International, Inc. Profit Sharing and Salary Deferral Plan and Trust.

(2) Mr. Howard's employment with Digital commenced November 8, 1994.

(3) Mr. Clark's employment with Digital commenced September 2, 1994.

(4) Mr. Flavio's employment with Digital commenced July 28, 1993.

(5) Mr. Anderson's employment commenced November 7, 1994.

OPTION GRANTS IN 1995

     The following table provides information on grants of stock options in 1995 to the Digital Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS(1)                                 POTENTIAL
                                    ----------------------                               REALIZABLE
                                                PERCENT OF                            VALUE AT ASSUMED
                                    NUMBER OF     TOTAL                                ANNUAL RATES OF
                                    SECURITIES   OPTIONS                                    STOCK
                                    UNDERLYING  GRANTED TO                           PRICE APPRECIATION
                                     OPTIONS    EMPLOYEES    EXERCISE                FOR OPTION TERM(3)
                                     GRANTED    IN FISCAL     PRICE     EXPIRATION   -------------------
               NAME                    (#)       YEAR(2)      ($/SH)       DATE         5%        10%
- ----------------------------------  ---------   ----------   --------   ----------   --------   --------
Patrick S. Howard.................       -0-         --            --           --        --         --
Thomas R. Clark...................       -0-         --            --           --        --         --
John J. Flavio....................    15,000       5.37%     $  8.375     10/18/05   $79,005    $200,214
Edmund D. Wilsbach................    10,000       3.58%     $ 12.875     12/13/05   $80,970    $205,194
Richard L. Anderson...............     6,190       2.22%     $  9.000      7/19/05   $35,036    $88,787

- ---------------
(1) The options have terms of 10 years from the date of grant and become exercisable in equal annual installments over a period of four years, commencing one year after the date of grant. Upon the occurrence of certain business combination transactions, the exercisability of the options is accelerated. All options were granted with an exercise price equal to the fair market value on the date of grant based on the closing price of the common stock as quoted on the Nasdaq National Market.


(2) Digital granted 279,382 stock options to employees in 1995.


(3) Assumes all options are exercised at the end of their respective 10-year terms. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the common stock price. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved.

OPTION EXERCISES IN 1995 AND YEAR-END VALUE TABLE

     The following table provides information on option exercises in 1995 by the Digital Named Executive Officers and options outstanding at December 31, 1995.

                      AGGREGATED OPTION EXERCISES IN 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                   SHARES               UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                  ACQUIRED                    OPTIONS AT                    IN-THE-MONEY
                                     ON      VALUE       FISCAL YEAR-END (#)       OPTIONS AT FISCAL YEAR-END ($)
                                  EXERCISE  REALIZED  --------------------------  ---------------------------------
              NAME                  (#)      ($)(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE(2)   UNEXERCISABLE(2)
- --------------------------------- --------  --------  -----------  -------------  --------------   ----------------
Patrick S. Howard................    -0-       -0-       43,750       131,250        $ 87,500          $262,500
Thomas R. Clark..................    -0-       -0-       25,000        75,000        $171,750          $515,250
John J. Flavio...................    -0-       -0-       37,500        52,500        $328,125          $397,500
Edmund D. Wilsbach...............    -0-       -0-       27,950        52,650        $242,750          $381,700
Richard L. Anderson..............    -0-       -0-       10,000        36,190        $ 17,500          $ 77,260

- ---------------

(1) These amounts represent the aggregate number of options exercised, multiplied by the market price of the common stock at the time of exercise minus the exercise price for each option.

(2) These amounts represent the aggregate number of in-the-money options, multiplied by the difference between the $13.00 closing price of the common stock on the Nasdaq National Market on December 29, 1995 minus the exercise price for each option.

COMPENSATION OF THE DIGITAL BOARD



     Digital's directors currently receive $1,000 in cash compensation for attending Digital Board meetings, and are reimbursed for their expenses. In addition, nonemployee directors may from time to time be asked to provide consulting services to Digital at a compensation rate of $1,000 per day (or $125 per hour for partial days). It is intended by Digital that cash compensation for nonemployee directors shall not be less than $7,000 per year as combined compensation for Digital Board meeting attendance and consulting services rendered.



     Nonemployee directors also receive stock option grants to purchase Digital Common Shares under Digital's Restated 1992 Stock Option Plan for Non-Employee Directors upon their initial appointment or election as directors and annually thereafter.



EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF


CONTROL AGREEMENTS


     As of November 8, 1994, Digital entered into an employment agreement with Patrick S. Howard, stating the terms and conditions of his employment by Digital as Chief Executive Officer and President, including appointment of Mr. Howard as a director, an agreement to nominate Mr. Howard for election as a director at Digital's 1995 annual meeting, and an agreement to permit Mr. Howard to nominate an additional director to serve on the Digital Board. The agreement establishes Mr. Howard's minimum annual base salary at $250,000 and provides for the continuation of base salary for one year in the event of termination of his employment for any reason other than cause or in the event of a change of control of Digital.

     As of March 1, 1995, Digital entered into an agreement with John J. Flavio, Digital's Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Treasurer, providing for employment at a minimum annual base salary of $145,000 through November 8, 1996 and, after such date, for continuation of such salary for a period of six months in the event of termination of employment for any reason other than cause or in the event of a change of control of Digital.

     As of March 1, 1995, Digital entered into an agreement with Edmund D. Wilsbach, then Digital's Senior Vice President, Professional Services (now Senior Vice President, Sales), providing for employment at a minimum annual base salary of $130,000 through December 15, 1996 and, after such date, for continuation of base salary for a period of six months in the event of termination of employment for any reason other than cause or in the event of a change of control of Digital.

     As of March 1, 1995, Digital entered into an agreement with Thomas R. Clark, then Digital's Senior Vice President, Product Development and Operations (now Executive Vice President and President of the DSI Professional Services division), providing for employment at a minimum annual base salary of $175,000 and for continuation of base salary for a period of six months in the event of termination of employment for any reason other than cause or in the event of a change of control of Digital.

     As of March 1, 1995, Digital entered into an agreement with Richard L. Anderson, Digital's Vice President, Controller, providing for employment at a minimum annual base salary of $120,000, and for continuation of base salary for a period of six months in the event of termination of employment for any reason other than cause or in the event of a change of control of Digital.


     Pursuant to the 1987 Plan (as hereinafter defined) and employment agreements described above, all outstanding options become vested and exercisable should certain events occur, including certain mergers and business combinations, that result in a change of control of Digital. In the alternative, unless the plan administrator determines otherwise, such optionees may elect to receive a cash amount equal to the difference between the option exercise price and the fair market value of the stock on the date of the election.


CERTAIN TRANSACTIONS

     On December 13, 1994, Digital guaranteed certain obligations of Edmund D. Wilsbach in favor of Seattle-First National Bank up to the amount of $100,000, in connection with the purchase of a residence in the state of Washington by Mr. Wilsbach.

                                    VIEWSTAR

GENERAL

     ViewStar provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise. The ViewStar Enterprise Document Workflow System (the "ViewStar System") is a client/server application framework software built around Windows NT utilizing Microsoft's enterprise computing architecture. Customers can use ViewStar's application framework to rapidly develop and deploy business-critical, process-intensive applications that integrate structured and unstructured information. ViewStar's products are used in a wide variety of applications including consumer and mortgage lending, claims processing, underwriting, trust management, contract management, accounts payable and customer service.

INDUSTRY

     In today's highly competitive marketplace, companies must continuously improve their core business processes and operations, many of which involve managing and processing vast amounts of information. The increasing volume, variety and complexity of this information poses a significant challenge to organizations for which the efficient and timely processing of information is critical. As a result, companies seek to implement business process automation solutions to shorten document-intensive processing cycles, increase productivity, deliver superior customer service and gain competitive advantage. The rapid adoption of Windows NT and other enabling technologies is providing these companies with the infrastructure to implement enterprise-wide software solutions more rapidly and effectively to address these needs.


     Business Process Reengineering. In the early 1990s, in an effort to improve their overall competitiveness, many companies initiated business process reengineering ("BPR") efforts to reinvent their corporate strategies. However, because the successful implementation of these new high-level strategies often required the redesign of business-critical operational processes, companies broadened their BPR focus to include process automation. Examples of such business-critical processes include claims processing and underwriting operations in the insurance industry and consumer and mortgage loan processing in the financial services industry. As these BPR efforts gain momentum, companies worldwide increasingly seek innovative software solutions to automate and improve these reengineered business-critical processes.



     Need to Integrate and Manage Structured and Unstructured Data. The proliferation of relational database management systems and the growth of client/server computing has fueled deployment of applications that process and manage structured data. Structured data, such as financial or inventory data, is typically stored in the rows and columns of databases. However, these applications and their underlying technologies are not designed to manage the increasing complexity and variety of the information content and transaction requirements inherent in most business processes. According to some industry reports, up to 80% of corporate data is unstructured data, consisting of imaged documents, faxes, electronic documents, forms, mainframe-generated reports, digitized voice messages, electronic data interchange ("EDI") records and Web documents. For example, loan officers processing loan applications need access to a variety of structured data such as customer and product information and unstructured data including images of applications, credit reports, credit analysis spreadsheets and other documents. As such, the ability to access, manage and process all relevant information content, including the seamless integration of structured and unstructured data, has emerged as a key requirement for business process automation solutions.


     Evolution of Workflow and Document Management Software. Initial efforts to automate document-intensive processes began with electronic imaging technologies in the late 1980s. These early image-processing products provided on-line equivalents to paper-based storage and management of business information. These systems focused primarily on storage and retrieval applications and were generally only available on dedicated, expensive and proprietary platforms.

     Workflow technology emerged first with the development of rigid and highly customized workflow software that addressed transaction-based applications focused on automated routing of document images and related information. Although this software generated significant benefits both in improved operations efficiency and cost reductions, implementations were costly, limited in scope and difficult to change. At the same time, document management emerged as a means for managing electronic documents and certain other types of unstructured business information. While these solutions provide significant benefits by allowing enterprise access to documents, document management systems do not generally address the fundamental need to automate and improve business processes. These limitations have resulted in growing market demand for solutions that combine sophisticated workflow functionality with the ability to seamlessly manage both structured business information, such as financial inventory data, and unstructured business information, such as imaged documents, faxes, electronic documents, forms, digitized voice messages and Web documents, to deliver an integrated application framework that automates and improves document-intensive business processes throughout the enterprise.


     Market Requirements for Rapid Delivery of Enterprise
Applications. Business process automation software must address a number of critical requirements to successfully automate business processes in today's computing environments. In contrast to many enterprise applications that entail lengthy and costly deployment cycles, successful new enterprise applications must incorporate technologies that facilitate rapid development and deployment. Furthermore, once an application is implemented, companies must be able to quickly and easily alter the application to keep pace with changing business requirements. Companies seek to implement business process automation solutions that can extend the value of their current applications and be cost-effectively deployed across the entire enterprise. Microsoft's enterprise computing architecture, specifically Windows NT as the preferred application server platform and OLE for application integration and delivery, provides an integrated framework to leverage the existing corporate infrastructure and deliver a new class of business process automation software solutions.


     New Opportunities Created by the Internet and World Wide Web Technologies. With the adoption of the Internet and intranets, companies have recognized the opportunity to provide their employees, business partners and customers with access to business information. By combining workflow and document management with Internet and intranet technologies, companies will be able to significantly broaden access to automated business processes within their enterprises. In addition, companies will be able to extend the reach and value of business process automation to include document-based business transactions with their partners and customers beyond the enterprises. As a result, businesses seek next generation business process automation solutions that include Internet and intranet capabilities.

THE VIEWSTAR SOLUTION

     ViewStar provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise. The ViewStar Enterprise Document Workflow System (the "ViewStar System") is a client/server application software built around Windows NT utilizing Microsoft's enterprise computing architecture. Customers can use ViewStar's object-oriented, application framework to rapidly develop and deploy business-critical, process-intensive applications that integrate structured and unstructured information.


     ViewStar's products deliver the following benefits to its customers:


     Increased Productivity. The ViewStar System allows customers to automate document-intensive business processes to achieve shortened cycle times, increased productivity, improved customer service and enhanced adaptability to business change. The ViewStar System automates the delivery and flow of work-related information, thereby reducing the time spent by users to locate, access, gather and share information needed to complete their work. ViewStar's software reduces or eliminates bottlenecks and identifies areas for improvement by monitoring, tracking and reporting on the flow of work. By capturing the information, business rules and workflow logic, the ViewStar System enables companies to establish a "process memory" and facilitates continuous modifications and improvements. ViewStar's software permits coordination of and reliable access to relevant enterprise-wide information, thereby ensuring the completeness and integrity of data used by individuals, teams and geographically distributed organizations in the performance of their work.

     Rapid Application Development and Deployment. The ViewStar System facilitates rapid development of customized business process automation solutions. Utilizing Process Architect, ViewStar's visual business process modeler, customers can interactively define the work content, workflow tasks and processes, business rules, user roles and job functions. The product includes an extensive library of usable tasks that can easily be configured and included in the workflow process. Using Process Architect, customers can also interactively monitor the process and adapt to changing business needs. To further reduce implementation cycles, ViewStar intends to offer, before the end of 1996, pre-built application templates incorporating application-specific process models, information and business rules for certain targeted industries.



     Focus on Windows NT and Other Microsoft Technologies. The ViewStar System extensively leverages Microsoft's enterprise computing architecture, including the Windows NT platform, the Windows NT Server, the Microsoft SQL Server database and related Back Office software. The ViewStar System supports Oracle and Sybase databases on both the Windows NT Server, and on the leading UNIX platforms. ViewStar believes that this approach allows organizations to fully utilize their existing client/server infrastructure, thereby enabling customers to cost-effectively acquire and implement the ViewStar System while preserving their investments in their existing computing resources, expertise and trained personnel.


     Enterprise-Wide Scalability. The ViewStar System is designed for enterprise-wide scalability allowing organizations to deploy applications ranging from small departmental applications to large complex systems distributed over multiple locations. ViewStar's products are designed to scale to the entire enterprise with the ability to support multiple clusters and thousands of users worldwide.

     Internet Leverage. The first of ViewStar's @Work family of Internet products are expected to be available before the end of 1996. These products are expected to include features that enable distributed organizations and remote users such as vendors, customers, agents and partners to originate work and track work-in-progress using Web browsers. In addition, the ViewStar System enables users to utilize the Internet to move work between ViewStar Systems either across departments via an intranet or between enterprises via the Internet. Together, these products enable broad, secure user-participation in automated business processes and facilitate document-based business transactions within and between enterprises.

PRODUCTS


     The ViewStar System is an enterprise-class, client-server application framework that is built around Windows NT and utilizes Microsoft's enterprise computing architecture. The ViewStar System is designed to automate and improve document-intensive business processes that require integration of structured and unstructured data, including imaged documents, faxes, electronic documents, forms, mainframe-generated reports, digitized voice messages, EDI records and Web documents. ViewStar's @Work product extensions for the Internet and its ServiceReady preconfigured application templates, the first of which are expected to be generally available before the end of 1996, are add-on software products that complement and extend the ViewStar family of products.



     Process Architect is ViewStar's visual workflow and process modeling application framework, enabling interactive definition, configuration and deployment of complex workflow processes. Using Process Architect, business analysts and application designers can define the work content, business rules, workflow maps and user roles and activities. Process Architect provides a library of predefined business functions and reusable tasks that can be easily configured to create a workflow map representing the business process. Through Process Architect's animated simulation feature, "what if" analyses of the throughput can be undertaken and bottlenecks predicted. Process Architect can also be used to dynamically change the business process and automatically rebuild the workflow application.


     Application Designer facilitates rapid application delivery by providing predefined application frameworks that can be "snapped together" to meet specific user, application and job function requirements. Components such as workflow tasks, user activities and document operations are stored in object libraries and made available for selection and reuse through a standard Windows-based graphical interface. In addition, Application Designer provides preconfigured application templates for most-requested users roles and job functions, such as document access and display, workpacket creation and indexing, document workflow processing, exception case handling and legacy system integration.

     Business Process Interface ("BPI") is a set of OLE automation interfaces that enables the creation of workflow tasks and user applications using any OLE 2.0-compliance visual programming environment. BPI consists of high-level automation objects and a set of OLE customer controls. Any third-party development tool that supports OLE 2.0, such as Visual Basic, Visual C++, Delphi and PowerBuilder, can be used with BPI. In addition, the system's OLE-based component architecture enables easy integration with third-party components, including document and data capture subsystems, 3270 emulation packages for accessing mainframe data and productivity applications such as Microsoft Word or Excel.

     Application Services deliver core ViewStar System functionality for workflow transaction processing, integrated document and information management, and enterprise information exchange across the enterprise. ViewStar Application Services can be consolidated on a single server or distributed across multiple servers to deliver unmatched scalability in performance, throughput and storage capacity.

          Workflow services execute workflow transactions, procedures and tasks including those actively generated in a workflow and those that are scheduled to run periodically at predetermined times or at specific events. These services also handle custom task processing, work tracking and monitoring, scheduled tasks and document and data import and export.


          Document services provide systemwide access to ViewStar's document workflow information repository that manages the structured data and documents associated with ViewStar work objects. This includes document references and attributes, work-in-progress and historical tracking information, location and status of all workpackets in the system. All objects and unstructured data associated with documents, folders and workpackets, including images, electronic documents and voice objects, are referenced and stored in standard network file servers. In addition, ViewStar's Storage Services provide access to high-capacity devices such as optical disk and juke box libraries.


          Enterprise Information Exchange Services enable wide-area, multisite workflow processing and distribution utilizing either Microsoft's MAPI messaging and replication services or the Internet. The ViewStar Enterprise services utilize relational database engines for centralized resource management and allow companies to distribute work geographically for local processing, without sacrificing the tracking, monitoring and coordination provided by the workflow management application.


     Future Products. ViewStar intends to make a number of new products generally available before the end of 1996. The new products will include the first of the @Work product extensions for the Internet and the first of the ServiceReady family, a series of preconfigured application templates for targeted industries.



     The initial @Work product offerings include Process@Work and InfoStore@Work. Process@Work leverages the Internet and intranet infrastructure to allow workflow initiation and status tracking from a Web browser. Utilizing the Process Architect and the Process@Work server, workflow import and tracking functions can be added to a workflow map. Once configured, Process Architect automatically generates the Web page that allows users to initiate workflows, submit work and information and track the status of their work in progress. ViewStar's InfoStore@Work enables integrated access to the information stored in ViewStar System repositories beyond the enterprise.



     ViewStar intends to deliver the first of its ServiceReady family of products for use in retirement and payables servicing before the end of 1996. ViewStar's retirement servicing product is a preconfigured application based on ViewStar's document workflow software designed to meet the needs of the market for retirement benefits processing. This product handles documents that relate to retirement servicing including beneficiary, allocation and address changes. The payables servicing product includes a set of processes common to accounts payable applications and allows customization of these processes to the customer's policies and requirements, leveraging ViewStar's experience in implementing accounts payable systems. Built-in functionality of document capture, vendor setup, host integration, indexing, processing, auditing, customer service and archival storage is provided with the product.

PROFESSIONAL AND SUPPORT SERVICES

     ViewStar's professional services and support organizations work in close cooperation with service partners and independent, authorized affiliate consultants to provide a wide range of consulting, educational and ongoing support services to ViewStar customers, enabling rapid and successful delivery of ViewStar document workflow applications. ViewStar's consulting group offers a core set of services and packaged offerings designed to accelerate the development and deployment of ViewStar document workflow applications across the enterprise. This group also utilizes its network of service providers and system integration partners to provide its customers with a broad range of application development, systems planning and configuration and system integration services.

     The ViewStar support organization offers a broad range of services and programs, including hotline technical support, remote dial-in services, Web-accessible knowledge base and customer on-site assistance to support ViewStar's installed customer base and ensure timely resolution of customer and partner reported problems. ViewStar currently has support centers in its headquarters in Alameda, California and in the United Kingdom. ViewStar Education Services offers a core curriculum of classroom and on-site training courses focused on development and delivery of ViewStar's document workflow system for end-users, developers and system administrators. Training courses are available at ViewStar's training centers in Alameda and in ViewStar's international support center in the United Kingdom.

CUSTOMERS; SALES AND MARKETING

     ViewStar has directly or indirectly licensed its products to more than 300 end-user customer sites worldwide in a broad range of industries, including banking, insurance, financial services, energy, telecommunications, manufacturing and healthcare, as well as government agencies.


     ViewStar sells directly through its field sales force and indirectly through system integrators and distributors to medium and large-size organizations worldwide. Currently, ViewStar markets and sells its document workflow software and solutions through the direct channel and an indirect channel primarily consisting of system integrators and distributors. ViewStar has ten sales offices in the United States and two in Europe, twenty distribution and system integration agreements in the United States, Europe and Asia/Pacific, as well as relationships with several other system integrators and service providers. ViewStar's sales and marketing organization consisted of 47 employees as of September 30, 1996. The sales cycle for ViewStar's products varies depending on the application, deployment requirements and the customer, but typically ranges from six to twelve months.



     ViewStar's worldwide network of integrators and distributors sells, customizes, deploys and supports its products and solutions across a wide range of industries. For significant sales in targeted industries, ViewStar supplements the efforts of its integrators with a team-based approach that includes ViewStar's sales and technical personnel. A portion of ViewStar's direct sales force is responsible for local partner support, joint sales efforts, management and development of new regional and global integrators and distributors. ViewStar intends to further expand its indirect channel by recruiting industry and application-specific solution partners and value-added application developers. In this effort, ViewStar will market and sell its ServiceReady family of industry-specific products, two of which are expected to be available before the end of 1996.


     ViewStar targets large, global customers in key vertical markets. A significant portion of ViewStar's direct sales force is focused primarily on identifying and generating business through such customers. In these efforts, the direct sales force frequently utilizes the resources of ViewStar's system integrators, as well as a network of third-party application developers, to develop and deploy ViewStar System solutions. ViewStar also undertakes joint marketing efforts for the ViewStar System with industry leaders such as Compaq, Microsoft, Oracle and Sybase to stimulate and educate the market, as well as to identify and generate customer leads in target markets. In addition, ViewStar has entered into and is expanding corporate and marketing relationships with other technology partners whose products and component technologies leverage or integrate with the ViewStar System to offer comprehensive document workflow solutions. These partners include Cornerstone Imaging, Fujitsu, Kofax Image Products and Symantec corporation's Delrina Group, among others.

     ViewStar has committed and continues to commit significant time and financial resources to expanding international sales and support channels and marketing efforts. International license fee revenue accounted for 8%, 25% and 17% of ViewStar's license fee revenue in 1994 and 1995 and for the nine months ended September 30, 1996, respectively. ViewStar believes that in order to increase sales opportunities and profitability, it will be required to expand its international operations. There can be no assurance, however, that ViewStar will be able to maintain or increase international market demand for its products. See "RISK FACTORS -- International Sales" and "VIEWSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


RESEARCH AND DEVELOPMENT


     ViewStar conducts its research and development activities at its facilities in Alameda, California. As of September 30, 1996, ViewStar had 41 employees engaged in research and development. ViewStar's total research and development spending was approximately $5.6 million in 1995 and $3.7 million in the nine months ended September 30, 1996.


     ViewStar has committed and expects to continue to commit substantial resources to research and development. ViewStar supplements its product development efforts by reviewing customer feedback on existing products and working with customers and potential customers to anticipate future functionality requirements. Product development efforts are directed at increasing product functionality, improving product performance, expanding product capabilities to shorten the application development and deployment cycle and further leverage the Microsoft Windows NT platform. ViewStar continues to identify and prioritize various technologies for potential future product offerings.

EMPLOYEES


     As of September 30, 1996, ViewStar had 144 full-time employees, including 47 in sales and marketing, 40 in consulting and customer support, 41 in research and development and 16 in finance and administration. No employees are covered by collective bargaining agreements, and ViewStar believes that it maintains good relations with its employees. Competition for qualified personnel in the industry in which ViewStar competes is intense. ViewStar believes that its future success will depend in part upon its continued ability to attract, hire and retain qualified personnel.


COMPETITION


     The market for ViewStar's products is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. ViewStar's products are targeted for document workflow software solutions, and ViewStar's competitors offer a variety of products and services to address this market. ViewStar currently encounters direct competition from a number of public and private companies or divisions thereof, including FileNet, IBM and Wang Software. In addition ViewStar may face competition from new competitors, including client/server application vendors such as Oracle, PeopleSoft and SAP; document management vendors such as Documentum and PC DOCS Group, and vendors of workflow products such as Action Technologies and Staffware. Certain of these companies have announced, and others may announce, document workflow capabilities for their existing or future products. Many of these companies have longer operating histories; significantly greater financial, marketing, service, support, technical and other resources and name recognition; and a larger installed customer base than ViewStar. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to development, promotion and sale of their products than ViewStar.


     ViewStar also faces indirect competition from system integrators. ViewStar relies on a number of system integration firms for implementation and other services, as well as recommendations of its products during the evaluation stage of the purchasing process. Although ViewStar seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with ViewStar's principal competitors. If ViewStar is unable to develop and retain effective, long-term relationships with these third parties, ViewStar's competitive position would be materially adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater financial, marketing, service, support, technical and other resources than ViewStar, will not market software products in competition with ViewStar in the future or otherwise reduce or discontinue their relationship with or support of ViewStar and its products. See "RISK FACTORS -- Competition."


     It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, ViewStar expects competition to increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect ViewStar's business, results of operations and financial condition. There can be no assurance that ViewStar will be able to compete successfully against current and future competitors or that competitive pressures faced by ViewStar will not materially and adversely affect its business, results of operations and financial condition.

     ViewStar believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although ViewStar believes that it currently competes favorably with respect to such factors, there can be no assurance that ViewStar can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than ViewStar.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS


     ViewStar's success depends in part upon protecting its proprietary technology. ViewStar seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. ViewStar presently has no patents or patent applications pending. Despite ViewStar's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of ViewStar's products or to obtain and use information that ViewStar regards as proprietary. Policing unauthorized use of ViewStar's products is difficult, and since ViewStar is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect ViewStar's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that ViewStar's means of protecting its proprietary rights will be adequate or that ViewStar's competitors will not independently develop similar technology. Although ViewStar has received communications asserting that its products infringe the proprietary rights of third parties or seeking indemnification against such infringement, ViewStar is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that other third parties will not claim infringement by ViewStar with respect to current or future products. ViewStar expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in ViewStar's industry segment grows and functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, resulting in costly litigation, cause product shipment delays or require ViewStar to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to ViewStar or at all, which could have a material adverse effect on ViewStar's business, results of operations and financial condition. In addition, ViewStar relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in ViewStar's products to perform key functions. There can be no assurance that such firms will remain in business that they will continue to support their products or that their products will otherwise continue to be available to ViewStar on commercially reasonable terms. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would materially adversely affect ViewStar's business, results of operations and financial condition. See "RISK FACTORS -- Dependence on Proprietary Rights; Infringement Claims; Uncertainty of Obtaining Licenses."

PROPERTY AND FACILITIES


     ViewStar's administrative offices and manufacturing and warehousing facilities occupy approximately 55,000 square feet in Alameda, California, pursuant to a lease that expires in May 1999. ViewStar also leases office space in Boston, Charlotte, Chicago, Cleveland, Costa Mesa, Dallas, Houston, New York and Vienna, Virginia and in Bracknell, United Kingdom and Paris, France. Management believes that its current facilities will be adequate to meet its needs through at least the next twelve months.

                        SELECTED VIEWSTAR FINANCIAL DATA


     The following selected historical financial data of ViewStar have been derived from ViewStar's historical consolidated financial statements. The selected financial data presented below should be read in conjunction with Viewstar's consolidated financial statements and the notes thereto contained herein.



                                                                                        AT OR FOR
                                                                                    NINE MONTHS ENDED
                                       AT OR FOR YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                -------------------------------------------------   -----------------
                                 1991      1992      1993       1994       1995      1995      1996
                                -------   -------   -------   --------   --------   -------   -------
                                                           (IN THOUSANDS)
OPERATING DATA:
  Total revenues..............  $12,450   $23,131   $28,096   $ 22,812   $ 25,238   $17,155   $23,284
  Total cost of revenues......    3,793     9,113     8,649      8,757      8,495     6,277     7,005
                                -------   -------   -------   --------    -------   -------   -------
  Gross profit................    8,657    14,018    19,447     14,055     16,743    10,878    16,279
                                -------   -------   -------   --------    -------   -------   -------
  Operating expenses:
     Sales and marketing......    5,188     8,627    12,894     15,568     14,912    11,131     9,982
     Research and
       development............    2,997     3,559     5,814      6,617      5,572     4,305     3,662
     General and
       administrative.........    1,365     2,058     2,615      2,914      1,970     1,574     1,567
     Nonrecurring charges.....       --        --        --         78      1,740       969        --
                                -------   -------   -------   --------    -------   -------   -------
          Total operating
            expenses..........    9,550    14,244    21,323     25,177     24,194    17,979    15,211
                                -------   -------   -------   --------    -------   -------   -------
  Operating income (loss).....     (893)     (226)   (1,876)   (11,122)    (7,451)   (7,101)    1,068
  Other income (expense)......       52      (109)     (320)       (85)      (456)     (307)     (119)
                                -------   -------   -------   --------    -------   -------   -------
          Income (loss) before
            income taxes......     (841)     (335)   (2,196)   (11,207)    (7,907)   (7,408)      949
  Income taxes................       --        77       119         55         49        32        11
                                -------   -------   -------   --------    -------   -------   -------
          Net income (loss)...  $  (841)  $  (412)  $(2,315)  $(11,262)  $ (7,956)  $(7,440)  $   938
                                =======   =======   =======   ========    =======   =======   =======
CONSOLIDATED BALANCE SHEET
  DATA:
  Working capital (deficit)...  $ 5,119   $ 4,666   $ 5,800   $ (3,513)  $(10,585)            $(2,167)
  Deferred revenue............      579     1,760     6,121      9,767     10,625               9,376
  Total assets................    9,395    15,199    18,581     17,856     12,380              16,962
  Short-term debt.............      864     3,262       701      2,446      3,055                 907
  Long-term obligations.......      304       626       857        955        994               4,715
  Stockholders' equity
     (deficit)................    5,801     5,546     7,175       (978)    (8,829)             (4,436)

VIEWSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

     This Proxy Statement/Prospectus includes forward-looking statements that involve risks and uncertainties. ViewStar's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "RISK FACTORS."

OVERVIEW


     ViewStar was incorporated in California in 1986 and shipped its first product in 1988. ViewStar provides client/server document workflow software that enables customers to automate and improve document-intensive business processes. ViewStar's license fee revenue rose consistently from 1989 through 1993. License fee revenue decreased in 1994 compared to 1993 primarily as a result of customer dissatisfaction with ViewStar's inability to fulfill customer service and support demands that particularly arose from several large orders received in the second half of 1993. Such customer dissatisfaction and the resulting lost revenue opportunities also contributed to a significant number of resignations in ViewStar's direct sales force, which had further adverse effects on license fee revenue through the first half of 1995. ViewStar addressed these problems by
(i) expanding its use of system integrators and distributors to market ViewStar's products and service its customer base, (ii) strengthening its senior management team, (iii) restructuring its sales and distribution organization,
(iv) adding employees to meet service and support requirements, and (v) adding employees to redevelop ViewStar's core technology focusing on Windows NT. Costs associated with certain of these actions, combined with reduced revenues, resulted in net losses in 1994 and 1995 of $11.3 million and $8.0 million, respectively. Favorable market acceptance of Releases 4.0 and 4.1, focused on Windows NT, in the third and fourth quarters of 1995, combined with decreases in operating expenses, provided ViewStar with renewed revenue growth and improved operating results. ViewStar operated profitably for the first three quarters of 1996 and was also profitable in the third and fourth quarters of 1995, before nonrecurring charges. Although ViewStar has recently experienced revenue growth, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. There can be no assurance that ViewStar's business can operate profitably on a sustained basis in the future.


     Prior to 1994, a portion of ViewStar's revenues consisted of sales of hardware, including optical storage devices, scanners and high-speed printers, as part of its document workflow systems. Since 1994, ViewStar has not sold hardware directly to customers, but instead has relied on outside hardware distributors to make direct hardware sales to ViewStar's customers.


     ViewStar's international sales for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 represented approximately 8%, 25% and 17% of ViewStar's total revenues, respectively. ViewStar intends to allocate additional resources to increase international sales as a percentage of ViewStar's total revenues in the future. There can be no assurance that ViewStar will achieve additional revenues from international sales. If ViewStar fails to increase international sales, ViewStar's business would be materially adversely affected. See "RISK FACTORS -- International Sales."



     Substantially all of ViewStar's revenues are derived from licenses of the ViewStar System and related consulting and maintenance services. Software license fee revenue is recognized when (i) a signed contract exists, (ii) delivery has occurred, (iii) the fee is fixed and collectibility is probable, and (iv) remaining vendor obligations are insignificant. Generally, revenue from the sale of software licenses through distributors is recognized after contract signing and shipment and upon the earlier of sale to an end-user or receipt of nonrefundable cash payments from the distributors. Revenue from software installation and consulting contracts is recognized as services are performed. Revenue from software maintenance agreements is recognized ratably over the service period. ViewStar has not capitalized any software development costs to date.

RESULTS OF OPERATIONS



NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995



  Revenues



     Total Revenues. Total revenues increased 35.7% to $23.3 million for the nine months ended September 30, 1996 from $17.2 million for the comparable period in 1995. The increase was due to increased license fee revenue due to the increased market acceptance of ViewStar's products.



     License Fees. License fee revenue increased 42.3% to $12.1 million for the nine months ended September 30, 1996 from $8.5 million for the comparable period in 1995. The increase was due to increased market acceptance of ViewStar's products, especially versions 4.0 and later, which were first introduced in the second half of 1995 and are focused on Windows NT, and to the increased referenceability of ViewStar's installed customer base. ViewStar does not believe that this rate of license fee revenue growth is sustainable into the future, and year-to-year comparisons should not be relied upon as indicative of future results.



     Services. Service revenue, which includes revenue for both consulting services and maintenance fees, increased 30.4% for the nine months ended September 30, 1996 to $11.2 million from $8.6 million for the comparable period in 1995. Increased license fee revenue in the second half of 1995 resulted in the increase in both maintenance fees and the demand for ViewStar's consulting services. The increase in consulting services was also attributable to the addition of several new service providers, thereby enabling ViewStar to meet the demand for installation, upgrade and other consulting services. Consulting service revenue increased 41.5% to $5.5 million for the nine months ended September 30, 1996 from $3.9 million for the comparable period in 1995. Maintenance fees increased 21.2% to $5.7 million for the nine months ended September 30, 1996 from $4.7 million for the comparable period in 1995.



  Cost of Revenue



     License Fees. Cost of license fee revenue consists of commissions paid to partners for their participation in certain license transactions, royalty payments to third party software vendors and costs of product media, duplication and packaging. Cost of license fee revenue increased to $870,000, or 7.2% of license fee revenue, for the nine months ended September 30, 1996, compared to $386,000, or 4.5% of license fee revenue, for the comparable period in 1995. This increase as a percentage of license fee revenue was primarily due to a relatively large commission paid to a partner on a license transaction which was partially offset by a percentage decrease in royalty payments to third party software vendors.



     Services. Cost of service revenue consists primarily of the cost of providing implementation, consulting, maintenance and training services. Cost of service revenue includes both direct costs and the cost of third party consulting providers. Cost of service revenue was $6.1 million, or 54.8% of service revenue, for the nine month period ended September 30, 1996, compared to $5.9 million, or 68.5% of service revenue, for the comparable period in 1995. This decrease in cost of service revenue as a percentage of service revenue was due to a reduction in consulting and customer support from early 1995 levels reflecting ViewStar's increased use of third party service providers. ViewStar expects cost of service revenue as a percentage of service revenue to fluctuate and does not expect cost of service revenue to continue to decrease, in absolute dollars or as a percentage of service revenue.



  Operating Expenses



     Sales and Marketing. Sales and marketing expense consists primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expense, and travel, entertainment and promotional expense. Sales and marketing expense decreased to $10.0 million, or 42.9% of total revenues, for the nine month period ended September 30, 1996, from $11.1 million, or 64.9% of total revenues, for the comparable period in 1995. The decrease in sales and marketing expense in absolute dollars and as a percentage of total revenues was due to a reduction in the number of sales employees during 1995 and the increased reliance on system integrators and distributors. ViewStar expects sales and marketing expense to increase in absolute dollars, but not necessarily as a percentage of total revenues.

     Research and Development. Research and development expense consists primarily of costs of personnel and equipment needed to conduct product development efforts. Research and development expense decreased to $3.7 million, or 15.7% of total revenues, for the nine months ended September 30, 1996, from $4.3 million, or 25.1% of total revenues, for the comparable period in 1995, due to a reduction in headcount during the latter half of 1995 and decreased utilization of third-party consultants for product testing. The reduction in headcount reflected the completion of the intensive efforts in 1995 to redevelop ViewStar's core technology focusing on Windows NT. ViewStar is committed to providing continuing enhancements to current products as well as to developing new technologies for the future. ViewStar expects research and development expense to increase in absolute dollars and to fluctuate as a percentage of total revenues in the future.



     General and Administrative. General and administrative expense consists primarily of the salaries of the Company's executive, administrative and financial personnel and outside legal, audit and associated administration expenses. General and administrative expense was $1.6 million or 6.7% of total revenues, for the nine months ended September 30, 1996, compared to $1.6 million, or 9.2% of total revenues, for the comparable period in 1995. ViewStar expects general and administrative expense to increase in absolute dollars and to fluctuate as a percentage of total revenues in the future



     Nonrecurring Charges. ViewStar incurred nonrecurring charges of $969,000 for the first nine months of 1995 which included such items as severance pay, education programs and job search fees in connection with a reduction in headcount. There was no such similar expense incurred during the nine months ended September 30, 1996.



  Other Income (Expense)



     Other income (expense) consists of interest income earned on short term investments and interest expense on lines of credit, bank loans and capital leases. Other expense decreased to $119,000 for the nine months ended September 30, 1996 from $307,000 for the comparable period in 1995 due to decreased interest expense from reduced borrowings during 1996. See "VIEWSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS -- Liquidity and Capital Resources."



  Income Taxes



     Income tax expense decreased to $11,000 for the nine months ended September 30, 1996 from $32,000 for the comparable period in 1995. These expenses reflect foreign taxes incurred on certain foreign license fee revenue. ViewStar incurred a net loss in the 1995 period and no provision for tax was required. As of December 31, 1995, ViewStar had net operating loss carryforwards in the amount of $22.7 million for federal income tax purposes, expiring from 2003 through 2010, and $9.2 million for state franchise tax purposes expiring from 1996 through 2000. In addition, as of December 31, 1995, ViewStar had federal and state research and development credit carryforwards of $920,000 and $605,000 respectively, expiring from 2001 through 2010. Due to the change of ownership provisions of the Tax Reform Act of 1986, the availability of ViewStar's net operating loss and credit carryforwards will be subject to an annual limitation against taxable income in future periods if a change of ownership for income tax purposes should occur over a three-year period, which could substantially limit the eventual tax utilization of these carryfowards.



YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


  Revenues


     Total Revenues. Total revenues increased 10.6% to $25.2 million for 1995 from $22.8 million for 1994 due to increased license fee revenue. Total revenues decreased 18.8% to $22.8 million for 1994 from $28.1 million for 1993 because of weakened demand for ViewStar's products and the factors described in "VIEWSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview."


     License Fees. License fee revenue increased 24.9% to $13.0 million for 1995 compared to $10.4 million for 1994 due to stronger demand for ViewStar's
4.0 and 4.1 product versions released in 1995. License fee revenue decreased 34.1% to $10.4 million for 1994 from $15.8 million for 1993, due in part to customer dissatisfaction with ViewStar's inability to fulfill customer service and support demands that particularly arose from several large orders received in the second half of 1993. Such customer dissatisfaction and resulting lost revenue opportunities also contributed to a significant number of resignations in ViewStar's direct sales force, which had further adverse effects on license fee revenue.


     Services. Service revenue increased 2.4% to $12.1 million for 1995 from $11.9 million for 1994, due to an increase in maintenance fees, offset by a reduction in consulting service revenue. Service revenue increased 16.2% to $11.9 million in 1994 from $10.2 million for 1993, primarily because of increases in maintenance and training fees due to the expansion of ViewStar's installed base. Consulting service revenue decreased 16.1% to $5.7 million for 1995 from $6.8 million for 1994. This decrease reflected a reduction in services personnel and increased reliance on third-party consulting providers to provide consulting services, as described above. Consulting service revenue decreased 4.8% to $6.8 million for 1994 from $7.2 million for 1993 due to decreased demand resulting from lower license fee revenue. Maintenance fees for 1995 increased 27.4% to $6.4 million from $5.0 million for 1994, due to the expansion of ViewStar's installed base. Maintenance fees increased 65.4% to $5.0 million for 1994 from $3.0 million for 1993, due to the increase in 1993 license fee revenue.

     Hardware. Hardware revenue declined to $70,000 in 1995 from $519,000 and $2.0 million in 1994 and 1993, respectively, due to ViewStar's decision to rely on third parties to sell hardware to its customers. ViewStar does not expect to generate hardware revenue in the future.

  Cost of Revenue

     License Fees. Cost of license fee revenue was $536,000, or 4.1% of license fee revenue, for 1995, compared to $720,000, or 6.9% of license fee revenue, for 1994, due to reductions in third-party royalties on the new version of ViewStar's products. Cost of license fee revenue was $720,00 for 1994, compared to $606,000, or 3.8% of license fee revenue, for 1993, due to higher production costs and royalties paid to third parties.

     Services. Cost of service revenue was $8.0 million, or 65.6% of service revenue, for 1995 compared to $8.0 million, or 67.4% of service revenue, for 1994, reflecting an increased use of third-party consulting providers, offset by a decrease in consulting head count. Cost of service revenue was $8.0 million for 1994 compared to $6.7 million, or 65.6% of service revenue, for 1993, due to the increase in head count in the latter part of 1994 and an increase in the cost of third-party service providers.

     Hardware. Since 1994, ViewStar has not sold hardware directly to customers, but instead has relied on outside hardware distributors to make direct hardware sales to ViewStar's customers. As a result, the cost of hardware for 1995 was zero compared to $42,000, or 8.1% of hardware revenue, for 1994. The cost of hardware for 1994 was $42,000 compared to $1.3 million, or 65.9% of hardware revenue, for 1993. ViewStar does not anticipate having any costs associated with the sale of hardware in the future.

  Operating Expenses

     Sales and Marketing. Sales and marketing expense decreased to $14.9 million, or 59.1% of total revenues, for 1995 from $15.6 million, or 68.2% of total revenues, for 1994, resulting from expense reductions due to decreased head count in both departments, partially offset by increases in costs and commissions associated with higher revenues. Sales and marketing expense increased to $15.6 million for 1994 from $12.9 million, or 45.9% of total revenues, for 1993 primarily due to personnel increases intended to provide sales support for anticipated 1994 revenue growth, together with an additional $1.0 million in expenses relating to the formation and operation of the United Kingdom subsidiary.

     Research and Development. Research and development expense decreased to $5.6 million, or 22.1% of total revenues, for 1995 from $6.6 million, or 29.0% of total revenues, for 1994 due to a modest reduction in personnel and cost-containment measures. Research and development expense increased to $6.6 million for 1994 from $5.8 million, or 20.7% of total revenues, for 1993 due to increased staffing of software engineers required to enhance ViewStar's product line. ViewStar is committed to providing continuing enhancements to current products as well as to developing new technologies for the future. ViewStar expects to continue to invest heavily in research and development in future periods.

     General and Administrative. General and administrative expense decreased to $2.0 million, or 7.8% of total revenues, for 1995 from $2.9 million, or 12.8% of total revenues, for 1994 primarily due to reductions in head count. General and administrative expenses increased to $2.9 million for 1994 from $2.6 million, or 9.3% of total revenues, for 1993 due to increases in staffing in 1993 and 1994.

     Nonrecurring Charges. During 1995, ViewStar incurred $1.7 million in nonrecurring expenses consisting of legal fees and settlement costs associated with the termination of a proposed merger and expenses such as severance pay, educational programs and job search fees resulting from a reduction in head count. ViewStar incurred $78,000 in severance-related expense in 1994 and incurred no such similar expense in 1993.

  Other Income (Expense)

     Other expense increased to $456,000 for 1995 from $85,000 for 1994 due to increased interest expense incurred in 1995 related to ViewStar's line of credit, bridge loan and additional financing of capital equipment. Other expense decreased to $85,000 in 1994 from $320,000 for the comparable period in 1993, due to decreased interest expense from reduced borrowings in 1994 compared to 1993. See "Liquidity and Capital Resources."

  Income Taxes

     Income tax expense decreased to $49,000 for 1995 from $55,000 for 1994, primarily due to a slight decrease in state and foreign tax obligations. Income tax expense decreased to $55,000 for 1994 from $119,000 for 1993, due to the increased losses in 1994.

SELECTED QUARTERLY OPERATING RESULTS


     The following tables set forth certain unaudited consolidated financial information for each of the seven quarters ended September 30, 1996, as well as such data expressed as a percentage of ViewStar's total revenues for the period indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Such statements of operations data should be read in conjunction with ViewStar's audited consolidated financial statements and notes thereto. ViewStar believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                 THREE MONTHS ENDED
                                    ----------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                      1995       1995       1995        1995       1996       1996       1996
                                    --------   --------   ---------   --------   --------   --------   ---------
                                                                   (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Revenues:
     License fees.................. $  1,086   $  2,976    $ 4,428     $4,541     $3,457     $4,000     $ 4,622
     Services......................    2,723      2,787      3,085      3,542      3,483      3,801       3,921
     Hardware......................       27         45         (2)        --         --         --          --
                                     -------    -------     ------     ------     ------     ------     -------
     Total revenues................    3,836      5,808      7,511      8,083      6,940      7,801       8,543
     Total cost of revenues........    2,268      2,084      1,925      2,218      2,198      2,388       2,419
                                     -------    -------     ------     ------     ------     ------     -------
     Gross profit..................    1,568      3,724      5,586      5,865      4,742      5,413       6,124
                                     -------    -------     ------     ------     ------     ------     -------
OPERATING EXPENSES:
  Sales and marketing..............    3,483      4,152      3,496      3,781      2,980      3,304       3,698
  Research and development.........    1,528      1,487      1,290      1,267      1,193      1,243       1,226
  General and administrative.......      562        591        421        396        433        511         623
  Nonrecurring charges.............      320         47        602        771         --         --          --
                                     -------    -------     ------     ------     ------     ------     -------
     Total operating expenses......    5,893      6,277      5,809      6,215      4,606      5,058       5,547
                                     -------    -------     ------     ------     ------     ------     -------
  Operating income (loss)..........   (4,325)    (2,553)      (223)      (350)       136        355         577
  Other income expense.............      (47)      (114)      (146)      (149)       (22)       (55)        (42)
                                     -------    -------     ------     ------     ------     ------     -------
  Income (loss) before taxes.......   (4,372)    (2,667)      (369)      (499)       114        300     $   535
  Income taxes.....................       --         32         --         17         11         --          --
                                     -------    -------     ------     ------     ------     ------     -------
     Net income (loss)............. $ (4,372)  $ (2,699)   $  (369)    $ (516)    $  103     $  300     $   535
                                     -------    -------     ------     ------     ------     ------     -------
AS A PERCENTAGE OF TOTAL REVENUES:
  Revenues:
     License fees..................     28.3%      51.2%      58.9%      56.2%      49.8%      51.3%       54.1%
     Services......................     71.0       48.0       41.1       43.8       50.2       48.7        45.9
     Hardware......................      0.7        0.8         --         --         --         --          --
                                     -------    -------     ------     ------     ------     ------     -------
     Total revenue.................    100.0      100.0      100.0      100.0      100.0      100.0       100.0
     Total cost of revenues........     59.1       35.9       25.6       27.5       31.7       30.6        28.3
                                     -------    -------     ------     ------     ------     ------     -------
     Gross profit..................     40.9       64.1       74.4       72.5       68.3       69.4        71.7
                                     -------    -------     ------     ------     ------     ------     -------
OPERATING EXPENSES:
  Sales and marketing..............     90.8       71.5       46.6       46.8       43.0       42.3        43.3
  Research and development.........     39.9       25.6       17.2       15.7       17.2       15.9        14.4
  General and administrative.......     14.7       10.2        5.6        4.9        6.2        6.6         7.3
  Nonrecurring charges.............      8.3        0.8        8.0        9.5         --         --          --
                                     -------    -------     ------     ------     ------     ------     -------
     Total operating expenses......    153.7      108.1       77.4       76.9       66.4       64.8        65.0
                                     -------    -------     ------     ------     ------     ------     -------
  Operating income (loss)..........   (112.8)     (44.0)      (3.0)      (4.4)       1.9        4.6         6.7
  Other income (expense), net......     (1.2)      (2.0)      (1.9)      (1.8)      (0.3)      (0.7)       (0.5)
                                     -------    -------     ------     ------     ------     ------     -------
  Income (loss) before taxes.......   (114.0)     (46.0)      (4.9)      (6.2)       1.6        3.9         6.2
  Income taxes.....................       --        0.5         --        0.2        0.2         --          --
                                     -------    -------     ------     ------     ------     ------     -------
  Net income (loss)................   (114.0)%    (46.5)%     (4.9)%     (6.4)%      1.4%       3.9%        6.2%
                                     =======    =======     ======     ======     ======     ======     =======



     ViewStar's license fee revenue is difficult to forecast because ViewStar's sales cycle is relatively long and quarterly revenues depend on a relatively few large contracts that are subject to changes in customer budgets and general economic conditions. Because ViewStar's operating expenses are based on anticipated revenue levels and a high percentage of ViewStar's expenses are relatively fixed, the timing of revenues from a single contract can cause significant fluctuations in operating results from quarter to quarter and may materially adversely affect operating results. ViewStar historically has operated with little backlog because its software products are generally shipped as orders are received. As a result, license fee revenue in any quarter depends substantially on orders booked and shipped in that quarter. Further, a relatively few contracts may constitute a significant portion of the operating profits in any quarter. Historically, ViewStar has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week of the quarter. In addition, changes in levels of consulting activity and seasonality in training revenues, which tend to lag license fee revenue by approximately one quarter, have resulted in variability of services revenues from quarter to quarter.


     ViewStar has generally realized lower license fee revenue in the first quarter of the year than in the immediately preceding quarter. ViewStar believes that this has been primarily due to the structure of ViewStar's sales commission program and the concentration by some customers of larger capital purchases in the fourth quarter of the calendar year, followed by lower purchasing activity during the first quarter of the next calendar year. To the extent that international operations in the future constitute a higher percentage of total revenues, ViewStar anticipates that it may also experience relatively weaker demand in the quarter ending September 30 as a result of reduced customer activity in Europe during the summer months. As a result of these factors, revenues for any quarter are subject to significant variation, and ViewStar believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "RISK FACTORS -- Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, ViewStar has financed its operations through the private sale of equity securities totaling $27.0 million, borrowings from its principal shareholders (and in 1996 from Digital) and bank indebtedness. ViewStar's cash balance as of September 30, 1996 was $5.9 million. Net cash provided by (used in) operating activities was $27,000, ($1.8) million and ($4.3) million for the first nine months of 1996, and for the years ended December 31, 1995 and 1994, respectively. Under ViewStar's secured bank line of credit, as of September 30, 1996 up to $4.0 million was available for working capital advances, based upon the level of eligible accounts receivable. ViewStar has not needed to borrow against this facility during the nine months ended September 30, 1996. ViewStar intends to finance its operations with its available cash and borrowings on its bank line of credit, if needed. In September 1996, ViewStar borrowed $4.0 million from Digital pursuant to a promissory note with a 48-month term, bearing interest at 0.50% above the prime rate, with monthly payments of interest only due until the end of the 48-month term. The loan is subordinated to ViewStar's bank line of credit. In June 1995, ViewStar borrowed $2.0 million from certain of its existing ViewStar Preferred Stock investors. These borrowings were subordinated to its bank line of credit. This loan was converted to equity in March 1996. Management of ViewStar believes that existing cash and short-term investments and cash flow from operations, together with available credit lines, will continue to be sufficient to meet ongoing operating requirements as well as ViewStar's investment in capital additions and research and development activities through 1997. See Notes 4 and 7 of ViewStar Notes to Consolidated Financial Statements.



     ViewStar's cash used for investing activities has consisted primarily of capital equipment purchases. ViewStar's total capital expenditures, including those under capital leases, totaled $606,000 for the first nine months of 1996. ViewStar forecasts additional capital expenditures of approximately $325,000 during the remainder of 1996. ViewStar currently has an active lease line, which expires on December 31, 1996, to provide an additional $425,000 of lease capacity at 8% interest and payable over 36 months.



     ViewStar's had a working capital deficit of $2.2 million at September 30, 1996 and $10.6 million at December 31, 1995. Excluding deferred revenues of $9.4 million at September 30, 1996 and $10.6 million at December 31, 1995, ViewStar had positive working capital of $7.2 million at September 30, 1996 and $40,000 at December 31, 1995.

                     BENEFICIAL OWNERSHIP OF VIEWSTAR STOCK

     The following table sets forth, as of October 10, 1996, certain information with respect to the beneficial ownership of shares of both classes of ViewStar Stock by (i) each person (or group of affiliated persons) known to ViewStar to be the beneficial owner of 5% or more of ViewStar's outstanding shares of both classes of ViewStar Stock, (ii) each ViewStar director, (iii) each executive officer of ViewStar, and (iv) all directors and executive officers of ViewStar as a group. Except as otherwise noted, ViewStar believes that the beneficial owners of the shares of ViewStar Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.


                                 SHARES OF VIEWSTAR        SHARES OF VIEWSTAR          DIGITAL COMMON
                                    COMMON STOCK             PREFERRED STOCK         SHARES BENEFICIALLY
                                 BENEFICIALLY OWNED        BENEFICIALLY OWNED            OWNED AFTER
                                 PRIOR TO MERGER(1)        PRIOR TO MERGER(1)             MERGER(2)
                                ---------------------     ---------------------     ---------------------
       BENEFICIAL OWNER           NUMBER      PERCENT       NUMBER      PERCENT       NUMBER      PERCENT
- ------------------------------  ----------    -------     ----------    -------     ----------    -------
Entities associated with The
Mayfield Fund(3)..............     733,112      18.6%      1,429,377      30.1%        791,063       5.9%
  2800 Sand Hill Road, Ste 250
  Menlo Park, CA 94025
Entities associated with Inman
& Bowman(4)...................     452,672      11.5%        882,410      18.6%        488,419       3.6%
  4 Orinda Way
  Building D, Suite 150
  Orinda, CA 94563
Entitles associated with
J.P. Morgan Investment
  Corporation(5)..............     438,215      11.1%        757,911      15.9%        453,749       3.4%
  Wall Street
  New York, NY 10260-0060
Entities associated with
Institutional Venture
Partners(6)...................     355,098       9.0%        692,002      14.6%        383,099       2.8%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Entities Associated with
Technology Partners(7)........     287,158       7.3%        319,783       6.7%        262,317       1.9%
  1550 Tiburon Blvd. Suite A
  Belvedere, CA 94920
Wongfratris Company(8)........     239,968       6.1%        414,949       8.7%        248,458       1.8%
  51 Jordan Place
  Palo Alto, CA 94501
Kamran Kheirolomoom(9)........     322,856       8.1%             --        --         223,739       1.7%
  ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Gayle A. Crowell(10)..........     112,785       2.9%             --        --          78,160        **
Shirish S. Hardikar(11).......      66,142       1.7%             --        --          45,836        **
Robert I. Pender, Jr.(12).....      61,041       1.5%             --        --          42,301        **
J.E. Ardell, III(7)...........     297,872        **         332,957       7.0%        272,350       2.0%
Umang Gupta(13)...............       9,286        **              --        --           6,435        **
Grant Inman(4)................     452,672      11.5%        882,410      18.6%        488,419       3.6%
F. Gibson Myers, Jr.(3).......     733,112      18.6%      1,429,377      30.1%        791,063       5.9%
Hon Wong(8)...................     239,968       6.1%        414,949       8.7%        248,458       1.8%
Mark W. Perry(14).............     100,285       2.5%             --        --          69,498        **
All current directors and
  executive officers as a
  group (9 persons)(15).......   2,295,734      55.8%      3,059,693      64.4%      2,196,762      16.6%


- ---------------
 **  Less than one percent.

 (1) Percentage ownership calculations are based on 3,925,361 shares of ViewStar Common Stock and 4,752,474 shares of ViewStar Preferred Stock outstanding as of October 10, 1996. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Shares of ViewStar Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 10, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) Percentage ownership calculations are based on 9,441,730 Digital Common Shares outstanding as of October 10, 1996 and assume that an aggregate of 4,046,954 Digital Common Shares will be issued in the Merger or upon the exercise of options or warrants exercisable within 60 days of October 10, 1996. Beneficial ownership after the Merger for each of the listed ViewStar Shareholders is calculated by multiplying the Exchange Ratio by the number of shares of ViewStar Common Stock beneficially owned by such ViewStar Shareholder and, with respect to ViewStar Preferred Stock, by multiplying the Exchange Ratio by the number of shares of ViewStar Common Stock issuable upon conversion of all of such shareholder's ViewStar Preferred Stock.

 (3) Consists of (a) 21,687 shares of ViewStar Common Stock held by Mayfield Associates, 7,531 shares of ViewStar Common Stock held by Mayfield Associates Fund II, 520,477 shares of ViewStar Common Stock held by Mayfield VI and 159,830 shares of ViewStar Common Stock held by Mayfield VII; (b) 39,267 shares of ViewStar Preferred Stock held by Mayfield Associates, 20,122 shares of ViewStar Preferred Stock held by Mayfield Associates Fund II, 942,403 shares of ViewStar Preferred Stock held by Mayfield VI, and 427,585 shares of ViewStar Preferred Stock held by Mayfield VII; and (c) 618 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Mayfield Associates, 366 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Mayfield Associates Fund II, 14,832 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Mayfield VI and 7,772 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Mayfield VII. F. Gibson Myers, Jr., a director of Digital, is a general partner of Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII and has voting and investment power with respect to such shares. Mr. Myers disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

 (4) Consists of (a) 430,163 shares of ViewStar Common Stock held by Inman & Bowman and 7,950 shares of ViewStar Common Stock held by Inman & Bowman Entrepreneurs; (b) 871,493 shares of ViewStar Preferred Stock held by Inman & Bowman and 10,917 shares of ViewStar Preferred Stock held by Inman & Bowman Entrepreneurs; and (c) 14,414 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Inman & Bowman and 146 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Inman & Bowman Entrepreneurs. Grant Inman, a director of Digital, is a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs and has voting and investment power with respect to such shares. Mr. Inman disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

 (5) Consists of (a) 426,393 shares of ViewStar Common Stock held by J.P. Morgan Investment Corporation; (b) 718,708 shares of ViewStar Preferred Stock held by J.P. Morgan Investment Corporation and 39,204 shares of ViewStar Preferred Stock held by Sixty Wall Street SBIC Fund; and (c) 11,821 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by J.P. Morgan Investment Corporation.


 (6) Consists of (a) 338,525 shares of ViewStar Common Stock held by Institutional Venture Partners IV and 5,156 shares of ViewStar Common Stock held by Institutional Venture Management IV; (b) 681,622 shares of ViewStar Preferred Stock held by Institutional Venture Partners IV and 10,381 shares of ViewStar Preferred Stock held by Institutional Venture Management IV; and (c) 11,246 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Institutional Venture Partners IV and 171 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Institutional Venture Management IV.

 (7) Consists of (a) 69,165 shares of ViewStar Common Stock held by Technology Partners West Fund II, 69,164 shares of ViewStar Common Stock held by Technology Partners West Fund III, 136,600 shares of ViewStar Common Stock held by Technology Partners West Fund IV and 8,657 shares of ViewStar Common Stock held by TPW Venture partners IX; (b) 78,929 shares of ViewStar Preferred Stock held by Technology Partners West Fund II, 78,929 shares of ViewStar Preferred Stock held by Technology Partners West Fund III, 156,846 shares of ViewStar Preferred Stock held by Technology Partners West Fund IV and 5,079 shares of ViewStar Preferred Stock held by TPW Venture Partners IX; and (c) 893 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Technology Partners West Fund II, 893 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Technology Partners West Fund III and 1,786 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Technology Partners West Fund IV. J.E. Ardell, III, a director of ViewStar, is a general partner of Technology Partners West Fund II, Technology Partners West Fund III, Technology Partners West Fund IV and TPW Venture Partners IX and has voting and investment power with respect to such shares. Mr. Ardell disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein. Mr. Ardell is also the beneficial owner of 10,718 shares of ViewStar Common Stock and 13,174 shares of ViewStar Preferred Stock,


 (8) Consists of 233,497 shares of ViewStar Common Stock, 414,949 shares of ViewStar Preferred Stock and 6,471 shares of ViewStar Common Stock issuable pursuant to stock purchase warrants held by Wongfratris Company. Hon Wong, a director of Digital, is a general partner of Wongfratris Company and has voting and investment power with respect to such shares. Mr. Wong disclaims beneficial ownership of such shares, except to the extent of his proportionate partnership interest therein.

 (9) Includes 59,428 shares of ViewStar Common Stock issuable pursuant to stock options exercisable within 60 days.

(10) Includes 27,071 shares of ViewStar Common Stock issuable pursuant to stock options exercisable within 60 days.

(11) Includes 23,285 shares of ViewStar Common Stock issuable pursuant to stock options exercisable within 60 days.

(12) Includes 15,327 shares of ViewStar Common Stock issuable pursuant to stock options exercisable within 60 days.


(13) Includes 9,285 shares of ViewStar Common Stock issuable pursuant to stock options exercisable upon consummation of the Merger.



(14) Mr. Perry is no longer a director or executive officer of ViewStar.



(15) See footnotes (3), (4) and (7) through (13).

                             MANAGEMENT OF VIEWSTAR


EXECUTIVE OFFICERS AND DIRECTORS



     The following table sets forth certain information as of the Record Date with respect to each executive officer and director of ViewStar.


              NAME                 AGE                    POSITION WITH VIEWSTAR
- ---------------------------------  ---     ----------------------------------------------------
Kamran Kheirolomoom(1)...........  41      President, Chief Executive Officer and Chairman of
                                           the Board
Gayle A. Crowell.................  45      Senior Vice President and General Manager, Worldwide
                                             Operations
Shirish S. Hardikar..............  41      Vice President, Marketing
Robert I. Pender, Jr.............  39      Vice President of Finance and Chief Financial
                                           Officer
J.E. Ardell, III(1)(2)...........  56      Director
Umang Gupta......................  47      Director
Grant Inman(2)...................  54      Director
F. Gibson Myers, Jr.(1)..........  54      Director
Hon Wong.........................  38      Director

- ---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Mr. Kheirolomoom joined ViewStar as President and Chief Executive Officer in February 1986, serving until January 1992. He served as Chief Executive Officer from January 1992 to July 1993 and served as President and Chief Executive Officer from July 1993 to May 1994. He served as Chairman of the Board from May 1994 to July 1995, and he has served as President and Chief Executive Officer since July 1995. He has served as a director of ViewStar since February 1986.

     Ms. Crowell joined ViewStar as Senior Vice President and General Manager, Worldwide Operations, in July 1994. Prior to joining ViewStar, she was Vice President of Worldwide Sales of Recognition International, a document management company, from November 1991 to June 1994. From May 1989 to November 1991, she was Group Director of Channels of Oracle Corporation, a database and applications software company.

     Mr. Hardikar joined ViewStar as Vice President, Marketing in March 1995. Prior to joining ViewStar, he was a Vice President of Action Technologies, Inc., a workflow automation company, from September 1993 to March 1995. From January 1992 to September 1993, he was a Vice President and director and the Secretary of Renaissance Software, Inc., an object-oriented UNIX software development company. He was a founder of Vistron Inc., a network printing and imaging systems manufacturer, and served as a Vice President from January 1990 to December 1991.

     Mr. Pender joined ViewStar as Controller in April 1993. In August 1995, he became Vice President of Finance and Chief Financial Officer. From January 1992 to April 1993, he served as Controller of Versant Object Technology Corporation, an object-oriented database software development company. From October 1989 to January 1992, he was International Finance Manager of Silvar-Lisco Corporation (renamed Silicon Valley Research, Inc.), an engineering software development company. Prior to that, Mr. Pender held various positions at Arthur Andersen & Co., most recently as tax manager.

     Mr. Ardell joined ViewStar as a director in February 1996. Since January 1994, he has been a general partner of Technology Venture Partners, a venture capital firm. From January 1990 to January 1994, he was a special limited partner of Technology Venture Partners. Mr. Ardell is a director of Vectra Technology, Inc., a nuclear engineering company.

     Mr. Gupta is the founder of Gupta Corporation, a publicly held client/server software company, that is now known as Centura Software Corporation. He served as its Chairman, President and CEO from 1984 to

1995. Mr. Gupta currently serves on the boards of Centura Software and Webflow Corporation (a privately held Internet software company.) Prior to founding Gupta Corporation, he served in various sales, marketing and management positions at Oracle and IBM Corporation.

     Mr. Inman joined ViewStar as a director in March 1996. He has been a general partner of Inman & Bowman, a venture capital firm, since June 1985. He is currently a director of InSite Visions, Inc., Lam Research Corporation and Paychex, Inc.

     Mr. Myers has served as a director of ViewStar since May 1988. Mr. Myers joined Mayfield Fund, a venture capital firm, in 1970 and has been a general partner of several venture capital funds associated with Mayfield Fund since that time. He is currently a director of Spectralink Corporation, a manufacturer of wireless telephone systems.

     Mr. Wong has served as a director of ViewStar since October 1986. Mr. Wong has been a partner of Wongfratis Co., a venture capital firm, since January 1990.


                        VIEWSTAR EXECUTIVE COMPENSATION



COMPENSATION SUMMARY


     The following table sets forth certain information regarding compensation paid by ViewStar for services rendered to ViewStar during the year ended December 31, 1995 by (i) Kamran Kheirolomoom, ViewStar's President and Chief Executive Officer, who will continue to serve as President of Digital after the Merger, (ii) the Company's three other executive officers whose salary plus bonus exceeded $100,000 and (iii) an executive officer whose employment terminated during the year (collectively, the "ViewStar Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                            ANNUAL COMPENSATION         SECURITIES
               NAME AND                  -------------------------      UNDERLYING         ALL OTHER
          PRINCIPAL POSITION             SALARY(%)(1)     BONUS($)      OPTIONS(#)      COMPENSATION ($)
- ---------------------------------------  ------------     --------     ------------     ----------------
Kamran Kheirolomoom....................     171,000        37,022             --             51,000(1)
  President, Chief Executive Officer
     and Chairman of the Board
Gayle A. Crowell.......................     170,000       147,525          7,143                 --
  Senior Vice President and General
  Manager, Worldwide Operations
Shirish S. Hardikar....................     130,625        74,750         28,571                 --
  Vice President of Marketing                                             14,286
Robert I. Pender, Jr...................     113,333        28,708          7,143
  Vice President of Finance and Chief
  Financial Officer
Mark W. Perry (2)......................     200,000        31,700             --                 --


- ---------------
(1) Consists of a payment pursuant to an employment agreement dated July 26, 1995 and amended on July 2, 1996.


(2) Mr. Perry served as President and Chief Executive Officer from May 1994 through July 1995 and was Chairman of the Board from August 1995 until May 1996.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1995

     The following table sets forth each grant of stock options made during the year ended December 31, 1995 to each of the ViewStar Named Executive Officers identified in the Summary Compensation Table.

                                                                                    POTENTIAL REALIZABLE
                              INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
                         ---------------------------                                ANNUAL RATES OF STOCK
                         NUMBER OF                                                          PRICE
                         SECURITIES     PERCENT OF                                 PRICER APPRECIATION FOR
                         UNDERLYING   TOTAL OPTIONS     EXERCISE                      OPTION TERM($)(3)
                          OPTIONS       GRANTED IN      PRICE PER    EXPIRATION   -------------------------
         NAME            GRANTED(#)   FISCAL 1995(1)   SHARES($)(2)     DATE          5%            10%
- -----------------------  ----------   --------------   -----------   ----------   -----------   -----------
Kamran Kheirolomoom....        --            --              --             --          --             --
Gayle A. Crowell.......     7,143(4)        2.0%           0.35        5/31/05       1,572          3,984
Shirish S. Hardikar....    28,571(5)        8.2            0.35        3/31/05       6,289         15,937
                           14,286(4)        4.1            0.35        5/31/05       3,145          7,969
Robert I. Pender, Jr...     7,143(4)        2.0            0.35        5/31/05       1,572          3,984
                            7,143(6)        2.0            0.35        7/26/05       1,572          3,984
Mark W. Perry..........        --            --              --             --          --             --

- ---------------
(1) Based on an aggregate of 348,907 options granted by ViewStar in the year ended December 31, 1995 to employees of and consultants to ViewStar, including the ViewStar Named Executive Officers, under ViewStar's incentive stock plans.

(2) The exercise price per share of each option was equal to the fair market value of the ViewStar Common Stock on the date of grant as determined by the ViewStar Board. All of the options have an exercise price of $0.35 per share.

(3) The potential realizable value is calculated based on the term of the option on the date of grant (ten years), assuming that the fair market value of ViewStar's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4) The options became exercisable as to 25% of the shares on September 30, 1995, and vests as to an additional 25% every six months thereafter, based upon such person's continued employment.

(5) The option become exercisable as to 12% of the shares on September 1, 1995, and vests as to an additional 2% each months thereafter, based upon Mr. Hardikar's continued employment.

(6) The option became exercisable as to 2% of the shares on July 1, 1995, and vests as to an additional 2% each month thereafter, based upon Mr. Pender's continued employment.

AGGREGATE OPTION VALUES AT DECEMBER 31, 1995

     The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the ViewStar Named Executive Officers at December 31, 1995.

                                             NUMBER OF SHARES OF VIEWSTAR
                                                COMMON STOCK SUBJECT TO            VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1995(#)             DECEMBER 31, 1995($)(1)
                                             -----------------------------     -----------------------------
                  NAME                       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -----------------------------------------    -----------     -------------     -----------     -------------
Kamran Kheirolomoom......................       62,286           23,429
Gayle A. Crowell.........................       14,929           27,929
Shirish S. Hardikar......................        9,285           26,428
Robert I. Pender, Jr.....................        7,643           16,643
Mark W. Perry............................       60,000          111,429

- ---------------
(1) The per share value of the ViewStar Common Stock at December 31, 1995 cannot be readily ascertained. Accordingly, the value of unexercised in-the-money
    options on that date is based on a value of $          per share, the
    product of the Exchange Ratio and the reported Nasdaq National Market
    closing price per Digital Common Share on November   , 1996, the most recent
    available date prior to the printing of this Proxy Statement/Prospectus, minus the per share exercise price, multiplied by the number of shares underlying the option.

                              CERTAIN TRANSACTIONS

     In August 1993 and September 1994 ViewStar sold shares of Series E Preferred Stock convertible into ViewStar Common Stock at a price of $13.65 per share to a group of investors including the following entities affiliated with directors and entities known to ViewStar to beneficially own five percent or more of ViewStar's outstanding capital stock:

                                                                           NUMBER OF SHARES
                                                                           ----------------
    The Inman & Bowman entities (Grant Inman)(1).........................        62,916
    The Institutional Venture Partners entities(2).......................        55,796
    The J.P. Morgan Investment Corporation entities(3)...................        69,251
    The Mayfield entities (F. Gibson Myers, Jr.)(4)......................       206,916
    The Technology Partners entities (J.E. Ardell, III)(5)...............        42,446
    The Wongfratris Company (Hon Wong)...................................        44,249

- ---------------
(1) The Inman & Bowman entities are Inman & Bowman and Inman & Bowman Entrepreneurs.

(2) The Institutional Venture Partners entities are Institutional Venture Management IV and Institutional Venture Partners IV.

(3) The J.P. Morgan Investment Corporation entities are J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund.

(4) The Mayfield entities are Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII.

(5) The Technology Partners entities are Technology Partners West Fund II, Technology Partners West Fund III, Technology Partners West Fund IV, L.P. and TPW Venture Partners IX.

     In May 1995, ViewStar issued notes and warrants to a group of investors including the following entities affiliated with directors and entities known to ViewStar to beneficially own five percent or more of ViewStar's outstanding capital stock:

                                                                             NUMBER OF SHARES
                                                       NOTE AMOUNT(1)     UNDERLYING WARRANTS(2)
                                                       --------------     ----------------------
    The Inman & Bowman entities
      (Grant Inman)(3).............................       $407,683                14,560
    The Institutional Venture Partners
      entities(4)..................................       $319,671                11,417
    The J.P. Morgan Investment Corporation
      entities.....................................       $331,000                11,821
    The Mayfield entities (F. Gibson Myers,
      Jr.)(5)......................................       $660,446                23,588
    The Technology Partners entities
      (J.E. Ardell, III)(6)........................       $100,000                 3,572
    The Wongfratris Company (Hon Wong).............       $181,200                 6,471

- ---------------
(1) Each of the notes was subordinated to senior indebtedness and secured by ViewStar's property pursuant to the terms of a security agreement between each noteholder and ViewStar. The notes bore interest at the rate of 9% and were due in May 1996. In March 1996, all principal and accrued interest on the notes was converted into Series F Preferred Stock at the rate of $2.45 per share.

(2) Each warrant had an exercise price of $2.10 and a net exercise feature. Each warrant expires on the earlier of the closing of an initial public offering of ViewStar Common Stock or June 1, 2000.

(3) The Inman & Bowman entities are Inman & Bowman and Inman & Bowman Entrepreneurs.

(4) The Institutional Venture Partners entities are Institutional Venture Management IV and Institutional Venture Partners IV.

(5) The Mayfield entities are Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII.

(6) The Technology Partners entities are Technology Partners West Fund II, Technology Partners West Fund III and Technology Partners West Fund IV.

     In October 1995, ViewStar entered into an agreement with Stephen E. Recht, its former Chief Financial Officer, pursuant to which ViewStar will pay Mr. Recht $25,000 subject to and upon the completion of the Merger. Also in October 1995, Mr. Recht exercised an option to purchase 21,143 shares of ViewStar Common Stock at an exercise price of $2.10 per share. The option exercise price was paid by Mr. Recht's full recourse promissory note in the principal amount of $44,000 due the earlier of 18 months after the Closing Date or 30 days after the sale of the shares.



     In October 1995, ViewStar entered into an agreement with Caere Corporation ("Caere") pursuant to which ViewStar would merge with Caere and the shareholders and optionees of ViewStar would receive shares of common stock and options to purchase common stock of Caere (the "Merger Agreement"). Pending completion of the merger, the Caere agreement precluded ViewStar from raising equity funds to strengthen its working capital, which had decreased to $2.8 million at December 31, 1995. In January 1996, the Caere agreement was terminated. Following termination of the Caere agreement, ViewStar needed to retain its key employees and raise equity funds to strengthen its balance sheet and pay the notes issued in May 1995. In February 1996, ViewStar repriced all options outstanding under its stock option plans from $2.10 to $0.35. In February 1996, the ViewStar Board also approved the sale of a total of 448,571 shares of Restricted Stock at a purchase price of $0.35 per share, including an aggregate of 324,285 shares sold to ViewStar's executive officers. ViewStar has an option to repurchase these shares at the original purchase price in the event of the termination of employment of a particular executive officer. The repurchase option lapses over a period of 50 months, subject to accelerated vesting as to a portion of these shares upon the completion of Merger. Finally, in March and June 1996, ViewStar sold 4,752,474 shares of Series F Preferred Stock for approximately $1.2 million in cash and approximately $2.1 million in conversion of the notes issued by ViewStar in May 1995.


     The shares of Series F Preferred Stock, convertible into ViewStar Common Stock at a price of $2.45 per share, were sold to a group of investors including the following entities affiliated with directors and entities know to ViewStar to beneficially own five percent or more of ViewStar's outstanding capital stock:

                                                                           NUMBER OF SHARES
                                                                           ----------------
    The Inman & Bowman entities (Grant Inman)(1).........................       252,117
    The Institutional Venture Partners entities(2).......................       197,715
    The J.P. Morgan Investment Corporation entities(3)...................       216,546
    The Mayfield entities(5).............................................       408,393
    The Technology Partners entities (J.E. Ardell, III)(6)...............        91,336
    The Wongfratris Company (Hon Wong)...................................       118,557

- ---------------
(1) The Inman & Bowman entities are Inman & Bowman and Inman & Bowman Entrepreneurs.

(2) The Institutional Venture Partners entities are Institutional Venture Management IV and Institutional Venture Partners IV.

(3) The J.P. Morgan Investment Corporation entities are J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund.

(4) The Mayfield entities are Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII.

(5) The Technology Partners entities are Technology Partners West Fund II, Technology Partners West Fund III, Technology Partners West Fund IV, L.P. and TPW Venture Partners IX.

                        DIGITAL SHAREHOLDER APPROVAL OF
                          DIGITAL STOCK INCENTIVE PLAN

PROPOSAL TO ADOPT DIGITAL STOCK INCENTIVE PLAN

     On October 9, 1996, the Digital Board adopted and approved the Digital Stock Incentive Plan, which, subject to Digital Shareholder approval, reserves 1,500,000 Digital Common Shares for issuance thereunder. The Digital Stock Incentive Plan is the successor to Digital's existing Restated 1987 Stock Option Plan (the "1987 Plan"), which is scheduled to expire on December 2, 1996.


     The purpose of the Digital Stock Incentive Plan is to enhance the long-term shareholder value of Digital by offering opportunities to Digital's directors, officers, key employees, consultants, agents, advisors and independent contractors providing services to Digital to participate in Digital's growth and success, and to encourage them to remain in the service of Digital and its subsidiaries and to acquire and maintain stock ownership in Digital. In addition, pursuant to the Merger Agreement, Digital has agreed to grant Replacement Options to each holder of outstanding ViewStar Options. The Digital Stock Incentive Plan provides for the issuance of an aggregate maximum of 1,500,000 Digital Common Shares, which are intended to cover (i) the issuance of up to 600,000 Digital Common Shares upon exercise of Replacement Options, (ii) the issuance of approximately 300,000 Digital Common Shares upon exercise of options to be granted to officers of ViewStar, (iii) the issuance of approximately 300,000 Digital Common Shares to replace shares that are reserved for issuance under the 1987 Plan, and (iv) additional Digital Common Shares to provide for future grants. The following description of the Digital Stock Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the Digital Stock Incentive Plan, a copy of which is attached as Annex V to this Proxy Statement/Prospectus.



     The Digital Board recommends a vote FOR approval of the Digital Stock Incentive Plan.


SUMMARY OF DIGITAL STOCK INCENTIVE PLAN

  General

     The Digital Stock Incentive Plan generally includes provisions for the same kinds of awards that could have been made under the 1987 Plan but gives Digital greater flexibility in certain respects. The following are certain of the most significant differences between the Digital Stock Incentive Plan and the 1987
Plan:

          (a) The Digital Stock Incentive Plan provides for grants to advisors, as well as Digital's officers, directors, key employees, consultants, agents, and independent contractors.

          (b) In addition to stock options, as authorized under the 1987 Plan, the Digital Stock Incentive Plan provides for stock awards (including restricted stock).

          (c) Unless otherwise provided in the award, the Digital Stock Incentive Plan requires mandatory acceleration of vesting in the event of certain mergers, consolidations, sales of substantially all the assets of Digital, a liquidation of Digital or the acquisition by any person of a majority of Digital's outstanding voting securities, except where such awards are assumed or replaced in the transaction with a comparable award or a cash incentive program or where Digital's accountants deliver an opinion that such acceleration could prevent the parties to the transaction from accounting for the transaction as a pooling-of-interests. If an optionholder's employment is terminated without cause or for good reason within two years of a merger or other significant corporate transaction, any options which were assumed or replaced will immediately accelerate.

          (d) The Digital Stock Incentive Plan requires that the exercise price per share of all option grants, whether the option is an incentive stock option, as defined in Section 422 of the Code ("ISO"), or a nonqualified stock option ("NSO"), shall be no less than the fair market value of a Digital Common Share on the date of grant.

          (e) The Digital Stock Incentive Plan limits grants to individuals to 100,000 Digital Common Shares per year (except that Digital may make additional one-time grants of up to 300,000 shares to a newly hired individual), as compared to 250,000 shares per year under the 1987 Plan. In addition, no more than 300,000 Digital Common Shares are available for issuance pursuant to stock awards.

          (f) An employee may exercise an option granted under the Digital Stock Incentive Plan for up to one year following termination of employment resulting from the employee's retirement.

  Awards

     Option or stock awards under the Digital Stock Incentive Plan may be made singly or in combination. Awards also may be made in replacement of, or as alternatives to, grants or rights under any other employee or compensation plan or in substitution for, or by the assumption of, awards issued under plans of an acquired entity.


     Stock Subject to the Digital Stock Incentive Plan. Subject to adjustment from time to time as provided in the Digital Stock Incentive Plan, a maximum of 1,500,000 shares of Common Stock will be available for issuance under the Digital Stock Incentive Plan. The total of all Digital Common Shares subject to outstanding options under the 1987 Plan, as of October 10, 1996, and the 1,500,000 shares that would be available under the Digital Stock Incentive Plan is approximately 23.0% of the sum of the number of Digital Common Shares outstanding as of October 10, 1996 and the number of Digital Common Shares to be issued in the Merger in exchange for outstanding ViewStar Stock. No more than 300,000 shares may be issued as stock awards (including restricted stock) under the Digital Stock Incentive Plan. Shares issued pursuant to the Digital Stock Incentive Plan will be drawn from authorized and unissued shares.


     Subject to adjustment from time to time as provided in the Digital Stock Incentive Plan, no more than 100,000 Digital Common Shares may be subject to aggregate awards under the Digital Stock Incentive Plan to any participant in any one year, except that Digital may make additional one-time grants of up to 300,000 Digital Common Shares to any newly-hired individual, such limitation to be applied consistently with the requirements of, and only to the extent required for compliance with, certain provisions of Section 162(m) of the Code, which precludes Digital from taking a tax deduction for compensation payments to executives in excess of $1 million, unless such payments qualify for the "performance-based" exemption from the $1 million limitation.

     Any Digital Common Shares that cease to be subject to an award (other than by reason of exercise or payment of the award to the extent it is exercised for or settled in shares), including, without limitation, in connection with the cancellation of an award and the grant of a replacement award, will be available for issuance in connection with future grants of awards under the Digital Stock Incentive Plan.

     Eligibility to Receive Awards. Awards may be granted under the Digital Stock Incentive Plan to those officers, directors and key employees of Digital and its subsidiaries as the plan administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to Digital and its subsidiaries.

     Terms and Conditions of Stock Option Grants. Options granted under the Digital Stock Incentive Plan may be ISOs or NSOs. The per share option price for each option granted under the Digital Stock Incentive Plan will be determined by the plan administrator, but will be not less than 100% of a Digital Common Share's fair market value on the date of grant. For purposes of the Digital Stock Incentive Plan, "fair market value" means the closing price for a Digital Common Share as reported by the Nasdaq National Market for a single trading day.

     The exercise price for shares purchased under options may be paid in cash or by check, or unless the plan administrator at any time determines otherwise, a combination of cash, check, Digital Common Shares which have been held for at least six months, a promissory note, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, or such other consideration as the plan administrator may permit. Digital may require the optionee to pay to Digital any applicable withholding taxes that Digital is required to withhold with respect to the grant or exercise of any award. The withholding tax may be paid in cash or, subject to applicable law, the plan administrator may permit the optionee to satisfy such obligations by the withholding or delivery of Digital Common Shares. Digital may withhold from any award or any Digital

Common Shares issuable pursuant to an award or from any cash amounts otherwise due from Digital an amount equal to such withholding taxes. Digital may also deduct from any award any other amounts due from the recipient of the award to Digital or any of its subsidiaries.

     The option term will be fixed by the plan administrator, and each option will be exercisable pursuant to a vesting schedule determined by the plan administrator. If the vesting schedule is not set forth in the instrument evidencing the option, the option will become exercisable in four equal annual installments beginning one year after the date of grant. The plan administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to Digital or one of its subsidiaries. If not so established, options generally will be exercisable for one year after termination of services as a result of retirement, early retirement at Digital's request, disability, or death and for three months after all other terminations. An option will automatically terminate if the optionee's services are terminated for cause, as defined in the Digital Stock Incentive Plan.

     Stock Awards. The plan administrator is authorized to make awards of Digital Common Shares to participants on such terms and conditions and subject to such restrictions, if any (whether based on performance standards, periods of service or otherwise), as the plan administrator may determine. Restrictions may include repurchase or forfeiture rights in favor of Digital.

     Loans, Loan Guarantees and Installment Payments. To assist a holder (including a holder who is an officer or director of Digital) in acquiring Digital Common Shares pursuant to an award granted under the Digital Stock Incentive Plan, the plan administrator may authorize (a) the extension of a loan to the holder by Digital, (b) the payment by the holder of the purchase price, if any, of the Digital Common Shares in installments, or (c) the guarantee by Digital of a loan obtained by the grantee from a third party. The terms of any loans, installment payments or guarantees, including the interest rate and terms of repayment, will be subject to the plan administrator's discretion, and may be granted with or without security.

     Transferability. No option will be assignable or otherwise transferable by the holder other than by will or the laws of descent and distribution and, during the holder's lifetime, may be exercised only by the holder, except, in the plan administrator's sole discretion, to the extent permitted by Section 422 of the Code.

     Adjustment of Shares. In the event of any changes in the outstanding stock of Digital by reason of stock dividends, stock splits, spin-offs, combinations or exchanges of shares, recapitalizations, mergers, consolidations, distributions to shareholders other than a normal cash dividend, or other changes in Digital's corporate or capital structure, the plan administrator shall make proportional adjustments in (a) the maximum number of and class of securities subject to the Digital Stock Incentive Plan, (b) the maximum number and class of securities that may be made subject to awards to any participant, and (c) the number and class of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

     Corporate Transaction. In the event of certain mergers, consolidations, sales of substantially all the assets of Digital, a liquidation of Digital or the acquisition by any person of a majority of Digital's outstanding voting securities, each option or stock award that is at the time outstanding will automatically accelerate so that each such award becomes, immediately prior to such corporate transaction, 100% vested, unless, in the opinion of Digital's accountants, such acceleration would render unavailable pooling-of-interests accounting for the corporate transaction, and except that such award will not so accelerate if and to the extent (a) such award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (b) such award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award. Any such awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the holder's employment or services should subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by Digital for cause or by the holder voluntarily without good reason.

     Further Adjustment of Awards. The plan administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of Digital, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to awards. Such authorized action may include (but is not limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, awards so as to provide for earlier, later, extended or additional time for exercise, payment or settlement or lifting restrictions, differing methods for calculating payments or settlements, alternate forms and amounts of payments and settlements and other modifications, and the plan administrator may take such actions with respect to all holders, to certain categories of holders or only to individual holders. The plan administrator may take such actions before or after granting awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

     Administration. The Digital Stock Incentive Plan will be administered by a committee or committees appointed by, and consisting of one or more members of, the Digital Board. The Digital Board may delegate the responsibility for administering the Digital Stock Incentive Plan with respect to designated classes of eligible participants to different committees, subject to such limitations as the Digital Board deems appropriate. Committee members will serve for such terms as the Digital Board may determine, subject to removal by the Digital Board at any time. The composition of any committee responsible for administering the Digital Stock Incentive Plan with respect to officers and directors of Digital who are subject to Section 16 of the Exchange Act with respect to securities of Digital will comply with the requirements of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, or any successor provision.

     Amendment and Termination. The Digital Stock Incentive Plan may be suspended or terminated by the Digital Board or by the shareholders of Digital at any time. The Digital Board may amend the Digital Stock Incentive Plan, as it deems advisable, subject to shareholder approval in certain instances, as set forth in the Digital Stock Incentive Plan. No ISOs may be granted under the Digital Stock Incentive Plan more than 10 years after the date the Digital Stock Incentive Plan is adopted by the Digital Board.


FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE DIGITAL STOCK INCENTIVE PLAN


     The federal income tax consequences to Digital and to any person granted an option under the Digital Stock Incentive Plan under the existing applicable provisions of the Code and the regulations thereunder are substantially as follows.

     Under present law and regulations, no income will be recognized by a participant upon the grant of stock options.

     On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

     If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

     The same NSO tax consequences described above also rules apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the Code).

     Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (twelve months in the case of permanent and total disability, as defined in the Code), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were a nonqualified stock option) and no deduction will be allowed to Digital for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of
(a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid for such shares (or generally, if less, the excess of the amount realized on the sale of the shares over the option price. The optionee will also have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.


     Upon payment to a participant in settlement of a stock option, the participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value of the Digital Common Shares received.

     Special rules apply to a director or officer subject to liability under
Section 16(b) of the Exchange Act.

     In all the foregoing cases Digital will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to all the following limitations. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for Digital. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either Digital's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and shareholder and Board approval is obtained. The option portions of the Digital Stock Incentive Plan have been drafted to allow compliance with those performance-based criteria.

NEW PLAN BENEFITS


     Since awards under the Digital Stock Incentive Plan will be discretionary, awards thereunder for the current year are not presently determinable. For purposes of comparison, the following table contains information about awards made and benefits received during 1996 through October 16, 1996 under the 1987 Plan to the Digital Named Executive Officers and the groups indicated. No stock options granted in 1996 have yet vested. Approximately 64 persons have received awards in 1996 under the 1987 Plan; it is not anticipated that the total number of persons receiving awards in 1996 under the 1987 Plan and the Digital Stock Incentive Plan would be substantially greater. On October 16, 1996, the closing price of the Digital Common Shares as reported by the Nasdaq National Market was $17.25 per share.


                        BENEFITS UNDER 1987 PLAN IN 1996

                                                       NUMBER OF SHARES OF      AVERAGE WEIGHTED
                                                          COMMON STOCK         EXERCISE PRICE OF
                          NAME                         UNDERLYING OPTIONS      OPTIONS GRANTED($)
    -------------------------------------------------  -------------------     ------------------
    Patrick S. Howard................................             --                     --
    Thomas R. Clark..................................         15,000                 12.625
    John J. Flavio...................................             --                     --
    Edmund D. Wilsbach...............................             --                     --
    Richard L. Anderson..............................             --                     --
    All executive officers as a group................        165,000                  13.34
    All other employees (including all officers who
      are not executive officers) as a group.........        243,875                  16.59

                                 LEGAL OPINION

     The legality of the Digital Common Shares to be issued in connection with the Merger is being passed upon for Digital by Perkins Coie.

                                  TAX OPINION

     Certain of the tax consequences of the Merger to ViewStar Shareholders will be passed upon at the Effective Time, as a condition to the Merger, by Perkins Coie. See "THE MERGER -- Certain Federal Income Tax Consequences."

                                    EXPERTS


     The consolidated financial statements and consolidated financial statement schedule of Digital Systems International, Inc. and subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and the consolidated financial statements and consolidated financial statement schedule of ViewStar Corporation and subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                       PROPOSALS BY DIGITAL SHAREHOLDERS

     Shareholder proposals intended to be presented at Digital's 1997 Annual Meeting of Shareholders must be received by Digital not later than November 27, 1997 for inclusion in the proxy materials for such meeting.

                         INDEX TO FINANCIAL STATEMENTS

DIGITAL SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Consolidated balance sheets as of December 31, 1994 and 1995 and September 30, 1996
  (unaudited).........................................................................   F-3
Consolidated statements of operations for the years ended December 31, 1993, 1994 and
  1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)..........   F-4
Consolidated statements of shareholders' equity for the years ended December 31, 1993,
  1994 and 1995 and for the nine months ended September 30, 1996 (unaudited)..........   F-5
Consolidated statements of cash flows for the years ended December 31, 1993, 1994 and
  1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)..........   F-6
Notes to consolidated financial statements............................................   F-8


VIEWSTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-19
Consolidated balance sheets as of December 31, 1994 and 1995 and September 30, 1996
  (unaudited).........................................................................  F-20
Consolidated statements of operations for the years ended December 31, 1993, 1994 and
  1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)..........  F-21
Consolidated statements of stockholders' equity for the years ended December 31, 1993,
  1994 and 1995 and for the nine months ended September 30, 1996 (unaudited)..........  F-22
Consolidated statements of cash flows for the years ended December 31, 1993, 1994 and
  1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)..........  F-23
Notes to consolidated financial statements............................................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Digital Systems International, Inc.:

     We have audited the accompanying consolidated balance sheets of Digital Systems International, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Systems International, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Seattle, Washington
February 2, 1996

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 DECEMBER 31,          SEPTEMBER
                                                              -------------------         30,
                                                               1994        1995          1996
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $40,971     $ 5,914       $ 2,508
  Short-term investments....................................       --      33,848        27,535
  Trade accounts receivable, less allowance for doubtful
     accounts of $482 in 1994, $362 in 1995 and $806 in
     1996...................................................   11,912      22,206        24,420
  Inventories...............................................    4,291       2,958         2,175
  Current installments of contracts receivable..............    3,846       2,797         2,064
  Prepaid expenses and other current assets.................      478         702         1,513
  Deferred Federal income taxes.............................    2,072       1,526         2,110
                                                              -------     -------       -------
          Total current assets..............................   63,570      69,951        62,325
Furniture, equipment and leasehold improvements, net........    5,589       5,508         6,019
Contracts receivable, less allowance for doubtful contracts
  of $567 in 1994, $857 in 1995 and $219 in 1996, less
  current installments......................................    3,894       1,793           946
Capitalized software costs, net of accumulated amortization
  of $4,811 in 1994, $4,894 in 1995 and $3,267 in 1996......    4,041       2,870         2,141
Other assets, net...........................................      846       1,069         5,269
                                                              -------     -------       -------
                                                              $77,940     $81,191       $76,700
                                                              =======     =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Current installments of long-term obligations.............  $   941     $    77       $    81
  Accounts payable..........................................    2,319       4,270         3,412
  Accrued compensation......................................    2,475       2,082         3,289
  Other accrued expenses....................................    3,728       5,583         4,760
  Customer deposits and unearned revenue....................   11,856       9,730         3,695
                                                              -------     -------       -------
          Total current liabilities.........................   21,319      21,742        15,237
                                                              -------     -------       -------
Long-term obligations, excluding current installments.......      168          91            30
Deferred Federal income taxes...............................    1,885       1,199           739
Unearned revenue............................................      791         647           423
Commitments, contingencies and subsequent event
Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 5,000 shares;
     no shares issued or outstanding........................       --          --            --
  Common stock, $.01 par value. Authorized 25,000 shares;
     issued and outstanding 9,755 shares in 1994, 9,252
     shares in 1995 and 9,440 shares in 1996................       98          93            94
  Additional paid-in capital................................   36,484      32,772        32,859
  Deferred stock option compensation expense................      (85)        (31)           (8)
  Cumulative translation adjustment.........................     (339)       (334)         (270)
  Retained earnings.........................................   17,619      25,012        27,596
                                                              -------     -------       -------
          Total shareholders' equity........................   53,777      57,512        60,271
                                                              -------     -------       -------
                                                              $77,940     $81,191       $76,700
                                                              =======     =======       =======


          See accompanying notes to consolidated financial statements.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   NINE MONTHS
                                              YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
Revenue:
  Product sales..........................  $28,177     $36,694     $45,017     $32,093     $42,694
  Service and miscellaneous..............   12,964      16,584      22,993      16,274      19,807
                                           -------     -------     -------     -------     -------
                                            41,141      53,278      68,010      48,367      62,501
                                           -------     -------     -------     -------     -------
Cost of product sales and services:
  Product sales..........................   13,006      14,068      17,703      12,824      14,044
  Service and miscellaneous..............    4,924       7,907       9,219       6,387       9,301
                                           -------     -------     -------     -------     -------
                                            17,930      21,975      26,922      19,211      23,345
                                           -------     -------     -------     -------     -------
          Gross profit...................   23,211      31,303      41,088      29,156      39,156
                                           -------     -------     -------     -------     -------
Operating expenses:
  Selling, general and administrative....   23,197      22,996      24,297      18,055      21,661
  Research and development...............    5,487       5,542       7,482       5,034       7,728
  Write-off of capitalized software
     costs...............................       --          --          --          --         705
  Purchase of in-process research and
     development.........................       --          --          --          --       4,307
                                           -------     -------     -------     -------     -------
          Total operating expenses.......   28,684      28,538      31,779      23,089      34,401
                                           -------     -------     -------     -------     -------
          Operating income (loss)........   (5,473)      2,765       9,309       6,067       4,755
                                           -------     -------     -------     -------     -------
Other income (expense), net:
  Interest income, net...................       88       1,089       1,972       1,433       1,334
  Litigation settlement..................   (4,095)      3,248          --          --          --
  Other, net.............................      (30)        195         214         191         (25)
                                           -------     -------     -------     -------     -------
          Other income (expense), net....   (4,037)      4,532       2,186       1,624       1,309
                                           -------     -------     -------     -------     -------
          Earnings (loss) before income
            taxes........................   (9,510)      7,297      11,495       7,691       6,064
Income tax expense (benefit).............   (2,744)      2,517       4,102       2,807       3,480
                                           -------     -------     -------     -------     -------
          Net earnings (loss)............  $(6,766)    $ 4,780     $ 7,393     $ 4,884     $ 2,584
                                           =======     =======     =======     =======     =======
Net earnings (loss) per share............  $ (0.72)    $  0.48     $  0.75     $  0.50     $  0.26
                                           =======     =======     =======     =======     =======
Weighted average common shares and common
  share equivalents outstanding..........    9,366       9,949       9,836       9,814       9,843
                                           =======     =======     =======     =======     =======


          See accompanying notes to consolidated financial statements.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995, AND NINE MONTHS ENDED SEPTEMBER
                                    30, 1996

                                 (IN THOUSANDS)

                                                                            DEFERRED
                                                                             STOCK
                                            COMMON STOCK     ADDITIONAL      OPTION      CUMULATIVE                   TOTAL
                                           ---------------    PAID-IN     COMPENSATION   TRANSLATION   RETAINED   SHAREHOLDERS'
                                           SHARES   AMOUNT    CAPITAL       EXPENSE      ADJUSTMENT    EARNINGS      EQUITY
                                           ------   ------   ----------   ------------   -----------   --------   -------------
Balances at December 31, 1992............  9,107     $ 91      33,955         (757)          (341)      19,605        52,553
Exercise of stock options................     19       --          27           --             --           --            27
Common stock issued in settlement of
  lawsuit................................    445        5       1,995           --             --           --         2,000
Amortization of deferred compensation
  expense................................     --       --          --          213             --           --           213
Tax benefit realized upon exercise of
  stock options..........................     --       --          23           --             --           --            23
Forfeiture of compensatory stock
  options................................     --       --        (227)         227             --           --            --
Common stock sold pursuant to employee
  stock purchase plan....................     34       --         113           --             --           --           113
Translation adjustment...................     --       --          --           --             22           --            22
Net loss for the year ended December 31,
  1993...................................     --       --          --           --             --       (6,766)       (6,766)
                                           -----      ---      ------         ----           ----       ------        ------
Balances at December 31, 1993............  9,605       96      35,886         (317)          (319)      12,839        48,185
Exercise of stock options................    112        2         373           --             --           --           375
Amortization of deferred compensation
  expense................................     --       --          --          120             --           --           120
Tax benefit realized upon exercise of
  stock options..........................     --       --         218           --             --           --           218
Forfeiture of compensatory stock
  options................................     --       --        (112)         112             --           --            --
Common stock sold pursuant to employee
  stock purchase plan....................     38       --         119           --             --           --           119
Translation adjustment...................     --       --          --           --            (20)          --           (20)
Net earnings for the year ended December
  31, 1994...............................     --       --          --           --             --        4,780         4,780
                                           -----      ---      ------         ----           ----       ------        ------
Balances at December 31, 1994............  9,755     $ 98      36,484          (85)          (339)      17,619        53,777
Exercise of stock options................     76       --         253           --             --           --           253
Amortization of deferred compensation
  expense................................     --       --          --           54             --           --            54
Tax benefit realized upon exercise of
  stock options..........................     --       --         103           --             --           --           103
Common stock sold pursuant to employee
  stock purchase plan....................     29       --         226           --             --           --           226
Translation adjustment...................     --       --          --           --              5           --             5
Net earnings for the year ended December
  31, 1995...............................     --       --          --           --             --        7,393         7,393
Repurchase of common stock...............   (608)      (5)     (4,294)          --             --           --        (4,299)
                                           -----      ---      ------         ----           ----       ------        ------
Balances at December 31, 1995............  9,252       93      32,772          (31)          (334)      25,012        57,512
Exercise of stock options (unaudited)....    254        2       1,125           --             --           --         1,127
Amortization of deferred compensation
  expense (unaudited)....................     --       --          --           23             --           --            23
Common stock sold pursuant to employee
  stock purchase plan (unaudited)........     17       --         187           --             --           --           187
Translation adjustment (unaudited).......     --       --          --           --             64           --            64
Net earnings for the nine months ended
  September 30, 1996 (unaudited).........     --       --          --           --             --        2,584         2,584
Repurchase of common stock (unaudited)...    (83)      (1)     (1,225)          --             --           --        (1,226)
                                           -----      ---      ------         ----           ----       ------        ------
Balances at September 30, 1996
  (unaudited)............................  9,440       94      32,859           (8)          (270)      27,596        60,271
                                           =====      ===      ======         ====           ====       ======        ======


          See accompanying notes to consolidated financial statements.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                             NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                        ------------------------------   -------------------
                                                          1993       1994       1995       1995       1996
                                                        --------   --------   --------   --------   --------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss).................................  $ (6,766)  $  4,780   $  7,393   $  4,884   $  2,584
Adjustments to reconcile net earnings (loss) to net
  cash provided by (used in) operating activities:
     Depreciation and amortization....................     3,840      4,944      5,622      4,628      4,094
     Issuance of common stock for litigation
       settlement.....................................     2,000         --         --         --         --
     Provision for doubtful accounts..................     2,166        846        469        470        100
     Deferred income tax benefit......................    (1,375)    (1,818)      (140)      (208)      (549)
     Other............................................       864        534        156         86       (237)
     Change in operating assets and liabilities:
       Decrease (increase) in trade accounts
          receivable..................................    11,042     (1,609)   (10,764)    (1,871)    (2,314)
       Decrease (increase) in inventories.............      (908)     1,684      1,095      1,044        494
       Decrease in contracts receivable...............     1,960      3,876      3,150      1,403      1,580
       Decrease (increase) in refundable income
          taxes.......................................    (2,193)     2,193         --         --         --
       Decrease (increase) in prepaid expenses and
          other current assets........................       937        106       (224)      (118)      (811)
       Increase in other assets.......................        --         --       (505)        --         --
       Increase (decrease) in accounts payable........      (125)       375      1,952        861       (858)
       Increase (decrease) in accrued compensation....      (380)     1,677       (393)      (829)     1,207
       Increase in other accrued expenses.............       966        687      1,855      2,272       (823)
       Increase (decrease) in customer deposits and
          unearned revenue............................     2,496      6,138     (2,128)    (4,279)    (6,259)
                                                        --------   --------   --------   --------   --------
       Net cash provided by (used in) operating
          activities..................................    14,524     24,413      7,538      8,343     (1,792)
                                                        --------   --------   --------   --------   --------
Cash flows from investing activities:
  Purchase of short-term investments..................        --         --    (50,433)   (35,282)   (32,373)
  Proceeds from maturity/sale of short-term
     investments......................................        --         --     16,585         --     38,686
  Purchase of furniture, equipment and leasehold
     improvements.....................................    (1,648)    (1,612)    (2,449)    (1,622)    (2,696)
  Increase in capitalized software costs..............    (1,508)    (1,619)    (1,602)    (1,444)      (902)
  Decrease (increase) in other assets, net............      (204)       313    (37,949)       414     (4,000)
  Other...............................................        --         --         --         --       (443)
                                                        --------   --------   --------   --------   --------
     Net cash used in investing activities............    (3,360)    (2,918)   (37,949)   (37,934)    (1,728)
                                                        --------   --------   --------   --------   --------
Effect of exchange rate changes on cash...............       (25)       (31)        12         50         82
                                                        --------   --------   --------   --------   --------
Cash flows from financing activities:
  Repayment of long-term obligations..................    (3,324)    (3,059)      (941)      (922)       (56)
  Repurchase of common shares.........................        --         --     (4,299)    (4,048)    (1,226)
  Net proceeds from sale of common stock..............       140        494        582        289      1,314
                                                        --------   --------   --------   --------   --------
     Net cash provided by (used in) financing
       activities.....................................    (3,184)    (2,565)    (4,658)    (4,681)        32
                                                        --------   --------   --------   --------   --------
     Net increase (decrease) in cash and cash
       equivalents....................................     7,955     18,899    (35,057)   (34,222)    (3,406)

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)


                                                                                             NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                          1993       1994       1995       1995       1996
                                                        --------   --------   --------   --------   --------
                                                                                             (UNAUDITED)
Cash and cash equivalents at beginning of period......    14,117     22,072     40,971     40,971      5,914
                                                        --------   --------   --------   --------   --------
Cash and cash equivalents at end of period............  $ 22,072   $ 40,971   $  5,914      6,749      2,508
                                                        --------   --------   --------   --------   --------
Supplemental disclosures of cash flow
  information -- cash paid during the period for:
  Income taxes........................................  $    181   $  3,922   $  3,245   $  1,044   $  3,704
                                                        --------   --------   --------   --------   --------
  Interest............................................       448        193         77         72          9
                                                        --------   --------   --------   --------   --------
Supplemental schedule of noncash transactions:
  Equipment transferred from inventory................       165        252        238         --        289
                                                        --------   --------   --------   --------   --------
  Tax benefit realized upon exercise of stock options
     and warrants.....................................        23        218        103         --         --
                                                        --------   --------   --------   --------   --------
     Other long-term liabilities......................      (117)      (134)        --         --         --
                                                        --------   --------   --------   --------   --------
  Net book value of rental systems returned to
     inventory........................................        --         21         --         --         --
                                                        --------   --------   --------   --------   --------


          See accompanying notes to consolidated financial statements.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Description of Business.

     Digital Systems International, Inc. and subsidiaries (Company) designs, manufactures, markets and supports Customer Management systems, software and services which are sold to companies both domestically and internationally that rely heavily on the telephone to communicate with customers and potential customers. Credit is extended to such customers in the Company's normal course of business. Voicelink Systems Limited (VSL) a wholly-owned subsidiary, is incorporated in the United Kingdom and has various business activities which are similar in nature to those of the Company.

  b. Basis of Presentation.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  c. Cash Equivalents and Short-Term Investments.

     All short-term investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

     The Company accounts for investments under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's investment securities are classified as held-to-maturity, and as such, are carried at amortized cost.

  d. Inventories.

     Inventories are stated at the lower of cost (first-in, first-out) or market (replacement cost for raw materials and net realizable value for finished goods, work-in-process and spare parts).

  e. Furniture, Equipment and Leasehold Improvements.

     Furniture, equipment and leasehold improvements are stated at cost. Depreciation and amortization of furniture, equipment (including rental systems) and leasehold improvements are provided on the straight-line method over the three- to five-year estimated useful lives of the assets or the lease term, whichever is shorter. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, gains and losses are reflected in the consolidated statement of operations.

  f. Capitalized Software Costs.

     Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility has been established. Thereafter, software development costs for qualified projects are capitalized and reported at the lower of unamortized cost or net realizable value.

     Amortization of capitalized software costs begins when the related product is available for general release to customers and is computed for each product based on the greater of: (a) the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for the product, or
(b) on a straight line basis over the estimated life of the product. Amortization expense related to capitalized software costs

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


amounted to $1,205, $2,021 and $2,823 for 1993, 1994 and 1995, respectively.
These amounts are included in cost of product sales.


  g. Revenue Recognition.

     Revenue on system sales is generally recognized when the units are shipped and the Company has no significant obligations yet to be satisfied. For system sales requiring significant customization or for new products, revenue is recognized upon customer acceptance. Installation fees relating to system sales are recognized when the related system is installed. Revenue from system support service is recognized using the straight-line method over the term of the contract.

     Customer payment terms vary. Amounts billed in advance of satisfying revenue recognition criteria are classified in "customer deposits and unearned revenue." Costs incurred prior to satisfying revenue recognition criteria are deferred and are classified as a component of inventories.

     The Company also licenses and sells its systems pursuant to lease agreements, which are generally for three to five-year terms. The Company's accounting policy is consistent with the statement of position on software revenue recognition issued by the American Institute of Certified Public Accountants.

     - Due to the lack of a reasonable basis for estimating the collectability of lease payments, revenue from rental of products with an initial contract term of less than three years is recognized on the installment method over the contract term.


     - Revenue from contracts with an initial term of three years or more is recognized when the units are shipped, at the present value of the minimum payments at the beginning of the contract discounted at the Company's incremental borrowing rate. Because these leases qualify as sales type leases, the revenue for the hardware is recognized upon shipment. At the time of shipment there are generally no significant vendor obligations remaining and collectability is considered probable, therefore software revenue is also recognized.


  h. Research and Development Costs.

     Research and development costs are charged to expense as incurred, except as described in f.

  i. Income Taxes.

     The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using currently enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  j. Product Warranties.

     The Company generally provides a 90 day warranty period for all products sold. A charge to the statement of operations is made at the time of sale for estimated costs of repair or replacement of the products.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  k. Net Earnings (Loss) Per Share.

     Net earnings (loss) per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Common share equivalents are calculated under the treasury stock method and consist of unexercised employee stock options. Fully diluted earnings per share for all periods presented were not materially different from primary earnings per share.

  l. Foreign Currency Translation.

     Assets and liabilities of foreign operations are translated into U.S. dollars using rates of exchange in effect at the end of the year. Income and expense accounts are translated into U.S. dollars using annual average rates of exchange. The net gain or loss resulting from translation is shown as a cumulative translation adjustment in shareholders' equity. Gains and losses from foreign currency transactions are included in other income (expense), net.

  m. Financial Instruments and Concentrations of Credit Risk.


     The Company's financial instruments consist of cash and cash equivalents, short term investments, trade accounts and contracts receivable, accounts payable, and long-term obligations. The Company's cash and cash equivalents and short-term investments are diversified among security types and issuers, and approximate fair value. Concentrations of credit risk with respect to receivables are limited due to the diversity in geographic location of customers as well as diversity in industries. In addition, the Company performs initial and ongoing evaluations of its customers' financial position, generally extends credit on open account without requiring collateral. However, the Company generally receives a significant down payment prior to shipment of the system. The fair value of the financial instruments approximates their recorded value. The Company does not have financial instruments with off-balance sheet risk.


  n. Use of Estimates.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


  o. Interim Financial Information.



     The accompanying interim financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996, in the opinion of management, include all adjustments necessary for a fair presentation of the information therein.



  p. Reclassifications.


     Certain reclassifications have been made to the prior period financial statements to conform with the current year presentation.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company's cash and cash equivalents and short-term investments as of December 31 consist of the following:

                                                                        1994        1995
                                                                       -------     -------
    Cash and cash equivalents:
      Cash...........................................................  $ 1,025     $ 1,073
      Commercial paper...............................................       --       2,957
      Money market...................................................   39,946       1,884
                                                                       -------     -------
              Cash and cash equivalents..............................   40,971       5,914
                                                                       -------     -------
    Short-term investments:
      Municipal securities...........................................       --      19,595
      Corporate notes and bonds......................................       --       9,859
      Commercial paper...............................................       --       4,394
                                                                       -------     -------
              Short-term investments.................................       --      33,848
                                                                       -------     -------
              Cash and cash equivalents and short-term investments...  $40,971     $39,762
                                                                       =======     =======

     The short-term investments are classified as held to maturity. Due to the short-term nature of these investments, changes in market interest rates would not have a significant impact on the fair value of these securities. These securities are carried at amortized cost which approximates fair value.


     Contractual maturities of investment securities at December 31, 1995 will occur during 1996. Actual maturities may differ from contractual maturities due to borrowers' rights to call or prepay obligations with or without penalties.


3. INVENTORIES


     A summary of inventories follows:



                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
    Raw materials........................................  $  865     $  838        $   898
    Work-in-process......................................   1,393      1,269            491
    Finished goods.......................................     198         26            245
    Installations in progress............................   1,304        610            212
    Spare parts..........................................     531        215            329
                                                           ------     ------        -------
                                                           $4,291     $2,958        $ 2,175
                                                           ======     ======        =======

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. CONTRACTS RECEIVABLE

     The present value of the future minimum payments to be received on contracts receivable as of December 31, 1995 is as follows:

    1996........................................................................  $3,180
    1997........................................................................   1,576
    1998........................................................................     843
    1999........................................................................     398
    2000........................................................................     138
                                                                                  ------
                                                                                   6,135
    Less amounts representing interest at rates ranging from 6.23% to 10%.......     688
                                                                                  ------
    Present value of contracts receivable.......................................   5,447
    Less:
      Current installments......................................................   2,797
      Allowance for doubtful contracts..........................................     857
                                                                                  ------
      Contracts receivable, net.................................................  $1,793
                                                                                  ======

5. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements as of December 31 consist of the following:

                                                                        1994        1995
                                                                       -------     -------
    Furniture and fixtures...........................................  $ 2,102     $ 2,118
    Computer equipment...............................................    9,056      11,112
    Computer software................................................    1,470       1,519
    Office equipment.................................................      789         928
    Leasehold improvements...........................................      932       1,045
                                                                       -------     -------
                                                                        14,349      16,722
    Less accumulated depreciation and amortization...................    8,760      11,214
                                                                       -------     -------
                                                                       $ 5,589     $ 5,508
                                                                       =======     =======

6. BANK LINE OF CREDIT

     At December 31, 1995, the Company had available $20,000 of unsecured domestic lines of credit. Restrictive terms of these lines of credit require, among other things, that the Company maintain minimum net worth and working capital. There were no borrowings outstanding under these lines at December 31, 1995.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. LONG-TERM OBLIGATIONS

     A summary of long-term obligations at December 31 follows:

                                                                           1994      1995
                                                                          ------     ----
    Various obligations, final payment due 1998.........................  $  272     $168
    Unsecured notes payable to bank, payable in monthly installments of approximately $150 including interest at an average rate of
      7.0%..............................................................     837       --
                                                                          ------     ----
    Total long-term obligations.........................................   1,109      168
    Less current installments...........................................     941       77
                                                                          ------     ----
      Long-term obligations, excluding current installments.............  $  168     $ 91
                                                                          ======     ====

     Principal maturities of long-term obligations at December 31, 1995 are as follows:

    1996..........................................................................  $ 77
    1997..........................................................................    81
    1998..........................................................................    10
                                                                                    ----
                                                                                    $168
                                                                                    ====

8. SHAREHOLDERS' EQUITY

  a. Stock Option Plan.

     The Company's Restated 1987 Stock Option Plan (Plan) allows for the reservation of 2,800 shares of common stock for grants. Options granted under this Plan may be designated as qualified or nonqualified at the discretion of the Board of Directors.

     Generally, the options vest over either a four-year period in cumulative increments of 25% beginning one year from the date of grant or over a five-year period in cumulative increments of 20% each year beginning either one year from the date of grant, or in certain instances, one year from the individual's employment date. All options expire ten years from the date of grant, and are currently granted at prices not less than fair market value.

     In December 1993, the Board of Directors voted to allow certain employees, excluding officers, to exchange their unexercised options for incentive stock options. The incentive stock options vest over a new four-year period and were granted with an exercise price of the greater of $4 per share or the fair market value on the date of exchange.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     A summary of stock options follows:

                                                            SHARES        NUMBER OF
                                                          AVAILABLE        OPTIONS
                                                          FOR GRANT      OUTSTANDING     PRICE PER SHARE
                                                          ----------     -----------     ---------------
Balance at December 31, 1992............................      656             833         $ 0.80 - 18.81
Granted.................................................     (785)            785           3.50 -  9.50
Exercised...............................................       --             (19)          0.80 -  2.40
Canceled................................................      276            (276)          4.00 - 15.73
                                                             ----           -----          -------------
Balance at December 31, 1993............................      147           1,323           0.80 - 18.81
Plan amendment..........................................      400              --              --
Granted.................................................     (973)            973           2.63 - 12.13
Exercised...............................................       --            (112)          0.80 -  9.50
Canceled................................................      596            (596)          0.80 - 18.81
                                                             ----           -----          -------------
Balance at December 31, 1994............................      170           1,588           0.80 - 12.13
Plan amendment..........................................      400              --              --
Granted.................................................     (279)            279           6.63 - 12.88
Exercised...............................................       --             (76)          0.80 -  8.88
Canceled................................................      385            (385)          2.75 - 11.81
                                                             ----           -----          -------------
Balance at December 31, 1995............................      676           1,406         $ 0.80 - 12.88
                                                             ====           =====          =============

     At December 31, 1995, options to purchase a total of 466 shares were exercisable at a weighted average exercise price of $5.05 per share.

  b. Stock Option Plan for Non-Employee Directors.

     Under the Company's 1992 Stock Option Plan for Non-Employee Directors
(Plan), 125 shares of the Company's common stock are reserved for issuance to non-employee directors of the Company.


     An initial grant of five shares is automatically made to each non-employee director upon appointment as a director of the Company. Initial grants vest over a five-year period in cumulative increments of 20% each year beginning from the date of the first subsequent annual meeting of shareholders following grant. An additional one share is granted following each annual shareholder meeting. Each additional grant is immediately vested and exercisable.


     All options expire ten years from the date of grant or, if earlier, five years after termination as a director of the Company. Options are exercisable at the fair market value of the stock at the date of grant. At December 31, 1995, 48 shares were outstanding under the Plan at a weighted average exercise price of $8.11 per share and 30 shares were exercisable at a weighted average price of $7.75 per share.

  c. Employee Stock Purchase Plan.

     The Company's 1991 Employee Stock Purchase Plan (Plan) provides for 200 shares of the Company's common stock to be reserved for issuance upon exercise of purchase rights granted to participating employees of the Company. The purchase rights are exercisable semi-annually on June 30 and December 31 of each year

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

at a price equal to the lesser of 85% of the fair market value of the Company's stock at the beginning or end of the respective semi-annual periods.

  d. Stock Repurchase Plan

     In 1995, the Company's Board of Directors authorized a plan to repurchase up to 1,600 shares of the Company's common stock, subject to certain limitations and conditions. As of December 31, 1995, the Company had purchased 608 shares at a total cost of $4,299. The shares are used primarily to service the Company's employee benefit plans.

9. SIGNIFICANT CUSTOMER


     No customer accounted for more than 10% of total revenue in 1993 or 1995. One customer accounted for approximately 10% of total revenue in 1994.


10. INCOME TAXES

     The components of earnings (loss) before income taxes are as follows:

                                                              1993        1994       1995
                                                             -------     ------     -------
    U.S. operations........................................  $(8,860)    $6,857     $10,789
    Foreign................................................     (650)       440         706
                                                             -------     ------     -------
                                                             $(9,510)    $7,297     $11,495
                                                             =======     ======     =======

     Components of income tax expense (benefit) are summarized as follows:

                                                              1993        1994        1995
                                                             -------     -------     ------
    Current:
      Federal..............................................  $(2,101)    $ 3,845     $3,493
      State................................................       57         209        490
      Foreign..............................................      354         240        259
                                                             -------     -------     ------
    Total current..........................................   (1,690)      4,294      4,242
      Deferred -- Federal..................................   (1,054)     (1,777)      (140)
                                                             -------     -------     ------
                                                             $(2,744)    $ 2,517     $4,102
                                                             =======     =======     ======

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Income tax expense (benefit) on earnings (loss) before income taxes differs from "expected" income tax expense (benefit) (computed by applying the U.S. Federal income tax rate of 34%) as follows:

                                                               1993        1994       1995
                                                              -------     ------     ------
    Computed "expected" tax expense (benefit)...............  $(3,233)    $2,481     $3,908
    Research and experimentation tax credits and foreign tax
      credits...............................................     (193)      (306)      (100)
    State income taxes, net of Federal benefit..............       38        138        323
    Foreign subsidiary's losses providing no current
      benefit...............................................      221         --         --
    Utilization of foreign subsidiary's losses..............       --       (150)      (185)
    Tax-exempt interest income..............................       --         --       (234)
    Foreign taxes withheld..................................      354        240        209
    Other...................................................       69        114        181
                                                              -------     ------     ------
                                                              $(2,744)    $2,517     $4,102
                                                              =======     ======     ======

     Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                                        1994        1995
                                                                       -------     -------
    Depreciation.....................................................  $   241     $    80
    Capitalized software development costs, net of amortization......    1,252         976
    Contract revenue.................................................    1,076         855
    Other............................................................       87         197
                                                                       -------     -------
              Gross deferred Federal tax liabilities.................    2,656       2,108
                                                                       -------     -------
    Provision for doubtful receivables...............................     (626)       (409)
    Provision for inventory obsolescence.............................     (269)       (300)
    Provision for warranties and returns.............................      (86)       (230)
    Unearned revenue.................................................     (641)       (339)
    Provision for vacation expense...................................     (128)       (175)
    Provision for self insurance.....................................     (103)       (191)
    Taxable subsidiary earnings......................................       --        (154)
    Foreign loss carryforward........................................     (199)         --
    Capitalized technical publication expense, net of amortization...      (86)        (75)
    Other............................................................     (904)       (562)
                                                                       -------     -------
              Gross deferred Federal tax assets......................   (3,042)     (2,435)
    Deferred tax valuation allowance.................................      199          --
                                                                       -------     -------
      Net deferred tax assets........................................   (2,843)     (2,435)
                                                                       -------     -------
      Net deferred income taxes......................................  $  (187)    $  (327)
                                                                       =======     =======

     The net changes in the valuation allowance for deferred tax assets were an increase of $116 in 1993, a decrease of $103 in 1994 and a decrease of $199 in 1995. These changes primarily relate to the net operating loss carryforward generated by foreign operations.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. COMMITMENTS AND CONTINGENCIES

  a. Profit Sharing and Deferred Compensation Plan.

     The Company has a Profit Sharing and Deferred Compensation Plan (Plan) under section 401(k) of the Internal Revenue Code. Substantially all full-time employees are eligible to participate. The Company, at its discretion, may contribute a portion of its profits to the Plan. Participants will receive their share of those profits upon retirement or termination, subject to a vesting schedule. The Company's contributions to the Plan were $94, $160 and $409 for 1993, 1994 and 1995, respectively.

  b. Lease Commitments.

     The Company leases its office and warehouse space under terms of noncancelable operating leases expiring at various dates through 1999.

     Future minimum lease payments under noncancelable operating leases at December 31, 1995 are as follows:

    1996........................................................................  $1,385
    1997........................................................................   1,250
    1998........................................................................   1,132
    1999........................................................................     185
                                                                                  ------
                                                                                  $3,952
                                                                                  ======

     Rent expense under noncancelable operating leases amounted to $1,485, $1,618 and $1,364 for 1993, 1994 and 1995, respectively.

  c. Litigation.

     In 1994, the Company settled a lawsuit it had filed, resulting in an increase to non-operating income of approximately $3.3 million, net of legal costs.

     In 1993, the Company settled a lawsuit that had been filed against it, resulting in a charge to non-operating expense of approximately $4.1 million.

12. NEW ACCOUNTING STANDARD

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. This pronouncement establishes accounting and reporting standards for stock-based employee compensation plans, including: stock purchase plans, stock options and stock appreciation rights. This standard defines a fair value based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies which elect to continue using the rules of Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if this new statement had been applied. This new standard is required for fiscal years beginning after December 15, 1995. The Company is in the process of evaluating this statement and its impact on the Company's financial condition and results of operations.

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                           1995 AND 1996 IS UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. GEOGRAPHIC SEGMENT INFORMATION

     The Company's operations consist primarily of call management solutions within the telecommunications industry. The Company's products are marketed internationally through its subsidiary in the United Kingdom, the U.S. parent and independent distributors.

                                                             1993        1994        1995
                                                            -------     -------     -------
    Revenue-U.S. Operations:
      United States.......................................  $36,869     $46,379     $56,755
      United States export................................    2,584       3,911       7,715
    Revenue-International operations:
      Foreign subsidiary..................................    1,688       2,988       3,540
                                                            -------     -------     -------
                                                             41,141      55,278      68,010
                                                            -------     -------     -------
    Income (loss) from operations:
      U.S. operations.....................................   (4,675)      1,955       8,539
      Foreign subsidiary..................................     (513)        529         777
      Eliminations........................................     (285)        281          (7)
                                                            -------     -------     -------
                                                             (5,473)      2,765       9,309
                                                            -------     -------     -------
    Assets:
      U.S. operations.....................................   65,545      75,120      79,514
      Foreign subsidiary..................................    2,030       2,820       1,677
                                                            -------     -------     -------
                                                            $67,575     $77,940     $81,191
                                                            =======     =======     =======

14. SUBSEQUENT EVENT

     In February 1996, the Company purchased Caleo Software, Inc., an Atlanta-based software company for $4,750 in cash. The acquisition was accounted for using the purchase method, and $4,307 was charged to operations in the first quarter of 1996 as in-process research and development costs.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the unaudited statements of operations for each quarter of 1995 and 1994:

                QUARTERS                    FIRST      SECOND       THIRD      FOURTH       TOTAL
- -----------------------------------------  -------     -------     -------     -------     -------
1995:
Revenue..................................  $15,085     $16,637     $16,644     $19,644     $68,010
Operating income.........................      870       2,476       2,720       3,243       9,309
Net earnings.............................      929       1,904       2,051       2,509       7,393
Net earnings per share...................  $  0.09     $  0.19     $  0.21     $  0.25     $  0.75
                                           =======     =======     =======     =======     =======
1994:
Revenue..................................  $ 9,775     $11,979     $14,919     $16,605     $53,278
Operating income (loss)..................   (1,546)        526       1,836       1,949       2,765
Net earnings (loss)......................     (781)      2,551       1,349       1,661       4,780
Net earnings (loss) per share............  $ (0.08)    $  0.26     $  0.14     $  0.16     $  0.48
                                           =======     =======     =======     =======     =======

     In the second quarter of 1994, the Company reported a $2,100 after-tax increase to net earnings (or $0.21 per share), net of legal costs, due to final settlement of a lawsuit.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ViewStar Corporation:

     We have audited the accompanying consolidated balance sheets of ViewStar Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ViewStar Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

San Jose, California
July 3, 1996, except for Note 7,
which is as of August 15, 1996

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               DECEMBER 31,
                                                           ---------------------     SEPTEMBER 30,
                                                             1994         1995           1996
                                                           --------     --------     -------------
                                                                                      (UNAUDITED)
                         ASSETS
Current assets:
  Cash and cash equivalents..............................  $  4,094     $  1,832       $   5,935
  Accounts receivable, net of allowances of $532, $644
     and $744 in 1994, 1995 and 1996 respectively........     9,787        7,211           7,947
  Prepaid expenses and other current assets..............       485          587             634
                                                           --------     --------        --------
     Total current assets................................    14,366        9,630          14,516
Property and equipment, net..............................     3,135        2,493           1,991
Other assets.............................................       355          257             455
                                                           --------     --------        --------
                                                           $ 17,856     $ 12,380       $  16,962
                                                           ========     ========        ========
          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses..................  $  5,666     $  6,535       $   6,400
  Borrowings under bank line of credit...................     1,500           --              --
  Subordinated notes payable to stockholders.............        --        2,000              --
  Deferred revenue.......................................     9,767       10,625           9,376
  Current portion of capital lease obligations and notes
     payable.............................................       946        1,055             907
                                                           --------     --------        --------
     Total current liabilities...........................    17,879       20,215          16,683
Noncurrent portion of capital lease obligations and notes
  payable................................................       955          994           4,715
Commitments
Stockholders' deficit:
  Preferred stock, $.01 par value; 9,395,146, 9,395,146
     and 5,950,000 shares authorized in 1994, 1995 and
     1996, respectively; 2,665,853, 2,665,853 and
     4,752,478 shares issued and outstanding in 1994,
     1995, and 1996, respectively (aggregate liquidation
     preference of $4,990 in 1996).......................        27           27              48
  Common stock, $.01 par value; 15,000,000, 20,000,000,
     and 40,000,000 shares authorized in 1994, 1995, and
     1996, respectively; 585,091, 744,923 and 3,925,361
     shares issued and outstanding in 1994, 1995, and
     1996, respectively..................................         6            7              39
  Additional paid-in capital.............................    23,621       23,905          27,399
  Notes receivable from stockholders.....................      (119)        (299)           (391)
  Accumulated deficit....................................   (24,513)     (32,469)        (31,531)
                                                           --------     --------        --------
          Total stockholders' deficit....................      (978)      (8,829)         (4,436)
                                                           --------     --------        --------
                                                           $ 17,856     $ 12,380       $  16,962
                                                           ========     ========        ========


           See accompany notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                    NINE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                  ----------------------------   -----------------
                                                   1993       1994      1995      1995      1996
                                                  -------   --------   -------   -------   -------
                                                                                    (UNAUDITED)
Revenues:
  License fees..................................  $15,847   $ 10,436   $13,031   $ 8,490   $12,079
  Services......................................   10,205     11,857    12,137     8,595    11,205
  Hardware......................................    2,044        519        70        70        --
                                                  -------   --------   -------   -------   -------
          Total revenues........................   28,096     22,812    25,238    17,155    23,284
                                                  -------   --------   -------   -------   -------
Cost of revenues:
  License fees..................................      606        720       536       386       870
  Services......................................    6,695      7,995     7,959     5,891     6,135
  Hardware......................................    1,348         42        --        --        --
                                                  -------   --------   -------   -------   -------
          Total cost of revenues................    8,649      8,757     8,495     6,277     7,005
                                                  -------   --------   -------   -------   -------
          Gross profit..........................   19,447     14,055    16,743    10,878    16,279
                                                  -------   --------   -------   -------   -------
Operating expenses:
  Sales and marketing...........................   12,894     15,568    14,912    11,131     9,982
  Research and development......................    5,814      6,617     5,572     4,305     3,662
  General and administrative....................    2,615      2,914     1,970     1,574     1,567
  Nonrecurring charges..........................       --         78     1,740       969        --
                                                  -------   --------   -------   -------   -------
          Total operating expenses..............   21,323     25,177    24,194    17,979    15,211
                                                  -------   --------   -------   -------   -------
Operating income (loss).........................   (1,876)   (11,122)   (7,451)   (7,101)    1,068
Interest expense................................     (378)      (284)     (579)     (411)     (279)
Other income....................................       58        199       123       104       160
                                                  -------   --------   -------   -------   -------
          Income (loss) before income taxes.....   (2,196)   (11,207)   (7,907)   (7,408)      949
Income taxes....................................      119         55        49        32        11
                                                  -------   --------   -------   -------   -------
          Net income (loss).....................  $(2,315)  $(11,262)  $(7,956)  $(7,440)  $   938
                                                  =======   ========   =======   =======   =======


           See accompany notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                               NOTES                         TOTAL
                           PREFERRED STOCK    COMMON STOCK     ADDITIONAL    RECEIVABLE                  STOCKHOLDERS'
                           ---------------   ---------------    PAID-IN         FROM       ACCUMULATED      EQUITY
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDERS     DEFICIT       (DEFICIT)
                           ------   ------   ------   ------   ----------   ------------   -----------   -------------
Balances as of December
  31, 1992...............   2,160    $ 22      442     $  4     $ 16,456       $   --       $ (10,936)     $   5,546
Issuance of common
  stock..................      --      --       55        1          105          (59)             --             47
Issuance of Series E
  preferred stock........     286       3       --       --        3,894           --              --          3,897
Net loss.................      --      --       --       --           --           --          (2,315)        (2,315)
                           ------    ----    -----      ---      -------         ----        --------       --------
Balances as of December
  31, 1993...............   2,446      25      497        5       20,455          (59)        (13,251)         7,175
Issuance of common
  stock..................      --      --       88        1          217          (60)             --            158
Issuance of Series E
  preferred stock........     220       2       --       --        2,949           --              --          2,951
Net loss.................      --      --       --       --           --           --         (11,262)       (11,262)
                           ------    ----    -----      ---      -------         ----        --------       --------
Balances as of December
  31, 1994...............   2,666      27      585        6       23,621         (119)        (24,513)          (978)
Issuance of common
  stock..................      --      --      160        1          284         (180)             --            105
Net loss.................      --      --       --       --           --           --          (7,956)        (7,956)
                           ------    ----    -----      ---      -------         ----        --------       --------
Balances as of December
  31, 1995...............   2,666      27      745        7       23,905         (299)        (32,469)        (8,829)
Conversion of preferred
  stock to common stock
  (unaudited)............  (2,666)    (27)   2,666       27           --           --              --             --
Issuance of Series F
  preferred stock
  (unaudited)............   4,752      48       --       --        3,279           --              --          3,327
Issuance of common stock
  (unaudited)............      --      --      514        5          215          (92)             --            128
Net income (unaudited)...      --      --       --       --           --           --             938            938
                           ------    ----    -----      ---      -------         ----        --------       --------
Balances as of September
  30, 1996 (unaudited)...   4,752    $ 48    3,925     $ 39     $ 27,399       $ (391)      $ (31,531)     $  (4,436)
                           ======    ====    =====      ===      =======         ====        ========       ========


          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                                   YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                               --------------------------------     -------------------
                                                                1993         1994        1995        1995        1996
                                                               -------     --------     -------     -------     -------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................................  $(2,315)    $(11,262)    $(7,956)    $(7,440)    $   938
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization............................    1,030        1,239       1,644       1,226       1,108
    Issuance of promissory note to customer..................       --           --         300          --          --
    Changes in operating assets and liabilities:
      Accounts receivable, net...............................     (979)         311       2,576       3,137        (736)
      Prepaid expenses and other current assets..............      207         (148)       (102)        (54)        (47)
      Accounts payable and accrued expenses..................     (278)       1,939         869        (105)         13
      Deferred revenue.......................................    4,361        3,646         858         229      (1,249)
                                                               -------     --------     -------     -------     -------
    Net cash provided by (used in) operating activities......    2,026       (4,275)     (1,811)     (3,007)         27
                                                               -------     --------     -------     -------     -------
Cash flows from investing activities:
  Purchase of property and equipment.........................     (439)      (1,230)       (332)       (317)       (171)
  Proceeds from sale of property and equipment...............       --           --         388         353          --
  Other assets...............................................     (116)         (19)         98         (33)       (198)
                                                               -------     --------     -------     -------     -------
    Net cash (used in) provided by investing activities......     (555)      (1,249)        154           3        (369)
                                                               -------     --------     -------     -------     -------
Cash flows from financing activities:
  Proceeds from borrowings under bank line of credit.........    4,350        2,900          --          --          --
  Payments of borrowings under bank line of credit...........   (7,100)      (1,400)     (1,500)     (1,500)         --
  Proceeds from subordinated notes issued to stockholders....       --           --       2,000       2,000          --
  Proceeds from promissory note issued to alliance partner...       --           --          --          --       4,000
  Principal payments on capital lease obligations............     (781)        (905)     (1,180)       (902)       (817)
  Payments on promissory note to customer....................       --           --         (30)         --         (45)
  Proceeds from issuance of preferred stock..................    3,897        2,951          --          --       1,179
  Proceeds from issuance of common stock.....................       47          158         105          68         128
                                                               -------     --------     -------     -------     -------
    Net cash provided by (used in) financing activities......      413        3,704        (605)       (334)      4,445
                                                               -------     --------     -------     -------     -------
    Change in cash and cash equivalents......................    1,884       (1,820)     (2,262)     (3,338)      4,103
Cash and cash equivalents, beginning of period...............    4,030        5,914       4,094       4,094       1,832
                                                               -------     --------     -------     -------     -------
Cash and cash equivalents, end of period.....................  $ 5,914     $  4,094     $ 1,832         756       5,935
                                                               =======     ========     =======     =======     =======
Cash paid:
  Interest...................................................  $   377     $    299     $   491         369         189
                                                               =======     ========     =======     =======     =======
  Income taxes...............................................  $    57     $     30     $    10          --          --
                                                               =======     ========     =======     =======     =======
Noncash financing and investing activities:
  Capital lease obligations incurred.........................  $ 1,199     $  1,248     $ 1,058         945         435
                                                               =======     ========     =======     =======     =======
  Issuance of common stock in exchange for note receivable...  $    59     $     60     $   180         145          92
                                                               =======     ========     =======     =======     =======
  Issuance of preferred stock in exchange for subordinated     $    --     $     --     $    --          --       2,147
    notes payable and related accrued interest...............
                                                               =======     ========     =======     =======     =======
  Conversion of preferred stock to common stock..............  $    --     $     --     $    --          --          94
                                                               =======     ========     =======     =======     =======


           See accompany notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ViewStar Corporation (the Company) provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenues

     Revenues from the sale of software licenses and hardware are recognized when (i) a signed contract exists, (ii) delivery has occurred, (iii) the fee is fixed and collectibility is probable, and (iv) remaining vendor obligations are insignificant. Generally, revenues from the sale of software licenses through distributors are recognized after contract signing and shipment and upon the earlier of sale to the end user or upon receipt of nonrefundable cash payments from the distributors. Revenues from third-party hardware referral fees are recognized after contract signing and shipment from the hardware distributor to the customer. Revenues from software installation and consulting contracts are recognized as the services are performed. Revenues from software maintenance agreements are recognized ratably over the service period.

     The Company licenses its products to customers in a variety of industries throughout North America, Europe, Japan, and Australia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

     Revenues related to customers outside the United States were $3,091,000, $1,844,000, and $6,405,000 during the years ended December 31, 1993, 1994, and
1995, respectively.

  Income Taxes

     The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Cash, Cash Equivalents and Financial Instruments

     Cash equivalents, consisting of liquid investments with original maturities of three months or less, are stated at cost, which approximates fair value. Unrealized gains and losses as of December 31, 1994 and 1995, and realized gains and losses for the periods then ended were not material. Cash equivalents are composed of certificates of deposit with major banks, government securities, and money market securities of companies

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


from a variety of industries. The Company classified all of its debt securities as "held-to-maturity" as of December 31, 1994 and 1995.

     The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to the short maturity of those instruments.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated on a straight-line basis over the three- to five-year estimated useful lives of the assets. Leasehold improvements and assets recorded under capital leases are amortized over the shorter of the estimated useful lives or the related lease terms.

  Computer Software Development Costs

     Costs to develop computer software products are expensed as incurred until technological feasibility is achieved. Once technological feasibility of a software product to be marketed has been established, development and enhancement costs are capitalized. Generally, the establishment of technological feasibility of the Company's products and general release coincide. As a result, the Company has not capitalized any software development costs to date.

  Interim Financial Information


     The accompanying consolidated balance sheet as of September 30, 1996, the consolidated statements of operations and cash flows for the nine months ended September 30, 1995 and 1996, and the consolidated statement of stockholders' equity (deficit) for the nine months ended September 30, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the periods presented. The consolidated results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results for any future period.


  Reclassifications

     Certain amounts in the accompanying 1993 and 1994 consolidated financial statements were reclassified in order to conform to the 1995 consolidated financial statement presentation.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Furniture and equipment............................................  $2,161     $2,151
    Leasehold improvements.............................................     530        518
    Equipment recorded under capital lease.............................   4,966      5,990
                                                                         ------     ------
                                                                          7,657      8,659
    Less accumulated depreciation and amortization, including $3,242 and $4,415 applicable to equipment recorded under capital leases
      in 1994 and 1995, respectively...................................   4,522      6,166
                                                                         ------     ------
                                                                         $3,135     $2,493
                                                                         ======     ======

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


(3) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following (in thousands):

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Accrued commissions................................................  $1,495     $1,654
    Other..............................................................   4,171      4,881
                                                                         ------     ------
                                                                         $5,666     $6,535
                                                                         ======     ======

(4) BANK LINE OF CREDIT, SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS AND NOTES PAYABLE

     The Company has a financing agreement with a bank providing for borrowings of up to $4 million under a line of credit bearing interest at the bank's prime rate plus 2.75%. The agreement limits borrowings to 80% of eligible accounts receivable, as defined. In April 1996, the Company extended the line of credit through December 31, 1996. The borrowings are secured by substantially all of the Company's assets. The agreement does not include any financial covenants.


     Also in May 1995, the Company obtained $2 million in cash from certain of its existing stockholders in exchange for subordinated notes. The notes bore interest at 9% per annum. The principal amount of the notes and accrued interest was due upon demand at any time after April 15, 1996. The notes were subordinated to the Company's line of credit with the bank and were secured by all of the Company's assets. In March 1996, the subordinated notes were exchanged for shares of preferred stock (see Note 7).


     Included in capital lease obligations and notes payable in the accompanying consolidated balance sheet as of December 31, 1995 is $270,000 related to a noninterest bearing note payable to a customer. The note is unsecured and $90,000 is payable in each of the years 1996, 1997, and 1998.


     In September 1996, the Company borrowed $4.0 million from Digital Systems International, Inc. (Digital) pursuant to a promissory note with a 48-month term, bearing interest at 0.50% above the prime rate, with monthly payments of interest only due until the end of the 48-month term. In October 1996, the Company entered into an agreement with Digital under which all of the Company's common and preferred stock will be exchanged for shares of common stock of Digital, and all of the Company's outstanding options to purchase common stock will be converted into options to purchase Digital common stock, at the rate of
 .693 shares of Digital common stock for each equivalent share of the Company's common stock.


(5) LEASE OBLIGATIONS

     The Company leases certain computers and other equipment under capital leases. In addition, the Company leases its facilities and certain equipment under operating leases. Future minimum lease payments are as follows (in thousands):

                                                                       CAPITAL     OPERATING
                                                                       LEASES       LEASES
                                                                       -------     ---------
    1996.............................................................  $ 1,109      $ 1,205
    1997.............................................................      659        1,146
    1998.............................................................      179        1,213
    1999.............................................................       21          513
    2000.............................................................       --          126
                                                                        ------       ------
                                                                         1,968      $ 4,203
                                                                                     ======

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


                                                                       CAPITAL     OPERATING
                                                                       LEASES       LEASES
                                                                       ------       ------
    Less amounts representing interest...............................      189
                                                                        ------
    Present value of minimum lease payments..........................    1,779
    Less current portion.............................................      965
                                                                        ------
    Noncurrent portion of capital lease obligations..................  $   814
                                                                        ======

     Rent expense was $1,108,000, $1,246,000, and $1,422,000 for the years ended December 31, 1993, 1994, and 1995, respectively.

(6) INCOME TAXES

     The components of the provision for income taxes consisted of the following (in thousands):

                                                                      YEARS ENDED DECEMBER
                                                                              31,
                                                                     ----------------------
                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Current:
      Federal......................................................  $ 14     $--      $--
      State........................................................    55      20       32
      Foreign......................................................    50      35       17
                                                                     ----     ---      ---
                                                                     $119     $55      $49
                                                                     ====     ===      ===

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1994         1995
                                                                      -------     --------
    Deferred tax assets:
      Accrued expenses..............................................  $   305     $    339
      Allowances....................................................      230          279
      Accrued compensation..........................................      373          262
      Net operating losses..........................................    6,413        8,573
      Research and development credits..............................    1,186        1,524
      Deferred revenue..............................................       --        1,147
      Other.........................................................      624          186
                                                                      -------     --------
              Total deferred tax assets.............................    9,131       12,310
    Valuation allowance.............................................   (9,131)     (12,310)
                                                                      -------     --------
              Net deferred tax assets...............................  $    --     $     --
                                                                      =======     ========

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


     Income taxes differed from the amount computed by applying the statutory federal income tax rate as follows (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                              1993       1994        1995
                                                              -----     -------     -------
    Income taxes computed using statutory federal income
      tax rate..............................................  $(747)    $(3,810)    $(2,688)
    State taxes, net of federal benefit.....................     55          20          32
    Net operating losses not utilized.......................    747       3,810       2,688
    Foreign taxes...........................................     50          35          17
    Other...................................................     14          --          --
                                                              -----     -------     -------
                                                              $ 119     $    55     $    49
                                                              =====     =======     =======

     As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $22,697,000, expiring in the years 2003 through 2010, and net operating loss carryforwards for state income tax purposes of approximately $9,200,000 expiring in the years 1996 through 2000. The Company also had federal and state research and development credit carryforwards of approximately $920,000 and $605,000, respectively, which expire in the years 2001 through 2010.

     Due to change of ownership provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards and research and development credit carryforwards may be subject to limitation if it should be determined that a greater than 50% ownership change were to occur in the future.

(7) STOCKHOLDERS' EQUITY (DEFICIT)

  Reverse Stock Split

     In August 1996, a 1-for-3.5 reverse stock split of the Company's common stock was effected. All share data in the accompanying consolidated financial statements and notes has been retroactively restated to give effect to the reverse stock split.

  Preferred Stock

     Preferred stock as of December 31, 1995, consisted of the following series:

                                                          NONCUMULATIVE
                                          LIQUIDATION     DIVIDEND PER
SERIES     AUTHORIZED     OUTSTANDING     PREFERENCE          SHARE
- ------     ----------     -----------     -----------     -------------
A-1           316,667        90,476       $   992,751         $0.53
A-2           210,000        60,000           655,200          0.53
B             415,142       118,612         1,376,818          0.60
C           2,660,081       754,308         9,328,726          0.67
D-1         1,795,974       513,097         7,542,536          0.84
D-2         2,197,282       623,886         7,808,554          0.84
E-1         1,000,000       285,714         4,992,000          1.37
E-2           800,000       219,760         3,449,660          1.37
                                          -----------
                                          $36,146,245
                                          ===========

     Each share of Series A, B, C, D, and E preferred stock is convertible into one share of common stock. The shares could have been converted at any time, at the option of the stockholder, except that conversion was

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


to automatically occur upon a public offering of the Company's common stock under certain conditions. The preferred stock has noncumulative dividend and voting rights equal to the number of shares of common stock into which it is convertible.


     In March and June of 1996, the Company completed the Series F preferred stock financing transaction, in which a total of 4,752,478 shares were issued at $0.70 per share. The Company issued 3,067,855 shares in repayment of the $2,000,000 subordinated notes outstanding plus the related accrued interest of $147,000 and 1,684,623 shares for $1,179,000 in cash. The Series F preferred stock has a liquidation preference of $1.05 per share, a noncumulative dividend of $0.07 per share, is convertible into common stock at any time at the rate of
3.5 shares of Series F preferred stock for one share of common stock and has other privileges as the other series of preferred stock. Subsequent to December 31, 1995, the Company issued warrants to purchase 65,324 shares of Series F preferred stock to a leasing company at exercise prices ranging from $0.70 to $3.90 per share.


     In June 1996, by consent of the holders of a majority of the outstanding shares of such series, all shares of Series A, B, and C preferred stock automatically converted to common stock. Additionally, by consent of the holders of 75% of the outstanding shares of Series D and E preferred stock, all such shares also converted to common stock. As a result, 2,665,853 shares of common stock were issued in exchange for all shares of Series A, B, C, D, and E preferred stock.

     Due to the conversion of preferred stock to common stock noted above, there were no shares of Series A, B, C, D, or E preferred stock outstanding as of June 1996. The Company, therefore, amended its Articles of Incorporation such that each outstanding share of Series F preferred stock was reclassified as a share of Series A preferred stock.

  Amended 1986 Incentive Stock Plan

     The Company has an Amended 1986 Incentive Stock Plan (the 1986 Plan) allowing the Board of Directors to grant nonstatutory stock options, incentive stock options, and stock purchase rights to officers and employees at amounts not less than 85%, 100%, and 85% (110% for key stockholders), respectively, of the fair market value of common stock, as determined by the Company's Board of Directors, based on factors described in the 1986 Plan. The term of options and rights may not exceed 10 years. No nonstatutory stock options were outstanding as of December 31, 1995.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


     Activity under the 1986 Plan is summarized as follows:


                                                                SHARES      OPTIONS OUTSTANDING
                                                               AVAILABLE  ------------------------
                                                                 FOR      NUMBER OF     EXERCISE
                                                                GRANT      SHARES        PRICE
                                                               --------   ---------   ------------
Outstanding as of December 31, 1993..........................   395,301     499,611   $2.10 - 5.25
  Granted....................................................  (220,381)    220,381    2.10 - 7.00
  Exercised..................................................        --     (61,847)   2.10 - 5.25
  Canceled...................................................    85,079     (85,079)   2.10 - 5.25
                                                               --------    --------
Outstanding as of December 31, 1994..........................   259,999     573,066    2.10 - 7.00
  Granted....................................................  (339,786)    339,786    2.10 - 5.25
  Exercised..................................................        --    (156,831)   2.10 - 5.25
  Canceled...................................................   172,007    (172,007)   2.10 - 5.25
                                                               --------    --------
Outstanding as of December 31, 1995..........................    92,220     584,014    2.10 - 7.00
  Reserved (unaudited).......................................   181,571          --
  Granted (unaudited)........................................  (157,143)    157,143           0.35
  Exercised (unaudited)......................................        --     (59,785)   0.35 - 2.10
  Canceled (unaudited).......................................    52,093     (52,093)   0.35 - 2.10
                                                               --------    --------
Outstanding as of September 30, 1996 (unaudited).............   168,741     629,279   $       0.35
                                                               ========    --------
Exercisable as of December 31, 1995..........................               259,415   $       0.35
                                                                           ========


     In 1994, the Company's Board of Directors amended all outstanding stock options to purchase common stock with exercise prices in excess of $2.10 per share to reduce their exercise price to $2.10 per share. In February 1996, the Company amended all outstanding options to purchase common stock of the Company such that all options with exercise prices in excess of $0.35 per share were reduced to $0.35 per share.

  1994 Stock Plan


     In January 1994, the Company adopted the 1994 Stock Plan (the 1994 Plan) under which incentive and nonstatutory options to purchase shares of common stock may be granted to certain employees and consultants of the Company. A total of 227,143 shares of common stock have been reserved for issuance under the 1994 Plan and, as of December 31, 1995, options to purchase 195,714 shares at $2.10 per share are outstanding; 14,286 of which are nonstatutory stock options. Options to purchase 28,571 shares at $2.10 per share were exercised during 1994, and options to purchase 143 shares at $2.10 per share were exercised during 1995. The exercise price of each incentive and nonqualified stock option may not be less than 100% and 85%, respectively, of the fair market value of the stock on the date of grant (110% of the fair market value for key stockholders). Options vest based upon criteria determined by the Board of Directors, generally ratably over a 50-month period. Options expire after 10 years from the date of grant. As of December 31, 1995, options to purchase 48,114 shares were exercisable and 2,714 shares remained available for grant. In February 1996, the Board increased the number of shares of common stock reserved for issuance under the 1994 Plan by 121,429 shares and amended all outstanding options to lower their exercise price to $0.35 per share. In July 1996, the Board increased the number of shares of common stock reserved for issuance under the 1994 Plan by 751,429 shares. During the nine months ended September 30, 1996, options to purchase 153,286 shares at exercise prices ranging from $0.35 to $2.63 were granted, options to purchase 6,229 shares at $0.35 were exercised and options to purchase 121,000 shares of common stock at $0.35 were canceled.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


  Restricted Stock


     In February 1996, the Company approved the issuance of up to an aggregate maximum 471,429 shares of common stock under restricted stock purchase agreements. The agreements specify a purchase price of $0.35 per share to be paid in the form of full-recourse promissory notes. A total of 448,571 shares were issued. Under the terms of the agreements, the foregoing shares will be subject to the right of repurchase by the Company upon the purchaser's termination of employment with or services to the Company. The shares are released from the right of repurchase at the rate of 2% of the total number of shares per month. However, upon the closing of an initial public offering or a merger, 50% of any unreleased shares shall be released.


  Common Stock Warrants

     In connection with the sale of subordinated notes described in Note 4, the Company also issued warrants expiring in June 2000 to purchase 71,429 shares of common stock at $2.10 per share.

     As of December 31, 1995, warrants to purchase approximately 14,652 shares of common stock had been issued in connection with the line of credit agreement with the bank. These warrants expire in March 1997, September 1999, and May 2000, or, under certain conditions, at various dates upon the closing of a public offering or merger. The exercise price of the warrants range from $6.48 to $13.65 per share.

     In connection with the signing of a distributor agreement, the Company issued a warrant to purchase 7,143 shares of common stock at an exercise price per share of $14.00.

(8) NONRECURRING CHARGES


     During the fiscal year ended December 31, 1995, the Company incurred approximately $1,740,000 of nonrecurring charges consisting of $500,000 of costs, principally legal fees, associated with the termination of a proposed merger with Caere Corporation and $1,240,000 of expenses for severance pay, educational programs and job search fees resulting from a reduction in head count.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                      DIGITAL SYSTEMS INTERNATIONAL, INC.,
                           VISION MERGER CORPORATION
                                      AND
                              VIEWSTAR CORPORATION
                                     AS OF
                                OCTOBER 14, 1996

                                    CONTENTS



ARTICLE I  DEFINITIONS..................................................................     1
ARTICLE II  THE MERGER; EFFECTIVE TIME; CLOSING.........................................     5
  2.1  The Merger.......................................................................     5
  2.2  Effective Time...................................................................     5
  2.3  Closing..........................................................................     5
ARTICLE III  TERMS OF MERGER............................................................     5
  3.1  Articles of Incorporation........................................................     5
  3.2  Bylaws...........................................................................     5
  3.3  Directors........................................................................     5
  3.4  Officers.........................................................................     6
ARTICLE IV  MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER....     6
  4.1  Share Consideration; Conversion or Cancellation of Shares in the Merger..........     6
  4.2  Closing Consideration; Holdback..................................................     7
     4.2.1  Purchase Price Reduction....................................................     7
     4.2.2  Certificates................................................................     8
     4.2.3  Release of Holdback Shares..................................................     8
     4.2.4  Shareholder Representative..................................................     9
     4.2.5  Digital Claims Procedure....................................................     9
     4.2.6  Third Party Claims..........................................................    10
     4.2.7  Shareholder Representative's Expenses.......................................    11
     4.2.8  Voting; Disposition.........................................................    11
     4.2.9  Merger or Recapitalization..................................................    11
     4.2.10 Taxation of Dividends.......................................................    11
  4.3  Surrender of Certificates........................................................    11
  4.4  Fractional Shares................................................................    12
  4.5  Transfer of Shares After the Effective Time......................................    12
  4.6  Arbitration......................................................................    12
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................    12
  5.1  Organization, Etc. of the Company................................................    12
  5.2  Subsidiaries.....................................................................    13
  5.3  Agreement........................................................................    13
  5.4  Capital Stock....................................................................    13
  5.5  Litigation.......................................................................    14
  5.6  Compliance With Other Instruments, Etc...........................................    14
  5.7  Employee Benefit Plans...........................................................    15
  5.8  Taxes............................................................................    16
  5.9  Intellectual Property............................................................    17
  5.10 Financial Statements.............................................................    18
  5.11 Absence of Certain Changes or Events.............................................    19
  5.12 Contracts and Leases.............................................................    21
  5.13 Insider Interests................................................................    21
  5.14 Brokers and Finders..............................................................    22
  5.15 S-4 Registration Statement and Proxy Statement/Prospectus........................    22
  5.16 Tax Matters......................................................................    22

  5.17 Property.........................................................................    22
  5.18 Customers and Suppliers..........................................................    24
  5.19 Orders, Commitments and Returns..................................................    24
  5.20 Labor and Employment Matters.....................................................    24
  5.21 Accounts Receivable..............................................................    25
  5.22 Corporate Books and Records......................................................    25
  5.23 Licenses, Permits, Authorizations, Etc...........................................    25
  5.24 Insurance........................................................................    25
  5.25 Absence of Questionable Payments.................................................    25
  5.26 Bank Accounts....................................................................    26
  5.27 Pooling Matters..................................................................    26
  5.28 Full Disclosure..................................................................    26
ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF DIGITAL AND MERGER SUB....................    26
  6.1  Organization, Etc. of Digital....................................................    26
  6.2  Operations of Subsidiaries.......................................................    27
  6.3  Agreement........................................................................    27
  6.4  Capital Stock....................................................................    27
  6.5  Authorization for Digital Common Shares..........................................    28
  6.6  Litigation.......................................................................    28
  6.7  Compliance With Other Instruments, Etc...........................................    28
  6.8  Taxes............................................................................    29
  6.9  Intellectual Property............................................................    29
  6.10 Reports and Financial Statements.................................................    29
  6.11 Absence of Certain Changes or Events.............................................    30
  6.12 Contracts and Leases.............................................................    30
  6.13 Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub...............    30
  6.14 Brokers and Finders..............................................................    30
  6.15 S-4 Registration Statement and Proxy Statement/Prospectus........................    31
  6.16 Tax Matters......................................................................    31
  6.17 Customers and Suppliers..........................................................    31
  6.18 Orders, Commitments and Returns..................................................    31
  6.19 Pooling Matters..................................................................    31
  6.20 Full Disclosure..................................................................    31
ARTICLE VII  ADDITIONAL COVENANTS AND AGREEMENTS........................................    32
  7.1  Conduct of Business of the Company...............................................    32
  7.2  No Solicitations.................................................................    33
  7.3  Consent Solicitation and Meeting of Shareholders.................................    34
  7.4  Registration Statement/Proxy Materials...........................................    34
  7.5  S-3 Registration Statement.......................................................    35
  7.6  Reasonable Efforts...............................................................    35
  7.7  Access to Information............................................................    36
  7.8  Indemnification of Directors and Officers........................................    36
  7.9  Quotation of Digital Common Shares...............................................    37
  7.10 Affiliates of Digital and the Company............................................    37
  7.11 Certain Covenants of Digital.....................................................    37
  7.12 Tax Matters......................................................................    38
  7.13 S-1 Registration Statement.......................................................    38

  7.14 Warrants.........................................................................    38
  7.15 Termination of Agreements........................................................    38
  7.16 Board Representation.............................................................    38
  7.17 Notice to Company Shareholders...................................................    38
  7.18 Digital Notice of Certain Events.................................................    39
ARTICLE VIII  CONDITIONS................................................................    39
  8.1  Conditions to Each Party's Obligations...........................................    39
  8.2  Conditions to Obligations of Digital and Merger Sub..............................    40
  8.3  Conditions to Obligations of the Company.........................................    41
ARTICLE IX  TERMINATION.................................................................    42
  9.1  Termination......................................................................    42
  9.2  Effect of Termination............................................................    43
ARTICLE X  SURVIVAL AND REMEDIES........................................................    43
  10.1  Survival........................................................................    43
  10.2  Exclusive Remedy................................................................    43
ARTICLE XI MISCELLANEOUS AND GENERAL....................................................    43
  11.1  Fees and Expenses...............................................................    43
  11.2  Disclosure Statements...........................................................    45
  11.3  Notices, Etc....................................................................    45
  11.4  Amendments, Waivers, Etc........................................................    46
  11.5  No Assignment...................................................................    46
  11.6  Entire Agreement................................................................    46
  11.7  Specific Performance............................................................    46
  11.8  Remedies Cumulative.............................................................    46
  11.9  No Waiver.......................................................................    46
  11.10 No Third Party Beneficiaries....................................................    46
  11.11 Jurisdiction....................................................................    46
  11.12 Public Announcements............................................................    47
  11.13 Governing Law...................................................................    47
  11.14 Name, Captions, Etc.............................................................    47
  11.15 Counterparts....................................................................    47

                                 EXHIBIT INDEX


Exhibit 1           Form of Restricted Stock Purchase Agreement
Exhibit 5.16        Company Tax Matters Certificate
Exhibit 6.16        Digital Tax Matters Certificate
Exhibit 7.3         Shareholders Agreement
Exhibit 8.2(e)      Form of Opinion of Counsel for the Company
Exhibit 8.2(h)      List of Company Officers Executing Employment Agreements
Exhibit 8.3(e)      Form of Opinion of Counsel for Digital

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 14, 1996, among Digital Systems International, Inc., a Washington corporation ("Digital"), Vision Merger Corporation, a Washington corporation and a direct wholly owned subsidiary of Digital ("Merger Sub"), and ViewStar Corporation, a California corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Digital, Merger Sub and the Company each have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with the Company upon the terms and subject to the conditions of this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below);

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Digital, the Company and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "AAA Rules": As defined in Section 4.6.

     "Acquisition Proposal": As defined in Section 7.2(a).

     "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

     "Alternative Transaction": As defined in Section 11.1(c).

     "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

     "CCC": The California Corporations Code.

     "Certificates": As defined in Section 4.3.

     "Closing": The closing of the Merger.

     "Closing Consideration": As defined in Section 4.2.

     "Closing Date": The date on which the Closing occurs.

     "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Comdisco" and the "Comdisco Warrant": As defined in Section 4.1(e).

     "Company": ViewStar Corporation, a California corporation.

     "Company Affiliates": As defined in Section 7.10.

     "Company Claim": As defined in Section 7.8(a).

     "Company Common Stock": Common stock, par value $.001 per share, of the Company.

     "Company Consent Solicitation": As defined in Section 7.3(a).

     "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to Digital.

     "Company Financial Statements": As defined in Section 5.10.

     "Company Indemnitees": As defined in Section 7.8(a).

     "Company Option Plans": As defined in Section 4.1(d).

     "Company Preferred Stock": Series A Preferred Stock, par value $.01 per share, of the Company.

     "Company Tax Matters Certificate": As defined in Section 5.16.

     "Confidentiality Agreement": The letter agreement between the Company and Digital dated September 19, 1996.

     "Designee": As defined in Section 7.16.

     "Digital": Digital Systems International, Inc., a Washington corporation.

     "Digital Acquisition Proposal": As defined in Section 7.18.

     "Digital Claim Reserve Amount": As defined in Section 4.2.5(c).

     "Digital Claims": As defined in Section 4.2.1(c).

     "Digital Common Shares": Shares of common stock, par value $.01 per share, of Digital.

     "Digital Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by Digital to the Company.

     "Digital Employee Stock Purchase Plan": As defined in Section 6.4.

     "Digital Financial Statements": The financial statements included in the Digital SEC Reports.

     "Digital Losses": As defined in Section 4.2.1(a).

     "Digital Option Plans": The stock option plans for employees, officers and directors of Digital identified in the Digital SEC Reports, together with the Digital Stock Incentive Plan.

     "Digital SEC Reports": As defined in Section 6.10.

     "Digital Shareholders Meeting": As defined in Section 7.3(b).

     "Digital Stock Incentive Plan": As defined in Section 4.1(d).

     "Digital Tax Matters Certificate": As defined in Section 6.16.

     "DOL": The United States Department of Labor.

     "Effective Time": As defined in Section 2.2.

     "Employee Benefit Plan": As defined in Section 5.7(a).

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Exchange Act": The Securities Exchange Act of 1934, as amended.

     "Exchange Agent": As defined in Section 4.3.

     "Exchange Ratio": As defined in Section 4.1(a).

     "Fees": As defined in Section 11.1(e).

     "Governmental Body": Any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "Holdback Shares": As defined in Section 4.2.

     "Holdback Termination Date": The date six months following the Closing Date or such shorter period as may be required to ensure that the Merger may be accounted for as a "pooling of interests."

     "Intellectual Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or Digital and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or Digital and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

     "Intellectual Property Licenses": All license agreements or other agreements which in any way affect the rights of the Company or of Digital to any of their respective Intellectual Property.

     "IRS": The U.S. Internal Revenue Service.

     "Issuance": As defined in Section 7.3(b).

     "knowledge" (and any derivatives thereof): The actual knowledge of a Person (or, in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers) after inquiry of the appropriate employee charged with principal responsibility for the subject matter thereof, and any further investigation that may be appropriate where the circumstances would indicate the need for further investigation, but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party unless such information would have been disclosed by such an investigation.

     "Merger": The merger of Merger Sub with and into the Company as contemplated by Section 2.1.

     "Merger Documents": As defined in Section 2.2.

     "Merger Sub": Vision Merger Corporation, a Washington corporation and a direct wholly owned Subsidiary of Digital.

     "Nasdaq/NM": The Nasdaq National Market.

     "Open Digital Claim": As defined in Section 4.2.5(c).

     "Operative Documents": This Agreement (including all Exhibits hereto, the Company Disclosure Statement and the Digital Disclosure Statement), the Shareholders Agreement and any other documents the execution of which is necessary in order to consummate the Merger.

     "Option": As defined in Section 4.1(d).

     "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     "Personal Property": As defined in Section 5.17(b).

     "Proxy Statement/Prospectus": As defined in Section 7.4.

     "RCW": The Revised Code of Washington.

     "Real Property": As defined in Section 5.17(a).

     "Replacement Option": As defined in Section 4.1(d).

     "Representative Reimbursement": As defined in Section 4.2.7.

     "Respective Representatives": As defined in Section 7.7.

     "Response Period": As defined in Section 4.2.5(b).

     "Restricted Stock": Shares of Company Common Stock issued as restricted stock pursuant to the form of Restricted Stock Purchase Agreement attached hereto as Exhibit 1.

     "S-1 Registration Statement": The registration statement on Form S-1, Registration Number 333-09573, as amended, filed by the Company with the SEC under the Securities Act to effect an initial public offering of the Company Common Stock.

     "S-3 Registration Statement": As defined in Section 7.5.

     "S-4 Registration Statement": As defined in Section 7.4.

     "SEC": The Securities and Exchange Commission.

     "Securities Act": The Securities Act of 1933, as amended.

     "Share Consideration": As defined in Section 4.1(b).

     "Shareholder Representative": As defined in Section 4.2.4(a).

     "Shareholders": The shareholders of the Company immediately prior to the Effective Time.

     "Shareholders Agreement": As defined in Section 7.3(a).

     "Shares": Collectively, the shares of Company Common Stock and Company Preferred Stock.

     "Software Products": As defined in Section 5.9(b).

     "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

     "Superior Proposal": As defined in Section 7.2(a).

     "Surviving Corporation": The surviving corporation in the Merger.

     "Tax Returns": All tax returns, information returns and reports for Taxes required to be filed with any Governmental Body.

     "Taxes": All taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     "Third Party": As defined in Section 11.1(c).

     "Threshold": As defined in Section 4.2.1(b).

     "Warrant": As defined in Section 4.1(e).

     "WBCA": The Washington Business Corporation Act.

                                   ARTICLE II

                      THE MERGER; EFFECTIVE TIME; CLOSING

2.1  THE MERGER

     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the WBCA and the CCC and with the effects provided in RCW 23B.11.060 and CCC Section 1107. The separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation and shall be governed by the laws of the state of California. Notwithstanding the foregoing, at any time prior to the Closing Date, Digital may elect to have Merger Sub be the Surviving Corporation so long as such action does not result in the inability to satisfy any of the conditions set forth in Article VIII.

2.2  EFFECTIVE TIME

     As soon as practicable following satisfaction or waiver of the conditions set forth in Article VIII, the parties shall file with the appropriate Governmental Bodies all documents (executed in accordance with the relevant provisions of the WBCA and the CCC) required to be filed under the WBCA and the CCC to consummate the Merger (the "Merger Documents"). The Merger shall become effective on the date and at the time (the "Effective Time") that the Merger Documents have been accepted for filing by the appropriate Governmental Bodies (or such later date and time as may be specified in the Merger Documents), which shall be the Closing Date or as soon as practicable thereafter.

2.3  CLOSING

     Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (a) at the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington, at 10 a.m. within one business day of the date of receipt of the last of the approvals required by Sections 8.1(a) and (b) or (b) at such other place and/or time and/or on such other date as Digital and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

                                  ARTICLE III

                                TERMS OF MERGER

3.1  ARTICLES OF INCORPORATION

     The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the CCC.

3.2  BYLAWS

     The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of the Surviving Corporation and of the CCC.

3.3  DIRECTORS

     The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

3.4  OFFICERS

     The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                   ARTICLE IV

                      MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

4.1  SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action by holders thereof, the shares of the capital stock of the constituent corporations shall be converted as follows:

          (a) Other than Shares as to which dissenters' rights of appraisal have been exercised, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.693 Digital Common Shares (the "Exchange Ratio") and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into a number of Digital Common Shares equal to the product of the Exchange Ratio times the number of shares of Company Common Stock into which such Company Preferred Stock is convertible immediately prior to the Effective Time. If, prior to the Effective Time, Digital should split or combine the Digital Common Shares, or pay a stock dividend or other stock distribution in Digital Common Shares, or otherwise change the Digital Common Shares into any other securities, or make any other dividend or distribution on the Digital Common Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          (b) All Shares converted into Digital Common Shares pursuant to this
     Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights as Company Shareholders with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.3, and subject to Section 4.2, the amount of Digital Common Shares specified above (the "Share Consideration") and cash in lieu of fractional Digital Common Shares as contemplated by Section 4.4.

          (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall evidence the same number of shares of common stock of the Surviving Corporation.

          (d) At the Effective Time, each outstanding option to purchase Shares (each, an "Option") issued pursuant to any of the Company's stock option plans (the "Company Option Plans"), whether vested or unvested, shall convert into an option (a "Replacement Option") to acquire, on the same terms and conditions, including the vesting schedule, as were applicable under such replaced Option prior to the Effective Time, the number of Digital Common Shares (rounded down to the nearest whole number) equal to the product of the Exchange Ratio and the number of Shares subject to such Option, at a price per share equal to the aggregate exercise price for the Shares subject to such Option divided by the number of full Digital Common Shares deemed to be purchasable pursuant to such Replacement Option; provided, however, that in no event shall the terms of any Replacement Option give the employee additional benefits that he or she did not have under an original Option that is described in Section 421(a) of the Code. Following the Effective Time, upon surrender of the outstanding Options, Digital shall deliver to holders of Options appropriate option agreements representing the Replacement Options.

          Digital shall submit to its shareholders at the Digital Shareholders Meeting a proposal to adopt a new stock option plan (the "Digital Stock Incentive Plan") with a sufficient number of Shares reserved thereunder to permit the issuance of the Replacement Options. Digital shall use all reasonable efforts to file on or prior to the Closing Date, and maintain the effectiveness of, a registration statement or registration statements on Form S-8 with respect to Digital Common Shares subject to such Replacement Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Replacement Options remain outstanding. In the event approval of the Digital Stock Incentive Plan is not obtained at the Digital Shareholders Meeting, each Option shall be assumed by Digital and deemed to constitute a Replacement Option.

          (e) On or before the Closing Date, each holder, other than Comdisco, Inc. ("Comdisco") of an outstanding warrant to purchase Shares (each, a "Warrant") shall have exercised such Warrant for Shares in accordance with its terms. Warrants that have not been exercised as of the Effective Time shall terminate in accordance with their respective terms; provided, however, that if, prior to the Closing Date, Comdisco shall not have exercised its Warrant dated May 31, 1996, to purchase 42,857 shares of Company Preferred Stock at a per share price of $0.70 (the "Comdisco Warrant"), then Comdisco and Digital shall enter into a written agreement providing that the Comdisco Warrant shall be replaced by a warrant to acquire, on the same terms and conditions as were applicable under the Comdisco Warrant, 8,486 Digital Common Shares at a per share price of $3.53.

          (f) Each share of Restricted Stock outstanding at the Effective Time shall convert into 0.693 Digital Common Shares in accordance with Section 4.1(a) and shall remain subject to the same terms and conditions, including the vesting schedule, as were applicable to such Restricted Stock prior to the Effective Time.

4.2  CLOSING CONSIDERATION; HOLDBACK

     Each Shareholder (other than Shareholders exercising dissenters' rights) will receive, upon surrender of such Shareholder's Certificates in accordance with Section 4.3, a number (rounded down to the nearest whole number) of Digital Common Shares equal to 90% of the Share Consideration to which such Shareholder shall be entitled (the "Closing Consideration"). The remaining 10% of the Share Consideration (together with any dividends or distributions accrued or made thereon after the Effective Time and any other securities or property which may be issued after the Effective Time in exchange for such shares in any merger or recapitalization or similar transaction involving Digital, the "Holdback Shares") will be held by Digital in order to effect any reduction in the Share Consideration pursuant to the provisions of this Section 4.2. On the Holdback Termination Date, except as otherwise specified in this Section 4.2, Digital will issue certificates to each Shareholder for such Shareholder's Holdback Shares that have not been retransferred to Digital in accordance with the provisions of this Section 4.2.

     4.2.1  PURCHASE PRICE REDUCTION

     (a) From and after the Effective Time, and subject to the provisions of this Section 4.2, the Share Consideration shall be reduced by a number of Digital Common Shares equal in value to the amount of any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal or accounting fees or expenses, other than those incurred by Digital in connection with asserting a Digital Claim under this
Section 4.2) incurred by Digital or any of its officers, directors or Affiliates ("Digital Losses") arising out of or in connection with:

          (i) any inaccuracy in any representation or warranty made by the Company or a Company Affiliate in this Agreement or in any other Operative Document or in any certificate delivered pursuant hereto or thereto, or

          (ii) any failure by the Company or a Company Affiliate to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

     (b) Notwithstanding the foregoing, the Share Consideration shall not be reduced until the aggregate Digital Losses exceed $350,000 (the "Threshold"); provided, however, that once the aggregate Digital Losses exceed the Threshold, the Share Consideration shall be reduced only by a number of Digital Common Shares equal in value to the amount by which all Digital Losses exceed the Threshold.

     (c) Prior to submitting any claim that the Share Consideration should be reduced (a "Digital Claim"), Digital shall use reasonable efforts to determine the amount, if any, by which the Digital Losses would be offset by Digital's recovery of insurance proceeds and reduction of tax liabilities and to provide the Shareholders notice of and a description of such determination. Any adjustment to the Share Consideration under this Article IV shall be reduced to the extent any Digital Losses specified in a Digital Claim are reduced by such a recovery or reduction.

     (d) The Share Consideration shall not be reduced with respect to any Digital Claims which are first asserted by Digital after the Holdback Termination Date.

     4.2.2  CERTIFICATES

     Certificates representing the Holdback Shares shall be held by Digital, subject to Digital's rights of retransfer under this Section 4.2, and will bear a legend to that effect. The record or beneficial owners of Holdback Shares shall execute and deliver such instruments as Digital may from time to time reasonably request for the purpose of retransferring any Holdback Shares to Digital or the Shareholder Representative.

     4.2.3  RELEASE OF HOLDBACK SHARES

     Digital shall hold the Holdback Shares in accordance with this Agreement and shall transfer the Holdback Shares only as follows:

          (a) Holdback Shares shall be (i) retransferred to Digital, when and to the extent authorized under this Section 4.2, to effect any reduction in the Share Consideration resulting from Digital Claims under this Section 4.2, and (ii) transferred to the Shareholder Representative in connection with Representative Reimbursements in accordance with Section 4.2.7. Any Holdback Shares to be retransferred to Digital or transferred to the Shareholder Representative pursuant to this Section 4.2 shall be rounded to the nearest whole share and shall be valued on the basis of the last reported sale price of Digital Common Shares on the Nasdaq/NM (i) in the case of transfers to Digital, on the Closing Date and (ii) in the case of a transfer to the Shareholder Representative in accordance with Section 4.2.7, on the last business day preceding such transfer.

          (b) On the Holdback Termination Date, the Holdback Shares (excluding Holdback Shares retransferred to Digital or transferred to the Shareholder Representative in accordance with paragraph (a) of this Section 4.2.3 or held in reserve pending resolution of an Open Digital Claim) shall be released to the Shareholders pro rata in accordance with their percentage ownership of the Company immediately prior to the Effective Time; provided, however, that no Holdback Shares shall be released to any Shareholder who has not previously surrendered all of such Shareholder's Certificates in accordance with Section 4.3.

          (c) After the Holdback Termination Date, when a final determination is made with respect to any Open Digital Claim, (i) the number of Holdback Shares transferable to Digital as a result of such final determination shall be transferred to Digital from the Digital Claim Reserve Amount for such Open Digital Claim, (ii) Holdback Shares shall be transferred to the Shareholder Representative in accordance with Section 4.2.7 for additional Representative Reimbursements not in excess of the Holdback Shares remaining in the Digital Claim Reserve Amount, and (iii) the Holdback Shares included in such Digital Claim Reserve Amount remaining after the transfers in (i) and (ii) above shall be released to the Shareholders pro rata in accordance with their percentage ownership of the Company immediately prior to the Effective Time.

     4.2.4  SHAREHOLDER REPRESENTATIVE

     (a) In order to facilitate the administration of the Digital Claims procedure set forth in Sections 4.2.5 and 4.2.6, promptly after the Closing Date, the holders of a majority in interest of the Holdback Shares shall select a Person (the "Shareholder Representative") to act for and on behalf of all holders of the Holdback Shares with respect to all matters arising in connection with this Section 4.2 including, without limitation, the power and authority, in his or her sole discretion, to:

          (i) take any action contemplated to be taken by the Shareholder Representative under this Section 4.2;

          (ii) negotiate, determine, defend and settle any dispute which may arise under this Section 4.2; and

          (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and to generally do any and all things and to take any and all actions which may be requisite, proper or advisable in connection with this Section 4.2.

     (b) The holders of a majority in interest of the Holdback Shares may replace the Shareholder Representative at any time with a substitute Shareholder Representative who shall have all the powers and responsibilities of the Shareholder Representative set forth in this Section 4.2.

     (c) Neither the Shareholder Representative, nor any substitute Shareholder Representative, shall be liable to any Person for any action taken or any omission to act, in good faith, in connection with the Shareholder Representative's responsibilities as Shareholder Representative.

     (d) Promptly following his or her selection, the Shareholder Representative, or any substitute Shareholder Representative, shall provide Digital with a written certification of his or her selection and of the address for notices to such Shareholder Representative. Digital may thereafter deal exclusively with the Shareholder Representative in connection with the Digital Claims procedure in reliance on such certification. Whenever in connection with the provisions of this Section 4.2 Digital shall receive any certificate or other written correspondence from the Shareholder Representative, such certificate or other written correspondence shall be full authorization to Digital for any action taken or suffered in good faith by it under the provisions of this Section 4.2 in reliance thereon.

4.2.5  DIGITAL CLAIMS PROCEDURE

     The procedure for the retransfer to Digital of Holdback Shares to reduce the Share Consideration under this Section 4.2 shall be as follows:

          (a) Subject to the limitation that written notice of any Digital Claim must be given to the holders of the Holdback Shares not later than the Holdback Termination Date, from time to time as Digital determines that the Share Consideration must be reduced in accordance with Section 4.2.3, Digital may give written notice of the Digital Claim to the Shareholder Representative describing in such notice the nature of the Digital Claim, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in this Agreement on which the Digital Claim is based.

          (b) If Digital has not received written objection to a Digital Claim from the Shareholder Representative within 30 days after notice of such Digital Claim is delivered (the "Response Period"), the Digital Claim stated in such notice shall be conclusively deemed to be approved by the holders of the Holdback Shares, and Digital will be entitled to receive, and may take all actions necessary to effect the retransfer to Digital of, a number of Holdback Shares equal in value to the amount of such Digital Claim.

          (c) If within the Response Period Digital shall have received from the Shareholder Representative a written objection to the Digital Claim specifying the nature of and grounds for such objection, then such Digital Claim shall be deemed to be an "Open Digital Claim," and Digital shall reserve a number of

     Holdback Shares equal in value to the amount of such Open Digital Claim (the "Digital Claim Reserve Amount").

          (d) The Holdback Shares reserved for any Open Digital Claim shall be retransferred to Digital only in accordance with either (i) a mutual agreement among Digital and the Shareholder Representative, which shall be memorialized in writing, or (ii) a final and binding arbitration decision or court order pertaining to the Open Digital Claim.

4.2.6  THIRD PARTY CLAIMS

     (a) Digital shall notify the Shareholder Representative in writing reasonably promptly after the assertion against Digital or any of its officers, directors or Affiliates of any claim by a third party (a "Third Party Claim") in respect of which Digital intends to base a Digital Claim. The failure or delay so to notify the Shareholder Representative shall not be deemed to preclude the Digital Claim except to the extent that the Shareholder Representative demonstrates that his or her ability to defend or resolve such Third Party Claim is adversely affected thereby.

     (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Shareholder Representative shall have the right, upon written notice given to Digital within 30 days after receipt of the notice from Digital of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the sole expense of the Shareholder Representative (which expense shall be eligible for a Representative Reimbursement), in which case the provisions of paragraph (b)(ii) of this
Section 4.2.6 shall govern.

     (ii) The Shareholder Representative shall select counsel reasonably acceptable to Digital in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle the same in consultation with Digital and shall keep Digital timely apprised of the status of such Third Party Claim. The Shareholder Representative shall not, without the prior written consent of Digital, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of Digital (or its officers, directors or Affiliates, as the case may be), and Digital (or its officers, directors or Affiliates, as the case may be) is reasonably satisfied with such discharge and release and
(B) Digital shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement would, or would be reasonably expected (so far as can be foreseen at the time) to, result in an adverse impact on the business, properties, operations, condition (financial or other) or prospects of Digital or the business conducted by the Surviving Corporation. Digital shall cooperate with the Shareholder Representative, and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

     (c) (i) If the Shareholder Representative does not give written notice to Digital within 30 days after receipt of the notice from Digital of any Third Party Claim of the election by the Shareholder Representative to assume the defense or handling of such Third Party Claim, the provisions of paragraph
(c)(ii) of this Section 4.2.6 shall govern.

     (ii) Digital may select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that Digital shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If Digital defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with Digital and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

     (d) Digital may notify the Shareholder Representative of a Digital Claim even though the amount thereof plus the amount of other Digital Claims previously notified by Digital aggregate less than the Threshold.

4.2.7  SHAREHOLDER REPRESENTATIVE'S EXPENSES

     The Shareholder Representative shall be entitled to submit to Digital an affidavit certifying in reasonable detail as to costs or expenses, including attorneys' fees, incurred by the Shareholder Representative in the satisfaction of his or her responsibilities as Shareholder Representative. Digital shall reimburse the Shareholder Representative for such costs and expenses, but only to the extent of the value of the Holdback Shares (as established in accordance with this Section 4.2), excluding Holdback Shares retransferred to Digital in accordance with Section 4.2.3(a) or held in reserve pending resolution of any Open Digital Claim (any such reimbursement, a "Representative Reimbursement"), by transferring to the Shareholder Representative a number of Holdback Shares with a value equal to the amount of such Representative Reimbursement.

4.2.8  VOTING; DISPOSITION

     The Holdback Shares shall be held of record by the holders thereof, who shall have the full right to vote the Holdback Shares on all matters coming before the shareholders of Digital. The holders of the Holdback Shares shall not sell or transfer to any third party any interest in the Holdback Shares prior to any distribution of the Holdback Shares to such holders pursuant to Section 4.2.3(b) or (c).

4.2.9  MERGER OR RECAPITALIZATION

     In the event of any merger, recapitalization or similar transaction involving Digital prior to the time when all Holdback Shares have been transferred or released in accordance with the terms of this Section 4.2, such Holdback Shares shall be converted or exchanged in accordance with such transaction in the same manner as other Digital Common Shares, and any securities or property issued in conversion or exchange thereof shall then be included within the definition of Holdback Shares and shall otherwise become subject to this Agreement in lieu of such Digital Common Shares. If as a result of any such transaction the shareholders of Digital immediately before the transaction will not own in excess of 50% of the voting capital stock of Digital immediately after the transaction, the Holdback Termination Date shall be deemed to be the closing date of such transaction and the Holdback Shares shall be retransferred to Digital or released to the holders of the Holdback Shares, as the case may be, as provided herein.

4.2.10  TAXATION OF DIVIDENDS

     For federal and state income tax purposes, any dividends or other distributions with respect to the Holdback Shares shall be income of the holders thereof.

4.3  SURRENDER OF CERTIFICATES

     Digital shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Digital (the "Exchange Agent"), in trust for the benefit of the holders of Shares (other than Shares for which dissenters' rights have been exercised), for exchange in accordance with this
Section 4.3, through the Exchange Agent, certificates evidencing the Digital Common Shares issuable pursuant to Section 4.1 in exchange for outstanding Shares. Prior to the Closing, Digital shall instruct, and shall use reasonable efforts to cause, the Exchange Agent to deliver, within three business days of the Closing Date, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the Certificates. At or following the Closing, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall receive for each of the Shares represented by such Certificates the Closing Consideration and cash in lieu of fractional Digital Common Shares as contemplated by Section 4.4, and the Certificates so surrendered shall forthwith be canceled. Until surrendered, each outstanding Certificate shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence only the right to receive, upon surrender of the Certificate, a certificate or certificates representing the Closing

Consideration and cash in lieu of fractional Digital Common Shares. Unless and until such outstanding Certificates are so surrendered, the holders thereof shall not be entitled to receive any dividends or distributions of any kind payable to the holders of record of Digital Common Shares. Upon the surrender of any such Certificate, however, there shall be paid to the record holder of the certificate issued in exchange therefor the aggregate amount of dividends and distributions, if any, which theretofore became payable in respect of the Closing Consideration, and such surrendered Certificate shall be duly canceled. No interest shall be payable on or in respect of such deferred dividends or distributions until surrender of such outstanding Certificates.

4.4  FRACTIONAL SHARES

     No fractional Digital Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Digital Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to the last reported sale price of one Digital Common Share on the Nasdaq/NM on the last business day prior to the Closing Date, multiplied by such fraction.

4.5  TRANSFER OF SHARES AFTER THE EFFECTIVE TIME

     No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

4.6  ARBITRATION

     Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by one arbitrator either (a) mutually agreed upon by Digital and the Company if prior to the Effective Time or Digital and the Shareholder Representative if after the Effective Time or (b) chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction identified in Section 11.11. Arbitration proceedings shall be conducted in either Seattle, Washington or San Francisco, California.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company (which term for purposes of the provisions in this Article V other than Sections 5.1, 5.2, 5.3 and 5.4 shall include all of the Company's Subsidiaries) hereby represents and warrants to Digital and Merger Sub that, except as set forth in the Company Disclosure Statement:

5.1  ORGANIZATION, ETC. OF THE COMPANY

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has, or would be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company. The Company has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such licenses or approvals or the failure of such licenses and approvals to be valid and in full force and effect does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company.

5.2  SUBSIDIARIES

     (a) The name, jurisdiction of incorporation and jurisdictions of foreign qualification of each of the Company's Subsidiaries are as set forth in the Company Disclosure Statement. Except as set forth in the Company Disclosure Statement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest. The Company owns 100% of the issued and outstanding shares of capital stock, or other ownership interests, of each of the Company's Subsidiaries, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and all the issued and outstanding shares of capital stock, or other ownership interests, of the Company's Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, and were issued and acquired in compliance with all applicable federal, state and foreign securities and other laws.

     (b) Each Subsidiary of the Company (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company and its Subsidiaries taken as a whole, (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company and its Subsidiaries taken as a whole, and (iii) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company and its Subsidiaries taken as a whole.

5.3  AGREEMENT

     This Agreement and the consummation of the transactions contemplated hereby have been approved by the Company's Board of Directors and have been duly authorized by all other necessary corporate action on the part of the Company (except for the approval of the Company's shareholders as contemplated by Section 7.3(a)). This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. The Company has delivered to Digital true and correct copies of resolutions adopted by the Company's Board of Directors approving this Agreement.

5.4  CAPITAL STOCK

     (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which 3,925,361 shares are outstanding as of the date hereof, and 5,950,000 shares of Company

Preferred Stock, of which 4,752,474 shares are outstanding as of the date hereof. The outstanding Shares are held of record and beneficially by the Shareholders as set forth in the Company Disclosure Statement; such Shareholder list specifically identifies all Company Affiliates. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all federal, state and foreign securities laws, and no class of capital stock of the Company is entitled to preemptive rights.

     (b) There are outstanding on the date hereof no options, warrants or other rights to acquire capital stock from the Company, except (i) Company Preferred Stock convertible into 1,357,851 shares of Company Common Stock, (ii) Options representing in the aggregate the right to purchase up to 860,708 shares of Company Common Stock, and (iii) Warrants representing in the aggregate the right to purchase up to 105,468 shares of Company Common Stock (assuming conversion of any shares of Company Preferred Stock for which such Warrant is exercisable). Set forth in the Company Disclosure Statement is a spreadsheet accurately reflecting the number of Options, Warrants and shares of Restricted Stock outstanding, the grant dates, vesting schedules and exercise prices thereof (in each case, as applicable), and the identities of the holders thereof and an indication of their relationships to the Company.

     (c) Except as set forth in the Company Disclosure Statement, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. Except as set forth in the Company Disclosure Statement, no Shareholder or any Affiliate thereof is indebted to the Company, the Company is not indebted to any of its Shareholders or any Affiliate thereof, and the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

5.5  LITIGATION

     Except as disclosed in the Company Disclosure Statement, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the Company's knowledge, threatened against the Company (or any Employee Benefit Plan), or any property of the Company (including the Company's Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings that, in the aggregate, do not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on (a) the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company or (b) the ability of the Company to perform its obligations under this Agreement.

5.6  COMPLIANCE WITH OTHER INSTRUMENTS, ETC.

     (a) The Company is not in violation of any term of (i) its charter, Bylaws or other organizational documents, (ii) any agreement or instrument relating to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequence of which violation, whether individually or in the aggregate, would have, or would be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the (A) business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company or (B) ability of the Company to perform its obligations under this Agreement.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not
(i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to the Company,
(ii) require any Authorization or any consent or approval of any nongovernmental Person, except compliance with applicable securities laws, the approval of the shareholders of each of the Company and Digital and the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and the California Secretary of State, (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (iv) result in the creation of any lien or encumbrance upon the assets of the Company or upon any outstanding Shares or other securities of the Company, (v) conflict with any provision of the Company's charter or Bylaws, or (vi) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the Company's business (provided that, in making the representations in (ii), (iii) and (vi) of this paragraph (b), the Company may assume that it will be the Surviving Corporation following the Merger).

5.7  EMPLOYEE BENEFIT PLANS

     (a) The Company Disclosure Statement sets forth an accurate and complete list and description of, and the annual amount expected to be paid for the Company's current fiscal year pursuant to, each employee benefit plan, policy, program, contract or arrangement covering or benefiting any officer, employee, former employee, director or former director of the Company or any dependents or beneficiaries of any such person, or with respect to which the Company has (or could have) any material obligation or liability, including, but not limited to, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each retirement, pension, deferred compensation, profit-sharing, stock bonus, stock purchase, stock option, savings, bonus, severance, cafeteria, medical, dental, life insurance, disability, medical expense reimbursement, dependent care expense reimbursement or tuition reimbursement plan, policy or program (such items are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan"). The Company has no agreement, arrangement, commitment or obligation to create any employee benefit plan, policy, program, contract or arrangement not identified in the Company Disclosure Statement or to modify or amend any existing Employee Benefit Plan.

     (b) The Company has delivered to Digital true, correct and complete copies of all Employee Benefit Plans (including all amendments thereto), together with, to the extent applicable to a particular Employee Benefit Plan, the following:
(i) copies of the annual reports (Form 5500 series) filed with respect to the Employee Benefit Plan for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements through which the Employee Benefit Plan is funded; (iv) copies of all contracts relating to the Employee Benefit Plan; and (v) a copy of the most recent Internal Revenue Service determination letter issued with respect to the Employee Benefit Plan.

     (c) With respect to each Employee Benefit Plan: (i) the Company is, and at all times has been, in compliance with, and such Employee Benefit Plan is, and at all times has been, maintained, administered and operated in compliance with, the terms of such Employee Benefit Plan and all applicable laws, rules and regulations, including, but not limited to, ERISA and the Code and which is not otherwise exempt from the prohibited transactions provisions of ERISA or the Code; (ii) all Tax Returns and other information relating to such Employee Benefit Plan required to be filed with any Governmental Body have been accurately, timely and properly filed; (iii) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (iv) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA with respect to such Employee Benefit Plan; and (v) no event has occurred or is threatened or about to occur that would constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code and which is not otherwise exempt from the prohibited transaction provisions of ERISA or the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, is and at all times since inception has been, so qualified, and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each Employee Benefit Plan that constitutes a "group health plan" within the meaning of
Section 4980B(g)(2) of the Code or Section 607(1) of ERISA has been administered and operated at all times in compliance with the requirements of Section 4980B(f) of the Code and Title I, Subtitle B, Part 6 of ERISA.

     (d) All contributions and other payments required to have been made by the Company (including any pretax or post-tax contributions or payments by employees or their dependents) to any Employee Benefit Plan (or to any Person pursuant to the terms thereof) have been so made, and the amount of any such payment or contribution obligation that has accrued, but is not yet due, as of the date hereof, has been properly reflected in the Company Financial Statements.

     (e) There are no actions, suits or claims (other than routine claims for benefits) pending, and to the Company's knowledge there are no actions, suits or claims threatened, with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor, to the Company's knowledge, is there a reasonable basis for any such action, suit or claim. None of the Employee Benefit Plans is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other Governmental Body, and, to the Company's knowledge, no such action is contemplated or under consideration by the IRS, DOL or any other Governmental Body.

     (f) The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multi-employer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, or any plan that is subject to Section 302 or Title IV of ERISA or
Section 412 of the Code.

     (g) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of persons, organizations and/or entities that is treated as a single employer under Section 414(o) of the Code.

     (h) No Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(l) of ERISA provides, or has any obligation to provide, benefits with respect to current or former employees of the Company or any other entity beyond their retirement or other termination of service, including, without limitation, post-retirement (or post-termination) medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis, other than continuation coverage required to be provided under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA.

     (i) The consummation of any transaction contemplated hereby will not result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement or (ii) benefit under any Employee Benefit Plan being established or becoming accelerated, vested or payable.

5.8  TAXES

     The Company has (a) duly and timely filed, including valid extensions, with the appropriate Governmental Bodies all Tax Returns required to be filed by it, all of which Tax Returns are true, correct and complete, and (b) paid in full or provided for all Taxes that are due or claimed to be due by any Governmental Body. Except as described in the Company Disclosure Statement, (i) the reserves and provisions for Taxes reflected in the Company Financial Statements are adequate for the payment of current Taxes not yet due and payable; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against the Company, and no audit or investigation by any Governmental Body is under way with respect to Taxes, interest or other charges;
(iii) to its knowledge, no circumstances exist or have existed which would constitute grounds for assessment against the Company of any Tax liability with respect to any period for which Tax Returns have been filed; (iv) the Company has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations; (v) any Taxes incurred by the Company or accrued by it since September 30, 1996 have arisen in the ordinary course of business; and (vi) the Company has not filed any consent to the application of Section 341(f)(2) of the Code to any assets held, acquired or to be acquired by it. The Company has furnished Digital with complete and correct copies of all Tax Returns filed by the Company. There are no Tax liens on any property or assets of the Company other than liens for Taxes not yet due and payable. No claim has been made by an authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company (1) has not made any payments, is not obligated to make any payments, and is not a party to any agreement (including this Agreement) that could obligate it to make any payments that will not be deductible under Section 280G of the Code; (2) has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code; (3) is not a party to any Tax allocation or sharing agreement; (4) has not been a member of an affiliated group filing a consolidated income Tax Return; and (5) does not have any liability for Taxes of any Person under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise.

5.9  INTELLECTUAL PROPERTY

     Set forth in the Company Disclosure Statement is a true and complete list of all of the Company's Intellectual Property and Intellectual Property Licenses. Such list indicates the specific Intellectual Property affected by each Intellectual Property License. To the Company's knowledge, neither the Company's operations nor any of its Intellectual Property or Intellectual Property Licenses infringe or provide any basis to believe that its operations or any of its Intellectual Property or Intellectual Property Licenses would infringe upon any validly issued or pending trademark, trade name, service mark, copyright or, to the knowledge of the Company, any validly issued or pending patent or other right of any other Person, nor, to the knowledge of the Company, is there any infringement by any other Person of any of the Company's Intellectual Property or of any other intellectual property to which the Company's Intellectual Property Licenses relate. The consummation of the transactions contemplated hereby will not alter or impair the Company's rights to any of its Intellectual Property or under any of its Intellectual Property Licenses. The manner in which the Company has manufactured, packaged, shipped, advertised, labeled and sold its products complies with all applicable laws and regulations pertaining thereto.

     Except as set forth in the Company Disclosure Statement, the Company is not aware of any adverse claim to its sole and exclusive ownership of or licensee rights to:

          (a) its Intellectual Property, its Intellectual Property Licenses and the technology, know-how and processes now used by it, or used in connection with any product now being manufactured and sold by it, in the manner that such product is now being manufactured and sold, and

          (b) all right, title and interest of whatever kind or nature throughout the world in and to the fully or partially developed computer software products listed in the Company Disclosure Statement, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the "Software Products"). Without limiting the generality of the above, the Software Products shall also include all of the Company's related programs, trade secrets, algorithms and processes relating to the Software Products or such programs, the Company's copyright in and to each of the Software Products and all works derivative therefrom, all current, previous, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all maintenance and installation job control language, all systems documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software Products.

     Each of the Company's Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed all obligations imposed upon it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not received notice that any party to any of the Company's Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company in respect of any of the Company's Intellectual Property except the Intellectual Property Licenses listed in the Company Disclosure Statement and except for licenses, sublicenses, covenants or agreements involving obligations (contingent or otherwise) not in excess of $250,000 during the fiscal year ending December 31, 1996, or, to the Company's knowledge, in any future year. No director, officer, shareholder or employee of the Company owns, directly or indirectly, in whole or in part, any of the Company's Intellectual Property. To the Company's knowledge, none of the Company's officers, directors, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company, that would be reasonably expected to have (as far as can be foreseen at the time), a material adverse effect on the business, properties, operations, condition (financial or other) assets, liabilities or, to the Company's knowledge, prospects of the Company.

     No Person has asserted any claim of infringement or other interference with third-party rights with respect to the Company's Intellectual Property. Except as set forth in the Company Disclosure Statement, (i) the Company has not disclosed any source code regarding the Software Products to any Person other than an employee of the Company or to Digital or Merger Sub, except for any disclosure that would not be reasonably expected (as far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, prospects of the Company; (ii) the Company has at all times maintained reasonable procedures to protect, and has enforced, all of its trade secrets;
(iii) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Company's Software Products (nor, to the knowledge of the Company, is any other party to the Company's Intellectual Property Licenses under any obligation to disclose any source code or other proprietary information included in or relating to such Software Products) to any Person, and no event has occurred, including the execution of this Agreement or any related change in the Company's business activities, which would give rise to such obligation; and (iv) the Company has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed in the Company Disclosure Statement, the Company has deposited any source code to its Software Products into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

     The Software Products are free from known significant defects and substantially conform to the specifications, documentation and sample demonstration furnished to the Company's current or prospective customers or to Digital.

5.10  FINANCIAL STATEMENTS

     The Company has provided to Digital true and correct copies of its (a) audited consolidated balance sheets as of December 31, 1993, 1994 and 1995, and related audited statements of operations and cash flows for the fiscal years then ended, and (b) unaudited consolidated balance sheets as of March 31, 1996 and June 30, 1996, and related unaudited statements of operations and cash flows for the quarters then ended (collectively, the "Company Financial Statements"). Each of such balance sheets (including the related notes) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and cash flows of the Company for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments (other than reclassifications having no effect on profit or loss) which will not have a net negative effect on profit or loss of $150,000 or more in the aggregate and any other adjustments described therein and except that such interim financial statements do not contain the notes required by generally accepted accounting principles. The Company has no liabilities or financial obligations (absolute, contingent or otherwise) required to be disclosed in financial statements or notes thereto, in accordance with generally accepted accounting principles, which are not fully reflected or reserved against in the June 30, 1996 balance sheet, except such liabilities or obligations that (i) were incurred since the date of the balance sheet in the ordinary course of business and consistent with past practice or (ii) are not in excess of $25,000 in the aggregate or $5,000 individually. The Company maintains standard systems of accounting which are adequate for its business. The Company's practices with respect to capitalizing software development costs, as reflected in the Company Financial Statements, are reasonable, in accordance with industry standards, and in conformity with generally accepted accounting principles, consistently applied during the periods involved.

5.11  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as specifically set forth in the Company Disclosure Statement and except for transactions specifically contemplated in this Agreement, since June 30, 1996, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company has:

          (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business or involving an insignificant obligation or expenditure;

          (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or Affiliate of the Company);

          (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment);

          (d) suffered any material adverse change in its business, properties, operations, condition (financial or other), assets, liabilities or, to the Company's knowledge, its reasonably foreseeable prospects (other than as a result of economic or political developments of general applicability);

          (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise), except liabilities and obligations that (i) were incurred in the ordinary course of business and consistent with past practice or (ii) are not in excess of $25,000 in the aggregate or $5,000 individually, or increased, or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

          (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, or not in excess of $25,000 in the aggregate or $5,000 individually, of claims, liabilities and obligations reflected or reserved against in the June 30, 1996 balance sheet or incurred in the ordinary course of business and consistent with past practice since June 30, 1996, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except (i) assessments for current Taxes not yet due and payable, (ii) landlord's liens for rental payments not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

          (h) written down the value of any inventory (including write-downs by reason of shrinkage, markdown or obsolescence) or written off as uncollectible any notes or accounts receivable, except in the ordinary course of business and consistent with past practice;

          (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except the sale of inventory in the ordinary course of business and consistent with past practice;

          (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (k) made any single capital expenditure or commitment in excess of $150,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $750,000 for additions to property, plant, equipment or intangible capital assets;

          (l) made any change in any method of accounting or accounting practice or internal control procedure;

          (m) issued any capital stock or other securities (other than grants of options under the Company Option Plans or the issuance of Company Common Stock upon the exercise of options granted under the Company Option Plans), or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

          (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's shareholders, officers, directors or employees or any Affiliate thereof, except for (i) compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended, (ii) compensation increased in the ordinary course of business and consistent with past practice, (iii) funds advanced to the Company's employees for travel expenses in the ordinary course of business and consistent with past practice, and (iv) draws on commissions in the ordinary course of business and consistent with past practice of up to $20,000 per individual employee;

          (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued, contingent or otherwise) of the Company, as guarantor, surety, cosigner, endorser, comaker, indemnitor or otherwise in respect of the obligation of any other Person;

          (p) received notice of, or otherwise obtained knowledge of (i) any action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company in any court or before any arbitrator of any kind or before or by any Governmental Body; (ii) any valid basis for any action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company or any employee of the Company; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any employee of the Company is a party and where such items in clause
     (i), (ii) or (iii) above relate directly to the transactions contemplated herein or which would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company;

          (q) entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or any amendment or change to any existing license or other agreement relating to intellectual property, other than in the ordinary course of business;

          (r) received notice that there has been a loss of, or contract cancellation by, any material current or prospective customer, licensor or distributor of the Company; or

          (s) agreed, whether in writing or otherwise, to take any action described in this Section 5.11.

5.12  CONTRACTS AND LEASES

     The Company Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, of the Company. For purposes of this representation, a contract, lease, agreement or understanding is "material" if it involves (a) obligations (contingent or otherwise) of, or payments to the Company in excess of, $250,000 during the fiscal year ending December 31, 1996, or to the Company's knowledge, in any future year, or (b) the license of any patent, copyright, trade secret or other proprietary right (i) to the Company which is necessary for the Company to carry on its business or (ii) from the Company which materially limits the ability of the Company to carry on its business. Each of such contracts, leases, agreements and understandings is in full force and effect and is valid, binding and enforceable in accordance with its terms against each party thereto, and (A) none of the Company or, to the Company's knowledge, any other party thereto has breached any of the above or is in default thereunder, (B) no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, (C) no claim of material default thereunder has, to the Company's knowledge, been asserted or threatened, and (D) none of the Company or, to the Company's knowledge, any other party thereto is seeking the termination or renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted termination, renegotiation or substitute performance, individually or in the aggregate, does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been heretofore delivered to Digital. Except as specifically set forth in the Company Disclosure Statement, the Company has no:

          (a) outstanding sales or service contracts, bids, commitments or proposals priced significantly lower than the Company's customary list price for such products or services such that the contract, bid, commitment or proposal might be expected by the Company to result in any loss upon completion or performance thereof;

          (b) contracts with its agents, consultants, advisors, distributors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by the Company within 30 days' notice without liability, penalty or premium exceeding $5,000;

          (c) agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

          (d) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

          (e) noncompetition agreement or other restriction from carrying on its business anywhere in the world;

          (f) liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates; or

          (g) disagreement with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees, except where such disagreement does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operating condition (financial or other) or, to the Company's knowledge, the prospects of the Company.

5.13  INSIDER INTERESTS

     Except as set forth in the Company Disclosure Statement, no officer, director, Affiliate or other representative of the Company has any interest (other than as a shareholder of the Company) (a) in any of the Company's Real Property or Personal Property or (b) to the Company's knowledge, in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. The Company and, to the Company's knowledge, its officers and directors have no interest, either directly or indirectly, in any Person that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity which is competitive with the business in which the Company is now engaged or proposes to engage (other than as a beneficial owner of shares in a publicly held company aggregating less than 5% of the total outstanding equity interest in such company, held for investment only); (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or Persons performing similar functions); or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or anticipated future conduct of the Company's business.

5.14  BROKERS AND FINDERS

     Except for the fees and expenses payable to Hambrecht & Quist LLC and Cowen and Company, the Company has not employed any investment banker, broker, finder, consultant or intermediary, in connection with the transactions contemplated by this Agreement, which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.15  S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, at the time of the Digital Shareholders Meeting and at the time consents of the Company's shareholders are obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or its officers and directors shall occur that is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify Digital thereof by reference to this Section 5.15 and cooperate with Digital in preparing and filing with the SEC and, as required by law, disseminating to the shareholders of the Digital and Company an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

5.16  TAX MATTERS

     The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of the Company attached hereto as Exhibit 5.16 (the "Company Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

5.17  PROPERTY

     (a) The Company owns no real property other than the leasehold interests described in the Company Disclosure Statement, which contains a complete and accurate list of all real property of the Company which is leased, rented or used by the Company (the "Real Property").

     (b) The Company has separately delivered to Digital a complete and accurate report for the period beginning January 1, 1995 of the Company's fixed asset and roll-forward schedule, which lists all leaseholds, improvements, leased equipment and other furniture, equipment and personal property (the "Personal Property"), showing aggregate additions, deletions and changes through September 30, 1996. The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000) reflected in the June 30, 1996 balance sheet and all the properties and assets purchased by the Company since June 30, 1996 (except for such properties or assets sold since such date in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all material property used in the business of the Company.

     (c) The Company's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed upon it thereunder, and neither the Company nor any other party thereto is in default thereunder nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in the Company Disclosure Statement, no consent is required from any Person under any lease or other agreement or instrument relating to the Real Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

     (d) The Company's offices, warehouse and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to the Company's knowledge, comply in all material respects with applicable safety and other laws and regulations. To the Company's knowledge, the Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any Governmental Body relating to environmental (air, water, groundwater, soil, noise and odor) matters, including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, comparable California laws, and the regulations issued thereunder, and all other applicable federal, state, county, local and foreign environmental requirements where such violation would be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the Company's business, properties, operations, condition (financial or other) or, to the Company's knowledge, prospects.

     (e) Except as set forth in the Company Disclosure Statement, and except for
(i) assessments for current Taxes not yet due and payable, (ii) landlord's liens for rental payments in respect of the Real Property incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all liens, and, other than leased Personal Property which is so noted on the list supplied pursuant to clause (b) of this Section 5.17, the Company owns such Personal Property.

     (f) Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. Except as set forth in the Company Disclosure Statement, no consent is required from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property.

     (g) Neither the whole nor any portion of the leaseholds or any other assets or property of the Company is subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

5.18  CUSTOMERS AND SUPPLIERS

     The Company Disclosure Statement sets forth (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's sales during the fiscal year last ended, showing the approximate total sales by the Company to each such customer during the fiscal year last ended and the nine-month period ended September 30, 1996, and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended. The Company has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in the Company Disclosure Statement.

5.19  ORDERS, COMMITMENTS AND RETURNS

     The Company Disclosure Statement contains an accurate summary of the Company's total backlog of orders (including all accepted and unfulfilled sales orders) and the aggregate of all outstanding purchase orders issued by the Company (which include all contracts or commitments for the purchase by the Company of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business. Except as set forth in the Company Disclosure Statement, there are no outstanding claims in excess of $100,000 in the aggregate or $25,000 individually against the Company to return products by reason of alleged failure to conform to customer expectations, defective products, missed delivery dates or otherwise, or of products in the possession of customers under an understanding that such products would be returnable.

5.20  LABOR AND EMPLOYMENT MATTERS

     There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect upon the business properties, operations, condition (financial or other) or, to the Company's knowledge, the prospects of the Company. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. No collective bargaining agreement is binding on the Company, and the Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union or other employee organization with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Digital. To the Company's knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party, and the Company will use its best efforts to prevent any such violation. The Company Disclosure Statement sets forth a true and complete list of (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all labor union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to above and has no obligation or liability for severance or back pay owed through or by virtue of the Closing. Except as disclosed in the Company Disclosure Statement, all employees of the Company are employed on an "at will" basis.

5.21  ACCOUNTS RECEIVABLE

     All accounts receivable of the Company reflected in the June 30, 1996 balance sheet, or existing at the Effective Time, represent sales actually made in the ordinary course of business and were recorded in the Company's books consistently with generally accepted principles governing revenue recognition, consistently applied during the periods involved. The bad debt reserves and sales return allowances reflected in the June 30, 1996 balance sheet are in conformity with generally accepted accounting principles consistently applied during the periods involved. Set forth in the Company Disclosure Statement is a full and complete list and aging study of all consolidated accounts receivable of the Company existing as of June 30, 1996.

5.22  CORPORATE BOOKS AND RECORDS

     The Company has furnished to Digital or its representatives for their examination true and complete copies of (a) the charter and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

5.23  LICENSES, PERMITS, AUTHORIZATIONS, ETC.

     Except as identified in the Company Disclosure Statement, the Company has received all currently required Authorizations, licenses, orders, registrations and permits of all Governmental Bodies, the failure to obtain which would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on its business properties, operations, condition (financial or other) or, to the Company's knowledge, prospects. The Company has not received any notifications of any asserted present failure by it to have obtained any such Authorization, license, order, registration or permit, or past and unremedied failure to obtain such items.

5.24  INSURANCE

     The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

5.25  ABSENCE OF QUESTIONABLE PAYMENTS

     Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign governmental officials or others. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

5.26  BANK ACCOUNTS

     The Company Disclosure Statement sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.27  POOLING MATTERS

     The Company has not taken any action, or become aware of any action taken by any shareholder of the Company, involving any recapitalization or repurchase or redemption of any securities of the Company, or any grant or acceleration of any options to acquire securities of the Company, or any purchase or sale of securities of Digital, and to the Company's knowledge there have occurred no other events with respect to or involving the Company or its shareholders that, taken individually or together, would, to the Company's knowledge, affect the ability of Digital to account for the transactions contemplated by this Agreement as a "pooling of interests" transaction in accordance with generally accepted accounting principles, and the Company is not aware of any facts, excluding actions by Digital, that otherwise could prevent such accounting treatment.

5.28  FULL DISCLOSURE

     The Company Financial Statements, the S-1 Registration Statement and all information in the Company Disclosure Statement and the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading and, to the Company's knowledge, no other information furnished by the Company to Digital or its representatives in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF DIGITAL
                                 AND MERGER SUB

     Each of Digital and Merger Sub hereby represents and warrants to the Company that, except as set forth in the Digital Disclosure Statement:

6.1  ORGANIZATION, ETC. OF DIGITAL

     Digital is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Digital is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has, or would be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole. Digital has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such approvals and licenses to be valid and in full force and effect does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole.

6.2  OPERATIONS OF SUBSIDIARIES

     Each Subsidiary of Digital (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole, and
(c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole.

6.3  AGREEMENT

     This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of Digital and Merger Sub and by Digital as the sole shareholder of Merger Sub, and have been duly authorized by all other necessary corporate action on the part of each of them (except for the approval of Digital's shareholders contemplated by Section 7.3(b)). This Agreement has been duly executed and delivered by a duly authorized officer of each of Digital and Merger Sub and constitutes a valid and binding agreement of Digital and Merger Sub, enforceable against Digital and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. Digital has delivered to the Company true and correct copies of resolutions adopted by the Board of Directors of each of Digital and Merger Sub approving this Agreement.

6.4  CAPITAL STOCK

     The authorized capital stock of Digital consists of (a) 25,000,000 Digital Common Shares and (b) 5,000,000 shares of preferred stock, $.01 par value per share. All the outstanding Digital Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Digital is entitled to preemptive or cumulative voting rights. As of the close of business on September 30, 1996, 9,522,688 Digital Common Shares and no shares of preferred stock were issued and outstanding, and since that date there have been no further issuances of Digital Common Shares, except in connection with the exercise of options issued pursuant to the Digital Option Plans, and except for issuances of Digital Common Shares pursuant to Digital's Employee Stock Purchase Plan (the "Digital Employee Stock Purchase Plan"). Except as disclosed in the Digital SEC Reports, all outstanding shares of capital stock of the Subsidiaries of Digital are owned by Digital or a direct or indirect wholly owned Subsidiary of Digital, free and clear of all liens, charges, encumbrances, claims and options of any nature. There are outstanding on the date hereof no options, warrants or other rights to acquire capital stock from Digital or any of its Subsidiaries, nor are there any securities outstanding which are directly or indirectly convertible into or exchangeable for shares of capital stock of Digital or any of its Subsidiaries, except options to purchase Digital Common Shares granted pursuant to the Digital Option Plans and rights existing under the Digital Employee Stock Purchase Plan. As of the close of business on September 30, 1996, there were 2,925,000 Digital Common Shares reserved for issuance upon the exercise of stock options, of which 970,298 Digital Common Shares had been issued and 1,445,799 Digital Common Shares were subject to outstanding options as of such date, and there were 52,942 Digital Common Shares reserved for issuance under the Digital Employee Stock Purchase Plan. Digital has not declared, and no Person has any accrued right to receive, any distribution with respect to shares of capital stock of Digital.

6.5  AUTHORIZATION FOR DIGITAL COMMON SHARES

     Prior to the Effective Time, Digital will have taken all necessary action to permit it to issue the number of Digital Common Shares required to be issued pursuant to Article IV. The Digital Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no shareholder of Digital will have any preemptive right of subscription or purchase in respect thereof. The Digital Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

6.6  LITIGATION

     Except as disclosed in the Digital SEC Reports filed prior to the date hereof or the Digital Disclosure Statement, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Digital, threatened against Digital or any of its Subsidiaries, or any property of Digital or any such Subsidiary (including any Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings that, in the aggregate, do not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the (a) business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole or (b) ability of Digital to perform its obligations under this Agreement.

6.7  COMPLIANCE WITH OTHER INSTRUMENTS, ETC.

     (a) Neither Digital nor any Subsidiary of Digital is in violation of any term of (i) its charter, Bylaws or other organizational documents, (ii) any agreement or instrument relate to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, would have, or would be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the (A) business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole or (B) ability of Digital to perform its obligations under this Agreement.

     (b) The execution, delivery and performance of this Agreement by Digital and Merger Sub and the consummation of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to Digital or Merger Sub, (ii) require any Authorization or any consent or approval of any nongovernmental Person, except compliance with applicable securities laws, the approval of the shareholders of each of the Company and Digital and the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and the California Secretary of State (all such Authorizations and other consents or approvals to be duly obtained at or prior to the Closing), (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Digital or Merger Sub is a party or by which it is bound or to which any assets of the Company are subject, (iv) result in the creation of any lien or encumbrance upon the assets of Digital or Merger Sub or upon any outstanding securities of Digital or Merger

Sub, (v) conflict with any provision of the charter or Bylaws of Digital or Merger Sub, or (vi) invalidate or adversely affect any permit, license, authorization or status used in the conduct of Digital's business.

6.8  TAXES

     Digital and its Subsidiaries have filed all Tax Returns required to be filed by them, and have paid all Taxes shown to be due thereon, other than Taxes appropriate reserves for which have been made in the Digital Financial Statements (and, to the extent material, such reserves have been accurately described to the Company). There are no assessments or adjustments for Taxes that have been asserted in writing against Digital or its Subsidiaries for any period for which Digital has not made appropriate reserves in the Digital Financial Statements.

6.9  INTELLECTUAL PROPERTY

     Digital and its Subsidiaries own, or have the defensible right to use, all Intellectual Property used in Digital's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole. To Digital's knowledge, neither Digital's operations nor any of its Intellectual Property or Intellectual Property Licenses infringe or provide any basis to believe that its operations or any of its Intellectual Property or Intellectual Property Licenses would infringe upon any validly issued or pending trademark, trade name, service mark, copyright or, to Digital's knowledge, any validly issued or pending patent or other right of any other Person, nor, to Digital's knowledge, is there any infringement by any other Person of any of Digital's Intellectual Property or of any other intellectual property to which Digital's Intellectual Property Licenses relate.

6.10  REPORTS AND FINANCIAL STATEMENTS

     Digital has timely filed all reports (including, without limitation, proxy statements) required to be filed with the SEC since January 1, 1993 (collectively, the "Digital SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all Digital SEC Reports. None of the Digital SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Digital SEC Reports presents fairly, in all material respects, the consolidated financial position of Digital and its Subsidiaries as of the respective date thereof, and the other related financial statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the cash flows of Digital and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. Digital has no liabilities or financial obligations (absolute, contingent or otherwise) required to be disclosed in its financial statements or the notes thereto in accordance with generally accepted accounting principles which are not fully reflected or reserved against in the unaudited balance sheet contained in its report on Form 10-Q for the quarter ended June 30, 1996, except such liabilities or obligations that would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole. All of the Digital SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.11  ABSENCE OF CERTAIN CHANGES OR EVENTS

     During the period since December 31,1995, and except as disclosed in the Digital SEC Reports, (a) the business of Digital has been conducted only in the ordinary course, consistent with past practice, (b) Digital has not entered into any material transaction other than in the ordinary course of business and consistent with past practice, and (c) there has not been any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or, to Digital's knowledge, the reasonably foreseeable prospects of Digital and its Subsidiaries taken as a whole (other than as a result of economic or political developments of general applicability).

6.12  CONTRACTS AND LEASES

     The Digital SEC Reports contain an accurate and complete list of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Each of such contracts, leases, agreements and understandings is in full force and effect and is valid, binding and enforceable in accordance with its terms against each party thereto, and (a) none of Digital or its Subsidiaries or, to Digital's knowledge, any other party thereto has breached any of the above or is in default thereunder, (b) no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, (c) no claim of material default thereunder has, to Digital's knowledge, been asserted or threatened, and (d) none of Digital or its Subsidiaries or, to Digital's knowledge, any other party thereto is seeking the termination or renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted termination, renegotiation or substitute performance, individually or in the aggregate, would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or, to Digital's knowledge, the prospects of Digital and its Subsidiaries taken as a whole.

6.13  OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES; ASSETS OF MERGER SUB

     (a) Merger Sub was formed by Digital solely for the purpose of engaging in the transactions contemplated hereby.

     (b) As of the date hereof and at the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Digital directly. There are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

     (c) As of the date hereof and at the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     (d) Digital will take all action necessary to ensure that Merger Sub at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated.

6.14  BROKERS AND FINDERS

     Except for the fees and expenses payable to Dain Bosworth, Inc., Digital has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.15  S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

     None of the information supplied or to be supplied by Digital or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, at the time of the Digital Shareholders Meeting and at the time consents of the Company's shareholders are obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Digital, its officers and directors or any of its Subsidiaries shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, Digital shall notify the Company thereof by reference to this Section 6.15 and, in the case of the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Digital and the Company, and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will comply (with respect to Digital and Merger Sub) as to form in all material respects with the provisions of the Securities Act. The Proxy Statement/Prospectus will comply (with respect to Digital and Merger Sub) in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.16  TAX MATTERS

     The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of Digital attached hereto as Exhibit 6.16 (the "Digital Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

6.17  CUSTOMERS AND SUPPLIERS

     The Digital Disclosure Statement sets forth (a) a complete and accurate list of the customers of Digital accounting for 5% or more of Digital's sales during the fiscal year last ended, showing the approximate total sales by Digital to each such customer during the fiscal year last ended and the nine-month period ended September 30, 1996, and (b) a complete and accurate list of the suppliers of Digital from whom Digital has purchased 5% or more of the goods or services purchased by Digital in the fiscal year last ended. Digital has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in the Digital Disclosure Statement.

6.18  ORDERS, COMMITMENTS AND RETURNS

     Digital Disclosure Statement contains an accurate summary of Digital's total backlog of orders (including all accepted and unfulfilled sales orders) and the aggregate of all outstanding purchase orders issued by Digital (which include all contracts or commitments for the purchase by Digital of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business. Except as set forth in Digital Disclosure Statement, there are no outstanding material claims against Digital to return products by reason of alleged failure to conform to customer expectations, defective products, missed delivery dates or otherwise, or of products in the possession of customers under an understanding that such products would be returnable.

6.19  POOLING MATTERS

     Digital has not taken any action, or become aware of any action taken by any shareholder of Digital, involving any recapitalization or repurchase or redemption of any securities of Digital, or any grant or acceleration of any options to acquire securities of Digital, or any purchase or sale of securities of the Company, and to Digital's knowledge there have occurred no other events with respect to or involving Digital or its shareholders that, taken individually or together, would, to Digital's knowledge, affect the ability of Digital to account for the transactions contemplated by this Agreement as a "pooling of interests" transaction in accordance with generally accepted accounting principles, and Digital is not aware of any facts, excluding actions by the Company, that otherwise could prevent such accounting treatment.

6.20  FULL DISCLOSURE

     The Digital Financial Statements, the S-3 Registration Statement and all information in the Digital Disclosure Statement and the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading and, to Digital's knowledge, no other information furnished by Digital to the Company or its representatives in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

7.1  CONDUCT OF BUSINESS OF THE COMPANY

     Except as contemplated by this Agreement or as set forth in the Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, (a) the Company will conduct its operations according to its ordinary course of business and consistent with past practice, (b) the Company will not enter into any material transaction other than in the ordinary course of business and consistent with past practice, and (c) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Company will seek to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company will not without the prior written consent of Digital:

          (a) except for Shares issued upon exercise of Options and Warrants outstanding as of the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

          (b) except for shares of Restricted Stock that the Company is required to repurchase in accordance with the terms of the applicable Restricted Stock Agreement, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

          (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to the Company's shareholders in their capacity as such;

          (d) (i) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, employment agreement with any such director, officer or key employee, (iv) enter into any new, or materially amend any existing, severance agreement with any such director, officer or key employee, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Benefit Plan;

          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

          (f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business and consistent with past practice, any other assets in excess of $50,000;

          (g) adopt any amendments to its Articles of Incorporation or Bylaws;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

          (i) engage in the conduct of any business the nature of which is materially different than the business the Company is currently engaged in;

          (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

          (k) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $75,000 per year which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the distribution of products or the production of inventory; or

          (l) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2  NO SOLICITATIONS

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any third party to this Section 7.2 or from making a copy of this Section 7.2 available to any third party. Nothing contained in this Section 7.2 shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the shareholders of the Company (after consulting with its financial advisors, and determining after consulting with counsel that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) an unsolicited bona fide Acquisition Proposal which the Board of Directors determines in good faith would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

     (b) The Company shall immediately notify Digital after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Digital shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such proposal is a Superior Proposal then, and only in such case, the Company may, subject to the execution of a confidentiality and standstill agreement substantially similar to that then in effect between the Company and Digital, provide such party with access to information regarding the Company.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Digital and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries, and any investment banker or other advisor or representative retained by the Company, are aware of the restrictions described in this Section 7.2.

7.3  CONSENT SOLICITATION AND MEETING OF SHAREHOLDERS

     (a) The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to prepare and circulate to its Shareholders as promptly as practicable forms of written consent and related materials (the "Company Consent Solicitation") soliciting such Shareholders' approval of the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, the Board of Directors of the Company shall recommend and declare advisable such approval, and the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Pursuant to the terms of the shareholders agreement attached hereto as Exhibit 7.3 (the "Shareholders Agreement"), the Company Affiliates each have agreed to vote all Shares owned by them or over which they have voting control, or to execute or cause to be executed consents, to grant their approval of the Merger and this Agreement.

     (b) Digital will take all action necessary in accordance with applicable law, Rule 4460 of the Rules of the Nasdaq/NM, and Digital's Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Digital Shareholders Meeting") as promptly as practicable to consider and vote upon the approval of the issuance of Digital Common Shares in the Merger (the "Issuance") and the approval of the Digital Stock Incentive Plan. Subject to the fiduciary duties of Digital's Board of Directors under applicable law as advised by counsel, the Board of Directors of Digital shall recommend and declare advisable such approvals and Digital shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Pursuant to the terms of the Shareholders Agreement, the directors of Digital executing such agreement each have agreed to vote all Digital Common Shares owned by them or to which they have the right to vote in favor of approval of the Issuance.

     (c) Digital, as the sole shareholder of Merger Sub, will act by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent Digital and Merger Sub represent and warrant will constitute the requisite approval of the Merger and this Agreement by Merger Sub.

7.4  REGISTRATION STATEMENT/PROXY MATERIALS

     Digital and the Company will, as promptly as practicable, prepare and file with the SEC preliminary proxy materials (requesting confidential treatment thereof) that will constitute a proxy statement in connection with the vote of Digital's shareholders with respect to the Issuance and the Digital Stock Incentive Plan, and the Company Consent Solicitation in connection with the vote of the Company's shareholders with respect to the Merger, together with any amendments thereof or supplements thereto (in each case, in the form or forms mailed to Digital's and the Company's shareholders, the "Proxy Statement/Prospectus"). Digital will also prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the Digital Common Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The S-4 Registration Statement will contain pro forma financial statements accounting for the Merger as a pooling of interests (unless Digital shall have irrevocably and unconditionally waived in writing the condition set forth in Section 8.2(f)). Digital and the Company will use all reasonable efforts to have the S-4 Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of Digital and the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Company or Digital shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for Digital, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company or of Digital is sought, the Company and Digital will forthwith prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading.

7.5  S-3 REGISTRATION STATEMENT

     If necessary to ensure that the Merger will qualify for pooling-of-interests accounting treatment, Digital will (a) as promptly as practicable, prepare and file with the SEC a registration statement on Form S-3 (the "S-3 Registration Statement"), containing a prospectus in connection with the registration and sale of a number of Digital Common Shares that it estimates to be sufficient to ensure that all requirements for pooling-of-interests accounting treatment will be satisfied and (b) prior to the Closing, sell the actual number of such Digital Common Shares that it determines, in consultation with KPMG Peat Marwick LLP, will be sufficient to ensure that such requirements are satisfied. Digital will use all reasonable efforts to have the S-3 Registration Statement declared effective as promptly as practicable. If at any time prior to the Effective Time any event relating to or affecting Digital shall occur as a result of which it is necessary, in the opinion of counsel for Digital, to supplement or amend the S-3 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company or of Digital is sought, Digital will forthwith prepare and file with the SEC an amendment or supplement of the S-3 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading.

7.6  REASONABLE EFFORTS

     The Company and Digital shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (a) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); (c) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder); and (d) not take any action (regardless of whether such action would otherwise be permitted or not prohibited hereunder) that prevents Digital from accounting for the Merger as a pooling of interests. After the time, if any, that the S-4 Registration Statement shall have been declared effective, Digital shall promptly notify the Company if at any time it has reason to believe that KPMG Peat Marwick LLP will not be able to deliver the opinion referred to in Section 8.2(f) at the Closing, and each of Digital and the Company shall promptly advise the other of any fact or circumstance of which it becomes aware (and which has not theretofore been disclosed to the other) which it believes would adversely impact the ability to satisfy such condition set forth in Section 8.2(f). During the period of 60 days prior to the Closing, Digital will not repurchase or otherwise acquire in the public market, or announce any intention or proposal to repurchase or otherwise acquire in the public market, any shares of its capital stock.

7.7  ACCESS TO INFORMATION

     Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material) or to Digital (which Digital represents and warrants are not material), and upon reasonable notice, each of the Company and Digital shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party (the "Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time or until this Agreement is terminated, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any of the respective representations or warranties made by Digital or the Company. The use and protection of all information provided by one party to the other pursuant to this Section 7.7 shall be governed by the Confidentiality Agreement.

7.8  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) From and after the Effective Time, Digital shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company, whether any such person is or was an officer, director, employee or agent of the Company, or is or was serving at the request of the Company as an officer, director or employee or agent of another Person (collectively, the "Company Indemnitees"), against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final and binding decision by a court or arbitrator that such person is not entitled to indemnification). Digital and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Company Claim"), existing in favor of the Company Indemnitees as provided in the Company's Articles of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Company Claim asserted, made or commenced within such period shall continue until the final disposition of such Company Claim.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against the above and respond thereto.

     (c) If a Company Indemnitee is successful with respect to any action, suit or proceeding initiated by such Company Indemnitee to enforce the provisions of this Section 7.8, then Digital shall pay all reasonable, out-of-pocket expenses (including, without limitation, reasonable attorneys fees) incurred by such Company Indemnitee in connection with such action, suit or proceeding.

     (d) This Section 7.8 is intended to benefit the Company Indemnitees and shall be binding on all successors and assigns of Digital, Merger Sub, the Company and the Surviving Corporation.

7.9  QUOTATION OF DIGITAL COMMON SHARES

     Digital will use all reasonable efforts to cause the Digital Common Shares to be issued pursuant to this Agreement, and upon exercise of the Replacement Options, to be quoted for trading on the Nasdaq/NM.

7.10  AFFILIATES OF DIGITAL AND THE COMPANY

     Set forth in the Company Disclosure Statement are the names of all Persons who may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"). Each such Company Affiliate has executed the Shareholders Agreement, which provides that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Digital Common Shares issued to such Company Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Each of Digital and the Company shall use all reasonable efforts to cause their respective Affiliates not to take any action that would impair Digital's ability to account for the Merger as a pooling of interests. In accordance with the foregoing, each Company Affiliate and each Affiliate of Digital has also agreed in such written agreement that such Person will not, after the thirtieth day prior to the Effective Time, sell or in any other way reduce such Person's risk relative to any Digital Common Shares received in the Merger or otherwise held by such Person (within the meaning of the SEC's Codification of Financial Reporting Policies Section 201.01, reprinted in 7 Fed. Sec. L. Rep. (CCH) Paragraph 72,951) until such time as results covering at least 30 days of combined operations of Digital and the Company (which financial results Digital agrees to publish in accordance with past practice) have been published by Digital, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or press release or other announcement which includes the combined sales and net income of Digital and the Company, except for certain transactions permitted by the Shareholders Agreement.

7.11  CERTAIN COVENANTS OF DIGITAL

     Except as otherwise permitted in this Agreement, prior to the Effective Time, Digital will not, without the prior written consent of the Company:

          (a) except for Digital Common Shares issued under the Digital Employee Stock Purchase Plan or upon exercise of options granted under the Digital Option Plans, and except for option grants under the Digital Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, Digital Common Shares outstanding on the date hereof;

          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

          (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Digital's shareholders in their capacity as such;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, restructuring, recapitalization or other reorganization of Digital (other than the Merger);

          (e) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business and consistent with past practice, any other assets; provided, however, that this covenant shall not restrict any acquisition of assets the value of which is less than 10% of Digital's total assets;

          (f) adopt any amendments to its Articles of Incorporation, or take any other action requiring a vote of the holders of Digital Common Shares, which would adversely affect the terms and provisions of the Digital Common Shares or the rights of the holders of such shares, including, without limitation, the authorization or issuance of any shares of capital stock with rights superior to the Digital Common Shares; or

          (g) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.12  TAX MATTERS

     Neither the Company nor Digital shall take any action that would cause its representations set forth in Sections 5.16 and 6.16 not to be true in all material respects from and after the date hereof until the Effective Time. Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under Section 368(a) of the Code except where, in the opinion of tax counsel to such party, there is not "substantial authority," as defined in Section 6662 of the Code, to support such a position.

7.13  S-1 REGISTRATION STATEMENT

     The Company shall withdraw the S-1 Registration Statement prior to the Closing Date.

7.14  WARRANTS

     The Company shall provide the holders of outstanding Warrants with timely notice of the approval of the Merger in accordance with the terms of the Warrants.

7.15  TERMINATION OF AGREEMENTS

     All outstanding agreements under which the Company is required to register Shares shall be terminated, or amended in a manner acceptable to Digital, in each case in accordance with their respective terms and effective as of the Effective Time.

7.16  BOARD REPRESENTATION

     At or prior to the Closing, Digital's Board of Directors shall appoint Kamran Kheirolomoom to serve as a director of Digital effective as of the Effective Time. In addition, prior to the Effective Time, the Company and Digital shall identify one additional director (the "Designee") to serve as a director of Digital effective as of the Effective Time or as soon as practicable thereafter. Digital shall take all requisite action to amend its Bylaws, if necessary, to increase the size of its Board of Directors in order to effect the appointments contemplated by this Section 7.16. In connection with the first annual meeting of Digital shareholders following the Effective Time, Digital will nominate Mr. Kheirolomoom and the Designee to serve as directors of Digital for terms to be determined by Digital.

7.17  NOTICE TO COMPANY SHAREHOLDERS

     Promptly upon receipt of the approval required by Section 8.1(a) through the Company Consent Solicitation or otherwise, the Company will deliver to its shareholders the notices required by Chapter 13 of the CCC (after consultation with Digital and Digital's reasonable agreement to any Share valuation required to be included in such notice), thereby commencing the 30-day period for receipt of notice from any dissenting shareholder. The Company will continue to use its reasonable best efforts to solicit consents from shareholders and otherwise to identify any dissenting shareholders prior to completion of such 30-day period.

7.18  DIGITAL NOTICE OF CERTAIN EVENTS

     Digital shall immediately notify the Company after receipt of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock other than pursuant to the S-3 Registration Statement (including, without limitation, by way of a tender offer) or similar transaction involving Digital or any of its Subsidiaries (a "Digital Acquisition Proposal") or any request for nonpublic information relating to Digital or any of its Subsidiaries in connection with a Digital Acquisition Proposal or for access to the properties, books or records of Digital or any of its Subsidiaries by any Person that informs the Board of

Directors of Digital or such Subsidiary that it is considering making, or has made, a Digital Acquisition Proposal. Such notice to the Company shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                                  ARTICLE VIII

                                   CONDITIONS

8.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS

     The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

     (a) Company Shareholder Approval

     This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of Shares in accordance with applicable provisions of the CCC and the Articles of Incorporation and Bylaws of the Company.

     (b) Digital Shareholder Approval

     The Issuance shall have been duly approved by the requisite holders of Digital Common Shares in accordance with applicable provisions of the WBCA, the Articles of Incorporation and Bylaws of Digital and Rule 4460 of the Rules of the Nasdaq/NM.

     (c) Authorizations

     All Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained.

     (d) No Injunction, Illegality

     There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to either of Digital or the Company, each in its reasonable judgment, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.

     (e) Registration Statement

     The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time. No stop order suspending effectiveness shall have been issued by the SEC, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Digital Common Shares shall have been received.

     (f) Tax Opinion

     Digital and the Company shall have received an opinion of Perkins Coie to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Digital, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, Digital or

Merger Sub as a result of the Merger; (iv) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger with respect to the Shares converted solely into Digital Common Shares; and (v) no gain or loss will be recognized by Digital or holders of Options that qualify as "incentive stock options" under the Code upon the exchange of such Options for Replacement Options. In rendering such opinion, Perkins Coie shall receive and rely upon representations contained in certificates of the Company, Digital, Merger Sub and certain significant shareholders of the Company, including, without limitation, the Digital Tax Matters Certificate and the Company Tax Matters Certificate.

8.2  CONDITIONS TO OBLIGATIONS OF DIGITAL AND MERGER SUB

     The respective obligations of Digital and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Digital and Merger Sub, as the case may be, to the extent permitted by applicable law:

     (a) Representations and Warranties True

     The representations and warranties of the Company contained in Article V or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company or any Company Affiliate pursuant to this Agreement that (i) are qualified as to materiality shall be true and correct and (ii) are not so qualified shall be true and correct in all material respects on and as of the date made. The Company shall have delivered a revised Company Disclosure Statement dated one day prior to the Closing Date, reflecting any changes that would be required in order to make the representations and warranties of the Company contained in Article V or otherwise required hereby to be true and correct, on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except (A) for changes contemplated by this Agreement and (B) that the accuracy of representations and warranties which address matters only as of a particular date will be determined as of such date.

     (b) Performance

     The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of Closing.

     (c) Consents Obtained

     All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not have a material adverse effect on the Company or Digital.

     (d) Officers' Certificate

     The Company shall have delivered to Digital a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) through (c).

     (e) Opinion of Counsel for the Company

     Digital shall have received from Wilson Sonsini Goodrich & Rosati, or other counsel for the Company satisfactory to Digital, an opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.2(e).

     (f) Pooling Opinion

     Digital shall have received an opinion of KPMG Peat Marwick LLP, in form and substance reasonably satisfactory to Digital, that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

     (g) FIRPTA Certificate

     Digital shall have received a certificate from the Company pursuant to
Section 1445 of the Code (and a certificate or certificates under any analogous provisions under state or local law) to the effect than an interest in the Company is not a "United States real property interest" within the meaning of
Section 897 of the Code (and any analogous provisions under state or local law).

     (h) Employment Agreements

     Employment agreements with the Company's officers listed in Exhibit 8.2(h) hereto, as entered into or amended and restated with the concurrence of Digital, shall be in effect at the Effective Time.

8.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Representations and Warranties True

     The representations and warranties of Digital and Merger Sub contained in
Article VI or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Digital and Merger Sub pursuant to this Agreement that (i) are qualified as to materiality shall be true and correct and (ii) are not so qualified shall be true in all material respects on and as of the date made. Digital shall have delivered a revised Digital Disclosure Statement dated one day prior to the Closing Date, reflecting any changes that would be required in order to make the representations and warranties of Digital contained in Article VI or otherwise required hereby to be true and correct, on and as of the Effective Time, with the same force and effect as if made at and as of the Effective Time, except (A) for changes contemplated by this Agreement and (B) that the accuracy of representations and warranties which address matters only as of a particular date will be determined as of such date.

     (b) Performance

     Digital shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing.

     (c) Consents Obtained

     All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Digital or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Digital and Merger Sub, except where the failure to receive such consents, etc. would not have a material adverse effect on the Company or Digital.

     (d) Officers' Certificate

     Digital shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Digital, certifying as to the fulfillment of the conditions specified in Sections 8.3(a) through (c).

     (e) Opinion of Counsel for Digital

     The Company shall have received from Perkins Coie, or other counsel for Digital satisfactory to the Company, an opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.3(e).

     (f) Pooling Opinion

     The Company shall have received a copy of the opinion referred to in
Section 8.2(f).

                                   ARTICLE IX

                                  TERMINATION

9.1  TERMINATION

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company or Digital:

          (a) by mutual written consent duly authorized by the Boards of Directors of Digital and the Company; or

          (b) by either Digital or the Company if the Merger shall not have been consummated by February 15, 1997 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Digital or the Company if a court of competent jurisdiction or Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 7.6; or

          (d) by Digital or the Company if, at either the Digital Shareholders Meeting (including any adjournment or postponement thereof), or pursuant to the Company Consent Solicitation, the requisite vote of the shareholders of Digital or the Company shall not have been obtained; or

          (e) by Digital if (i) the Board of Directors of the Company shall fail to recommend or withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Digital or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company voting stock is commenced (other than by Digital or an Affiliate of Digital) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer; or

          (f) by Digital, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied; or

          (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Digital set forth in this Agreement such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied; or

          (h) by Digital if any condition set forth in Section 8.1 or Section
     8.2 cannot reasonably be expected to be satisfied by the date set forth in
     Section 9.1(b); or by the Company if any conditions set forth in Section
     8.1 or Section 8.3 cannot reasonably be expected to be satisfied by the date set forth in Section 9.1(b); or

          (i) by the Company if the Board of Directors of Digital shall fail to recommend or withdraw, modify or change its recommendation of the Issuance in a manner adverse to the Company or shall have resolved to do any of the foregoing; or

          (j) by the Company or Digital if the Board of Directors of the Company shall have resolved to accept a Superior Proposal.

9.2  EFFECT OF TERMINATION

     In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers or shareholders except (a) as set forth in Sections 11.1 and 11.2 and (b) nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE X

                             SURVIVAL AND REMEDIES

10.1  SURVIVAL

     All representations and warranties contained in this Agreement, the Operative Documents or any certificate delivered pursuant hereto or thereto shall survive the Effective Time for a period of six months, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section
11.3. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Effective Time and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

10.2  EXCLUSIVE REMEDY

     After the Effective Time, the reduction in the Share Consideration described in Section 4.2 will be the sole and exclusive remedy of Digital and Merger Sub for a breach of any representation, warranty or covenant contained herein, except with respect to any claim based on fraud in the inducement or a similar theory and except for the remedy of specific performance provided for in
Section 11.7 with respect to the obligations of the holders of the Holdback Shares and the Shareholder Representative pursuant to Section 4.2 to be performed after the Effective Time and the obligations set forth in the Confidentiality Agreement, to the extent incorporated herein, to be performed after the Effective Time.

                                   ARTICLE XI

                           MISCELLANEOUS AND GENERAL

11.1  FEES AND EXPENSES

     (a) Except as set forth in this Section 11.1 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Digital shall pay 70% and the Company shall pay 30% of all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials relating thereto) and the S-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) The Company shall pay Digital a fee of $4,000,000, plus actual, documented and reasonable out-of-pocket expenses of Digital relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Digital's counsel, accountants and financial advisers, but excluding any discretionary fees paid to such financial advisors), upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Digital or the Company pursuant to Section 9.1(d) as a result of the failure to receive the requisite vote for approval and adoption by the shareholders of the Company;

          (ii) the termination of this Agreement by Digital pursuant to Section 9.1(e);

          (iii) the termination of this Agreement by Digital pursuant to Section 9.1(f) after a breach by the Company of this Agreement; or

          (iv) the termination of this Agreement by the Company or Digital pursuant to Section 9.1(j);

provided, however, that in the event an Alternative Transaction is consummated by the Company within six months of such event, the Company shall pay Digital an additional fee of $2,000,000, plus actual, documented and reasonable out-of-pocket expenses (including, but not limited to, fees and expenses of Digital's counsel) incurred by Digital in connection with the collection of such additional fee.

     (c) As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Digital, the Company or their Affiliates (a "Third Party") acquires more than 25% of the outstanding shares of the Company or Digital, as applicable, whether from such party or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company or Digital pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or Digital, as applicable, or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company or Digital, as applicable, and the entity surviving any merger or business combination, including any of them) of the Company or Digital, as applicable, or any of their respective Subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company or Digital, as applicable, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction.

     (d) Digital shall pay the Company a fee of $4,000,000, plus actual, documented and reasonable out-of-pocket expenses of the Company relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisers, but excluding any discretionary fees paid to such financial advisors), upon the earliest to occur of the following events:

          (i) termination of this Agreement by Digital or the Company pursuant to Section 9.1(d) as a result of the failure to receive the requisite vote for approval and adoption by the shareholders of Digital at the Digital Shareholders Meeting;

          (ii) termination of this Agreement by the Company pursuant to Section 9.1(g) after a breach by Digital of this Agreement; or

          (iii) the termination of this Agreement by the Company pursuant to
     Section 9.1(i);

provided, however, that in the event an Alternative Transaction is consummated by Digital within six months of such event, Digital shall pay the Company an additional fee of $2,000,000, plus actual, documented and reasonable out-of-pocket expenses (including, but not limited to, fees and expenses of the Company's counsel) incurred by the Company in connection with the collection of such additional fee.

     (e) The fees payable pursuant to Sections 11.1(b) and 11.1(d) (collectively, the "Fees") shall be paid (i) in the case of Fees payable upon termination of this Agreement, within one business day after the first to occur of the events described in Section 11.1(b) or 11.1(d) and (ii) in the case of Fees payable as a result of an Alternative Transaction, within one business day after consummation of the Alternative Transaction; provided, however, that in no event shall Digital or the Company, as the case may be, be required to pay such Fees to the other, if, immediately prior to the termination of this Agreement, the party to receive the fee was in material breach of its obligations under this Agreement.

11.2  DISCLOSURE STATEMENTS

     Any disclosure made with reference to one or more Sections of the Company Disclosure Statement or the Digital Disclosure Statement shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

11.3  NOTICES, ETC.

     All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile (subject to confirmation of receipt), or seven days after being mailed by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

           If to the Company:

              ViewStar Corporation
              1101 Marina Village Parkway
              Alameda, CA 94501
              Attn: Kamran Kheirolomoom, President
              Facsimile: (510) 337-2226

               with a copy to:

              Wilson Sonsini Goodrich & Rosati
              Professional Corporation
              650 Page Mill Road
              Palo Alto, CA 94304-1050
              Attn: Robert B. Jack, Esq.
              Facsimile: (415) 493-6811

           If to Digital:

              Digital Systems International, Inc.
              6464 -- 185th Avenue N.E.
              Redmond, WA 98052-5032
              Attn: Patrick S. Howard, President
              Facsimile: (206) 869-4511

               with a copy to:

              Perkins Coie
              1201 Third Avenue, 40th Floor
              Seattle, WA 98101-3099
              Attn: Evelyn Cruz Sroufe, Esq.
              Facsimile: (206) 583-8500

or to such other address as such party shall have designated by notice so given to each other party.

11.4  AMENDMENTS, WAIVERS, ETC.

     This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party (or, in the case of Section 7.8, the Company Indemnitees) against whom enforcement is sought.

11.5  NO ASSIGNMENT

     This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

11.6  ENTIRE AGREEMENT

     Except as otherwise provided herein, this Agreement (together with the Confidentiality Agreement, to the extent set forth in Section 7.7) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the Digital Disclosure Statement) and any writings expressly required hereby.

11.7  SPECIFIC PERFORMANCE

     The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

11.8  REMEDIES CUMULATIVE

     Except as set forth in Section 10.2, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

11.9  NO WAIVER

     The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

11.10  NO THIRD PARTY BENEFICIARIES

     This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who is not a party hereto, except for the indemnification provisions contained in Section 7.8, which provisions may be enforced by any Company Indemnitee referred to therein and the provisions of
Article IV relating to the reduction in the Share Consideration, which provisions may be enforced by any officer, director or Affiliate of Digital who has incurred Digital Losses.

11.11  JURISDICTION

     Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Washington or any court of the state of Washington located in the city of Seattle or the United States District Court for the Northern District of California or any court of the state of California located in the city of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the state of Washington other than for such purpose. Digital and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

11.12  PUBLIC ANNOUNCEMENTS

     Digital and the Company will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation. To the extent reasonably requested by either party, each party will thereafter consult with and provide reasonable cooperation to the other in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

11.13  GOVERNING LAW

     This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the state of Washington, without regard to principles of conflict of laws.

11.14  NAME, CAPTIONS, ETC.

     The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified (a) the terms "hereof " and "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

11.15  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


DIGITAL SYSTEMS INTERNATIONAL, INC.              VIEWSTAR CORPORATION

By: /s/  PATRICK S. HOWARD                       By: /s/  KAMRAN KHEIROLOMOOM
- ----------------------------------               -------------------------------------
        Name: Patrick S. Howard                          Name: Kamran Kheirolomoom
- ----------------------------------               -------------------------------------
        Title:  President and Chief                      Title:  President and Chief
                Executive Officer                                Executive Officer

VISION MERGER CORPORATION

By: /s/  PATRICK S. HOWARD
- ----------------------------------
        Name: Patrick S. Howard
- ----------------------------------
        Title:  President

                                                                        ANNEX II

                             SHAREHOLDERS AGREEMENT

     This SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of October 14, 1996, is made and entered into among Digital Systems International, Inc., a Washington corporation ("Digital"), ViewStar Corporation, a California corporation ("ViewStar"), certain shareholders of Digital listed on Schedule A attached hereto who are also directors or executive officers of Digital (individually, a "Digital Shareholder" and collectively, the "Digital Shareholders"), and certain shareholders of ViewStar listed on Schedule B attached hereto (individually, a "ViewStar Shareholder" and collectively, the "ViewStar Shareholders").

                                    RECITALS

     A. Concurrently herewith, Digital, Vision Merger Corporation, a wholly owned subsidiary of Digital ("Merger Sub"), and ViewStar have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge with and into ViewStar (the "Merger"). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

     B. Approval of the Merger Agreement by ViewStar's shareholders and approval of the issuance of Digital Common Shares in the Merger (the "Issuance") by Digital's shareholders are each conditions to the consummation of the Merger.

     C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

     D. It is also intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

     E. As a condition to the parties' entering into the Merger Agreement, ViewStar has required that the Digital Shareholders agree, and Digital has required that the ViewStar Shareholders agree, and the Digital Shareholders and the ViewStar Shareholders have each agreed, to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF EACH VIEWSTAR SHAREHOLDER

     Each ViewStar Shareholder represents and warrants to Digital and the Digital Shareholders that:

        (a) General Representations.

             (i) As of the date hereof such ViewStar Shareholder owns beneficially or of record the number of Shares set forth on Schedule B hereto, and there are no outstanding proxies with respect to such Shares.

             (ii) Such ViewStar Shareholder has the requisite power to enter into this Agreement and to carry out his, her or its obligations hereunder. If such ViewStar Shareholder is a corporation or other entity, the execution and delivery of this Agreement by such ViewStar Shareholder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such ViewStar Shareholder.

             (iii) This Agreement is a legal and valid agreement and obligation binding upon such ViewStar Shareholder, enforceable against such ViewStar Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

             (iv) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, any provision of (A) in the case of a ViewStar Shareholder which is a corporation or other entity, its charter, bylaws or other organizational documents or (B) in the case of any ViewStar Shareholder, any agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such ViewStar Shareholder or to his, her or its property or assets.

             (v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court or Governmental Body, is required by or with respect to such ViewStar Shareholder in connection with the execution and delivery of this Agreement or the consummation by such ViewStar Shareholder of the transactions contemplated hereby.

        (b) Pooling Covenants and Representations.

             (i) During the period from the execution hereof until 30 days prior to the Effective Time, without the consent of Digital (which shall not be unreasonably withheld) such ViewStar Shareholder will not sell, transfer or otherwise dispose of any securities of ViewStar or any shares of capital stock of Digital held by such Shareholder except for
        (A) transfers or other dispositions of a number of Shares less than 10% of the sum of (1) the number of Shares held by such ViewStar Shareholder and (2) the number of Shares subject to currently exercisable options held by such ViewStar Shareholder, (B) transfers or other dispositions by operation of law upon the death of such ViewStar Shareholder or by the estate of such ViewStar Shareholder if necessary to pay estate taxes, or (C) other transfers or dispositions that will not prevent Digital from accounting for the Merger as a pooling of interests, taking into account the actions of other Affiliates.

             (ii) From and after 30 days prior to the Effective Time, such ViewStar Shareholder will not sell, transfer or otherwise dispose of any securities of ViewStar, any Digital Common Shares received by such ViewStar Shareholder in the Merger or any other shares of capital stock of Digital until after such time as results covering at least 30 days of combined operations of Digital and ViewStar have been published by Digital, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or press release or other announcement which includes the combined sales and net income of Digital and ViewStar, except as provided in Section 1(e) and except for transfers or other dispositions that, taking into account the actions of other Affiliates, will not prevent Digital from accounting for the Merger as a pooling of interests.

        (c) Securities Act Covenants and Representations.

             (i) Such ViewStar Shareholder has been advised that the offering, sale and delivery of Digital Common Shares pursuant to the Merger will be registered under the Securities Act on a Registration Statement on Form S-4. Such ViewStar Shareholder has also been advised, however, that to the extent such ViewStar Shareholder is considered an Affiliate of ViewStar at the time the Merger Agreement is submitted for a vote of the shareholders of ViewStar, any public offering or sale by such ViewStar Shareholder of any Digital Common Shares received by such ViewStar Shareholder in the Merger will, under current law, require either (A) further registration under the Securities Act of such Digital Common Shares to be sold by such ViewStar Shareholder, (B) compliance with Rule 145 promulgated by the SEC under the Securities Act or (C) the availability of another exemption from such registration under the Securities Act.

             (ii) Such ViewStar Shareholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon such ViewStar Shareholder's ability to sell, transfer or otherwise dispose of Digital Common Shares, to the extent such ViewStar Shareholder believed necessary, with such ViewStar Shareholder's counsel or counsel for ViewStar.

             (iii) Such ViewStar Shareholder also understands that stop transfer instructions will be given to Digital's transfer agent with respect to Digital Common Shares and that a legend will be placed on the certificates for the Digital Common Shares issued to such ViewStar Shareholder in the Merger, or any substitutions.

        (d) Tax Covenants and Representations.

     In addition to, and not in lieu of, the representations set forth in clauses (b) and (c) above, each ViewStar Shareholder represents and warrants to Digital that, except for distributions permitted by clause (e) below, such ViewStar Shareholder has no plan or intention to sell, transfer or otherwise dispose of a number of Digital Common Shares to be received by such ViewStar Shareholder in the Merger that would reduce such ViewStar Shareholder's ownership of Digital Common Shares to a number of shares having a value, as of the date of the Merger, of less than 75% of the value of all of the formerly outstanding capital stock of ViewStar held by such ViewStar Shareholder as of the same date. Furthermore, each ViewStar Shareholder that will make a distribution permitted by clause (e) below represents and warrants that it does not, and to its knowledge its partners do not, have any plan or intention to sell, transfer or otherwise dispose of a number of Digital Common Shares to be received by such ViewStar Shareholder in the Merger that would, taking into account any sales, transfers or dispositions by the ViewStar Shareholder described in the previous sentence, reduce the aggregate number of Digital Common Shares held by such ViewStar Shareholder and its partners to a number having a value, as of the Effective Time, of less than 75% of the value of all of the Digital Common Shares received by such ViewStar Shareholder in the Merger. For purposes of these representations, shares of ViewStar capital stock exchanged for cash or other property and Shares exchanged for cash in lieu of fractional Digital Common Shares will be treated as outstanding ViewStar capital stock, and any Digital Common Shares held by such ViewStar Shareholder on the date hereof and otherwise sold, redeemed or disposed of prior to or subsequent to the Effective Time will be considered in making this representation. Such representations will be relied upon by Perkins Coie in connection with the opinion contemplated by Section 8.2(f) of the Merger Agreement.

        (e) Certain Partnerships.

     Notwithstanding the representations contained in clauses (b) through (d) above, after the Effective Time a ViewStar Shareholder which is and has been since its formation a general or limited partnership for income tax purposes, as determined under Section 7701 of the Code and the underlying Treasury Regulations, may distribute all or part of the Digital Common Shares received by such ViewStar Shareholder in the Merger to all of its partners for no additional consideration and in a transaction in which no gain or loss is recognized for income tax purposes; provided, however, that (i) any such transfer shall be made pro rata based on each partner's ownership interest in such ViewStar Shareholder, (ii) prior to any distribution pursuant to this clause (e), each partner of such ViewStar Shareholder shall agree in writing to be bound by the terms of clause (b) above to the same extent as the ViewStar Shareholder that transferred the Digital Common Shares to such partner and (iii) the partnership interest in the ViewStar Shareholder held by each partner at the time of the distribution has been continuously held by such partner, and is unchanged from the proportionate interest held by such partner, since the execution of the Merger Agreement.

     2. REPRESENTATIONS AND WARRANTIES OF DIGITAL SHAREHOLDERS

     Each Digital Shareholder represents and warrants to Digital and the ViewStar Shareholders that:

        (a) General Representations.

             (i) As of the date hereof, such Digital Shareholder owns beneficially or of record, the number of Digital Common Shares set forth on Schedule A hereto, and there are no outstanding proxies with respect to such Shares.

             (ii) Such Digital Shareholder has the requisite power to enter into this Agreement and to carry out his or her obligations hereunder.

             (iii) This Agreement is a legal and valid agreement and obligation binding upon such Digital Shareholder, enforceable against such Digital Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

             (iv) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, any provision of any agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Digital Shareholder or to his or her property or assets.

             (v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court or Governmental Body, is required by or with respect to such Digital Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Digital Shareholder of the transactions contemplated hereby.

        (b) Pooling Covenants and Representations.

             (i) During the period from the execution hereof until 30 days prior to the Effective Time, without the consent of Digital (which shall not be unreasonably withheld) such Digital Shareholder will not sell, transfer or otherwise dispose of any securities of Digital held by such Shareholder except for (A) transfers or other dispositions of a number of Digital Common Shares less than 10% of the sum of (1) the number of Digital Common Shares held by such Digital Shareholder and (2) the number of Digital Common Shares subject to currently exercisable options held by such Digital Shareholder, (B) transfers or other dispositions by operation of law upon the death of such Digital Shareholder or by the estate of such Digital Shareholder if necessary to pay estate taxes, or
        (C) other transfers or dispositions that will not prevent Digital from accounting for the Merger as a pooling of interests, taking into account the actions of other Affiliates.

             (ii) From and after 30 days prior to the Effective Time, such Digital Shareholder will not sell, transfer or otherwise dispose of any securities of Digital until after such time as results covering at least 30 days of combined operations of Digital and ViewStar have been published by Digital, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined sales and net income, except for transfers or other dispositions that, taking into account the actions of other Affiliates, will not prevent Digital from accounting for the Merger as a pooling of interests.

     3. REPRESENTATIONS AND WARRANTIES OF DIGITAL AND VIEWSTAR

     (a) Digital represents and warrants to the ViewStar Shareholders that:

          (i) Digital is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington.

          (ii) Digital has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder.

          (iii) This Agreement is a legal and valid agreement and obligation binding upon Digital, enforceable against Digital in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

     (b) ViewStar represents and warrants to Digital and the Digital Shareholders that:

          (i) ViewStar is a corporation duly organized, validly existing and in good standing under the laws of the state of California.

          (ii) ViewStar has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder.

          (iii) This Agreement is a legal and valid agreement and obligation binding upon ViewStar, enforceable against ViewStar in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

     4. OBLIGATION OF THE VIEWSTAR SHAREHOLDERS TO APPROVE MERGER

     (a) Each ViewStar Shareholder hereby irrevocably agrees to attend any special meeting of the shareholders of ViewStar called for the purpose of approving the Merger Agreement and/or the Merger (the "ViewStar Shareholders Meeting"), in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of ViewStar, whether issued heretofore or hereafter, that such ViewStar Shareholder owns or has the right to vote, for approval and adoption of the Merger Agreement and the Merger, such agreement to vote to apply also to any adjournment or adjournments of the ViewStar Shareholders Meeting. In the event that ViewStar should elect to solicit consents to the Merger in lieu of holding the ViewStar Shareholders Meeting, each ViewStar Shareholder hereby irrevocably agrees to execute (or cause to be executed) a consent or consents with respect to all Shares, and any other voting securities of ViewStar, whether issued heretofore or hereafter, that such ViewStar Shareholder owns or has the right to vote, for approval and adoption of the Merger Agreement and the Merger.

     (b) To the extent inconsistent with the foregoing provisions of this
Section 4, each ViewStar Shareholder hereby revokes any and all previous proxies with respect to such ViewStar Shareholder's Shares or any other voting securities of ViewStar.

     5. OBLIGATION OF DIGITAL SHAREHOLDERS TO APPROVE ISSUANCE

     (a) Each Digital Shareholder hereby agrees to attend the Digital Shareholders Meeting, in person or by proxy, and to vote (or cause to be voted) all Digital Common Shares, and any other voting securities of Digital, whether issued heretofore or hereafter, that such Digital Shareholder owns or has the right to vote, for approval of the Issuance, such agreement to vote to apply also to any adjournment or adjournments of the Digital Shareholders Meeting.

     (b) To the extent inconsistent with the foregoing provisions of this
Section 5, each Digital Shareholder hereby revokes any and all previous proxies with respect to such Digital Shareholder's Digital Common Shares or any other voting securities of Digital.

     6. TERMINATION OF AGREEMENTS

     Subject to and effective upon consummation of the Merger, each ViewStar Shareholder hereby irrevocably waives, and agrees to execute any agreement providing for the termination of, any and all preemptive rights, rights of first refusal or first offer or any registration rights with respect to any Shares or other securities of ViewStar or any securities issued in exchange therefor.

     7. TERMINATION

     This Agreement shall terminate on the earliest of: (i) mutual written consent of the parties hereto or (ii) the date on which the Merger Agreement is terminated in accordance with Article IX thereof. Upon the termination of this Agreement pursuant to this Section 7, none of the parties to this Agreement shall have any further obligation hereunder.

     8. NOTICES

     All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

     If to Digital:

        Digital Systems International, Inc.
        6464 185th Avenue NE
        Redmond, Washington 98052
        Attn.: General Counsel
        Facsimile: (206) 869-4511

     with a copy to:

        Perkins Coie
        1201 Third Avenue, 40th Floor
        Seattle, Washington 98101-3099
        Attn.: Michael E. Stansbury
        Facsimile: (206) 583-8500

     If to ViewStar:

        ViewStar Corporation
        1101 Marina Village Parkway
        Alameda, California 94501
        Attn: President
        Facsimile: (510) 337-2226

     with a copy to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attn.: Robert B. Jack
        Facsimile: (415) 493-6811

     If to the Digital Shareholders, to their respective addresses set forth on Schedule A hereto, with copies to:

        Perkins Coie
        1201 Third Avenue, 40th Floor
        Seattle, Washington 98101-3099
        Attn.: Michael E. Stansbury
        Facsimile: (206) 583-8500

     If to the ViewStar Shareholders, to their respective addresses set forth on Schedule B hereto, with copies to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attn.: Robert B. Jack
        Facsimile: (415) 493-6811

     or to such other address as such party shall have designated by notice so given to each other party.

     9. TRANSFER; ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations in this Agreement shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     10. AMENDMENT

     This Agreement cannot be amended or modified except by a written instrument executed by the parties to this Agreement who propose to be bound by the amendment or modification.

     11. HEADINGS

     The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

     12. ENTIRE AGREEMENT

     This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties hereto relating to the subject matter hereof.

     13. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the internal laws of the state of Washington without regard to conflicts-of-laws principles.

     14. REMEDIES

     Each party hereto acknowledges that the other parties to this Agreement may not have an adequate remedy at law for money damages in the event that this Agreement is not performed by such party in accordance with its terms and, therefore, agrees that each party shall be entitled to specific performance of, and injunctive relief to prevent any violation of, the terms hereof, in addition to any other remedy or relief available at law or in equity, and further agrees not to take action, directly or indirectly, in opposition to any other party's seeking such specific enforcement or injunctive relief.

     15. SEVERABILITY

     If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law; provided, however, that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     16. NO WAIVER

     The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     17. NO THIRD PARTY BENEFICIARIES

     This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

     18. LIMITATION ON LIABILITY

     No ViewStar Shareholder shall have any liability hereunder for any actions or omissions of any other ViewStar Shareholder or any Digital Shareholder, and no Digital Shareholder shall have any liability hereunder for any actions or omissions of any other Digital Shareholder or any ViewStar Shareholder.

     19. COUNTERPARTS

     This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together constitute one and the same instrument.

     20. AFFILIATE STATUS

     The execution of this Agreement by each of the ViewStar Shareholders and Digital Shareholders shall not be deemed to be an admission by such ViewStar Shareholder or Digital Shareholder that such ViewStar Shareholder or Digital Shareholder is an "affiliate" of ViewStar or Digital, as the case may be, within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



DIGITAL SYSTEMS INTERNATIONAL, INC.              VIEWSTAR CORPORATION

By /s/  Patrick S. Howard                        By /s/  Kamran Kheirolomoom
   ------------------------------------------    ------------------------------------------
   Its Patrick S. Howard, Pres./CEO                 Its President and Chief Executive Officer

DIGITAL SHAREHOLDERS:                            VIEWSTAR SHAREHOLDERS:
                                                 Inman & Bowman
/s/  Tom A. Alberg
- ---------------------------------------------     /s/  Grant M. Inman
Tom A. Alberg                                     ---------------------------------------------
                                                  By Grant M. Inman, General Partner of
/s/  H. Robert Gill                                  Inman & Bowman Management, the
- ---------------------------------------------        General Partner of Inman & Bowman
H. Robert Gill
                                                  Inman & Bowman Entrepreneurs
/s/  Harvey N. Gillis
- ---------------------------------------------    /s/  Grant M. Inman
Harvey N. Gillis                                 ---------------------------------------------
                                                 By Grant M. Inman, General Partner of
/s/  Patrick S. Howard                              Inman & Bowman Management, the
- ---------------------------------------------       General Partner of Inman & Bowman
Patrick S. Howard                                   Entrepreneurs

/s/  David J. Ladd                               Institutional Venture Management IV
- ---------------------------------------------
David J. Ladd                                    /s/  Geoffrey Y. Yang
                                                 ---------------------------------------------
/s/  Robert S. Leventhal                         By Geoffrey Y. Yang
- ---------------------------------------------       Its General Partner
Robert S. Leventhal
                                                 Institutional Venture Partners IV
/s/  Cynthia Stroum
- ---------------------------------------------    /s/  Geoffrey Y. Yang
Cynthia Stroum                                   ---------------------------------------------
                                                 By Geoffrey Y. Yang
/s/  Thomas R. Clark                                Its General Partner
- ---------------------------------------------
Thomas R. Clark

/s/  Steve L. Adams
- ---------------------------------------------
Steve L. Adams




/s/  John J. Flavio                              J.P. Morgan Investment Corporation
  -------------------------------------------    /s/  Thomas M. Snell
  John J. Flavio                                 ---------------------------------------------
                                                 By Thomas M. Snell
  /s/  Edmund D. Wilsbach                        Its Managing Director
  -------------------------------------------
  Edmund D. Wilsbach                             Sixty Wall Street SBIC Fund
                                                 /s/  [Illegible]
                                                 By
                                                 ---------------------------------------------
                                                    Its
                                                    ------------------------------------------

                                                 Mayfield Associates
                                                 /s/  W.S. Van Aucken
                                                 ---------------------------------------------
                                                 By W.S. Van Aucken
                                                    Its General Partner

                                                 Mayfield Associates Fund II
                                                 /s/  W.S. Van Aucken
                                                 ---------------------------------------------
                                                 By W.S. Van Aucken
                                                    Its General Partner

                                                 Mayfield VI
                                                 /s/  W.S. Van Aucken
                                                 ---------------------------------------------
                                                 By W.S. Van Aucken
                                                    Its General Partner

                                                 Mayfield VII
                                                 /s/  W.S. Van Aucken
                                                 ---------------------------------------------
                                                 By W.S. Van Aucken
                                                    Its General Partner

                                                 Technology Partners West Fund II
                                                 /s/  William Hart
                                                 ---------------------------------------------
                                                 By William Hart
                                                 Its Managing Partner

                                                 Technology Partners West Fund III
                                                 /s/  William Hart
                                                 ---------------------------------------------
                                                 By William Hart
                                                 Its Managing Partner

                                                 Technology Partners West Fund IV, L.P.
                                                 /s/  William Hart
                                                 ---------------------------------------------
                                                 By William Hart
                                                 Its Managing Partner

                                                 TPW Venture Partners IX
                                                 /s/  William Hart
                                                 ---------------------------------------------
                                                 By William Hart
                                                 Its Managing Partner

                                                 Wongfratis Company
                                                 /s/  Y. Hon Wong
                                                 ---------------------------------------------
                                                 By Y. Hon Wong
                                                 Its Partner

                                                 /s/  Kamran Kheirolomoom
                                                 ---------------------------------------------
                                                 Kamran Kheirolomoom

                                                 /s/  Gayle A. Crowell
                                                 ---------------------------------------------
                                                 Gayle A. Crowell

                                                 /s/  Robert I. Pender, Jr.
                                                 ---------------------------------------------
                                                 Robert I. Pender, Jr.

                                                 /s/  John E. Ardell, III
                                                 ---------------------------------------------
                                                 John E. Ardell, III

                                                 /s/  Umang Gupta
                                                 ---------------------------------------------
                                                 Umang Gupta

                                   SCHEDULE A
                           TO SHAREHOLDERS AGREEMENT

                                                                                       DIGITAL COMMON
                                                                DIGITAL COMMON        SHARES SUBJECT TO
                                                              SHARES BENEFICIALLY        OUTSTANDING
                    DIGITAL SHAREHOLDERS                             OWNED                 OPTIONS
- ------------------------------------------------------------  -------------------     -----------------
Tom A. Alberg...............................................         11,100                 10,000
  c/o Madrona Investment Group LLC
  1201 Third Avenue, 40th Floor
  Seattle, WA 98101
H. Robert Gill..............................................              0                  5,000
  6368 Swallow Lane
  Boulder, CO 80303-1456
Harvey N. Gillis............................................         30,000                 10,000
  c/o Advanced Technology Labs
  22100 Bothell--Everett Highway
  Bothell, WA 98021
Patrick S. Howard...........................................          6,000                175,000
  c/o Digital Systems International, Inc.
  6464 -- 185th Avenue NE
  Redmond, WA 98052
David J. Ladd...............................................              0                  7,000
  c/o Octel Communications
  1001 Murphy Ranch Rd.
  Milpitas, CA 95035
Robert S. Leventhal.........................................            750                  7,000
  1261 Parkside Drive E.
  Seattle, WA 98112-3717
Cynthia Stroum..............................................         97,774                 10,000
  1420 Fifth Avenue, Suite 3000
  Seattle, WA 98101
Thomas R. Clark.............................................          4,093                115,000
  c/o Digital Systems International, Inc.
  6464 -- 185th Avenue NE
  Redmond, WA 98052
Steve L. Adams..............................................              0                100,000
  c/o Digital Systems International, Inc.
  6464 -- 185th Avenue NE
  Redmond, WA 98052
John J. Flavio..............................................          3,868                 83,000
  c/o Digital Systems International, Inc.
  6464 -- 185th Avenue NE
  Redmond, WA 98052
Edmund D. Wilsbach..........................................              0                 70,600
  c/o Digital Systems International, Inc.
  6464 -- 185th Avenue NE
  Redmond, WA 98052

                                   SCHEDULE B
                           TO SHAREHOLDERS AGREEMENT

                                                                                 SHARES OF COMPANY
                                                                                   COMMON STOCK
                                             SHARES ISSUABLE   SHARES ISSUABLE     ISSUABLE UPON
                                  SHARES OF  UPON EXERCISE OF  UPON EXERCISE OF    CONVERSION OF
                                   COMPANY     OUTSTANDING       OUTSTANDING          COMPANY
      VIEWSTAR SHAREHOLDERS        COMMON        OPTIONS           WARRANTS       PREFERRED STOCK     TOTALS
- --------------------------------- ---------  ----------------  ----------------  -----------------  ----------
Inman & Bowman...................   430,162                         14,414             248,998         704,790
Inman & Bowman Entrepreneurs.....     7,950                            146               3,119
  ATTN: Grant Inman
  4 Orinda Way
  Building D, Suite 150
  Orinda, CA 94563
Institutional Venture Mgmt IV....     5,156                            171               2,966         552,813
Institutional Venture
  Partners IV....................   338,525                         11,246             194,749
  ATTN: Geoffrey Yang
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94108
JP Morgan Investment
  Corporation....................   426,393                         11,821             205,345         654,760
Sixty Wall Street SBIC Fund......                                                       11,201
  ATTN: Donald Patrick
  60 Wall Street
  New York, NY 10260
Mayfield Associates..............    21,686                            618              11,219       1,141,504
Mayfield Associates Fund II......     7,531                            366               5,749
Mayfield VI......................   520,477                         14,832             269,258
Mayfield VII.....................   159,830                          7,772             122,167
  ATTN: F. Gibson Myers
  2800 Sand Hill Road, Suite 250
  Menlo Park, CA 94025
Technology Partners West
  Fund II........................    69,165                            893              22,551         378,523
Technology Partners West
  Fund III.......................    69,164                            893              22,551
Technology Partners West
  Fund IV........................   136,600                          1,786              44,813
TPW Venture Partners IX..........     8,657                                              1,451
  ATTN: William Hart
  1550 Tiburon Blvd., Suite A
  Belvedere, CA 94920
Wongfratris Company..............   233,497                          6,471             118,557         358,525
  ATTN: Hon Wong
  51 Jordan Place
  Palo Alto, CA 94303
Kamran Kheirolomoom..............   263,428        71,428                                              334,856
  c/o Viewstar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Gayle Crowell....................    85,714        42,857                                              128,571
  25205 Palomares Road
  Castro Valley, CA 94552
Robert Pender....................    45,714        24,287                                               70,001
  c/o ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501

                                                                                 SHARES OF COMPANY
                                                                                   COMMON STOCK
                                             SHARES ISSUABLE   SHARES ISSUABLE     ISSUABLE UPON
                                  SHARES OF  UPON EXERCISE OF  UPON EXERCISE OF    CONVERSION OF
                                   COMPANY     OUTSTANDING       OUTSTANDING          COMPANY
      VIEWSTAR SHAREHOLDERS        COMMON        OPTIONS           WARRANTS       PREFERRED STOCK     TOTALS
- --------------------------------- ---------      -------            ------           ---------      ---------
J. E. Ardell III.................    10,714                                              3,764          14,478
  25570 Hatton Road
  Carmel, CA 93923
Umang Gupta......................                                                       18,571
  523 Harvard Road
  San Mateo, CA 94402
                                  ---------       -------           ------           ---------       ---------
Total of Columns................. 2,840,363       157,143           71,429           1,288,458       4,357,393
                                  =========       =======           ======           =========       =========

                                                                       ANNEX III


                    [DAIN BOSWORTH INCORPORATED LETTERHEAD]


October 9, 1996

The Board of Directors
Digital Systems International, Inc.
6464 -- 185th Avenue N.E.
Redmond, WA 98052

Ladies and Gentlemen:


     You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the common stockholders of Digital Systems International, Inc. ("Digital Systems" or the "Company") of the consideration to be paid in connection with the proposed merger of ViewStar Corporation, a privately held Californian corporation ("ViewStar") with and into Digital Systems (the "Merger"), pursuant to the Agreement and Plan of Merger dated as of October 9, 1996 (the "Merger Agreement"). Digital Systems shall be the surviving corporation and the separate existence of ViewStar shall cease to exist. In the Merger, each outstanding share of the common stock of ViewStar will be converted into the right to receive 0.693 shares of Common Stock of Digital Systems (the "Exchange Ratio"). Outstanding options to acquire shares of ViewStar common stock will be converted into options to acquire Digital Systems common stock, adjusted for the Exchange Ratio. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The terms and conditions of the Merger are set out more fully in the Merger Agreement.



     Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of business, Dain Bosworth has published research materials regarding Digital Systems and other companies in the telecommunications industry. Also, Dain Bosworth has acted as a market maker in the equity securities of the Company and such other companies and, accordingly, periodically may have positions in such securities. Our duties as financial advisor to the Company in connection with the Merger have included assisting Digital Systems in negotiating and structuring certain terms of the Merger Agreement and the Merger, and assisting in matters related to closing the Merger. We will receive fees for such services, a substantial portion of which are contingent upon the consummation of the Merger, and will be indemnified against certain liabilities that may arise from activities related to our engagement.


     In connection with this opinion, we have, among other things, reviewed (i) the Merger Agreement; (ii) certain historical financial information for Digital Systems and ViewStar; (iii) certain limited projected financial information for Digital Systems and ViewStar prepared for financial planning purposes and furnished by the managements of Digital Systems and ViewStar, respectively; and
(iv) certain publicly available data relative to Digital Systems and ViewStar. We made inquiries of the management of ViewStar regarding the past and current business operations, financial condition, and future prospects for ViewStar. In addition, we have held discussions with senior management of both companies to understand their reasons for completing the Merger.

     We have compared financial information on ViewStar to similar information for certain companies deemed comparable to ViewStar and have reviewed stock market information on such companies that have publicly traded securities. Also, we have reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating businesses deemed similar to that of ViewStar and analyzed the general economic outlook for companies in the software service industry.

October 9, 1996

Page 2


     In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available, including the projections provided to us by ViewStar. We have further relied upon the assurances of management of ViewStar and the Company that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for Digital Systems and ViewStar, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the respective managements of Digital Systems and ViewStar as to their future financial performance. Management of Digital Systems has confirmed to us the reasonableness of ViewStar's projections.



     We did not make an independent appraisal of the assets or liabilities of ViewStar, and we do not express an opinion regarding the liquidation value or solvency of either company separately, or the combined companies following the Merger. Furthermore, we do not express any opinion as to the prices at which shares of Digital Systems' common stock may trade following the date of this opinion, at the closing date for the Merger, or at any later time in the future. Our opinion as expressed herein is limited to the fairness to the stockholders of Digital Systems, from a financial point of view, of the consideration to be paid by the Company in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary and other conditions as of the date hereof.


     It is understood that this opinion is solely for the information of the Board of Directors of the Company, and may not be relied upon by any third party. Also, this opinion may not be reproduced, quoted, published or otherwise used or referred to in any manner, nor shall any public reference to Dain Bosworth be made, without our prior written consent.

     Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Digital Systems in connection with the Merger is fair to the Company's stockholders from a financial point of view.

                                          Very truly yours,


                                          /s/  DAIN BOSWORTH INCORPORATED


                                          DAIN BOSWORTH INCORPORATED

                                                                        ANNEX IV

sec. 1300.  Right to Require Purchase -- "Dissenting Shares" and "Dissenting
            Shareholder" Defined.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (i) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (ii) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in clause (i) or (ii) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in clause (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that clause (A) rather than clause (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec. 1301.  Demand for Purchase.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph
(1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec. 1302.  Endorsement of Shares.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof,

     (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or

     (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec. 1303.  Agreed Price -- Time for Payment.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec. 1304.  Dissenter's Action to Enforce Payment.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec. 1305. Report of Appraisers; Confirmation, Determination by Court; Judgment; Payment; Appeal Costs.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

sec. 1306.  Prevention of Immediate Payment; Status as Creditors; Interest.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec. 1308. Rights of Dissenting Shareholders Pending Valuation; Withdrawal of Demand for Payment.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec. 1309.  Termination of Dissenting Shares and Shareholder Status.

     Dissenting shares lose their status of dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.


          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec. 1310.  Suspension of Right to Compensation or Valuation Proceedings;
            Litigation of Shareholders' Approval.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceeding under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec. 1311.  Exempt Shares.


     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.


sec. 1312. Right of Dissenting Shareholder to Attack, Set Aside or Rescind
           Merger or Reorganization; Restraining Order or Injunction;
           Conditions.


     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short form merger, or to have the reorganization or short form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.


     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX V

                      DIGITAL SYSTEMS INTERNATIONAL, INC.

                     1996 STOCK INCENTIVE COMPENSATION PLAN

                              SECTION 1.  PURPOSE

     The purpose of the Digital Systems International, Inc. 1996 Stock Incentive Compensation Plan (the "Plan") is to enhance the long-term shareholder value of Digital Systems International, Inc., a Washington corporation (the "Company"), by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section 2) to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

                            SECTION 2.  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

2.1  AWARD

     "Award" means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Options and Stock Awards, or any combination of the foregoing.

2.2  BOARD

     "Board" means the Board of Directors of the Company.

2.3  CAUSE

     "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

2.4  CODE

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.5  COMMON STOCK

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

2.6  CORPORATE TRANSACTION

     "Corporate Transaction" means any of the following events:

          (a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than 66 2/3% of the outstanding voting securities of the surviving corporation;

          (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as the term "subsidiary corporation" is defined in Section 8.3) of the Company;

          (c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or

          (d) Acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record).

     Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

2.7  DISABILITY

     "Disability" means a mental or physical impairment of the Holder which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Holder to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

2.8  EARLY RETIREMENT

     "Early Retirement" means early retirement as that term is defined by the Plan Administrator from time to time for purposes of the Plan.

2.9  EXCHANGE ACT

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.10  FAIR MARKET VALUE

     "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

2.11  GOOD REASON

     "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice by the Holder:

          (a) a change in the Holder's status, title, position or responsibilities (including reporting responsibilities) that, in the Holder's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder's employment for Cause, for Disability or as a result of his or her death, or by the Holder other than for Good Reason;

          (b) a reduction in the Holder's annual base salary;

          (c) the Successor Corporation's requiring the Holder (without the Holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

          (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

          (e) any material breach by the Successor Corporation of its obligations to the Holder under the Plan or any substantially equivalent plan of the Successor Corporation; or

          (f) any purported termination of the Holder's employment or service for Cause by the Successor Corporation that does not comply with the terms of the Plan or any substantially equivalent plan of the Successor Corporation.

2.12  GRANT DATE

     "Grant Date" means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Award is to be granted.

2.13  HOLDER

     "Holder" means the person to whom an Award is granted, a permitted assignee or transferee or, for a Holder who has died, the personal representative of the Holder's estate, the person(s) to whom the Holder's rights under the Award have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 11.

2.14  INCENTIVE STOCK OPTION

     "Incentive Stock Option" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

2.15  NONQUALIFIED STOCK OPTION

     "Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

2.16  OPTION

     "Option" means the right to purchase Common Stock granted under Section 7.

2.17  PLAN ADMINISTRATOR

     "Plan Administrator" means the Board or any committee of the Board designated to administer the Plan under Section 3.1.

2.18  RESTRICTED STOCK

     "Restricted Stock" means shares of Common Stock granted under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

2.19  RETIREMENT

     "Retirement" means retirement as of the individual's normal retirement date under the Company's 401(k) Plan or other similar successor plan applicable to salaried employees or, if no such plan exists, as that term is defined by the Plan Administrator from time to time for purposes of the Plan.

2.20  SECURITIES ACT

     "Securities Act" means the Securities Act of 1933, as amended.

2.21  STOCK AWARD

     "Stock Award" means an Award granted under Section 9.

2.22  SUBSIDIARY

     "Subsidiary," except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.

2.23  SUCCESSOR CORPORATION

     "Successor Corporation" has the meaning set forth under Section 12.2.

                           SECTION 3.  ADMINISTRATION

3.1  PLAN ADMINISTRATOR

     The Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under
Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of the Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act the provisions regarding (a) "outside directors," as contemplated by Section 162(m) of the Code, and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.2  ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

     Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                     SECTION 4.  STOCK SUBJECT TO THE PLAN

4.1  AUTHORIZED NUMBER OF SHARES

     Subject to adjustment from time to time as provided in Section 12.1, a maximum of 1,500,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2  LIMITATIONS

     (a) Subject to adjustment from time to time as provided in Section 12.1, not more than an aggregate of 300,000 shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

     (b) Subject to adjustment from time to time as provided in Section 12.1, not more than 100,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company except that the Company may make additional one-time grants of up to 300,000 shares to newly hired individual, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3  REUSE OF SHARES

     Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

                            SECTION 5.  ELIGIBILITY

     Awards may be granted under the Plan to those officers, directors and key employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Subsidiaries.

                               SECTION 6.  AWARDS

6.1  FORM AND GRANT OF AWARDS

     The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2  ACQUIRED COMPANY AWARDS

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, and the persons holding such Awards shall be deemed to be Holders.

                         SECTION 7.  AWARDS OF OPTIONS

7.1  GRANT OF OPTIONS

     The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2  OPTION EXERCISE PRICE

     Subject to Section 6.2, the exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

7.3  TERM OF OPTIONS

     The term of each Option shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date.

7.4  EXERCISE OF OPTIONS

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which or the installments in which the Option shall become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

      PERIOD OF HOLDER'S CONTINUOUS EMPLOYMENT OR SERVICE WITH THE     PERCENT OF TOTAL OPTION
         COMPANY OR ITS SUBSIDIARIES FROM THE OPTION GRANT DATE          THAT IS EXERCISABLE
    -----------------------------------------------------------------  -----------------------
                 After 1 year........................................             25%
                 After 2 years.......................................             50%
                 After 3 years.......................................             75%
                 After 4 years.......................................            100%

Unless the Plan Administrator determines otherwise, the vesting schedule of an Option shall be adjusted proportionately to the extent a Holder's hours of employment or service are reduced after the date of grant.

     To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7.5. The Plan Administrator may determine at any time that an Option may not be exercised as to less than ten shares at any one time (or the lesser number of remaining shares covered by the Option).

7.5  PAYMENT OF EXERCISE PRICE

     The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check, or, unless the Plan Administrator at any time determines otherwise, a combination of cash and/or check and one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price or (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, the exercise price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.5, by (y) a promissory note delivered pursuant to Section 10; or
(z) such other consideration as the Plan Administrator may permit.

7.6  POST-TERMINATION EXERCISES

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable, and the terms and conditions of such exercise, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time.

     In case of termination of the Holder's employment or services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only
(a) within one year if the termination of the Holder's employment or services is coincident with Retirement, Early Retirement at the Company's request or Disability or (b) within three months after the date the Holder ceases to be an employee, director, officer, consultant, agent, advisor or independent contractor of the Company or a Subsidiary if termination of the Holder's employment or services is for any reason other than Retirement, Early Retirement at the Company's request or Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Holder's death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder's death, by the personal representative of the Holder's estate, the person(s) to whom the Holder's rights under the Award have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 11 at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. Any portion of an Option that is not exercisable on the date of termination of the Holder's employment or services shall terminate on such date, unless the Plan Administrator determines otherwise. In case of termination of the Holder's employment or services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. If a Holder's employment or services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation.

     A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. The effect of a Company-approved leave of absence on the terms and conditions of an option shall be determined by the Plan Administrator, in its sole discretion.

                 SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

     To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1  DOLLAR LIMITATION

     To the extent the aggregate Fair Market Value (determined as of the Grant
Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the optionee holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2  10% SHAREHOLDERS

     If an individual owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with
Section 422 of the Code.

8.3  ELIGIBLE EMPLOYEES

     Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of
Section 422 of the Code.

8.4  TERM

     The term of an Incentive Stock Option shall not exceed 10 years.

8.5  EXERCISABILITY

     To qualify for Incentive Stock Option tax treatment, an Option designated as an Incentive Stock Option must be exercised within three months after termination of employment for reasons other than death, except that, in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Holder's reemployment rights are guaranteed by statute or contract. For purposes of this
Section 8.5, "total disability" shall mean a mental or physical impairment of the Holder that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Holder to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

8.6  TAXATION OF INCENTIVE STOCK OPTIONS

     In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Holder must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date of the Incentive Stock Option and one year from the date of exercise. A Holder may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Plan Administrator may require a Holder to give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7  PROMISSORY NOTES

     The amount of any promissory note delivered pursuant to Section 10 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                            SECTION 9.  STOCK AWARDS

9.1  GRANT OF STOCK AWARDS

     The Plan Administrator is authorized to make Awards of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to operating profit as a percentage of revenues, revenue and profit growth, profit-related return ratios, such as return on equity, or cash flow, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock shall occur by reason of termination of the Holder's services.

9.2  ISSUANCE OF SHARES

     Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Holder's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall deliver, as soon as practicable, to the Holder or, in the case of the Holder's death, to the personal representative of the Holder's estate or as the appropriate court directs, a stock certificate for the appropriate number of shares of Common Stock.

9.3  WAIVER OF RESTRICTIONS

     Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

          SECTION 10.  LOANS, INSTALLMENT PAYMENTS AND LOAN GUARANTEES

     To assist a Holder (including a Holder who is an officer or director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (a) the extension of a loan to the Holder by the Company, (b) the payment by the Holder of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the grantee from a third party. The terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment, will be subject to the Plan Administrator's discretion. Loans, installment payments and loan guarantees may be granted with or without security. The maximum credit available is the purchase price, if any, of the Common Stock acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

                           SECTION 11.  ASSIGNABILITY

     No Option granted under the Plan may be assigned or transferred by the Holder other than by will or by the laws of descent and distribution, and, during the Holder's lifetime, such Awards may be exercised only by the Holder or a permitted assignee or transferee of the Holder (as provided below). Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                            SECTION 12.  ADJUSTMENTS

12.1  ADJUSTMENT OF SHARES

     In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and class of securities subject to the Plan as set forth in Section 4.1, (ii) the maximum number and class of securities that may be made subject to Awards to any individual as set forth in Section 4.2, and (iii) the number and class of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

12.2  CORPORATE TRANSACTION

     Except as otherwise provided in the instrument that evidences the Award, in the event of any Corporate Transaction, each Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Such Award shall not so accelerate, however, if and to the extent that (a) such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof (the "Successor Corporation") or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation or (b) such Award is to be replaced with a cash incentive program of the Successor Corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award. The determination of Award comparability above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Awards shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event that the Holder's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Holder voluntarily without Good Reason.

12.3  FURTHER ADJUSTMENT OF AWARDS

     Subject to Section 12.2, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Holders, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Holders, to certain categories of Holders or only to individual Holders. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.4  LIMITATIONS

     The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                            SECTION 13.  WITHHOLDING

     The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator, in its sole discretion, may permit the Holder to satisfy withholding obligations, in whole or in part, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Holder an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Holder to the Company or a Subsidiary.

                 SECTION 14.  AMENDMENT AND TERMINATION OF PLAN

14.1  AMENDMENT OF PLAN

     The Plan may be amended only by the Board as it shall deem advisable; however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Awards may be granted under the Plan or that may be issued as Stock Awards, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

14.2  TERMINATION OF PLAN

     The Company's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than 10 years after the earlier of the Plan's adoption by the Board and approval by the shareholders.

14.3  CONSENT OF HOLDER

     The amendment or termination of the Plan shall not, without the consent of the Holder of any Award under the Plan, impair or diminish any rights or obligations under any Award theretofore granted under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Holder, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

                              SECTION 15.  GENERAL

15.1  AWARD AGREEMENTS

     Awards granted under the Plan shall be evidenced by a written agreement that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

15.2  CONTINUED EMPLOYMENT OR SERVICES; RIGHTS IN AWARDS

     None of the Plan, participation in the Plan as a Holder or any action of the Plan Administrator taken under the Plan shall be construed as giving any Holder or employee of the Company any right to be retained in the employ of the Company or limit the Company's right to terminate the employment or services of the Holder.

15.3  REGISTRATION; CERTIFICATES FOR SHARES

     The Company shall be under no obligation to any Holder to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

     Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

15.4  NO RIGHTS AS A SHAREHOLDER

     No Award shall entitle the Holder to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award, free of all applicable restrictions.

15.5  COMPLIANCE WITH LAWS AND REGULATIONS

     It is the Company's intention that, if and so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Holders who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Holders. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

15.6  NO TRUST OR FUND

     The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Holder, and no Holder shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.7  SEVERABILITY

     If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

                          SECTION 16.  EFFECTIVE DATE

     The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption or, if earlier, and to the extent required for compliance with Rule 16b-3 under the Exchange Act, at the next annual meeting of the Company's shareholders after adoption of the Plan by the Board.

     Adopted by the Board on October 9, 1996 and approved by the Company's
shareholders on             , 199 .

                      DIGITAL SYSTEMS INTERNATIONAL, INC.


           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
              SPECIAL MEETING OF SHAREHOLDERS -- DECEMBER 30, 1996

    The undersigned hereby appoint(s) Patrick S. Howard and John J. Flavio and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Digital Systems International, Inc.
held of record by the undersigned on November   , 1996 at the Special Meeting of
Shareholders of the Company to be held at the Company's offices, located at 6464 185th Avenue N.E., Redmond, Washington, at 9:00 a.m., local time, on Monday, December 30, 1996, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.


(1) APPROVAL OF ISSUANCE OF COMMON STOCK (THE "ISSUANCE") PURSUANT TO AGREEMENT
    AND PLAN OF MERGER, DATED OCTOBER 14, 1996, BY AND AMONG DIGITAL SYSTEMS
    INTERNATIONAL, INC., VISION MERGER CORPORATION AND VIEWSTAR CORPORATION        FOR     AGAINST     ABSTAIN
                                                                                   / /       / /         / /
(2) APPROVAL OF ADOPTION OF 1996 DIGITAL STOCK INCENTIVE COMPENSATION PLAN         FOR     AGAINST     ABSTAIN
                                                                                   / /       / /         / /


              IMPORTANT -- PLEASE DATE AND SIGN ON THE OTHER SIDE

    SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ISSUANCE.

    The Board of Directors recommends a vote "FOR" the Issuance.

                                          Date

                                          --------------------------------------

                                          Signature(s)

                                          --------------------------------------

                                          Date

                                          --------------------------------------

                                          Signature(s)

                                          --------------------------------------

                                          Please sign exactly as your name
                                          appears hereon. Attorneys, trustees,
                                          executors and other fiduciaries acting
                                          in a representative capacity should
                                          sign their names and give their
                                          titles. An authorized person should
                                          sign on behalf of corporations,
                                          partnerships, associations, etc. and
                                          give his or her title. If your shares
                                          are held by two or more persons, each
                                          person must sign. Receipt of the
                                          notice of meeting and proxy statement
                                          is hereby acknowledged.

                                          / /    I plan to attend the Special
                                          Meeting

                        THIS CONSENT IS SOLICITED BY THE


                   BOARD OF DIRECTORS OF VIEWSTAR CORPORATION



     The shareholder of ViewStar Corporation whose signature appears below does by this consent approve the Plan and Agreement of Merger dated October 14, 1996, among ViewStar Corporation, Digital Systems International, Inc. and Vision Merger Corporation. This consent is given with regard to any and all shares of Common Stock and Preferred Stock held by the signing shareholder. Receipt of the Proxy Statement/Prospectus of Digital Systems International, Inc. and the consent solicitation of ViewStar Corporation contained therein is hereby acknowledged.


Date: ________________________             _______________________________
                                              Name(s) of Shareholder(s)


                                           _______________________________
                                                    Signature(s)


     (Individuals should sign exactly as name appears on the stock certificate. Trustees, officers and partners signing for trusts, corporations and partnerships should indicate name and title of the individual who signs. The space below is provided for trusts, corporations and partnerships.)


                                           ___________________________________

                                        By ___________________________________

                                           ___________________________________

     * ANY SHAREHOLDER WHO WISHES TO DISAPPROVE SHOULD STRIKE THE WORD "APPROVE" AND WRITE "DISAPPROVE" ABOVE IT, OR SIMPLY NOT SIGN THE CONSENT.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the Restated Bylaws of Digital Systems International, Inc. (Exhibit 3.2 hereto) provides for indemnification of the Registrant's directors and officers to the maximum extent permitted by Washington law.


     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Restated Articles of Incorporation of Digital Systems International, Inc. contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.


     Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


     X2.1        Agreement and Plan of Merger, dated October 14, 1996 (included as Annex I to the Proxy Statement/Prospectus)
      3.1*       Restated Articles of Incorporation of Digital Systems International, Inc.
      3.2***     Restated Bylaws of Digital Systems International, Inc.
      4.1*       Form of Certificate Evidencing Common Stock, par value $0.01 per share, of
                 Digital Systems International, Inc.
     X4.2        Warrant to purchase 12,245 shares of ViewStar Common Stock issued to
                 Comdisco, Inc., dated May 31, 1996.
     X5.1        Opinion of Perkins Coie regarding legality of shares
     X8.1        Form of Opinion of Perkins Coie as to certain federal income tax consequences
     10.1++++    Digital Systems International, Inc. Restated 1987 Stock Option Plan, as
                 amended
     10.2****    Digital Systems International, Inc. 1995 Management and Company Performance
                 Bonus Plan
     10.3++++    Digital Systems International, Inc. 1996 Management and Company Performance
                 Bonus Plan
     10.4++++    Restated 1992 Stock Option Plan for Non-Employee Directors, as amended
     10.5*****   Digital Systems International, Inc. 1991 Employee Stock Purchase Plan, as
                 amended
     10.6****    Executive Employment Agreement dated as of November 8, 1994 with Patrick S.
                 Howard
     10.7++++    Agreement dated as of June 30, 1995 with Michael L. Darland.
     10.8++      Executive Employment Agreement dated as of March 1, 1995 with Richard L.
                 Anderson
     10.9++      Executive Employment Agreement dated as of March 1, 1995 with Thomas R.
                 Clark
     10.10++     Executive Employment Agreement dated as of March 1, 1995 with John J. Flavio
     10.11++     Executive Employment Agreement dated as of March 1, 1995 with Edmund D.
                 Wilsbach

     10.12**     Lease for Building 17 dated January 15, 1991 between Michael R. Mastro,
                 Redmond East Associates and Digital Systems International, Inc.
     10.13++++   Business Loan Agreement dated May 31, 1995 with Seattle-First National Bank
     10.14++++   Business Loan Agreement dated June 23, 1995 with U.S. Bank of Washington,
                 National Association
     10.15*      Form of Pay for Performance Equipment Agreement
     10.16****   Form of Master Lease Agreement
     10.17++++   Form of Sales Order
     10.18*      System Development Purchase and Distribution Agreement dated as of May 5,
                 1990 with Kawasaki Steel Corporation
     10.19***    International Distributor Agreement dated December 18, 1992 with Alcatel
                 Australia Ltd.
     10.20***    Customer Purchase Agreement dated December 27, 1990 with Summa Four, Inc.
     10.21***    Software Source Code and Manufacturing Data Deposit and Escrow Agreement
                 dated December 27, 1990 with Summa Four, Inc. and Data Securities
                 International, Inc.
     10.22++++   Purchase Agreement (AWA 99) between Hewlett Packard and Digital Systems
                 International, Inc. dated March 1, 1995
     10.23++++   Development, Testing & Demo Agreement (A10E2) between Hewlett Packard and
                 Digital Systems International, Inc. dated April 25, 1995
     10.24++++   MOSAIX Project Agreement (AW855) between Hewlett Packard and Digital Systems
                 International, Inc. dated October 30, 1995
    X10.25       Shareholders Agreement, dated October 14, 1996 (included as Annex II to the
                 Proxy Statement/Prospectus)
    X10.26       ViewStar Corporation Amended 1986 Incentive Stock Plan and form of agreement thereunder
    X10.27       ViewStar Corporation Amended 1994 Stock Plan, as amended, and form of agreement thereunder
    X10.28       ViewStar Corporation 1996 Incentive Stock Plan
    X10.29       Sublease Agreement between the ASK Group, Inc. and ViewStar Corporation, dated October 8, 1993, for ViewStar's facility located at 1101 Marina
                 Village Parkway, Alameda, California
    X10.30       Promissory Note issued by Kamran Kheirolomoom to ViewStar Corporation dated
                 July 2, 1996
    X10.31       Executive Employment Agreement, dated October 14, 1996, between Kamran
                 Kheirolomoom and Digital Systems International, Inc.
    X10.32       Executive Employment Agreement, dated October 14, 1996, between Robert I.
                 Pender, Jr. and Digital Systems International, Inc.
    X10.33       Executive Employment Agreement, dated October 14, 1996, between Gayle A.
                 Crowell and Digital Systems International, Inc.
     13.1++++    Digital Systems International, Inc. Annual Report to Shareholders for the
                 year ended December 31, 1995
    X21.1        List of subsidiaries of Digital Systems International, Inc.
    X23.1        Consent of KPMG Peat Marwick LLP (contained on page II-6 hereto)
    X23.2        Consent of KPMG Peat Marwick LLP (contained on page II-8 hereto)
    X23.3        Consent of Dain Bosworth
    X23.4        Consent of Perkins Coie (contained in the opinion filed as Exhibit 5.1 hereto)
    X24.1        Power of Attorney (contained on signature page)
    X27.1        Financial Data Schedule


- ---------------


X       Filed herewith.
*       Incorporated by reference from exhibits filed in connection with the Registrant's
        Registration Statement on Form S-1 (Registration No. 33-34561) filed with the
        Securities and Exchange Commission on April 26, 1990, as amended.
**      Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1990.
***     Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1992.

****    Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1994.
*****   Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K/A for the year ended December 31, 1994.
++      Incorporated by reference from exhibits filed in connection with the Registrant's
        Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
++++    Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1995.



     (b) Financial Statement Schedules



(1) Schedule II -- Digital Systems International, Inc. -- Valuation and Qualifying Accounts (contained on page II-7 hereto)



(2)Schedule II -- ViewStar Corporation -- Valuation and Qualifying Accounts (contained on page II-9 hereto)



     All other schedules are omitted because the required information is either included in the consolidated financial statements or the notes thereto or is not applicable.


ITEM 22.  UNDERTAKINGS.


     Digital hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


     Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.


     Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on October 24, 1996.


                                          DIGITAL SYSTEMS INTERNATIONAL, INC.


                                          By:     /s/  PATRICK S. HOWARD
                                            ------------------------------------
                                                     Patrick S. Howard
                                               Chairman, President and Chief
                                                      Executive Officer


     Each person whose individual signature appears below hereby authorizes Patrick S. Howard, John J. Flavio, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the following capacities on October 24, 1996.



                SIGNATURE                                         TITLE
- ------------------------------------------  -------------------------------------------------
          /s/  PATRICK S. HOWARD            Chairman, President and Chief Executive Officer
- ------------------------------------------  (Principal Executive Officer)
            Patrick S. Howard

           /s/  JOHN J. FLAVIO              Senior Vice President and Chief Financial Officer
- ------------------------------------------  (Principal Financial Officer)
              John J. Flavio

         /s/  RICHARD L. ANDERSON           Vice President and Controller (Principal
- ------------------------------------------  Accounting Officer)
           Richard L. Anderson

            /s/  TOM A. ALBERG              Director
- ------------------------------------------
              Tom A. Alberg

             /s/  ROBERT GILL               Director
- ------------------------------------------
               Robert Gill

          /s/  HARVEY N. GILLIS             Director
- ------------------------------------------
             Harvey N. Gillis

            /s/  DAVID J. LADD              Director
- ------------------------------------------
              David J. Ladd

         /s/  ROBERT S. LEVENTHAL           Director
- ------------------------------------------
           Robert S. Leventhal

           /s/  CYNTHIA STROUM              Director
- ------------------------------------------
              Cynthia Stroum

              CONSENT AND INDEPENDENT AUDITORS' REPORT ON SCHEDULE



The Board of Directors


Digital Systems International, Inc.



     The audits referred to in our report dated February 2, 1996, included the related consolidated financial statement schedule of valuation and qualifying accounts for each of the years in the three-year period ended December 31, 1995. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



     We consent to the use of our reports included herein and to the reference to our firm under the headings "SUMMARY -- Accounting Treatment; Sale of Shares," "THE MERGER -- Conditions; Waiver -- Conditions to the Obligations of Digital and Merger Sub," "THE MERGER -- Conditions; Waiver -- Conditions to the Obligations of ViewStar," "THE MERGER -- Accounting Treatment; Sale of Shares" and "EXPERTS" in the prospectus.



KPMG PEAT MARWICK LLP



Seattle, Washington


October 23, 1996

                      DIGITAL SYSTEMS INTERNATIONAL, INC.



                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                 (IN THOUSANDS)



                                              COLUMN B        COLUMN C
                                             ----------     ------------                        COLUMN E
                 COLUMN A                    BALANCE AT      CHARGED TO        COLUMN D        -----------
- -------------------------------------------  BEGINNING      OTHER COSTS      -------------     BALANCE AT
                DESCRIPTION                   OF YEAR       AND EXPENSES     DEDUCTIONS(1)     END OF YEAR
- -------------------------------------------  ----------     ------------     -------------     -----------
Year ended December 31, 1995:
     Valuation accounts deducted from
       assets:
       Allowance for doubtful accounts.....    $1,049             469              299           $ 1,219
Year ended December 31, 1994:
     Valuation accounts deducted from
       assets:
       Allowance for doubtful accounts.....    $2,491             846            2,288           $ 1,049
Year ended December 31, 1993:
     Valuation accounts deducted from
       assets:
       Allowance for doubtful accounts.....    $1,345           2,165            1,019           $ 2,491


- ---------------

(1) Represents amounts written off.

              CONSENT AND INDEPENDENT AUDITORS' REPORT ON SCHEDULE



The Board of Directors


ViewStar Corporation:



     The audits referred to in our report dated July 3, 1996, except for Note 7, which is as of August 15, 1996, included the related consolidated financial statement schedule of valuation and qualifying accounts as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



     We consent to the use of our reports included herein and to the reference to our firm under the headings "SUMMARY -- Accounting Treatment; Sale of Shares," "THE MERGER -- Conditions; Waiver -- Conditions to the Obligations of Digital and Merger Sub," "-- Conditions; Waiver -- Conditions to the Obligations of ViewStar," "-- Accounting Treatment; Sale of Shares," and "EXPERTS" in the prospectus.



KPMG PEAT MARWICK LLP



San Jose, California


October 23, 1996

                     VIEWSTAR CORPORATION AND SUBSIDIARIES



                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                 (IN THOUSANDS)



                                                            ADDITIONS
                                                    -------------------------
                                     BALANCE AT     CHARGED TO     CHARGED TO
                                     BEGINNING      COSTS AND        OTHER        DEDUCTIONS-     BALANCE AT
            DESCRIPTION               OF YEAR        EXPENSES       ACCOUNTS      WRITE-OFFS      END OF YEAR
- -----------------------------------  ----------     ----------     ----------     -----------     -----------
Year ended December 31, 1993:
     Allowance for doubtful
       accounts....................     $ 58            684            --             635            $ 107
Year ended December 31, 1994:
     Allowance for doubtful
       accounts....................     $107            595            --             170            $ 532
Year ended December 31, 1995:
     Allowance for doubtful
       accounts....................     $532            385            --             213            $ 644

                               INDEX TO EXHIBITS



                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                                                                 PAGE
- -----------                                                                          ------------
     X2.1        Agreement and Plan of Merger, dated October 14, 1996 (included as
                 Annex I to the Proxy Statement/Prospectus)........................
      3.1*       Restated Articles of Incorporation of Digital Systems
                 International, Inc. ..............................................
      3.2***     Restated Bylaws of Digital Systems International, Inc. ...........
      4.1*       Form of Certificate Evidencing Common Stock, par value $0.01 per share, of Digital Systems International, Inc. ....................
     X4.2        Warrant to purchase 12,245 shares of ViewStar Common Stock issued to Comdisco, Inc., dated May 31, 1996. ...........................
     X5.1        Opinion of Perkins Coie regarding legality of shares..............
     X8.1        Form of Opinion of Perkins Coie as to certain federal income tax consequences......................................................
     10.1++++    Digital Systems International, Inc. Restated 1987 Stock Option
                 Plan, as amended..................................................
     10.2****    Digital Systems International, Inc. 1995 Management and Company
                 Performance Bonus Plan............................................
     10.3++++    Digital Systems International, Inc. 1996 Management and Company
                 Performance Bonus Plan............................................
     10.4++++    Restated 1992 Stock Option Plan for Non-Employee Directors, as
                 amended...........................................................
     10.5*****   Digital Systems International, Inc. 1991 Employee Stock Purchase
                 Plan, as amended..................................................
     10.6****    Executive Employment Agreement dated as of November 8, 1994 with
                 Patrick S. Howard.................................................
     10.7++++    Agreement dated as of June 30, 1995 with Michael L. Darland. .....
     10.8++      Executive Employment Agreement dated as of March 1, 1995 with
                 Richard L. Anderson...............................................
     10.9++      Executive Employment Agreement dated as of March 1, 1995 with
                 Thomas R. Clark...................................................
     10.10++     Executive Employment Agreement dated as of March 1, 1995 with John
                 J. Flavio.........................................................
     10.11++     Executive Employment Agreement dated as of March 1, 1995 with
                 Edmund D. Wilsbach................................................
     10.12**     Lease for Building 17 dated January 15, 1991 between Michael R.
                 Mastro, Redmond East Associates and Digital Systems International,
                 Inc. .............................................................
     10.13++++   Business Loan Agreement dated May 31, 1995 with Seattle-First
                 National Bank.....................................................
     10.14++++   Business Loan Agreement dated June 23, 1995 with U.S. Bank of
                 Washington, National Association..................................
     10.15*      Form of Pay for Performance Equipment Agreement...................
     10.16****   Form of Master Lease Agreement....................................
     10.17++++   Form of Sales Order...............................................
     10.18*      System Development Purchase and Distribution Agreement dated as of
                 May 5, 1990 with Kawasaki Steel Corporation.......................
     10.19***    International Distributor Agreement dated December 18, 1992 with
                 Alcatel Australia Ltd. ...........................................
     10.20***    Customer Purchase Agreement dated December 27, 1990 with Summa
                 Four, Inc. .......................................................
     10.21***    Software Source Code and Manufacturing Data Deposit and Escrow
                 Agreement dated December 27, 1990 with Summa Four, Inc. and Data
                 Securities International, Inc. ...................................

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                                                                 PAGE
- -----------                                                                          ------------
     10.22++++   Purchase Agreement (AWA 99) between Hewlett Packard and Digital
                 Systems International, Inc. dated March 1, 1995...................
     10.23++++   Development, Testing & Demo Agreement (A10E2) between Hewlett
                 Packard and Digital Systems International, Inc. dated April 25,
                 1995..............................................................
     10.24++++   MOSAIX Project Agreement (AW855) between Hewlett Packard and
                 Digital Systems International, Inc. dated October 30, 1995........
    X10.25       Shareholders Agreement, dated October 14, 1996 (included as Annex
                 II to the Proxy Statement/Prospectus).............................
    X10.26       ViewStar Corporation Amended 1986 Incentive Stock Plan and form of agreement thereunder..............................................
    X10.27       ViewStar Corporation Amended 1994 Stock Plan, as amended, and form of agreement thereunder...........................................
    X10.28       ViewStar Corporation 1996 Incentive Stock Plan....................
    X10.29       Sublease Agreement between the ASK Group, Inc. and ViewStar
                 Corporation, dated October 8, 1993, for ViewStar's facility located at 1101 Marina Village Parkway, Alameda, California.......
    X10.30       Promissory Note issued by Kamran Kheirolomoom to ViewStar
                 Corporation dated July 2, 1996....................................
    X10.31       Executive Employment Agreement, dated October 14, 1996, between
                 Kamran Kheirolomoom and Digital Systems International, Inc. ......
    X10.32       Executive Employment Agreement, dated October 14, 1996, between
                 Robert I. Pender, Jr. and Digital Systems International, Inc. ....
    X10.33       Executive Employment Agreement, dated October 14, 1996, between
                 Gayle A. Crowell and Digital Systems International, Inc. .........
     13.1++++    Digital Systems International, Inc. Annual Report to Shareholders
                 for the year ended December 31, 1995..............................
    X21.1        List of subsidiaries of Digital Systems International, Inc. ......
    X23.1        Consent of KPMG Peat Marwick LLP (contained on page II-6
                 hereto)...........................................................
    X23.2        Consent of KPMG Peat Marwick LLP (contained on page II-8
                 hereto)...........................................................
    X23.3        Consent of Dain Bosworth..........................................
    X23.4        Consent of Perkins Coie (contained in the opinion filed as Exhibit
                 5.1 hereto).......................................................
    X24.1        Power of Attorney (contained on signature page)...................
    X27.1        Financial Data Schedule...........................................


- ---------------


X       Filed herewith.
*       Incorporated by reference from exhibits filed in connection with the Registrant's
        Registration Statement on Form S-1 (Registration No. 33-34561) filed with the
        Securities and Exchange Commission on April 26, 1990, as amended.
**      Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1990.
***     Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1992.
****    Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1994.
*****   Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K/A for the year ended December 31, 1994.

++      Incorporated by reference from exhibits filed in connection with the Registrant's
        Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
++++    Incorporated by reference from exhibits filed in connection with the Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1995.